Exhibit 4.6

EXECUTION VERSION

AMENDMENT NO. 2 TO
CREDIT AGREEMENT

AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of February 14, 2024 (this “Amendment”), by and among OATLY INC., a Delaware corporation (the “U.S. Borrower”), OATLY AB, a limited liability company organized under the laws of Sweden (the “Swedish Borrower” and, together the U.S. Borrower, the “Borrowers”), OATLY GROUP AB (PUBL) (“Parent”), Cereal Base CEBA AB, (“Holdings”), the Guarantors party hereto and the Lenders party hereto.

WHEREAS, reference is made to that certain Credit Agreement, dated as of April 18, 2023 (as amended pursuant to that certain Amendment No. 1 to Credit Agreement, dated as of May 22, 2023 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Original Credit Agreement”, and as amended pursuant to this Amendment, the “Credit Agreement”), among OATLY GROUP AB (PUBL), a limited liability company organized under the laws of Sweden (“Parent”), CEREAL BASE CEBA AB, a limited liability company organized under the laws of Sweden (“Holdings”) OATLY INC., a Delaware corporation (the “U.S. Borrower”), OATLY AB, a limited liability company organized under the laws of Sweden (the “Swedish Borrower” and, together the U.S. Borrower, the “Borrowers”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and the Administrative Agent and the Security Agent.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other valuable consideration, the parties hereto hereby agree as follows:

Section 1.
Definitions. Each capitalized term used herein and not otherwise defined in this Amendment shall be defined in accordance with the Credit Agreement, unless as otherwise indicated or the context otherwise requires.
Section 2.
Amendments to Original Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 4 hereto, but effective as of the Amendment No. 2 Effective Date (as defined below),

(a) the Original Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Exhibit A hereto; and

(b) the form of the Compliance Certificate set forth in Exhibit C to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit B hereto.

Section 3.
Representations and Warranties. Each of the Borrowers represents and warrants to the Administrative Agent, the Security Agent and the Lenders that:

(a) This Amendment has been duly authorized, executed and delivered by each Borrower and this Amendment and the Credit Agreement constitute legal, valid and binding obligations of each Borrower and are enforceable against each Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Immediately after giving effect to this Amendment, the representations and warranties of the Borrowers and each other Loan Party contained in Article V of the Credit Agreement, are

Exhibit 4.6

true and correct in all material respects on and as of the Amendment No. 2 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

(c) Attached as Exhibit C hereto is an organization chart of Holdings and its Subsidiaries as of the Amendment No. 2 Effective Date.

(d) No Default or Event of Default has occurred and is continuing as of the date hereof.

(e) As of the Amendment No. 2 Effective Date, (x) the aggregate revenue of the Guarantors represents 95% of the consolidated revenues of the Group and (y) the aggregate assets of the Guarantors (in each case, calculated on an unconsolidated basis and excluding all goodwill, intra-group items and investments in Subsidiaries of any member of the Group) represents 99% of the consolidated gross assets of the Group, in each case calculated in accordance with the definition of Guarantor Coverage Requirement in the Credit Agreement.

Section 4.
Effectiveness.
4.1
Conditions Precedent. This Amendment shall become effective only upon the satisfaction (or waiver) of each of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Amendment No. 2 Effective Date”):
(i)
The Lead Lender shall have received executed counterparts of this Amendment from the U.S. Borrower, the Swedish Borrower, Parent, Holdings, the other Guarantors and the Lenders constituting the Required Lenders.
(ii)
Immediately after giving effect to this Amendment, the representations and warranties of the Borrowers and each other Loan Party contained in Article V of the Credit Agreement, are true and correct in all material respects on and as of the Amendment No. 2 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.
(iii)
The Administrative Agent and the Lead Lender shall have received customary resolutions for each of the Swedish Borrower, the Parent and each of the Loan Parties organized in the United States.
(iv)
The Borrowers shall have paid all reasonable and documented out-of-pocket fees, charges and disbursements due and payable under the Loan Documents on or prior to the Amendment No. 2 Effective Date, including all reasonable and documented out-of-pocket fees, charges and disbursements of Administrative Agent and the Lead Lender and counsel to the Lead Lender.
(v)
[Reserved].
(vi)
The Lead Lender shall have received executed counterparts of that certain Amendment No. 2 Fee Letter, dated as of the date hereof, by and among each of the Parent and the Lead Lender.
Section 5.
Post-Closing Actions
(i)
The Administrative Agent and the Lead Lender shall have received no later than the date falling 30 days after the Amendment No. 2 Effective Date (or such later date as the Administrative Agent

Exhibit 4.6

shall agree) (i) counterparts of a Perfection Certificate executed by each of the Borrowers and (ii) customary resolutions for each of the Loan Parties (other than of the Swedish Borrower, the Parent and each of the Loan Parties organized in the United States).
Section 6.
Miscellaneous.
6.1
Credit Agreement Unaffected.
(i)
Each reference that is made in the Original Credit Agreement or any Loan Document to “this Agreement” shall hereafter be construed as a reference to the Credit Agreement. Except as otherwise specifically provided herein, all provisions of the Original Credit Agreement shall remain in full force and effect and be unaffected hereby. This Amendment is a Loan Document.
(ii)
The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Original Credit Agreement or any Loan Document or constitute a waiver or amendment of any other provision of the Original Credit Agreement or any Loan Document (as amended hereby) except as and to the extent expressly set forth herein.
6.2
Reaffirmation. As of the Amendment No. 2 Effective Date, each Loan Party hereby acknowledges its receipt of a copy of this Amendment and its review of the terms and conditions hereof and consents to the terms and conditions of this Amendment and the transactions contemplated hereby. As of the Amendment No. 2 Effective Date, each Loan Party hereby (a) affirms and confirms the guarantees, pledges, grants of security interests and other undertakings under the Original Credit Agreement and the other Loan Documents of such Loan Party, and (b) agrees that (i) each Loan Document shall continue to be in full force and effect and (ii) all guarantees, pledges, grants of security interests and other undertakings thereunder shall continue to be in full force and effect, apply to the amendments of each Loan Document (as amended hereunder), and shall accrue to the benefit of the Secured Parties.
6.3
Counterparts. This Amendment may be executed in any number of counterparts, by different parties hereto in separate counterparts and by facsimile or other electronic signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar applicable state laws based on the Uniform Electronic Transactions Act.
6.4
Expenses. The Borrowers agree to pay all reasonably incurred and documented costs and expenses incurred by the Administrative Agent and the Lead Lender, respectively, in connection with the preparation, negotiation and execution of this Amendment, including, without limitation, the reasonable costs, fees, expenses and disbursements of the Administrative Agent’s legal counsel and the Lead Lender’s legal counsel.
6.5
Severability. Any term or provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment, and the effect thereof shall be confined to the term or provision so held to be invalid or unenforceable.

Exhibit 4.6

6.6
Entire Agreement. This Amendment is specifically limited to the matters expressly set forth herein. This Amendment and all other instruments, agreements and documents executed and delivered in connection with this Amendment embody the final, entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the matters covered by this Amendment, and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto relating to the subject matter hereof or any other subject matter relating to the Credit Agreement.
6.7
Governing Law; Submission to Jurisdiction, Venue. The rights and obligations of all parties hereto shall be governed by the laws of the State of New York. The provisions of Section 10.15 of the Original Credit Agreement apply to this Amendment, mutatis mutandis.
6.8
JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE PARTIES HERETO, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AMENDMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE INCREMENTAL TRANSACTIONS RELATED THERETO.
6.9
Bail-in. The provisions of Section 10.24 of the Original Credit Agreement apply to this Amendment, mutatis mutandis.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first written above.

THE BORROWERS:

OATLY AB

By: /s/ Marie-José David

Name: Marie-José David

OATLY INC.

By: /s/ Kevin Purwanta

Name: Kevin Purwanta

THE GUARANTORS:

OATLY GROUP AB (PUBL), as Parent

By: /s/ Marie-José David

Name: Marie-José David

CEREAL BASE CEBA AB, as Holdings

By: /s/ Marie-José David

Name: Marie-José David

OATLY SWEDEN OPERATIONS & SUPPLY AB, as a Guarantor

By: /s/ Marie-José David

Name: Marie-José David

OATLY EMEA AB, as a Guarantor

By: /s/ Marie-José David

Name: Marie-José David

HAVREKÄRNAN AB, as a Guarantor

By: /s/ Marie-José David

Name: Marie-José David

HAVREHUSET FASTIGHETER AB, as a Guarantor

By: /s/ Simon Broadbent

Name: Simon Broadbent

OATLY UK LIMITED, as a Guarantor

By: /s/ Giuseppe Lombardo

Name: Giuseppe Lombardo

OATLY UK OPERATIONS AND SUPPLY LIMITED, as a Guarantor

By: /s/ Giuseppe Lombardo

Name: Giuseppe Lombardo

OATLY US INC., as a Guarantor

By: /s/ Kevin Purwanta

Name: Kevin Purwanta

OATLY US OPERATIONS & SUPPLY INC., as a Guarantor

By: /s/ Kevin Purwanta

Name: Kevin Purwanta

OATLY GERMANY GMBH, as a Guarantor

By: /s/ Helge Weitz

Name: Helge Weitz

OATLY HONG KONG HOLDING LIMITED, as a Guarantor

By: /s/ David Zhang (Chun Zhang)

Name: David Zhang (Chun Zhang)

By: /s/ Jenny Wei (Jing Wei)

Name: Jenny Wei (Jing Wei)

OATLY NETHERLANDS OPERATIONS & SUPPLY B.V., as a Guarantor

By: /s/ Douwe Hilbrand Braakman

Name: Douwe Hilbrand Braakman

OATLY NETHERLANDS B.V., as a Guarantor

By: /s/ Christiaan Pieter van Doornik

Name: Christiaan Pieter van Doornik

OATLY PTE. LTD., as a Guarantor

By: /s/ Giuseppe Lombardo

Name: Giuseppe Lombardo

By: /s/ Juan Carlos Sapina

Name: Juan Carlos Sapina

OATLY SINGAPORE OPERATIONS & SUPPLY PTE. LTD., as a Guarantor

By: /s/ Simon Broadbent

Name: Simon Broadbent

By: /s/ Giuseppe Lombardo

Name: Giuseppe Lombardo

OATLY APAC PTE. LTD., as a Guarantor

By: /s/ Giuseppe Lombardo

Name: Giuseppe Lombardo

By: /s/ Juan Carlos Sapina

Name: Juan Carlos Sapina

THE LENDERS:

SPECIALTY CREDIT FACILITY II ON MM, LLC, as Lender

By: /s/ Jesse Dorigo

Name: Jesse Dorigo

Title: Authorized Signatory

SILVER POINT SPECIALTY CREDIT III MASTER FUND, L.P., as Lender

By Silver Point Specialty Credit Fund III Management, LLC as its investment manager

By: /s/ Jesse Dorigo

Name: Jesse Dorigo

Title: Authorized Signatory

SOFA FACILITY HOLDINGS, LLC, as Lender

By: /s/ Jesse Dorigo

Name: Jesse Dorigo

Title: Authorized Signatory

SILVER POINT LOAN FUNDING, LLC, as Lender

By: Silver Point Loan Funding Management, LLC as its investment manager

By: /s/ Jesse Dorigo

Name: Jesse Dorigo

Title: Authorized Signatory

SILVER STAR FACILITY, LLC, as Lender

By: /s/ Jesse Dorigo

Name: Jesse Dorigo

Title: Authorized Signatory

ROBINS BROOK HOLDINGS III, LLC, as Lender

By: /s/ Jesse Dorigo

Name: Jesse Dorigo

Title: Authorized Signatory

Exhibit A

Amendments to Original Credit Agreement

(see attached)

Exhibit B

Form of Compliance Certificate

(see attached)

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ____________, 20__

To:

J.P. MORGAN SE

Attn: Tristan Rozea, Client Processing Specialist
500 Stanton Christiana Road, NCC5, Floor 1

Newark, DE 19713-2107
Tel: [***]
Email: [***]

Reference is hereby made to that certain Credit Agreement, dated as of April 18, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among OATLY GROUP AB (PUBL), a limited liability company organized under the laws of Sweden with registered number 559081-1989 (“Parent”), OATLY INC., a Delaware limited liability company (the “U.S. Borrower”), OATLY AB, a limited liability company organized under the laws of Sweden with registered number 556446-1043 (the “Swedish Borrower” and, together the U.S. Borrower, the “Borrowers”), each lender from time to time party thereto, J.P. MORGAN SE, as Administrative Agent and WILMINGTON TRUST (LONDON) LIMITED as Security Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Each of the undersigned Responsible Officers hereby certifies as of the date hereof, solely in such Person’s capacity as a Responsible Officer of Parent, and not in such Person’s personal or individual capacity and without personal liability, that he/she is the [●] of Parent, and that, as such, he/she is authorized to execute and deliver this compliance certificate (this “Certificate”) to the Administrative Agent on the behalf of Parent, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. [Attached hereto as Schedule 1 are the year-end audited consolidated financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year ended as of the above date, together with the opinion of an independent registered public accounting firm required by such section.] [The year-end audited consolidated financial statements required by Section 6.01(a) of the Credit Agreement have been made publicly available on Parent’s website in accordance with the Listing Rules.]

[Use following paragraph 1 for first, second and third fiscal quarter financial statements]

1. [Attached hereto as Schedule 1 are the quarterly financial statements required by Section 6.01(c) of the Credit Agreement for the fiscal quarter ended as of the above date.] [The quarterly financial statements required by Section 6.01(c) of the Credit Agreement has been made publicly available on Parent’s website in accordance with the Listing Rules.]

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a review of the activities of Parent during such fiscal period.

[select one:]

[To the knowledge of the undersigned no Default has occurred and is continuing.]

--or--

[The following is a list of each Default that has occurred and is continuing and its nature and status:]

3. [Attached hereto as Schedule 2E are reasonably detailed calculations showing Excess Cash Flow for the fiscal year ended [_____].]

4. The calculations of Consolidated EBITDA, Europe & International EBITDA, Liquidity and the Total Net Leverage Ratio set forth on Schedule 2 attached here are true and accurate in all material respects on and as of the date of this Certificate.

5. [The Guarantor Coverage [has] [has not] been satisfied on and as of the date of this Certificate.]

IN WITNESS WHEREOF, each of the undersigned, solely in such Person’s capacity as a Responsible Officer of Parent, and not in such Person’s personal or individual capacity and without personal liability, has executed this Certificate as of ___________________, __________.

For and on behalf of:

OATLY GROUP AB (PUBL)

By:
Name:
Title:

By:
Name:
Title:

For the Fiscal Quarter/ Year ended ____________________ (“Statement Date”)

SCHEDULE 2A
to the Compliance Certificate
($ in 000’s)

Minimum EBITDA
1. Consolidated operating profit of the Group before taxation	$

2. before deducting any items accounted for as financial expenses under the Accounting Principles (other than any interest expenses of any Capitalized Lease Obligations) whether paid, payable or capitalized by any member of the Group (calculated on a consolidated basis) in respect of that Test Period;

$

3. not including any items accounted for as financial income under the Accounting Principles whether paid or payable to or capitalized in favor of any member of the Group (calculated on a consolidated basis) in respect of that Test Period

$
4.
after adding back any non-cash amount attributable to the amortization, depreciation or impairment of assets of members of the Group (and taking no account of the reversal of any previous impairment charge made in that Test Period);
$
5. not including any accrued interest owing to any member of the Group;	$
6. before taking into account any Exceptional Items;	$
7.
before taking into account (i) any legal settlement costs relating to the class action securities lawsuits against the Company referred to as (A) In re Oatly Group AB Sec. Litig., CA No. 1:21-cv-06360-AKH (S.D.N.Y.) and (B) Hipple v. Oatly Group AB, et al., Index No. 151432/2022 (N.Y. Sup. Ct.) (Borrok, J.) required to be paid by the Group during the 2024 calendar year in an aggregate amount not exceeding $9,250,000 and (ii) any provision therefor, provided that the aggregate maximum amount excluded from Consolidated EBITDA for any Test Period pursuant to this clause (7) shall not exceed $9,250,000 in the aggregate;
$
8.
excluding any Facility Closure Costs; provided that (i) the aggregate amount excluded from Consolidated EBITDA pursuant to this clause (8) shall not exceed $50,000,000 in the aggregate for all Test Periods and (ii) if on or after January 1, 2024 but prior to December 31, 2024 the Loan Parties shall not have received cash consideration for Dispositions of Dallas-Fort Worth Facility Assets and Peterborough Facility
$

Assets in the aggregate amount of at least $20,000,000 (when aggregated with any cash proceeds received by the Loan Parties during the same period attributable to the return, cancellation or termination of any delivery, order, contract or other agreement relating to the Peterborough Facility and/or the Dallas-Fort Worth Facility), then with respect to the Test Period ending on or about December 31, 2024 and any Test Period ending thereafter, only 50% of the applicable Facility Closure Costs may be excluded from Consolidated EBITDA for each such Test Period pursuant to this clause (8);

9.
before deducting any Transaction Costs (other than any costs relating to any reorganization permitted by the Loan Documents); provided that the aggregate amount excluded from Consolidated EBITDA pursuant to this clause (9) shall not exceed $20,000,000 in the aggregate for all Test Periods;
$
10. after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;	$
11. plus or minus the Group’s share of the profits or losses (after finance costs and tax) of non-Group entities;	$
12. before taking into account any unrealized gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);	$
13.
before taking into account any non-cash gain or loss arising from an upward or downward revaluation of any other asset or on a disposal of any asset (not being a disposal made in the ordinary course of trading);
$
14. before taking into account any pension items (“Pension Items”);	$
15. after adding back (to the extent otherwise deducted) any provisions or costs relating to any share option or incentive schemes of the Group; and	$
16. excluding the charge to profit represented by the expensing of stock options,	$
in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation and in each case for that Test Period.

Consolidated EBITDA	$

SCHEDULE 2B
to the Compliance Certificate
($ in 000’s)

Minimum Liquidity
A. Unrestricted Cash held by the Loan Parties at such time	$
plus

B. Available undrawn Sustainable Revolving Credit Facility Commitments (which, for the avoidance of doubt, shall include for purposes of such calculation (i) the amount of such Sustainable Revolving Credit Facility Commitments that are not permitted to be drawn as a result of the RCF Draw-Stop and (ii) available undrawn Ancillary Commitments (as such term is defined in the Sustainable Revolving Credit Facility Agreement) to the extent relating to an Ancillary Facility (as such term is defined in the Sustainable Revolving Credit Facility Agreement) which is (x) a committed facility and (y) not a facility that is the subject of a borrowing base or similar mechanic that limits or conditions the amount permitted to be drawn thereunder, and may be utilized by way of cash loans).

$
Liquidity	$

SCHEDULE 2C
to the Compliance Certificate
($ in 000’s)

Minimum Europe & International EBITDA

A. Consolidated EBITDA attributable solely to the Europe & International Group (for the avoidance of doubt eliminating Consolidated EBITDA attributable to Subsidiaries that are not in the Europe & International Group)

$
Minus

B. Any corporate overhead, headquarters and other similar costs which are excluded from the Group’s ‘Europe & International’ EBITDA in accordance with the Accounting Principles as applied in the financial model relating to the Group dated December 7, 2023

$
Europe & International EBITDA	$

SCHEDULE 2D

to the Compliance Certificate
($ in 000’s)

I. Total Net Leverage Ratio.
A. Consolidated EBITDA	$
B. Consolidated Funded Indebtedness (less Unrestricted Cash):
Consolidated Funded Indebtedness of the Borrower Parties on the last day of the most recently ended Test Period prior to such date	$
Minus
the Unrestricted Cash of the Borrower Parties as of the last day of the most recently ended Test Period prior to such date such aggregate amount not to exceed $25,000,000	$
Consolidated Funded Indebtedness (less Unrestricted Cash)	$
C. Total Net Leverage Ratio:
Consolidated Funded Indebtedness (less Unrestricted Cash)	$
Divided by
The greater of (x) Consolidated EBITDA and (y) zero	$
Total Net Leverage Ratio:	: 1.00

SCHEDULE 2E

to the Compliance Certificate ($ in 000’s)

Excess Cash Flow Calculation: For the fiscal year ended [__] of Parent:

1. Consolidated Net Income of Parent and its Restricted Subsidiaries for such Excess Cash Flow Period:

(a) all net after-tax extraordinary, nonrecurring, exceptional or unusual gains, losses, expenses and charges, and in any event including, without limitation, all restructuring, severance, relocation, retention and completion bonuses or payments, consolidation, integration or other similar charges and expenses, contract termination costs, system establishment charges, charitable donations, integration costs, conversion costs, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments, settlements or modifications to pension and post-retirement employee benefit plans in connection with the Transactions or any acquisition or Permitted Investment, expenses associated with strategic initiatives, facilities shutdown and opening costs, and any fees, expenses, charges or change in control payments related to the Transactions or any acquisition or Permitted Investment (including any transition-related expenses (including retention or transaction-related bonuses or payments) incurred before, on or after the Closing Date), shall be excluded;

$

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with IFRS;

$

(c) effects of adjustments (including the effects of such adjustments pushed down to Parent and the Subsidiaries) in such Person’s consolidated financial statements pursuant to IFRS (including in the property and equipment, software, goodwill, intangible assets, deferred revenue and debt line

$

items thereof) resulting from the application of recapitalization accounting, fair value accounting or purchase accounting, as the case may be, in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof (including any write-off of in process research and development), net of taxes, shall be excluded;

(d) any net after-tax income, loss, expense or charge from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

$

(e) any net after-tax gains, loss, expense or charge attributable to business dispositions and asset dispositions, including the sale or other disposition of any Equity Interests of any Person, other than in the ordinary course of business (as determined in good faith by such Person, shall be excluded;

$

(f) the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Parent’s or any Restricted Subsidiary’s equity in the Net Income of such Person shall be included in the Consolidated Net Income of Parent or such Restricted Subsidiary up to the aggregate amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to Parent or a Restricted Subsidiary in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (g) below);

$

(g) without duplication of provisions under clause (c) of the first paragraph of Section 7.05 of the Credit Agreement with respect to cash dividends or returns on Investments, the Net Income for such period of any Restricted Subsidiary (other than any Borrower or any Subsidiary Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of Parent will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Parent or any of its Restricted Subsidiaries in respect of such period, to the extent not already included therein (subject, in the case of a dividend to another Restricted Subsidiary (other than the Borrowers or a Guarantor), to the limitation contained in this clause (g));

$

(h) (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Contracts and the application of Accounting Standards Codification 815 (Derivatives and Hedging) or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Swap Contracts, (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments and all deferred financing costs written off or amortized and premiums paid or other expenses incurred directly in connection therewith, shall be excluded;

$

(i) any goodwill or impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to IFRS, the amortization of intangibles arising pursuant to IFRS, shall be excluded;

$

(j) any expenses, charges or losses or loss of profits that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, to the extent actually reimbursed, or, so long as Parent has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

$

(k) to the extent covered by insurance and actually reimbursed, or, so long as Parent has made a determination that a reasonable basis exists that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses or loss of profits with respect to liability or casualty events or business interruption shall be excluded;

$

(l) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management or other holders, direct or indirect, of Equity Interests of Parent or any of its Restricted Subsidiaries, shall be excluded;

$

(m) any income (loss) attributable to deferred compensation plans or trusts and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the revaluation of any benefit plan obligation shall be excluded;

$
(n) proceeds from any business interruption insurance to the extent not already included in Consolidated Net Income, shall be included;	$
(o) the amount of any expense to the extent a corresponding amount is received in cash by Parent and the Restricted Subsidiaries from a Person other	$

than Parent or any Restricted Subsidiaries; provided such amount received has not been included in determining Consolidated Net Income, shall be excluded (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(p) cash and non-cash charges, paid or accrued, and gains resulting from the application of IFRS 3 – Business Combinations (including with respect to earn-outs incurred by Parent or any of its Restricted Subsidiaries) shall be excluded;

$

(q) all (i) losses, charges and expenses related to the Transactions actually paid in cash within 90 days of the Closing Date, (ii) transaction fees, costs and expenses incurred in connection with the consummation of any equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the Incurrence, modification or repayment of indebtedness permitted to be Incurred hereunder (including any Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions, and (iii) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period will be excluded;

$

(r) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

$
(s) all discounts, commissions, fees and other charges (including interest expense) associated with any Receivables Financing will be excluded;	$

(t) cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for

$

that period or any prior period subsequent to the Closing Date, will be included;
Consolidated Net Income of Parent and its Restricted Subsidiaries:	$
minus

2. The sum, without duplication (in each case, for the Swedish Borrower and the Restricted Subsidiaries on a consolidated basis but in the case of any amounts below excluding any such amounts that are already deducted pursuant to Section 2.05(b)(i)(B) of the Credit Agreement in the calculation of any mandatory prepayment obligation under Section 2.05(b)(i) of the Credit Agreement for such Excess Cash Flow Period), of:

(a) cash repayments, prepayments, repurchases, redemptions and other cash payments made with respect to the principal of any Indebtedness (including principal representing capitalized interest) or the principal component of any Capitalized Lease Obligations of such Person or any of its Restricted Subsidiaries during such period and, at the option of the Swedish Borrower, after such period but prior to the date a mandatory prepayment is due and payable for such period pursuant to Section 2.05(b)(i) of the Credit Agreement (excluding voluntary and mandatory prepayments of Term Loans, but including all premium, make-whole or penalty payments paid in cash (to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments are not otherwise prohibited under the Credit Agreement) and all cash repayments with respect to revolving Indebtedness to the extent accompanied by a corresponding reduction in commitments;

$

(b) (A) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of capital expenditures, acquisitions of intellectual property, acquisitions, Investments (except for Investments in cash or Cash Equivalents and Investments in Parent or any Restricted Subsidiaries) and Restricted Payments (excluding Restricted Payments and Permitted Investments among Parent and its Restricted Subsidiaries), other than to the extent such prepayments are funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and (B) at the option of the Swedish Borrower, cash payments that such Person

$

or any of its Restricted Subsidiaries has committed, budgeted or planned to make or is required to make in respect of capital expenditures, acquisitions of intellectual property, acquisitions and Investments (except for Investments in cash or Cash Equivalents and Investments in Parent or any Restricted Subsidiaries) (excluding Permitted Investments among Parent and its Restricted Subsidiaries) within 365 days after the end of such period; provided that amounts described in this clause (B) will not reduce Excess Cash Flow in subsequent periods, and, to the extent not paid, will increase Excess Cash Flow in the subsequent period;

(c) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of Taxes, to the extent such payments exceed the amount of Tax expense deducted in calculating such Consolidated Net Income, other than to the extent such prepayments are funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness);

$
(d) [reserved];	$

(e) all cash payments and other cash expenditures made by such Person or any of its Restricted Subsidiaries during such period (A) with respect to items that were excluded in the calculation of such Consolidated Net Income pursuant to clauses (a) through (t) of the definition of “Consolidated Net Income” or (B) that were not expensed during such period in accordance with IFRS;

$

(f) all non-cash credits included in calculating such Consolidated Net Income (including insured or indemnified losses referred to in clauses (j) and (q)) of the definition of “Consolidated Net Income” to the extent not reimbursed in cash during such period);

$

(g) an amount equal to the increase in the Working Capital of such Person during such period (measured as the excess, if any, of Working Capital at the end of such Excess Cash Flow Period minus Working Capital at the beginning of such Excess Cash Flow Period) (other than any such increases contemplated by this clause (g) that are directly attributable to acquisitions of a Person or business unit by the

$

Swedish Borrower and its Restricted Subsidiaries during such period), if any;

(h) cash payments made in satisfaction of noncurrent liabilities (excluding payments of Indebtedness for borrowed money) not made directly or indirectly using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period;

$

(i) to the extent not deducted in arriving at Consolidated Net Income, cash fees, expenses and purchase price adjustments incurred in connection with the Transactions, any acquisition consummated prior to the Closing Date or any Permitted Investment (except for Investments in cash or Cash Equivalents and intercompany Investments), Equity Issuance or debt issuance (whether or not consummated) and any Restricted Payment (excluding Restricted Payments and Permitted Investments among Parent and its Restricted Subsidiaries) made to pay any of the foregoing incurred by the Swedish Borrower;

$
(j) the amount of cash payments made in respect of pensions and other postemployment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income;	$
(k) solely to the extent not already deducted in calculating Consolidated Net Income, the amount of any unfinanced cash payments made in respect of management incentive payments; and	$

(l) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of items for which an accrual or reserve was established in a prior period, in each case to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income;

$
plus
3. the sum, without duplication (in each case, for the Borrowers and the Restricted Subsidiaries on a consolidated basis), of:

(a) all non-cash charges, losses and expenses (including, without limitation, Taxes) of such Person or any of its Restricted Subsidiaries that were deducted in calculating such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period); plus

$

(b) an amount equal to the decrease in Working Capital of such Person during such period (measured as the excess, if any, of Working Capital at the beginning of such Excess Cash Flow Period minus Working Capital at the end of such Excess Cash Flow Period) (other than any such decreases contemplated by this clause (ii) that are directly attributable to acquisitions of a Person or business unit by the Swedish Borrower and its Restricted Subsidiaries during such period); plus

$

(c) all amounts referred to in clauses (2)(a) and (2)(b) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (other than proceeds of revolving loans, unless such proceeds of revolving loans are used to prepay revolving loans).

$
Total Excess Cash Flow (1. minus 2. plus 3.):	$

Exhibit C

Organization Chart

(see attached)

EXHIBIT A TO AMEMDMENT NO. 2

INCORPORATING AMENDMENT No.1 DATED AS OF MAY 22, 2023; and

AMENDMENT No. 2 DATED AS OF FEBRUARY 14, 2024;

CREDIT AGREEMENT

Dated as of April 18, 2023

among

Oatly Group AB (publ),

as Parent,

Cereal Base CEBA AB,

as Holdings,

Oatly Inc.,

as U.S. Borrower,

Oatly AB,

as Swedish Borrower,

J.P. Morgan SE,

as Administrative Agent,

Wilmington Trust (London) Limited

as Security Agent,

Silver Point Finance, LLC.,

as Syndication Agent and Lead Lender

The Other Lenders Party Hereto,

AND

J.P. Morgan SE,

as Sole and Exclusive Lead Arranger and Sole and Exclusive Physical Bookrunner

AND

BNP Paribas Securities Corp,

Cooperative Rabobank U.A.

Nordea Bank Abp, filial i Sverige,

as Joint Lead Arrangers for the Term Facility

Exhibit 4.6

TABLE OF CONTENTS

i

Exhibit 4.6

Exhibit 4.6

Exhibit 4.6

Exhibit 4.6

SCHEDULES

1.01(f) Closing Date Collateral Documents
1.13 Agreed Security Principles
1.14 Guarantor Provisions

2.01 Commitments and Pro Rata Shares

5.12 Subsidiaries and Other Equity Investments

5.25 Compliance with Food and Drug Laws

5.26 Material Jurisdictions
6.16 Post-Closing Undertakings

7.01 Closing Date Indebtedness.

7.02 Closing Date Liens

7.05 Closing Date Investments

10.02 Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1 Committed Loan Notice

B-1 Term Note

C Compliance Certificate

D-1 Assignment and Assumption

D-2 Administrative Questionnaire

E Intercreditor Agreement

F Solvency Certificate

G Prepayment Notice

H-1 U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

H-2 U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

H-3 U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

H-4 U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

v

Exhibit 4.6

This CREDIT AGREEMENT is entered into as of April 18, 2023, among OATLY GROUP AB (PUBL), a limited liability company organized under the laws of Sweden with registered number 559081-1989 (“Parent”), Cereal Base CEBA AB, a limited liability company organized under the laws of Sweden with registered number 556482-2988 (“Holdings”), Oatly Inc., a Delaware corporation (the “U.S. Borrower”), Oatly AB, a limited liability company organized under the laws of Sweden with registered number 556446-1043 (the “Swedish Borrower” and, together the U.S. Borrower, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), J.P. MORGAN SE, as Administrative Agent, Wilmington Trust (London) Limited, as Security Agent and SILVER POINT FINANCE, LLC., as Syndication Agent and Lead Lender.

PRELIMINARY STATEMENTS

The Borrowers have requested that, upon the satisfaction in full (or waiver) of the conditions precedent set forth in the applicable provisions of Article IV below, the applicable Lenders (and such Lenders hereby have so agreed) make Initial Term Loans (as defined herein) in Dollars to the Borrowers in an aggregate principal amount of $130,000,000 the proceeds of which will be used (x) for working capital and general corporate purposes, including acquisitions, capital expenditures, the refinancing of existing Indebtedness (as defined herein) and for any other purpose not prohibited hereunder, (y) to pay Transaction Costs (as hereinafter defined) and (z) as additional cash on the balance sheet of the Borrowers and their Restricted Subsidiaries.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
Definitions and Accounting Terms

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Bank” means:

(a) the Original Lenders (as defined in the Sustainable Revolving Credit Facility as of the Closing Date), an Affiliate of any Original Lender (as defined in the Sustainable Revolving Credit Facility as of the Closing Date), the Agent (as defined in the Sustainable Revolving Credit Facility as of the Closing Date) or the Security Agent;

(b) a bank or financial institution which has a rating for its long-term unsecured and non-credit enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investors Service Limited or a comparable rating from an internationally recognized credit rating agency; or

(c) any other bank or financial institution approved by the Administrative Agent; provided that for purposes of this definition, any bank or other financial institution approved by the Agent (as defined in the Sustainable Revolving Credit Facility) under the Sustainable Revolving Credit Facility for purposes of the definition of “Acceptable Bank” as defined therein shall be automatically deemed approved by the Administrative Agent for purposes of this definition.

“Accepting Lender” has the meaning specified in Section 10.01.

“Accounting Principles” means, in relation to any member of the Group incorporated in Sweden, IFRS or the accounting principles applicable to it in Sweden (including IFRS (if applicable)) and, in relation to any other member of the Group, accounting principles, standards and practices in its jurisdiction of incorporation (including IFRS, if applicable).

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted

Subsidiary of, such specified Person and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Business Day” means any day specified as such in the applicable Reference Rate Terms.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to the Daily Simple SOFR provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR” means, for any Interest Period, an interest rate per annum equal to Term SOFR for such Interest Period; provided that if Adjusted Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor.

“Administrative Agent” means JPMorgan, acting through such of its Affiliates or branches as it may designate, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Agent Fee Letter” means that certain Agency Fee Letter, dated February 6, 2023 by and among Parent and JPMorgan, as Administrative Agent.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided that, solely for the purposes of Section 6.18, “Affiliate” shall also include any Person (a “Material Equityholder”) that owns Equity Interests representing at least 5% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” shall have the meaning specified in Section 6.18(a).

“Agent-Related Distress Event” means, with respect to the Administrative Agent, the Security Agent or any Person that directly or indirectly controls the Administrative Agent or the Security Agent (each, a “Distressed Agent-Related Person”), a voluntary or involuntary case with respect to such Distressed Agent-Related Person under any Debtor Relief Law is commenced, or a custodian, conservator, receiver or similar official is appointed for such Distressed Agent-Related Person or any substantial part of such Distressed Agent-Related Person’s assets, or such Distressed Agent-Related Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Agent-Related Person to be, insolvent or bankrupt; provided, that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in the Administrative Agent or any Person that directly or indirectly controls the Administrative Agent by a Governmental Authority or an instrumentality thereof.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agents” means, collectively, the Administrative Agent, the Security Agent, the Arrangers and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Security Principles” means the agreed security principles set forth on Schedule 1.13.

“Agreement” means this credit agreement.

“Agreement Currency” has the meaning specified in Section 10.23.

“All-in Yield” means, with respect to any Indebtedness, the yield of such Indebtedness, whether in the form of fixed interest rate, margin, OID, upfront fees, index floors (but only to the extent that an increase in the interest rate floor with respect to such Indebtedness or Tranche of Loans, as the case may be, would cause an increase in the interest rate then in effect at the time of determination) or otherwise, in each case payable by the borrower thereunder generally to lenders, provided that OID and upfront fees shall be equated to the fixed interest rate or margin assuming a four-year life to maturity, and shall include arrangement fees, structuring fees, syndication fees, ticking fees, commitment fees, unused line fees, underwriting fees and any amendment and similar fees (regardless of whether paid in whole or in part to the relevant lenders) and excluding the effect of any fluctuation in Term SOFR or the Base Rate.

“Amendment No. 2” means that certain Amendment No. 2 to Credit Agreement, dated as of February 14, 2024, by and among the Borrowers and the Lenders party thereto.

“Amendment No. 2 Effective Date” means February 14, 2024.

“Anti-Boycott Regulations” has the meaning specified in Section 1.18(a).

“Anti-Corruption Laws” shall have the meaning set forth in Section 5.20.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 5.21.

[***] “Applicable Rate” means with respect to the Initial Term Loans a percentage per annum equal to, 7.50% per annum for SOFR Loans and 6.50% per annum for Base Rate Loans.

“Appropriate Lender” means, at any time (a) with respect to the Initial Term Facility, a Lender that has a Commitment with respect to such Facility or holds an Initial Term Loan at such time, (b) with respect to any New Term Facility, a Lender that holds a New Term Loan at such time and (c) with respect to any Specified Refinancing Debt, a Lender that holds Specified Refinancing Term Loans or Specified Refinancing Revolving Loans.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means, collectively, (i) JPMorgan, in its capacity as sole and exclusive lead arranger and sole and exclusive physical bookrunner for the Term Facility and (ii) BNP Paribas Securities Corp, Cooperative Rabobank U.A. and Nordea Bank Abp, filial i Sverige.

“Asset Sale” means:

(a) the sale, conveyance, transfer or other Disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of Parent or any Restricted Subsidiary (excluding any issuance or sale of Equity Interests of any of Parent or any of its Restricted Subsidiaries other than as provided in clause (b) below), or

(b) the issuance or sale of Equity Interests (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 7.01 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable Law) of any Restricted Subsidiary (whether in a single transaction or a series of related transactions),

(each of the foregoing referred to in this definition as a “Disposition”).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a) a sale, exchange or other disposition of (i) cash or Cash Equivalents (other than current assets that were Cash Equivalents when the original investment in such assets was made and which thereafter fail to satisfy the definition of “Cash Equivalents”), or (ii) of obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets in the ordinary course of business, or dispositions of property no longer (x) used or useful or (y) economically practicable or commercially desirable, in each case, to maintain in the conduct of the business of the Borrowers and the Restricted Subsidiaries (taken as a whole) (including allowing any such property constituting registrations or any applications for registration of any intellectual property to lapse or become abandoned), in an aggregate amount not to exceed $5,000,000 in any fiscal year, in each case, in the ordinary course of business;

(b) a sale, exchange, return, transfer or other disposition of any purchased equipment or assets for Fair Market Value, in each case, (i) back to the original vendor of such equipment or assets within 180 days of receipt of the equipment or assets and (ii) in the ordinary course of business;

(c) any Restricted Payment that is permitted to be made, and is made, pursuant to Section 7.05 (including pursuant to any exceptions provided for in the definition of “Restricted Payment”) or any Permitted Investment (other than pursuant to clause (5) thereof);

(d) any Disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value for all such Dispositions under this clause (d) during the term of this Agreement of less than or equal to the greater of (x) $5,000,000 and (y) 10.0% of Four Quarter Consolidated EBITDA;

(e) any transfer or Disposition of property or assets or issuance or sale of Equity Interests (i) between or among Loan Parties or (ii) between or among Restricted Subsidiaries that are not Loan Parties;

(f) the creation of any Lien permitted under this Agreement;

(g) [***]

(h) the sale, lease, assignment or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets (other than Material Intellectual Property) held for sale in the ordinary course of business or the conversion of accounts receivable and related assets to notes receivable or Investments permitted hereunder or dispositions of accounts receivable and related assets in connection with the collection or compromise thereof, in each case, other than the discounting or factoring of receivables for receivables financing purposes;

(i) the sale, lease, assignment, license, sublicense or sublease of any personal property (other than Material Intellectual Property) in the ordinary course of business and which does not materially interfere with the business of the Parent, the Borrowers and their Subsidiaries;

(j) a sale, assignment or other transfer of Receivables Assets, or participations therein, to any Third Party in a Qualified Receivables Factoring or Qualified Receivables Financing permitted under Section 7.01(x);

(k) the sale of the U.S. Borrower’s manufacturing facilities in Ogden, Utah and Dallas-Fort Worth, Texas to Ya YA Foods USA LLC identified in, and sold in accordance with, that certain asset purchase agreement, dated as of December 30, 2022, by and among the U.S. Borrower, Oatly US Operations & Supply Inc., Ya YA Foods USA LLC and Aseptic Beverage Holdings LP (as originally in effect);

(l) any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value than the exchanged assets, as determined in good faith by Swedish Borrower, in an aggregate amount not to exceed $1,000,000 in any fiscal year;

(m) (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property (including the provision of software under an open source license), other intellectual property rights or other general intangibles in the ordinary course of business of the Borrowers and the Restricted Subsidiaries of Parent;

(n) [***]

(o) the surrender or waiver of obligations of trade creditors or customers, accounts receivable or other contract rights of any kind, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or collection compromise, settlement, release or surrender of accounts receivable, a contract, tort or other litigation claim, arbitration or other disputes;

(p) Dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to casualty events and (except for purposes of calculating Net Cash Proceeds of any Asset Sale under the second and third paragraphs of Section 7.04) Dispositions necessary or advisable (as determined by the Swedish Borrower in good faith) in order to consummate any acquisition of, or permitted investment in, any Person, business or assets;

(q) Dispositions of Investments (including Equity Interests) in Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements or rights of first refusal between the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements;

(r) to the extent allowable under Section 1031 of the Code (or comparable provision of Law of any foreign jurisdiction and, in each case, any successor provision), any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(s) the issuance of directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable Law;

(t) Dispositions of any assets located in, at or on, or otherwise relating to, (i) the Group’s discontinued Peterborough Facility (including any real property, machinery, equipment and vehicles located in, at or on, or otherwise relating to, the Peterborough Facility (such assets, the “Peterborough Facility Assets”)) or (ii) the Group’s discontinued Dallas-Fort Worth Facility (including any real property, machinery, equipment and vehicles located in, at or on, or otherwise relating to, the Dallas-Fort Worth Facility (such assets, the “Dallas Fort-Worth Facility Assets”)); provided that, in each case (A) as of the Amendment No. 2 Effective Date, such assets were used (or were previously planned to be used) in the operation of the Peterborough Facility or the Dallas-Fort Worth Facility, as applicable; (B) such assets were either located in, at or on the Peterborough Facility or the Dallas-Fort Worth Facility, or stored in, or in transit to, a separate warehouse or other storage facility, in each case as of the Amendment No. 2 Effective Date; (C) from and after the Amendment No. 2 Effective Date, the Borrower and its Subsidiaries shall not transfer any assets material to the business of the Group to the Peterborough Facility or the Dallas-Fort Worth Facility; (D) any such Disposition is contractually committed to by the Group on or prior to September 30, 2025 and shall have been consummated on or prior to December 31, 2025; (E) no Event of Default shall have occurred and be continuing or shall result therefrom; (F) (1) at least 85% of the consideration therefor shall be in the form of cash and (2) 100% of the consideration therefor shall be in the form of either cash or deferred cash consideration; (G) such Disposition shall be made for Fair Market Value; and (H) the proceeds of such Disposition shall be received by a Loan Party and used solely for the working capital purposes of the Loan Parties;

(u) [reserved];

(v) a sale, distribution or other disposition of Non-Core Assets held by the Borrowers or any Restricted Subsidiary of Parent;

(w) other than any Dispositions provided for in clause (p), Dispositions required to be made to comply with the order of any Governmental Authority or applicable Law;

(x) samples, provided to customers or prospective customers; and

(y) Parent and any Restricted Subsidiary may (x) convert any intercompany Indebtedness between Parent and any Restricted Subsidiary to Equity Interests of the debtor company issued to the creditor company, as long as such Indebtedness would initially have been permitted hereunder in the form of an equity Investment in the debtor company by the creditor company; (y) settle, discount, write off, forgive or cancel any such intercompany Indebtedness or other obligation owing by Parent or any Restricted Subsidiary and (z) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees of Parent or any Restricted Subsidiary or any of their successors or assigns.

For the avoidance of doubt, the unwinding of Cash Management Services and Swap Contracts shall be deemed not to constitute an Asset Sale.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D‑1, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.04(c).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Account” means a deposit account, money-market or other similar account (whether, in any case, time or demand or interest or non-interest bearing) or securities account.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in Base Rate due to a change in the Prime Rate, the NYFRB Rate or the

Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If Base Rate is being used as an alternate rate of interest (for the avoidance of doubt, only until the Benchmark Replacement has been determined), then Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. Notwithstanding the foregoing, if Base Rate as determined pursuant to the foregoing would be less than 3.50%, such rate shall be deemed to be 3.50% for purposes of this Agreement.

“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Basel III” means (i) the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (ii) the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated and any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect Term SOFR, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.04(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Adjusted Daily Simple SOFR; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers, sole member or managing member or other governing body of such entity, or in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.

“Borrowers” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Parties” means the collective reference to Parent and the Restricted Subsidiaries of Parent, and “Borrower Party” means any one of them.

“Borrowing” means a Term Borrowing.

“Business Day” means:

(1) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City and Stockholm; and

(2) if such day relates to any interest rate settings as to a SOFR Loan, any fundings, disbursements, settlements and payments in respect of any such SOFR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such SOFR Loan, means any U.S. Government Securities Business Day.

“Capital Stock” means:

(1) in the case of a corporation or company, corporate stock or share capital;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” means at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with IFRS; provided that, (i) all obligations that are or would have been treated as operating leases for purposes of IFRS on December 31, 2018 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with IFRS (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to the Loan Documents and (ii) any lease (whether such lease is in existence as of December 31, 2018 or entered into thereafter) that would constitute a capital lease in conformity with IFRS as in effect on December 31, 2018 (assuming for purposes hereof that any such future leases were in existence on December 31, 2018) shall be considered capital leases (without giving effect to the adoption or effectiveness of any changes in, or changes in the application of, IFRS after December 31, 2018 with respect thereto), and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith and the effects of FASB ASC 840 and FASB ASC 842 shall be disregarded.

“Captive Insurance Company” means a Wholly Owned Subsidiary of Parent created solely for providing self-insurance for Parent and its Restricted Subsidiaries and engaging in no other activities other than activities ancillary thereto and necessary for the maintenance of corporate existence.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of Parent plus the aggregate net cash proceeds received by Parent from the issuance or sale of Equity Interests of Parent (other than Excluded Contributions), including such Equity Interests issued upon exercise of warrants or options, and in each case contributed to the Swedish Borrower and designated as a “Cash Contribution Amount” as described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) Dollars, Canadian Dollars, Japanese Yen, Pounds Sterling, Euros, SEK, the national currency of any member state of the European Union and any other currency held by Parent or any of the Restricted Subsidiaries in the ordinary course of business;

(2) securities issued or directly guaranteed or insured by the government of the United States, the United Kingdom or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3) money market deposits, certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding two years, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000 in the case of domestic banks or $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with any financial institution or securities dealers of recognized national standing meeting the qualifications specified in clause (3) above;

(5) commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of the Borrowers) rated at least “A-2” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within two years after the date of acquisition;

(6) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s, S&P or Fitch (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “A-2” or “P-2” from either S&P, Moody’s or Fitch (or reasonably equivalent ratings of another internationally recognized ratings agency);

(8) investment funds investing substantially all of their assets in investments of the types described in clauses (1) through (7) above and (9) and (10) below;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency);

(10) solely with respect to any Captive Insurance Company, any investment that a Captive Insurance Company is not prohibited to make in accordance with applicable law; and

(11) in the case of investments by Parent or any of its Restricted Subsidiaries or investments made in a country outside the United States of America, other investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (10) customarily utilized in the countries where such Person is located or in which such investment is made and other short-term investments utilized by Parent or the Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (10) and this clause (11).

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services to Parent, the Borrowers or any Restricted Subsidiary.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default); automated clearing house transactions, treasury and/or cash management services, including, without limitation, treasury, depository, overdraft, credit, purchasing or debit card, non-card e-payables services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft facilities, automatic clearing house fund transfer services, return items and interstate depository network services, other demand deposit or operating account relationships), foreign exchange facilities, deposit and other accounts and merchant services.

“Casualty Event” means any event that gives rise to the receipt by Parent or any Restricted Subsidiary of any casualty insurance proceeds or condemnation awards or that gives rise to a taking by a Governmental Authority in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CFC” means any direct or indirect subsidiary of the U.S. Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, which is owned (within the meaning of Section 958(a) of the Code) by any subsidiary of the Parent that is a “United States shareholder” within the meaning of Section 951(b) of the Code.

Notwithstanding the foregoing, a CFC shall not include any non-U.S. subsidiary of the Parent (or a successor of such non-U.S. subsidiary) that is not a CFC as of the Closing Date.

“CFC Holdco” means any direct or indirect subsidiary substantially all the assets of which consist of equity interests (or equity interests and indebtedness) in one or more CFCs or in one or more CFC Holdcos.

A “Change of Control” will be deemed to occur if:

(a) at any time: (1) any Person or (2) Persons constituting a “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), in each case, other than any Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act), directly or indirectly, of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent; or

(b) at any time Verlinvest, directly and/or indirectly through its Equity Interests in Nativus or in any other Person or group, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act)of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent; or

(c) at any time China Resources, directly and/or indirectly through its Equity Interests in Nativus or in any other Person or group, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act) of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent; or

(d) at any time any other Person that is a holder of Equity Interests in Nativus from time to time (other than Verlinvest or China Resources), directly and/or indirectly through its Equity Interests in Nativus or in any other Person or group, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act) of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent; or

(e) Holdings ceases to be a direct Wholly Owned Subsidiary of Parent; or

(f) any Borrower ceases to be a direct or indirect Wholly Owned Subsidiary of Parent; or

(g) the Swedish Borrower ceases to be a direct Wholly Owned Subsidiary of Holdings.

“China Resources” mean China Resources Company Limited together with its Affiliates (other than any portfolio company thereof).

“Clean-up Period” means, in respect of any acquisition permitted by this Agreement, the period commencing on the closing date for such acquisition and ending on (and including) the date that is 45 days after such closing date or on such other date agreed by the Required Lenders.

“Closing Date” means April 18, 2023.

“Closing Date Collateral Documents” means those certain Collateral Documents required to be delivered on the Closing Date pursuant to Schedule 1.01(f).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Collateral” means all of the “Collateral” (or similar term) referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of (i) the Security Agent for the benefit of the Secured Parties and/or (ii) the Secured Parties in their capacities as such (or any of them) to the extent required by applicable Law; provided that (i) under no circumstances shall Collateral include Excluded Property and (ii) at all times, Collateral shall include Material Intellectual Property.

“Collateral and Guarantee Requirement” shall mean, subject to Perfection Exceptions, the requirement that (in each case, solely with respect to Loan Parties not organized in the United States or assets not located in the United States, subject to the Agreed Security Principles):

(a) on the Closing Date, the Security Agent shall have received from the Parent, Holdings, each Borrower, each UK Subsidiary, each U.S. Subsidiary and each Swedish Subsidiary of the Swedish Borrower a counterpart of the Guarantee and each Closing Date Collateral Document that such Person is required to be a party to pursuant to Schedule 1.01(f), in each case, duly executed and delivered on behalf of such person;

(b) on the Closing Date, (i) all outstanding Equity Interests of Holdings directly owned by the Parent shall have been pledged pursuant to the applicable Closing Date Collateral Document, (ii) all outstanding Equity Interests of each Borrower directly owned by Holdings or the Swedish Borrower, as applicable, shall have been pledged pursuant to the applicable Closing Date Collateral Document, (iii) all outstanding Equity Interests of each Swedish Subsidiary directly owned by the Swedish Borrower shall have been pledged pursuant to the applicable Closing Date Collateral Documents, and (iv) the Security Agent shall have received certificates or other instruments (if any) representing such Equity Interests or a copy of the shareholders’ register evidencing such Equity Interests, as applicable, in each case required to be delivered pursuant to the applicable Collateral Document, together with, in each case subject to Section 6.16, stock powers or other instruments of transfer (if any) with respect thereto endorsed in blank (to the extent applicable);

(c) on or within thirty (30) days following the Closing Date (or such later date as the Administrative Agent together with the Required Lenders may agree in their reasonable discretion), (i) the Security Agent shall have received from each Dutch Subsidiary, German Subsidiary, Hong Kong Subsidiary and Singapore Subsidiary a counterpart of a joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, to the Guaranty and each Collateral Document that such Person is required to be a party to pursuant to Schedule 6.16, in each case, duly executed and delivered on behalf of such person and (ii) the Guarantor Coverage Requirement shall have been satisfied and each Material Company shall have become a Guarantor;

(d) the Guarantor Coverage Requirement shall have been satisfied and each Material Company shall be a Guarantor on each date of the delivery of the financial statements referred to in Section 6.01(a) (commencing with the fiscal year ending December 31, 2023), in each case, by Parent and the Borrowers causing such other Restricted Subsidiaries of Parent (as the Swedish Borrower may select in its sole discretion) to become Loan Parties; provided that if on each such date, the Guarantor Coverage Requirement is not satisfied, within thirty (30) days of such date, each Material Company and such other members of the Group as are required to cause the Guarantor Coverage Requirement (calculated as if such Subsidiaries had been Loan Parties on the date set forth above) to be satisfied shall become Loan Parties; provided that, if the Guarantor Coverage Requirement is satisfied within such time period, no Default, Event of Default or other breach of the Loan Documents shall arise in respect thereof;

(e) in the case of any person that becomes a Material Company after the Closing Date, the Security Agent shall have received a supplement or counterpart to the Guaranty and such new Collateral Documents or supplements to the Collateral Documents in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent and the Required Lenders, in each case, duly executed and delivered on behalf of such Material Company;

(f) after the Closing Date, (x) all outstanding Equity Interests of any person that becomes a Loan Party after the Closing Date that are directly owned by a Loan Party and (y) all Equity Interests directly acquired by a Loan Party after the Closing Date, other than Excluded Property, shall have been pledged pursuant to the applicable Collateral Document, together with stock powers or other instruments of transfer (if any) with respect thereto endorsed in blank (to the extent applicable);

(g) except as otherwise contemplated by this Agreement or any Collateral Document, all documents and instruments, including Uniform Commercial Code financing statements (or similar financing statements in other jurisdictions) (except for separate fixture filings which shall only be required to be filed to the extent the applicable Mortgage cannot serve as a fixture filing under applicable law in the applicable jurisdiction), and filings with the United States Copyright Office and the United States Patent and Trademark Office or such similar office in any other Material Jurisdiction, and all other actions reasonably requested by the Administrative Agent or the Required Lenders (including those required by applicable requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Collateral Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, shall have been delivered, filed, registered or recorded or delivered to the Security Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Collateral Document;

(h) within the time periods set forth in Section 6.12 with respect to Material Real Property required to be encumbered by a Mortgage pursuant to said Section 6.12, the Security Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each such Material Real Property duly executed and delivered by the record owner of such Material Real Property and suitable for recording or filing in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and enforceable Lien subject to no other Liens except Permitted Liens, at the time of recordation thereof, (ii) fully paid American Land Title Association Lender’s title insurance policies or a marked up unconditional binder for such insurance (the “Mortgage Policies”), including copies of all documents referred to therein, in form and substance reasonably requested by the Administrative Agent, with endorsements reasonably requested by the Administrative Agent; provided such endorsements are available in the applicable jurisdictions at commercially reasonable rates; and provided further that in jurisdictions in which zoning endorsements are not available at commercially reasonable rates, the Administrative Agent shall accept zoning letters or zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such Mortgage Policies in amounts reasonably acceptable to the Administrative Agent (not to exceed the Fair Market Value of the underlying real property covered thereby and subject to any tie-in coverage available), issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent, (iii) surveys, ExpressMaps, Zip Maps, other aerial surveys or similar products in form sufficiently acceptable to the title insurer in order to issue the Mortgage Policies addressed to the Security Agent, deliver the endorsements referenced above to such Mortgage Policies and remove the standard survey exceptions from the Mortgage Policies as reasonably requested by the Administrative Agent, (iv) Phase I environmental site assessment reports if and to the extent already in existence and in the possession of the Borrowers, (v)(i) customary opinions of local counsel to the Loan Parties in jurisdictions where the real property subject to a Mortgage is located, with respect to the enforceability of such Mortgage, in form and substance reasonably satisfactory to the Administrative Agent and (ii) customary opinions of local counsel to the Loan Parties with respect to the due authorization, execution and delivery of the Mortgage only to the extent such opinions can be provided by the same local counsel issuing the opinions in clause (v)(i), (vi) a “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination showing whether any improvements located on the real property subject to a Mortgage are located in a “special flood hazard area” as designated by the Federal Emergency Management Agency or any successor agency and (vii) evidence regarding recording and payment of fees, insurance premiums and taxes as the Administrative Agent may reasonably request;

(i) evidence of the insurance required by the terms of Section 6.07 hereof delivered within the time periods set forth on Schedule 6.16;

(j) after the Closing Date, the Security Agent shall have received (i) such other Collateral Documents as may be required to be delivered pursuant to Section 6.12 or Section 6.14 or any Collateral Agreement and (ii) upon reasonable request by any Agent, evidence of compliance with any other requirements of Section 6.12 or Section 6.14;

(k) each Loan Party shall cause the Lien on Material Intellectual Property securing the Obligations to at all times constitute a first priority perfected Lien; and

(l) all Bank Accounts of the Loan Parties (other than bank accounts that constitute Exempt Accounts) shall be subject to a first priority perfected Lien in favor of the Security Agent in accordance with, and subject to, Section 6.15; it being understood and agreed that security interests over Bank Accounts located outside of the United States and the Netherlands shall be subject to the Agreed Securities Principles.

Notwithstanding the foregoing (i) Subsidiary Guarantors not organized in the United States shall be subject to the Agreed Security Principles and (ii) at all times beginning thirty (30) days following the Closing Date (or if later within thirty (30) days following their acquisition or incorporation by the Group) the following Subsidiaries of the Parent shall constitute Guarantors at all times: all Swedish Subsidiaries, Dutch Subsidiaries, German Subsidiaries, Hong Kong Subsidiaries and Singapore Subsidiaries (in each case, other than any Subsidiary formed or acquired after the date hereof that is a bona fide joint venture with a third party not affiliated with the Borrower).

“Collateral Documents” means, collectively, the Closing Date Collateral Documents, security agreements, pledge agreements or other similar agreements delivered to the Security Agent pursuant to Section 6.12, Section 6.14 or Section 6.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of (i) the Security Agent for the benefit of the Secured Parties and/or (ii) the Secured Parties in their capacities as such (or any of them) to the extent required by applicable Law.

“COMI Regulation” has the meaning specified in Section 5.24.

“Commitment” means a Term Commitment.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of SOFR Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1 or such other form as may be agreed by the Borrowers and the Administrative Agent (including any form on an electronic platform or electronic transmission system).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et. seq.), as amended from time to time, and any successor statute.

“Company Competitor” means any Person that competes with the business of the Borrowers and their Subsidiaries from time to time.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or such other form as may be agreed between the Borrowers and the Administrative Agent.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Swedish Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Swedish Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, without duplication, the cash interest expense (including that attributable to any Capitalized Lease Obligation), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof); excluding, in each case:

(i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(ii) interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Obligations or other derivative instruments,

(iii) costs associated with incurring or terminating Swap Contracts and cash costs associated with breakage in respect of hedging agreements for interest rates,

(iv) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any non-recourse Indebtedness,

(v) “additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions,

(vii) penalties and interest relating to Taxes,

(viii) accretion or accrual of discounted liabilities not constituting Indebtedness,

(ix) [reserved],

(x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions, any acquisition or Investment, and

(xii) annual agency fees paid to any trustees, administrative agents, security agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto).

For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS.

“Consolidated Current Assets” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all assets of such Person and its Restricted Subsidiaries on a consolidated basis that, in accordance with IFRS, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person and its Restricted Subsidiaries on a consolidated basis, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with IFRS, but excluding (i) cash, (ii) Cash Equivalents, (iii) Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person, (iv) deferred financing fees, (v) amounts related to current or deferred taxes (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments) (so long as the items described in clauses (iv) and (v) are non-cash items) and (vi) in the event that a Qualified Receivables Factoring or Qualified Receivables Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the receivables and other related assets subject to such Qualified Receivables Factoring or Qualified Receivables Financing, as applicable, minus (y) collection by such Person against the amounts sold pursuant to clause (x).

“Consolidated Current Liabilities” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all liabilities in accordance with IFRS that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding (a) the current portion of Indebtedness (including the Swap Termination Value of any Swap Contracts) to the extent reflected as a liability on the consolidated balance sheet of such Person, (b) the current portion of interest, (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) deferred revenue, (f) escrow account balances, (g) the current portion of pension liabilities, (h) liabilities in respect of unpaid earn-outs, (i) amounts related to derivative financial instruments and assets held for sale and (j) any letter of credit obligations, swing line loans or revolving loans under any revolving credit facility.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization or write-off of intangibles and non-cash organization costs and of deferred financing fees or costs, of such Person, including the amortization of deferred financing fees or costs for such period on a consolidated basis and otherwise determined in accordance with IFRS and the amortization of OID resulting from the issuance of indebtedness at less than par, and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, in respect of any Test Period, the consolidated operating profit of the Group before taxation:

(a) before deducting any items accounted for as financial expenses under the Accounting Principles (other than any interest expenses of any Capitalized Lease Obligations) whether paid, payable or capitalized by any member of the Group (calculated on a consolidated basis) in respect of that Test Period;

(b) not including any items accounted for as financial income under the Accounting Principles whether paid or payable to or capitalized in favor of any member of the Group (calculated on a consolidated basis) in respect of that Test Period;

(c) after adding back any non-cash amount attributable to the amortization, depreciation or impairment of assets of members of the Group (and taking no account of the reversal of any previous impairment charge made in that Test Period);

(d) not including any accrued interest owing to any member of the Group;

(e) before taking into account any Exceptional Items;

(f) before taking into account (i) any legal settlement costs relating to the class action securities lawsuits against the Company referred to as (A) In re Oatly Group AB Sec. Litig., CA No. 1:21-cv-06360-AKH (S.D.N.Y.) and (B) Hipple v. Oatly Group AB, et al., Index No. 151432/2022 (N.Y. Sup. Ct.) (Borrok, J.) required to be paid by the Group during the 2024 calendar year in an aggregate amount not exceeding $9,250,000 and (ii) any provision therefor, provided that the aggregate maximum amount excluded from Consolidated EBITDA for any Test Period pursuant to this clause (f) shall not exceed $9,250,000 in the aggregate;

(g) excluding any Facility Closure Costs; provided that (i) the aggregate amount excluded from Consolidated EBITDA pursuant to this clause (g) shall not exceed $50,000,000 in the aggregate for all Test Periods and (ii) if on or after January 1, 2024 but prior to December 31, 2024 the Loan Parties shall not have received cash consideration for Dispositions of Dallas-Fort Worth Facility Assets and Peterborough Facility Assets in the aggregate amount of at least $20,000,000 (when aggregated with any cash proceeds received by the Loan Parties during the same period attributable to the return, cancellation or termination of any delivery, order, contract or other agreement relating to the Peterborough Facility and/or the Dallas-Fort Worth Facility), then with respect to the Test Period ending on or about December 31, 2024 and any Test Period ending thereafter, only 50% of the applicable Facility Closure Costs may be excluded from Consolidated EBITDA for each such Test Period pursuant to this clause (g);

(h) [reserved];

(i) before deducting any Transaction Costs; provided that the aggregate amount excluded from Consolidated EBITDA pursuant to this clause (i) shall not exceed $20,000,000 in the aggregate for all Test Periods (other than any costs relating to any reorganization permitted by the Loan Documents);

(j) after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests;

(k) plus or minus the Group’s share of the profits or losses (after finance costs and tax) of non-Group entities;

(l) before taking into account any unrealized gains or losses on any derivative instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(m) before taking into account any non-cash gain or loss arising from an upward or downward revaluation of any other asset or on a disposal of any asset (not being a disposal made in the ordinary course of trading);

(n) before taking into account any pension items (“Pension Items”);

(o) after adding back (to the extent otherwise deducted) any provisions or costs relating to any share option or incentive schemes of the Group; and

(p) excluding the charge to profit represented by the expensing of stock options,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining operating profits of the Group before taxation and in each case for that Test Period;

provided that, notwithstanding the foregoing, the aggregate amount of all Exceptional Items and Pension Items increasing Consolidated EBITDA for any Test Period, together with the aggregate amount of Pro Forma Adjustments increasing Consolidated EBITDA for such Test Period shall not exceed the greater of (A) SEK 100,000,000 (or its equivalent in other currencies) and (B) 15% of Consolidated EBITDA for such Test Period (measured after giving effect to such adjustments).

“Consolidated Funded First Lien Indebtedness” means Consolidated Funded Indebtedness of Parent and its Restricted Subsidiaries that are Loan Parties that (x) is secured by a Lien on the Collateral on an equal priority basis (without regard to the control of remedies) with the Liens on the Collateral securing the Obligations or (y) constitutes the Obligations.

“Consolidated Funded Indebtedness” means all Indebtedness of the type described in clause (a)(i), (a)(ii) (but excluding surety bonds, performance bonds or other similar instruments), (a)(iii), (a)(iv), (a)(vi), (b) (in respect of Indebtedness of the type described in clause (a)(i), (a)(ii) (but excluding Indebtedness constituting surety bonds, performance bonds or other similar instruments), (a)(iii), (a)(iv), (a)(vi) and (f) of the definition of “Indebtedness”) and (f) of the definition of “Indebtedness”, of a Person and its Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with IFRS (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization accounting or purchase accounting in connection with any acquisition or any other investment permitted hereunder or for any other purpose and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments); provided that Consolidated Funded Indebtedness shall exclude (i) obligations in respect of letters of credit, bank guarantees or other similar documentary credits and similar instruments, in each case, except to the extent of unreimbursed amounts thereunder for three Business Days after such amounts are drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted) and (ii) any Indebtedness in the form of shareholder debt that is subordinated in right of payment to the Obligations under the Intercreditor Agreement as Subordinated Liabilities or otherwise on terms satisfactory to the Administrative Agent and the Required Lenders or otherwise to the satisfaction of the Administrative Agent and the Required Lenders. For

the avoidance of doubt, it is understood that obligations under Swap Contracts, Cash Management Agreements and any Receivables Financing shall not constitute Consolidated Funded Indebtedness.

“Consolidated Funded Senior Secured Indebtedness” means Consolidated Funded Indebtedness of Parent and its Restricted Subsidiaries that are Loan Parties that is secured by a Lien on the Collateral.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with IFRS; provided, however, that, without duplication:

(a) all net after-tax extraordinary, nonrecurring, exceptional or unusual gains, losses, expenses and charges, and in any event including, without limitation, all restructuring, severance, relocation, retention and completion bonuses or payments, consolidation, integration or other similar charges and expenses, contract termination costs, system establishment charges, charitable donations, integration costs, conversion costs, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments, settlements or modifications to pension and post-retirement employee benefit plans in connection with the Transactions or any acquisition or Permitted Investment, expenses associated with strategic initiatives, facilities shutdown and opening costs, and any fees, expenses, charges or change in control payments related to the Transactions or any acquisition or Permitted Investment (including any transition-related expenses (including retention or transaction-related bonuses or payments) incurred before, on or after the Closing Date), shall be excluded;

(b) the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with IFRS;

(c) effects of adjustments (including the effects of such adjustments pushed down to Parent and the Subsidiaries) in such Person’s consolidated financial statements pursuant to IFRS (including in the property and equipment, software, goodwill, intangible assets, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting, fair value accounting or purchase accounting, as the case may be, in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof (including any write-off of in process research and development), net of taxes, shall be excluded;

(d) any net after-tax income, loss, expense or charge from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(e) any net after-tax gains, loss, expense or charge attributable to business dispositions and asset dispositions, including the sale or other disposition of any Equity Interests of any Person, other than in the ordinary course of business (as determined in good faith by such Person, shall be excluded;

(f) the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Parent’s or any Restricted Subsidiary’s equity in the Net Income of such Person shall be included in the Consolidated Net Income of Parent or such Restricted Subsidiary up to the aggregate amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to Parent or a Restricted Subsidiary in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (g) below);

(g) solely for the purpose of determining Retained Excess Cash Flow, and without duplication of provisions under clause (c) of the first paragraph of Section 7.05 with respect to cash dividends or returns on Investments, the Net Income for such period of any Restricted Subsidiary (other than any Borrower or any Subsidiary Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of Parent will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Parent or any of its Restricted Subsidiaries in respect of such period, to the extent not already included therein (subject, in the case of a dividend to another Restricted Subsidiary (other than the Borrowers or a Guarantor), to the limitation contained in this clause (g));

(h) (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Swap Contracts and the application of Accounting Standards Codification 815 (Derivatives and Hedging) or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Swap Contracts, (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness (including the net loss or gain (A) resulting from Swap Contracts for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses, and (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Swap Contracts or (C) other derivative instruments and all deferred financing costs written off or amortized and premiums paid or other expenses incurred directly in connection therewith, shall be excluded;

(i) any goodwill or impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to IFRS, the amortization of intangibles arising pursuant to IFRS, shall be excluded;

(j) any expenses, charges or losses or loss of profits that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as Parent has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(k) to the extent covered by insurance and actually reimbursed, or, so long as Parent has made a determination that a reasonable basis exists that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses or loss of profits with respect to liability or casualty events or business interruption shall be excluded;

(l) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management or other holders, direct or indirect, of Equity Interests of Parent or any of its Restricted Subsidiaries, shall be excluded;

(m) any income (loss) attributable to deferred compensation plans or trusts and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the revaluation of any benefit plan obligation shall be excluded;

(n) proceeds from any business interruption insurance to the extent not already included in Consolidated Net Income, shall be included;

(o) the amount of any expense to the extent a corresponding amount is received in cash by Parent and the Restricted Subsidiaries from a Person other than Parent or any Restricted Subsidiaries; provided such amount received has not been included in determining Consolidated Net Income, shall be excluded (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(p) cash and non-cash charges, paid or accrued, and gains resulting from the application of IFRS 3 – Business Combinations (including with respect to earn-outs incurred by Parent or any of its Restricted Subsidiaries) shall be excluded;

(q) all (i) losses, charges and expenses related to the Transactions actually paid in cash within 90 days of the Closing Date, (ii) transaction fees, costs and expenses incurred in connection with the consummation of any equity issuances, investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the Incurrence, modification or repayment of indebtedness permitted to be Incurred hereunder (including any Refinancing Indebtedness in respect thereof) or any amendments, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions, and (iii) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period will be excluded;

(r) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

(s) all discounts, commissions, fees and other charges (including interest expense) associated with any Receivables Financing will be excluded; and

(t) cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Closing Date, will be included;

provided that the Swedish Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (a) through (t) above if any such item individually is less than $1,000,000 in any fiscal quarter.

“Consolidated Total Assets” means the total consolidated assets of Parent and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of Parent and its Restricted Subsidiaries and computed in accordance with IFRS.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Borrowers in an aggregate principal amount not greater than 100% of the aggregate amount of (i) cash contributions (other than Excluded Contributions) made to the capital of Parent, the Borrowers or any Subsidiary Guarantor (other than from Parent or a Restricted Subsidiary) plus, without duplication, (ii) the aggregate net cash proceeds received by Parent, a Borrower or a Subsidiary Guarantor from the issuance or sale of Equity Interests of Parent, any Borrower or a Subsidiary Guarantor (other than to Parent or a Restricted Subsidiary) (other than Excluded Contributions), including such Equity Interests issued upon exercise of warrants or options, in each case, (x) received by a Loan Party after the Closing Date and designated as a Cash Contribution Amount pursuant to a certificate signed by a Responsible Officer of Parent and (y) other than any cash proceeds constituting Excluded Equity or any other cash proceeds that function to augment or build capacity to incur any other Indebtedness or make any Restricted Payment hereunder.

“Control Agreement” means an agreement, in form and substance satisfactory to the Administrative Agent and the Required Lenders acting reasonably, which provides for the Security Agent to have “control” (as defined in Section 9‑104 of the UCC of the State of New York or Section 8-106 of the UCC of the State of New York, as applicable) of Deposit Accounts or Securities Accounts, as applicable.

“Convertible Bonds” means the Parent’s (i) 9.25% Convertible Senior PIK Notes due 2028, issued pursuant to that certain Investment Agreement dated as of March 14, 2023 by and among Parent and certain purchasers thereof, (ii) 9.25% Convertible Senior PIK Notes due 2028, issued pursuant to that certain Subscription Agreement dated as of March 14, 2023 by and among Parent and certain purchasers thereof and (iii) 9.25% Convertible Senior PIK Notes due 2028, issued pursuant to that certain Investment Agreement dated as of May 9, 2023 by and among the Company and a certain purchaser thereof.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“CRD IV” means EU CRD IV and UK CRD IV.

“Credit Extension” means a Borrowing.

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to the sum of, for each Excess Cash Flow Period (commencing with the fiscal year ending December 31, 2024) and prior to such date of determination, (a) the product of (i) the Excess Cash Flow for such Excess Cash Flow Period multiplied by (ii) the difference of (x) 100% minus (y) the percentage applied to prepay the Term Loans with Excess Cash Flow pursuant to Section 2.05(b) for such Excess Cash Flow Period minus (b) the amount that is not required to be applied to the prepayment of Term Loans as a result of the application of Sections 2.05(b)(viii) or 2.05(b)(ix) for such Excess Cash Flow Period.

“Cure Expiration Date” has the meaning specified in Section 7.08(c)(i).

“Daily Rate” means the rate specified as such in the applicable Reference Rate Terms.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, a “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Days, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.

“Daily Sweep Accounts” means deposit accounts of the Loan Parties the aggregate principal balances of which are swept daily to one or more Bank Accounts located in the United States or the Netherlands which is, in each case, subject to a first priority perfected Lien in favor of the Security Agent in accordance with Section 6.15(a).

“Dallas-Fort Worth Facility” means the production facility of the Group located in Dallas-Fort Worth, Texas, United States.

“Dallas-Fort Worth Facility Assets” has the meaning specified in clause (t) of the definition of “Asset Sale”.

“De Minimis Accounts” means deposit accounts (other than Daily Sweep Accounts) the aggregate principal balances of which do not exceed $2,000,000 at any time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, UK Insolvency Act 1986, UK Enterprise Act 1986, UK Corporate Insolvency and Governance Act 2020, the Swedish Bankruptcy Act (Sw. Konkurslag (1987:672)), the Swedish Company Reorganisation Act (Sw. Lag om företagsrekonstruktion (2022:964)), the Swedish Companies Act (Sw. Aktiebolagslag (2005:551)) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, judicial management, reorganization, scheme of arrangement, restructuring, restructuring plan or similar debtor relief Laws of the United States, the United Kingdom, Sweden or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amounts” has the meaning specified in Section 2.05(c).

“Declining Lender” has the meaning specified in Section 2.05(c).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (after as well as before judgment), (a) with respect to any principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to SOFR Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that SOFR Loans may not be converted to, or continued as SOFR Loans pursuant thereto) and (b) with respect to any other amount, including overdue interest and fees, the interest rate applicable to Base Rate Loans that are Initial Term Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrowers or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, examiner, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any Equity Interest in that Lender or any direct or indirect parent company thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (y) the occurrence of any of the events described in clause (d)(i), (d)(ii) or (d)(iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrowers, each Lender. Notwithstanding the foregoing, in no event shall any Lender that has an Initial Term Loan Commitment (or any assignee thereof in connection with the primary syndication of the Initial Term Loan Commitments on or about the Closing Date) constitute a Defaulting Lender.

“Delaware LLC Division” shall mean the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act or a comparable provision of any other requirement of Law.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by Parent, the Borrowers or any of the Restricted Subsidiaries in connection with a Disposition made pursuant to Section 7.04(2)(c) that is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer of the Borrowers setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Parent (other than Excluded Equity), that is issued after the Closing Date for cash and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate of Parent, the cash proceeds of which are contributed to the capital of the Borrowers or any Subsidiary Guarantor (if issued by Parent) and excluded from the calculation set forth in clause (c) of the first paragraph of Section 7.05.

“Discretionary Guarantor” has the meaning set forth in the definition of “Excluded Subsidiary”.

“Disposition” or “Dispose” means the sale, transfer, license, lease, dedication to the public, permission to lapse, abandonment or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Capital Stock by a Restricted Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that “Disposition” and “Dispose” shall be deemed not to include any issuance by Parent of any of its Capital Stock to another Person.

“Disqualified Institution” means (a) each person identified in writing by Parent as a “Disqualified Institution” to (x) the Arrangers and the Lead Lender prior to the Closing Date or (y) the Administrative Agent and the Lead Lender from time to time after the Closing Date with the consent of each of the Administrative Agent and the Lead Lender (such consent not to be unreasonably withheld, conditioned or delayed), (b) any Company Competitor identified as such in writing by Parent to (x) the Arrangers prior to the Closing Date or (y) the Administrative Agent from time to time after the Closing Date and (c) as to any entity referenced in each of clause (a) and (b) above (the “Primary Disqualified Institution”), any of such Primary Disqualified Institution’s Affiliates readily identifiable as such by name or otherwise identified in writing to the Administrative Agent by Parent to (x) the Arrangers prior to the Closing Date or (y) the Administrative Agent from time to time after the Closing Date, but excluding any Affiliate that is primarily engaged in, or that advises funds, or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business (and not primarily engaged in investing in distressed or opportunistic decisions) and with respect to which the Primary Disqualified Institution does not (x) have access from such entity to non-public information relating to the Borrowers or any Person or that forms part of the Borrowers’ business (including their subsidiaries) or (y) directly or indirectly, possess the power to direct or cause the direction of such entity. For the purposes of clauses (a) and (b), such list shall be made available to the Administrative Agent pursuant to Section 10.02 and to any Lender Participant, prospective Lender or prospective Participant upon written request.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is puttable, redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than solely for Equity Interests excluding Disqualified Stock), pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that, in any case (and without limiting the characterization of such Equity Interests as Disqualified Stock), any purchase requirement triggered thereby may not become operative until compliance with, in the case of an asset sale, the provisions of Section 7.04 or, in the case of a change of control, the repayment in full of the Obligations (excluding contingent obligations) or consent by the Required Lenders to such change of control),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable (other than solely for Equity Interests excluding Disqualified Stock) at the option of the holder thereof, in whole or in part (other than as a result of a change of control or asset sale; provided that, in any case (and without limiting the characterization of such Equity Interests as Disqualified Stock), any purchase requirement triggered thereby may not become operative until compliance with, in the case of an asset sale, the provisions of Section 7.04 or, in the case of a change of control, the repayment in full of the Obligations (excluding contingent obligations) or consent by the Required Lenders to such change of control), in each case prior to the date that is 91 days after the Latest Maturity Date of the Term Loans at the time of issuance of the respective Disqualified Stock; provided that only the portion of Equity Interests that so mature or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any Plan for the benefit of employees of the Borrowers or its Subsidiaries or a direct or indirect parent of the Borrowers or by any such Plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrowers or its Subsidiaries or a direct or indirect parent of the Borrowers in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Disruption Event” means either or both of:

(1) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Term Loans (or otherwise in order for the transactions contemplated by the Loan Documents to be carried out) which disruption is not caused by, and is beyond the control of, any member of the Group or any party hereto (each a “Party”); or

(2) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of any Party preventing that, or any other party:

(i) from performing its payment obligations under the Loan Documents; or

(ii) from communicating with other Parties in accordance with the terms of the Loan Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dollar” and “$” mean lawful currency of the United States.

“Dollar Amount” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent, at such time on the basis of the Spot Rate for the purchase of Dollars with such other currency.

“Dutch Subsidiary” means any Subsidiary of Parent that is domiciled or incorporated in the Netherlands (or any province or territory thereof).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan and/or Commitments to such Person under Section 10.07(b)(iii)).

“Europe & International EBITDA” means, with respect to any Test Period, Consolidated EBITDA attributable solely to the Europe & International Group for such Test Period and eliminating (i) Consolidated EBITDA attributable to Subsidiaries that are not in the Europe & International Group and (ii) any corporate overhead, headquarters and other similar costs which are excluded from the Group’s ‘Europe & International’ EBITDA in accordance with the Accounting Principles as applied in the financial model relating to the Group dated December 7, 2023.

“Europe & International Group” means Parent and each Subsidiary of Parent that is domiciled or organized in any of the following jurisdictions: (i) the United Kingdom, (ii) any member state of the European Union, (iii) Norway, (iv) Switzerland, (v) Turkey, (vi) any country in Africa, (vii) any country in the Middle East, (viii) Australia, (ix) Singapore and (x) any jurisdiction, other than the United States, Canada, Greater China (including the People’s Republic of China, Hong Kong and Taiwan), where the Group may incorporate after the Amendment No. 2 Effective Date and report as part of its Europe & International group.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, Laws, including common law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or governmental restrictions relating to pollution, the protection of the environment, human health and safety (to the extent relating to exposure to Hazardous Materials), including those related to Hazardous Materials, air emissions and discharges to public pollution control systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Cure” has the meaning specified in Section 7.08(c)(i).

“Equity Cure Amount” has the meaning specified in Section 7.08(c)(i).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Capital Stock that arises only by reason of the happening of a contingency or any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Issuance” means any issuance by any Person to any other Person of (a) its Equity Interests for cash, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or a determination that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a notice of intent to terminate, or the treatment of a Plan or Multiemployer Plan amendment as a termination, under Section 4041 or 4041A of ERISA, respectively, (e) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) the determination that any Multiemployer Plan is considered a plan in “endangered”, “critical”, or “critical and declining” status within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (j) the conditions for the imposition of a Lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; or (k) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrowers or any Restricted Subsidiary.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EU CRD IV” means (i) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 (“CRR”) and (ii) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC (“CRD”).

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount, not less than zero, equal to:

(a) Consolidated Net Income of Parent and its Restricted Subsidiaries for such Excess Cash Flow Period, minus

(b) the sum, without duplication (in each case, for the Swedish Borrower and the Restricted Subsidiaries on a consolidated basis but in the case of any amounts below excluding any such amounts that are already deducted pursuant to Section 2.05(b)(i)(B) in the calculation of any mandatory prepayment obligation under Section 2.05(b)(i) for such Excess Cash Flow Period), of:

(i) cash repayments, prepayments, repurchases, redemptions and other cash payments made with respect to the principal of any Indebtedness (including principal representing capitalized interest) or the principal component of any Capitalized Lease Obligations of such Person or any of its Restricted Subsidiaries during such period and, at the option of the Swedish Borrower, after such period but prior to the date a mandatory prepayment is due and payable for such period pursuant to Section 2.05(b)(i) (excluding voluntary and mandatory prepayments of Term Loans, but including all premium, make-whole or penalty payments paid in cash (to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments are not otherwise prohibited under this Agreement) and all cash repayments with respect to revolving Indebtedness to the extent accompanied by a corresponding reduction in commitments;

(ii) (A) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of capital expenditures, acquisitions of intellectual property, acquisitions, Investments (except for Investments in cash or Cash Equivalents and Investments in Parent or any Restricted Subsidiaries) and Restricted Payments (excluding Restricted Payments and Permitted Investments among Parent and its Restricted Subsidiaries), other than to the extent such prepayments are funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness) and (B) at the option of the Swedish Borrower, cash payments that such Person or any of its Restricted Subsidiaries has committed, budgeted or planned to make or is required to make in respect of capital expenditures, acquisitions of intellectual property, acquisitions and Investments (except for Investments in cash or Cash Equivalents and Investments in Parent or any Restricted Subsidiaries) (excluding Permitted Investments among Parent and its Restricted Subsidiaries) within 365 days after the end of such period; provided that amounts described in this clause (B) will not reduce Excess Cash Flow in subsequent periods, and, to the extent not paid, will increase Excess Cash Flow in the subsequent period;

(iii) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of Taxes, to the extent such payments exceed the amount of Tax expense deducted in calculating such Consolidated Net Income, other than to the extent such prepayments are funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness);

(iv) [reserved];

(v) all cash payments and other cash expenditures made by such Person or any of its Restricted Subsidiaries during such period (A) with respect to items that were excluded in the calculation of such Consolidated Net Income pursuant to clauses (a) through (t) of the definition of “Consolidated Net Income” or (B) that were not expensed during such period in accordance with IFRS;

(vi) all non-cash credits included in calculating such Consolidated Net Income (including insured or indemnified losses referred to in clauses (j) and (q)) of the definition of “Consolidated Net Income” to the extent not reimbursed in cash during such period);

(vii) an amount equal to the increase in the Working Capital of such Person during such period (measured as the excess, if any, of Working Capital at the end of such Excess Cash Flow Period minus Working Capital at the beginning of such Excess Cash Flow Period) (other than any such increases contemplated by this clause (vii) that are directly attributable to acquisitions of a Person or business unit by the Swedish Borrower and its Restricted Subsidiaries during such period), if any;

(viii) cash payments made in satisfaction of noncurrent liabilities (excluding payments of Indebtedness for borrowed money) not made directly or indirectly using proceeds, payments or any other amounts available from events or circumstances that were not included in determining Consolidated Net Income during such period;

(ix) to the extent not deducted in arriving at Consolidated Net Income, cash fees, expenses and purchase price adjustments incurred in connection with the Transactions, any acquisition consummated prior to the Closing Date or any Permitted Investment (except for Investments in cash or Cash Equivalents and intercompany Investments), Equity Issuance or debt issuance (whether or not consummated) and any Restricted Payment (excluding Restricted Payments and Permitted Investments among Parent and its Restricted Subsidiaries) made to pay any of the foregoing incurred by the Swedish Borrower;

(x) the amount of cash payments made in respect of pensions and other postemployment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income;

(xi) solely to the extent not already deducted in calculating Consolidated Net Income, the amount of any unfinanced cash payments made in respect of management incentive payments; and

(xii) cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of items for which an accrual or reserve was established in a prior period, in each case to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income;

plus

(c) the sum, without duplication (in each case, for the Borrowers and the Restricted Subsidiaries on a consolidated basis), of:

(i) all non-cash charges, losses and expenses (including, without limitation, Taxes) of such Person or any of its Restricted Subsidiaries that were deducted in calculating such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period);

(ii) an amount equal to the decrease in Working Capital of such Person during such period (measured as the excess, if any, of Working Capital at the beginning of such Excess Cash Flow Period minus Working Capital at the end of such Excess Cash Flow Period) (other than any such decreases contemplated by this clause (ii) that are directly attributable to acquisitions of a Person or business unit by the Swedish Borrower and its Restricted Subsidiaries during such period); and

(iii) all amounts referred to in clauses (b)(i) and (b)(ii) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (other than proceeds of revolving loans, unless such proceeds of revolving loans are used to prepay revolving loans).

“Exceptional Items” means:

(1) any items of an unusual or non-recurring nature which represent gains or losses; and

(2) any Restructuring Costs.

“Excess Cash Flow Period” means any fiscal year of Parent, commencing with the fiscal year ending on December 31, 2024.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrowers (whether or not an Affiliate of the Administrative Agent), after consultation with the Administrative Agent, to act as an arranger in connection with any Permitted Debt Exchange pursuant to Section 2.19; provided that the Borrowers shall not designate the Administrative Agent as the Exchange Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Exchange Agent); provided, further, that neither the Borrowers nor any of their Affiliates may act as the Exchange Agent.

“Excluded Accounts” means (a) any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees, (b) tax accounts (including any sales tax accounts), (c) escrow accounts securing obligations permitted under this Agreement to be incurred and cash collateralized for the benefit of third parties not affiliated with the Borrowers or for other purposes permitted under this Agreement, and (d) fiduciary or trust accounts.

“Excluded Contributions” means the net cash proceeds and Cash Equivalents received by Parent after the Closing Date from:

(1) contributions to its common equity capital, and

(2) the sale of Capital Stock of Parent,

in each case, other than Excluded Equity, and so long as the proceeds of which have been contributed to the Swedish Borrower and are designated as Excluded Contributions pursuant to an officer’s certificate of a Responsible Officer. Excluded Contributions will be excluded from the calculation set forth in clause (c) of the first paragraph of Section 7.05.

“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to Parent or a Restricted Subsidiary or any employee stock ownership plan or trust established by Parent or any of its Subsidiaries (to the extent such employee stock ownership plan or trust has been funded by Parent or any Subsidiary), (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount, Contribution Indebtedness, Designated Preferred Stock, an Excluded Contribution or Refunding Capital Stock, or (y) to increase the amount available under clause (c) of the first paragraph of Section 7.05, clause (3), (4)(a) or (8) of the second paragraph under Section 7.05 or clauses (11) or (14) of the definition of “Permitted Investments” or is otherwise utilized pursuant to any other basket set forth herein and (iv) Equity Cure Amounts.

“Excluded Jurisdictions” means China.

“Excluded Property” means, with respect to the assets of any Loan Party located in the United States, (a)(i) any fee-owned real property that does not constitute a Material Real Property and all real property leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) any real property not subject to preceding clause (i) that contains improvements located in whole or in part in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area,” and (iii) [***], (b) (i) solely with respect to any borrowings drawn or Obligations entered into by the U.S. Borrower, any Excluded Tax Equity and (ii) assets to the extent a security interest in such assets would result in adverse tax consequences that are not de minimis as reasonably determined by the Swedish Borrower, in consultation with the Administrative Agent and the Required Lenders, (c) motor vehicles and other assets subject to certificates of title to the extent a lien thereon cannot be perfected by filing a UCC financing statement, (d) pledges of, and security interests in, certain assets, in favor of the Security Agent which are prohibited by applicable Law; provided, that (i) any such limitation described in this clause (d) on the security interests granted hereunder or under the Collateral Documents shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable Law or principles of equity and shall not apply (where the UCC is applicable) to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition and (ii) in the event of the termination or elimination of any such prohibition contained in any applicable Law, a security interest in such assets shall be automatically and simultaneously granted under the applicable Collateral Documents and such asset shall be included as Collateral, (e) any governmental licenses (but not the proceeds thereof) or state or local franchises, charters and authorizations, to the extent security interests in favor of the Security Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, in each case; provided that (i) any such limitation described in this clause (e) on the security interests granted hereunder or granted under the Collateral Documents shall only apply to the extent that any such prohibition or restriction could not be rendered ineffective pursuant to the UCC or any other applicable Law or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or restriction contained in any applicable license, franchise, charter or authorization, a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted under the applicable Collateral Documents and such licenses, franchises, charters or authorizations shall be included as Collateral, (f) Equity Interests in (A) any Person other than Restricted Subsidiaries of Parent to the extent and for so long as the pledge thereof in favor of the Collateral is not permitted by the terms of such Person’s Joint Venture agreement or other applicable Organization Documents, provided, that such prohibition exists on the Closing Date or at the time such Equity Interests are acquired (so long as such prohibition did not arise in contemplation of such acquisition), and (B) any Person which is acquired after the date hereof to the extent and for so long as such Equity Interests are pledged in respect of Acquired Indebtedness and such pledge constitutes a Lien permitted hereunder, (g) Margin Stock, (h) trust accounts, payroll accounts and escrow accounts, (i) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than any Borrower or a Guarantor or any subsidiary thereof) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or applicable non-U.S. law) other than proceeds and receivables thereof, the assignment of which is deemed effective under the Uniform Commercial Code (or applicable non-U.S. law) notwithstanding such prohibition), and (j) any “intent to use” trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of, or void, such “intent-to-use” trademark application, or any registration that may issue therefrom, under applicable federal law. Other assets shall be deemed to be “Excluded Property” if the Administrative Agent together with the Required Lenders and the Swedish Borrower agree in writing that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the value of such assets as Collateral.

“Excluded Subsidiary” means any direct or indirect Subsidiary of the Borrowers that is (a) a Subsidiary that is prohibited by applicable Law from guaranteeing the Facility, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, provided that, in each case, commercially reasonable efforts (not involving the payment of material amounts of money or the incurrence of material expenses which are disproportionate to the benefit accruing to the Secured Parties as determined by the Parent in its reasonable judgment) have been used by the relevant member of the Group for a period of at least 15 Business Days to obtain the relevant consent or waiver to the extent permissible by law and regulation and such consent or waiver has no impact on relationships with third parties and so long as the Administrative Agent shall have received a certification from a Responsible Officer of Parent as to the existence of such prohibition or consent, approval, license or authorization requirement and that such commercially reasonable efforts have been undertaken, (b) a Subsidiary that is prohibited from becoming a Loan Party by any contractual obligation in existence on the Closing Date, or, in the case of any newly-acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof, and in each case, which contractual obligation is not prohibited by the Loan Documents, provided that commercially reasonable efforts (not involving the payment of material amounts of money or the incurrence of material expenses which are disproportionate to the benefit accruing to the Secured Parties as determined by Parent in its reasonable judgment) for a period of at least 15 Business Days to obtain consent to become a Loan Party shall be used by such Subsidiary (which, for the avoidance of doubt, will not require such Subsidiary to take any action which could reasonably be expected to damage its commercial relationship with the relevant third party), (c) solely with respect to any borrowings drawn or Obligations entered into by the U.S. Borrower, any Excluded Tax Subsidiary, (d) any subsidiary to the extent the provision of a guarantee by such subsidiary would result in adverse tax consequences (other than for purposes of Section 956 of the Code, as applied to any future Loan Party that is a U.S. Person) that are not de minimis as reasonably determined by the Swedish Borrower, in consultation with the Administrative Agent and the Required Lenders, (e) any Subsidiary to the extent organized in an Excluded Jurisdiction, (f) certain special purpose entities mutually agreed to by the Administrative Agent together with the Required Lenders and the Swedish Borrower, and (g) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent together with the Required Lenders (confirmed in writing by notice to the Swedish Borrower), the cost or other consequences (including adverse tax consequences) of guaranteeing the Facility would be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that the Swedish Borrower, in its sole discretion, may cause any Restricted Subsidiary organized in Sweden, England and Wales, the United States, Germany or such other jurisdictions as the Administrative Agent together with the Required Lenders may reasonably agree that qualifies as an Excluded Subsidiary to become a Guarantor in accordance with the definition thereof (subject to completion of any requested “know your customer” rules and similar requirements of the Administrative Agent) and thereafter such Subsidiary shall not constitute an “Excluded Subsidiary” (unless and until the Swedish Borrower elects, in its sole discretion (except where such election would result in a breach of the Guarantor Coverage Requirement), to designate such Persons as an Excluded Subsidiary) (any such Restricted Subsidiary that becomes a Guarantor, a “Discretionary Guarantor”).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation.

“Excluded Tax Equity” means voting equity interests in any Excluded Tax Subsidiary in excess of 65% of the voting equity interests.

“Excluded Tax Subsidiary” means any Subsidiary of the U.S. Borrower that is (i) a CFC, (ii) a direct or indirect subsidiary of a CFC, (iii) a CFC Holdco, (iv) a direct or indirect subsidiary of a CFC Holdco, or (v) a subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes substantially all the assets of which consist of equity interests in one or more CFCs or CFC Holdcos.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of any Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which such Lender acquires such interest in the Loan or Commitment (other than pursuant to a request by any Loan Party under 3.08) or changes its lending office, except in each case to the extent that, pursuant to Section 3.01, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g), and (d) any withholding Taxes imposed under FATCA.

“Executive Order” means Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“Extendable Bridge Loans” means customary “bridge” loans which (x) by their terms will be converted into loans that have, or extended such that they have, a maturity date no earlier than the Latest Maturity Date of all Term Loan Tranches then in effect or (y) are not subject to an automatic extension of maturity, so long as a commitment exists in respect of financing that will take out such “bridge” loans (a “Take Out Instrument”) and such Take Out Instrument has a maturity date which is not earlier than the Latest Maturity Date of all Term Loan Tranches then in effect.

“Facility” means the Term Facility.

“Facility Closure Costs” means the restructuring and exit costs incurred by the Group in the closure and discontinuance of the Peterborough Facility and Dallas-Fort Worth Facility, and in each case any provision therefor.

“Factoring Transaction” means any transaction or series of transactions that may be entered into by Parent or any Restricted Subsidiary pursuant to which Parent or such Restricted Subsidiary may sell, convey, assign or otherwise transfer Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets so sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred) to any Third Party.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the senior management or the board of directors of the Swedish Borrower, whose determination will be conclusive for all purposes under the Loan Documents, absent manifest error).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaty or convention among Governmental Authorities and implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letters” means, collectively, (i) the Administrative Agent Fee Letter, (ii) the Security Agent Fee Letter and (iii) that certain Fee Letter, dated as of March 15, 2023, by and between the Parent and Silver Point.

“Financial Covenant” has the meaning specified in Section 7.08(c)(i).

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles as applied under the audited consolidated financial statements of Parent for the financial year ended December, 31 2021, be treated as a finance or capital lease, subject to any amendment to the Accounting Principles made pursuant to this Agreement.

“First Lien Net Leverage Ratio” means, on any date of determination, with respect to the Borrower Parties (on a consolidated basis), the ratio of (a) Consolidated Funded First Lien Indebtedness (less Unrestricted Cash of the Borrower Parties as of the last day of the most recently ended Test Period prior to such date in an aggregate amount not to exceed $25,000,000) of the Borrower Parties on the last day of the most recently ended Test Period prior to such date to (b) the greater of (x) Consolidated EBITDA of the Borrower Parties for the then most recently ended Test Period and (y) zero.

“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.

“First Relevant Period” has the meaning specified in Section 7.08(c)(i).

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any date, the ratio of (1) the greater of (x) Consolidated EBITDA of such Person for the most recent Test Period immediately preceding the date on which such calculation of the Fixed Charge Coverage Ratio is made, calculated on a Pro Forma Basis for such period and (y) zero to (2) the Fixed Charges of such Person for such period calculated on a Pro Forma Basis. In the event that the Borrowers or any of its Restricted Subsidiaries Incurs or redeems or repays any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing unless the related commitments have been terminated and such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Preferred Stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or substantially simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis; provided that, in the event that the Borrowers shall classify Indebtedness Incurred on the date of determination as Incurred in part as Ratio Debt and in part pursuant to one or more clauses of the definition of “Permitted Debt” (other than in respect of clause (q) of such definition), as provided in the third paragraph of Section 7.01, any calculation of Fixed Charges pursuant to this definition on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness (other than Ratio Debt and Indebtedness incurred pursuant to such clause (q))(and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent Incurred pursuant to any such other clause of such definition.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Cash Interest Expense of such Person for such period,

(2) scheduled amortization payments of principal on Indebtedness of such Person for such period, and

(3) the portion of taxes based on income actually paid in cash (in the case of this clause (3), less tax refunds received during such period in cash), on a consolidated basis and in accordance with IFRS.

“Fixed IFRS Date” means the Closing Date; provided that at any time after the Closing Date, the Swedish Borrower may by written notice to the Administrative Agent elect to change the Fixed IFRS Date to be the date specified in such notice, and upon such notice, the Fixed IFRS Date shall be such date for all periods beginning on and after the date specified in such notice.

“Floor” means a rate of interest equal to 2.50% per annum.

“Follow-up Notice” has the meaning specified in Section 9.09(b).

“Food and Drug Law” means any law in any way relating to the manufacture, composition, labeling, advertising, safety, production, holding, storage, or distribution of food products, including but not limited to the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Food Safety Modernization Act (21 U.S.C. Chapter 27), the Fair Packaging and Labeling Act (15 U.S.C. § 1451 et seq.), and the Federal Trade Commission Act (15 U.S.C. § 41 et seq.), as each has been amended and the regulations promulgated pursuant thereto and, in each case, the equivalent law, regulation or order by a Governmental Authority in any applicable non-U.S. jurisdiction.

“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by the Borrowers or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that would reasonably be expected to result in the incurrence of any liability by Parent or any of its Subsidiaries, or the imposition on Parent or any of its Subsidiaries of, any fine, excise Tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Disposition” shall have the meaning assigned to such term in Section 2.05(b)(viii).

“Foreign Plan” means any pension plan, benefit plan, fund (including any superannuation fund) or other similar program established, maintained or contributed to by a Loan Party or any of its Subsidiaries primarily for the benefit of employees employed and residing outside the United States (other than plans, funds or other similar programs that are maintained exclusively by a Governmental Authority), and which plan is not subject to ERISA or the Code.

“Four Quarter Consolidated EBITDA” means, as of any date of determination, Consolidated EBITDA of Parent for the Test Period most recently ended on or prior to such date, each case, on a Pro Forma Basis.

“Four Quarter Europe & International EBITDA” means, as of any date of determination, Europe & International EBITDA of the Europe & International Group for the Test Period most recently ended on or prior to such date, each case, on a Pro Forma Basis.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“German Subsidiary” means any Subsidiary of Parent that is domiciled or incorporated in Germany (or any state or territory thereof).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(g).

[***] “Group” means Parent and its Subsidiaries.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Coverage Requirement” means, at any date of determination, the requirement that (x) the aggregate revenue of the Guarantors and (y) the aggregate assets of the Guarantors (in each case, calculated on an unconsolidated basis and excluding all goodwill, intra-group items and investments in Subsidiaries of any member of the Group), in each case, represent not less than 90% of the consolidated revenues and consolidated gross assets, respectively of the Group (tested by reference to the most recent financial statements which have been delivered pursuant to Section 6.01(a); provided that, if a Subsidiary has been acquired since the last date of the fiscal year to which such financial statements relate, such financial statements shall be deemed to be adjusted in order to give effect to the acquisition of such Subsidiary) (provided that (i) any member of the Group having negative revenue or assets shall be deemed to have zero revenue or assets and (ii) any members of the Group which cannot or are not required to become Guarantors under the Agreed Security Principles or are Excluded Subsidiaries will be excluded from both the numerator and the denominator of the calculation of the Guarantor Coverage Requirement).

“Guarantors” means, collectively, Parent, Holdings, the Borrowers (except with respect to the applicable Borrower’s own primary Obligations) and each Subsidiary party to the Guaranty, each Discretionary Guarantor (if any) (after it has executed and delivered a joinder to the Guaranty) and each other Subsidiary of Parent that executes and delivers a guaranty or guaranty supplement pursuant to Section 6.12 or 6.16 unless it has thereafter ceased to be a Guarantor pursuant to Section 9.11 or is no longer a Discretionary Guarantor.

“Guaranty” means the Guaranty Agreement, dated as of the date hereof, among the Borrowers, the other Guarantors party thereto and JPMorgan, as Administrative Agent, as amended, modified or supplemented to the date hereof, together with each other guaranty and guaranty supplement delivered by a Discretionary Guarantor or other Guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, materials or wastes, pollutants or contaminants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, per- or polyfluoroalkyl substances, radon gas, infectious or medical wastes and all other hazardous or toxic substances, materials, pollutants, contaminants or wastes of any nature regulated pursuant to, or which may give rise to liability under, any Environmental Law.

“Hong Kong Subsidiary” means any Subsidiary of Parent that is domiciled or incorporated in Hong Kong.

“IFRS” means for any member of the Group incorporated in a member state of the European Union the international accounting standards within the meaning of IAS Regulation 1606/2002, as in effect on the Fixed IFRS Date; provided that the Parent may at any time elect by written notice to the Administrative Agent to use GAAP in lieu of IFRS for financial reporting purposes and, upon any such notice, references herein to IFRS shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, GAAP as in effect on the date specified in such notice and (b) for prior periods, IFRS as defined in the first sentence of this definition without giving effect to the proviso thereto (it being understood that, for the avoidance of doubt, upon such election, the Parent may not thereafter elect to use IFRS instead of GAAP). All ratios and computations based on IFRS contained in this Agreement shall be computed in conformity with IFRS (or after an applicable election, in conformity with GAAP).

“Increase Effective Date” has the meaning specified in Section 2.14(c).

“Incremental Amount” has the meaning specified in Section 2.14(a).

“Incremental Arranger” has the meaning specified in Section 2.14(a).

“Incremental Equivalent Debt” has the meaning specified in Section 2.15(a).

“Incremental Equivalent Debt Arranger” has the meaning specified in Section 2.15(a).

“Incremental Equivalent Debt Documents” means, collectively, the indentures, credit agreements, facilities agreements or other similar agreements pursuant to which any Incremental Equivalent Debt is incurred, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“Incremental Facility” means an incremental facility contemplated by Section 2.14(a).

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person, without duplication:

(a) the principal of any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the deferred and unpaid purchase price of any property, (iv) in respect of Capitalized Lease Obligations, (v) representing any Swap Contracts or (vi) in connection with the purchase by the Borrowers or any Restricted Subsidiary of any business or assets, any post-closing payment adjustments, earn out, contingent payment or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing or is otherwise contingent on the happening (or not happening) of a certain event or events, in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Swap Contracts) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with IFRS;

(b) to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

(d) Disqualified Stock;

(e) Preferred Stock;

(f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings.

The term “Indebtedness” shall not include (x) any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under IFRS as in effect on December 31, 2018, (y) any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business or consistent with past practices or (z) any obligations to make management incentive payments.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business or consistent with past practices;

(ii) [reserved];

(iii) any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business;

(iv) [reserved];

(v) prepaid or deferred revenue arising in the ordinary course of business;

(vi) Cash Management Services;

(vii) [reserved];

(viii) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes; or

(ix) Capital Stock (other than Disqualified Stock and Preferred Stock).

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), all Other Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of Parent, qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.08.

“Initial Term Borrowings” means a borrowing consisting of Initial Term Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a)(i), in each case, on the Closing Date.

“Initial Term Commitments” means, as to each Term Lender, its obligation to make Initial Term Loans to the Borrowers pursuant to Section 2.01(a)(i) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Initial Term Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term Commitments is $130,000,000.

“Initial Term Facility” has the meaning specified in the definition of “Term Loan Tranche.”

“Initial Term Loans” has the meaning specified in Section 2.01(a)(i).

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, by and among Wilmington Trust (London) Limited as Common Security Agent and the other secured parties thereto, and acknowledged and agreed by Parent, the Borrowers and each Restricted Subsidiary of Parent that becomes party thereto from time to time, substantially in the form of Exhibit E.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each fiscal quarter and the Maturity Date of the Facility under which such Loan was made (commencing, if applicable, with the date set forth in the Committed Loan Notice delivered on or prior to the Closing Date).

“Interest Period” means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one, three or six months thereafter as the Borrowers may elect; as selected by the Borrowers in a Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the scheduled Maturity Date of the Facility under which such Loan was made.

provided, further, that the Interest Period for any Borrowing to be made on the Closing Date (which Interest Period shall commence on the Closing Date) may end on the date set forth in the Committed Loan Notice delivered on or prior to the Closing Date.

“Investment” means, with respect to any Person, (i) all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of (a) loans or guarantees of Indebtedness, (b) advances or capital contributions (excluding accounts receivable, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees consultants and independent contractors made in the ordinary course of business), and (c) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, (ii) investments that are required by IFRS to be classified on the balance sheet of Parent or any Borrower in the same manner as the other investments included in clause (i) of this definition to the extent such transactions involve the transfer of cash or other property and (iii) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that Investments shall not include, in the case of the Borrowers and the Restricted Subsidiaries, any arrangement pursuant to which any Borrower or any Restricted Subsidiary extends credit to a consumer on a “buy now, pay later” basis or any other similar deferred payment arrangement offered to a consumer, in each case, in the ordinary course of business. If the Borrowers or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Parent, Parent shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such former Restricted Subsidiary retained. In no event shall a guarantee of an operating lease of the Borrowers or any Restricted Subsidiary be deemed an Investment.

The amount of any Investment outstanding at any time (including for purposes of calculating the amount of any Investment outstanding at any time under any provision of Section 7.05 and otherwise determining compliance with Section 7.05) shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Borrowers or any Restricted Subsidiary, based on the Fair Market Value of the assets invested and without taking into account subsequent increases or decreases in value), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrowers or a Restricted Subsidiary in respect of such Investment (in each case which is not included in clause (c) of the first paragraph of Section 7.05).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB (or the equivalent) by Fitch, or an equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Section 3 under the Exchange Act selected by the Borrowers as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any joint venture or similar arrangement (in each case, regardless of legal formation), including but not limited to collaboration arrangements, profit sharing arrangements or other contractual arrangements, in each case, other than a Subsidiary of Parent.

“JPMorgan” means J.P. Morgan SE.

“Judgment Currency” has the meaning specified in Section 10.23.

“Junior Financing” has the meaning specified in Section 7.05(3).

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan Tranche at such time under this Agreement, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (including all Food and Drug Laws).

“Lead Lender” means Silver Point, in its capacity as sole and exclusive lead lender for the Term Facility.

“Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, bankruptcy, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles or limitations under the laws of any applicable jurisdiction;

(b) the time barring of claims under applicable limitation laws (including the Limitation Acts), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;

(c) any general principles, reservations or qualifications, in each case as to matters of law as set out in any legal opinion delivered to the Administrative Agent pursuant to this Agreement or delivered in connection with any other provision of any Loan Document;

(d) the principle that any additional interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e) the principle that in certain circumstances security granted by way of fixed charge may be characterized as a floating charge or that security purported to be constituted by way of an assignment may be recharacterized as a charge;

(f) the principle that a U.S., English, Welsh or Swedish court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g) the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement;

(h) provisions of a contract being invalid or unenforceable for reasons of oppression or undue influence; and

(i) similar principles, rights and defenses under the laws of any relevant jurisdiction.

“Lender” has the meaning specified in the introductory paragraph to this Agreement.

“Lending Office” means, as to any Lender, the office or offices or branches of such Lender or any of its Affiliates described as such in such Lender’s Administrative Questionnaire, or such other office or offices or branches as a Lender or any of its Affiliates may from time to time notify the Borrowers and the Administrative Agent.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, extended retention of title arrangement (verlängerter Eigentumsvorbehalt), any lease in the nature thereof, any option or other agreement to sell, or, in case of an extended retention of title arrangement, receivables resulting from the sale arrangement or arrangements having similar effect in respect of goods, or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent or similar statutes) of any jurisdiction); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limitation Acts” means the Limitation Act 1980, the Foreign Limitation Periods Act 1984 and the Prescription and Limitation (Scotland) Act 1973, in each case of the United Kingdom.

“Limited Condition Transaction” means any acquisition or other similar investment, including by way of merger, irrevocable debt repurchase or repayment (including with respect to any debt contemplated or incurred in connection therewith) by the Swedish Borrower or one or more Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidity” means, at any time of determination, the aggregate amount of (a) Unrestricted Cash held by the Loan Parties at such time and (b) an amount equal to any available undrawn Sustainable Revolving Credit Facility Commitments at such time (which, for the avoidance of doubt, shall include for purposes of such calculation (i) the amount of such Sustainable Revolving Credit Facility Commitments that are not permitted to be drawn as a result of the RCF Draw-Stop and (ii) without double counting, available undrawn Ancillary Commitments (as such term is defined in the Sustainable Revolving Credit Facility Agreement) to the extent relating to an Ancillary Facility (as such term is defined in the Sustainable Revolving Credit Facility Agreement) which is (x) a committed facility and (y) if subject to a borrowing base, the borrowing base is complied with); provided that, for purposes of this definition of “Liquidity”, any member of the Group which is required to become a Loan Party pursuant to clause (c) of the definition of Collateral and Guarantee Requirement within thirty (30) days of the Closing Date shall be deemed to constitute a Loan Party during such thirty (30)-day period.

“Liquidity Condition” means the Liquidity of the Parent and its Restricted Subsidiaries is equal to or greater than $175,000,000.

“Liquidity Report” has the meaning specified in Section 6.02(h).

“Listing Rules” means the Securities Exchange Act of 1934 (or any analogous rules or regulations of any applicable stock exchange in which Parent’s voting stock is listed), as from time to time amended.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) each Guaranty, (iv) the Collateral Documents, (v) the Intercreditor Agreement and any intercreditor agreement required to be entered into pursuant to the terms of this Agreement, (vi) any Refinancing Amendment, (vii) any agreement documenting any Incremental Facility and (viii) the Fee Letters (but solely with respect to any provisions therein that survive the Closing Date in accordance with the terms thereof).

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Local Facilities” means local lines of credit or working capital facilities incurred by Restricted Subsidiaries organized in China that are not Loan Parties and that are not guaranteed by any Loan Party (or any other Subsidiary of Parent organized outside China) or secured by the assets of any Loan Party (or any other Subsidiary of Parent organized outside China).

“LTIP” has the meaning specified in Section 7.11.

“LTIP Intermediary” has the meaning specified in Section 7.11.

“LTIP Warrants” has the meaning specified in Section 7.11.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Make-Whole Premium” means, with respect to any Initial Term Loans prepaid or repaid prior to the date falling 18 months after the Amendment No. 2 Effective Date, an amount equal to (a) the present value as of the date of such repayment or prepayment of the amount of interest that would have been paid on the principal amount of the Initial Term Loans being so repaid or prepaid for the period from and including the date of such repayment or prepayment to but excluding the date falling 18 months after the Amendment No. 2 Effective Date (in each case, calculated on the basis of the interest rate with respect to the Initial Term Loans that is in effect on the date of such repayment or prepayment and on the basis of actual days elapsed over a year of three hundred sixty-five (365) days and using a discount rate equal to the Treasury Rate as of such repayment or prepayment date plus 50 basis points) plus (b) 3% of the principal amount of the Initial Term Loan so prepaid or repaid.

“Margin Stock” has the meaning assigned to such term in Regulation U of the FRB as from time to time in effect.

“Market Abuse Regulation” means Regulation (EU) No 596/2014 of the European Parliament and of the Council of the European Union (and equivalent regulations in the United Kingdom).

“Material Adverse Effect” means (a) a material adverse effect on the consolidated business, assets, property, liabilities (actual or contingent), financial condition or results of operations, in each case, of Parent and the Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) a material adverse effect on the material rights and remedies of the Agents or the Lenders, taken as a whole, under the Loan Documents.

“Material Company” means each of the following: (a) each Loan Party; (b) each direct parent company of a Material Company; (c) any member of the Group whose revenue is equal to or greater than 2.5% of the aggregate consolidated revenue of the Group (excluding in each case members of the Group which cannot or are not required to become Guarantors under the Agreed Security Principles or are Excluded Subsidiaries); and (d) any member of the Group whose assets are equal to or greater than 2.5% of the aggregate consolidated assets of the Group (excluding in each case members of the Group which cannot or are not required to become Guarantors under the Agreed Security Principles or are Excluded Subsidiaries).

“Material Equityholder” has the meaning specified in the definition of “Affiliate”.

“Material Jurisdiction” mean, as of any date of determination, any jurisdiction in which (i) aggregate revenues of the Group for the most recent period of four consecutive fiscal quarters ending on or prior to such date exceed 2.5% of the total revenues of the Group for such period or (ii) aggregate assets of the Parent or any of its Subsidiaries incorporated or domiciled in such jurisdiction exceed 2.5% of the total assets of Group.

“Material Intellectual Property” means all Intellectual Property that is material to the business of the Borrowers and their respective Restricted Subsidiaries.

“Material Real Property” means any real property located in the United States and owned in fee by any Loan Party with a Fair Market Value equal to or greater than $5,000,000, as determined on the Closing Date for existing real property and on the date of acquisition for any after-acquired real property, in each case excluding Excluded Property; provided that in no event shall the Fair Market Value of the aggregate amount of real property located in the United States and owned in fee by any Loan Party that does not constitute Material Real Property exceed $10,000,000. [***]

“Maturity Date” means: with respect to the Initial Term Loans, the earliest of (i) April 18 2028, (ii) the date of termination in whole of the Initial Term Commitments, as applicable, pursuant to Section 2.06(a) prior to any Initial Term Borrowing under the applicable Tranche and (iii) the date that the Initial Term Loans are declared due and payable pursuant to Section 8.02; provided that the reference to Maturity Date with respect to Term Loans that are incurred pursuant to Section 2.14 or 2.18 shall, in each case, be the final maturity date as specified in the loan modification documentation, incremental documentation, or specified refinancing documentation, as applicable thereto.

“Maximum Facility Closure Cash Outflow Amount” means, as of any date of determination, an amount equal to the excess of (i) the aggregate amount of Facility Closure Costs as of such date over (ii) the aggregate cash consideration received by the Loan Parties for all Dispositions of Dallas-Fort Worth Facility Assets and Peterborough Facility Assets made pursuant to clause (t) of the definition of “Asset Sales” (when aggregated with any cash proceeds received by the Loan Parties during the same period attributable to the return, cancellation or termination of any delivery, order, contract or other agreement relating to the Peterborough Facility and/or the Dallas-Fort Worth Facility) as of such date of determination.

“Maximum Incremental Amount Condition” means, with respect to any request made in reliance on this definition under Article II for an increase in any Term Loan Tranche, for a New Term Facility or for the establishment or incurrence of Incremental Equivalent Debt, the requirement that, on a Pro Forma Basis, after giving effect to the incurrence of any such increase (A) if Four Quarter Consolidated EBITDA for the most recently ended Test Period is not greater than $0, the aggregate amount of all loans and commitments under all Incremental Facilities, Incremental Equivalent Debt, the Sustainable Revolving Credit Facility and any other revolving facilities (other than any Local Facilities) incurred or guaranteed by any Loan Party shall not exceed $250,000,000 and (B) if Four Quarter Consolidated EBITDA for the most recently ended Test Period is greater than $0, the aggregate amount of all loans and commitments under the Sustainable Revolving Credit Facility (after giving effect to any incremental loans incurred thereunder), Incremental Equivalent Debt in the form of revolving facilities and any other revolving facilities (other than any Local Facilities) incurred or guaranteed by any Loan Party shall not exceed $250,000,000.

“Maximum Leverage Requirement” means, with respect to any request made in reliance on this definition under Article II for an increase in any Term Loan Tranche, for a New Term Facility or for the establishment or incurrence of Incremental Equivalent Debt, the requirement that, on a Pro Forma Basis, after giving effect to the incurrence of any such increase, such new Facility or such Incremental Equivalent Debt and, in the case of any such facility, assuming the commitments being established under any increase to a Term Loan Tranche or any New Term Facility being concurrently established with any such facility are fully drawn (and, in each case, after giving effect to any acquisition in connection therewith and all other appropriate pro forma adjustment events on a Pro Forma Basis (but without giving effect to the cash proceeds of any such facility then being incurred except to the extent such cash proceeds are being utilized to repay or prepay Indebtedness but without duplication of such repayment or prepayment)), (a) for any such Indebtedness that is secured by the Collateral on a pari passu basis with the Term Loans, the First Lien Net Leverage Ratio, on a Pro Forma Basis, does not exceed 2.00:1.00; (b) for any such Indebtedness that is secured by the Collateral on a junior basis to the Term Loans, the Senior Secured Net Leverage Ratio, on a Pro Forma Basis, does not exceed 2.50:1.00; and (c) for any such Indebtedness that is unsecured, either (1) the Total Net Leverage Ratio, on a Pro Forma Basis does not exceed 3.50:1.00 or (2) the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries (on a consolidated basis), on a Pro Forma Basis is not less than 2.00:1.00; provided that, for the avoidance of doubt, Indebtedness incurred in reliance on this definition of “Maximum Leverage Requirement” (i) that is secured by the Collateral on a pari passu basis with the Term Loans may be incurred only pursuant to Section 2.14 and (ii) that is secured by the Collateral on a junior basis to the Term Loans or that is unsecured may be incurred only pursuant to Section 2.15.

“Maximum Rate” has the meaning specified in Section 10.10.

[***] “Minimum Europe & International EBITDA Covenant Testing Period” means (i) initially, the period commencing on the Amendment No. 2 Effective Date and ending on the first date thereafter for which Four Quarter Consolidated EBITDA for two consecutive Test Periods ending after the Amendment No. 2 Effective Date is equal to or greater than zero, and (ii) each period thereafter, commencing on the date (each a “Reference Date”) for which Four Quarter Consolidated EBITDA for two consecutive Test Periods ending on or prior to such date is less than zero and ending on first date thereafter for which Four Quarter Consolidated EBITDA for two consecutive Test Periods ending after such Reference Date is equal to or greater than zero.

“Minimum Tender Condition” has the meaning specified in Section 2.19(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any mortgage, deed of trust or equivalent document executed or required herein to be executed by any Loan Party and granting a security interest over Material Real Property in favor of the Security Agent as security for the Obligations ; provided, however, in the event such Material Real Property is located in a jurisdiction which imposes mortgage recording tax, intangibles tax, documentary tax or similar recording fees or taxes, the Security Agent (acting upon the Administrative Agent’s instructions) will cooperate with the Swedish Borrower or the applicable Loan Party in order to minimize or eliminate, as applicable, the amount of tax payable in connection with such Mortgage as permitted by, and in accordance with, applicable law, including limiting the amount secured by the applicable Mortgage to an amount not to exceed the Fair Market Value of such Material Real Property if such limitation results in such taxes or similar fees being calculated based upon such Fair Market Value; and provided further, that the Mortgage shall not secure any Obligations in respect of letters of credit or revolving credit facilities in those jurisdictions that impose a mortgage tax on paydowns or re-advances applicable thereto.

“Mortgage Policies” has the meaning specified in the defined term “Collateral and Guarantee Requirement”.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions.

“Nativus” means Nativus Company Ltd, a private company limited by shares established under the Laws of Hong Kong.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by Parent, the Borrowers or any of the Restricted Subsidiaries of Parent (other than any Disposition of any Receivables Assets in a Qualified Receivables Factoring or Qualified Receivables Financing), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and including any proceeds received as a result of unwinding any related Swap Contract in connection with such related transaction) over (ii) the sum of:

(A) the principal amount of any indebtedness that is secured by a Lien on the asset subject to such Disposition and that is required to be repaid in connection with such Disposition (other than (1) Indebtedness under the Loan Documents, (2) Indebtedness under the Sustainable Revolving Credit Facility Agreement, (3) Indebtedness permitted under Section 7.01(kk) and (4) if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking pari passu with or junior to the Lien securing the Obligations), together with any applicable premiums, penalties, interest or breakage costs,

(B) the fees and out-of-pocket expenses incurred by the Borrowers or such Restricted Subsidiary in connection with such Disposition (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith),

(C) all Taxes paid or reasonably estimated to be payable in connection with such Disposition (or any tax distribution the Borrowers or any Restricted Subsidiary may be required to make as a result of such Disposition) and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds,

(D) any costs associated with unwinding any related Swap Contract in connection with such transaction,

(E) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such Disposition established in accordance with IFRS and (y) any liabilities associated with such property and retained by Parent, the Borrowers or any of the Restricted Subsidiaries of Parent after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Borrowers or any of the Restricted Subsidiaries of Parent in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E), and

(F) in the case of any Disposition by a Restricted Subsidiary that is a Joint Venture or other non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (F)) attributable to the minority interests and not available for distribution to or for the account of Parent or a Wholly Owned Restricted Subsidiary as a result thereof; and

(b) with respect to the incurrence or issuance of any indebtedness by Parent, the Borrowers or any of the Restricted Subsidiaries of Parent, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, premiums, expenses, accrued interest and fees related thereto, taxes reasonably estimated to be payable and other out-of-pocket expenses and other customary expenses, incurred by Parent, the Borrowers or such Restricted Subsidiary in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith and deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the applicable jurisdiction.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with IFRS.

“New Company Injections” means

(i) with respect to any EBITDA Based Finance Covenant Equity Cure for any First Relevant Test Period, the aggregate amount contributed to Parent by the shareholders of Parent by way of (x) cash common equity or (y) shareholder debt made to Parent which constitute a Subordinated Financing and are subordinated to the Term Facility pursuant to the Intercreditor Agreement as Subordinated Liabilities or otherwise on terms satisfactory to the Required Lenders or otherwise satisfactory to the Required Lenders, after the end of such First Relevant Test Period and prior to the applicable EBITDA Based Financial Covenant Cure Expiration Date; and

(ii) with respect to any Liquidity Covenant Equity Cure, the aggregate amount contributed to Parent by the shareholders of Parent by way of (x) cash common equity or (y) shareholder debt made to Parent which constitute a Subordinated Financing and are subordinated to the Term Facility pursuant to the Intercreditor Agreement as Subordinated Liabilities or otherwise on terms satisfactory to the Required Lenders or otherwise satisfactory to the Required Lenders, after the date of the applicable breach and prior to the applicable Liquidity Covenant Cure Expiration Date;

in either case excluding any Excluded Equity, Excluded Contributions or any other cash proceeds relating to the issuance of any Equity Interests of the Parent, any Borrower or any of their Restricted Subsidiaries that function to augment or build capacity to incur any Indebtedness or make any Restricted Payment hereunder.

“New Loan Commitments” has the meaning specified in Section 2.14(a).

“New Term Commitment” has the meaning specified in Section 2.14(a).

“New Term Facility” has the meaning specified in Section 2.14(a).

“New Term Loan” has the meaning specified in Section 2.14(a).

“Non-Core Asset” means any asset which is (a) acquired after the Closing Date from an unaffiliated third party in connection with an acquisition, a Permitted Investment or a Restricted Investment permitted pursuant to Section 7.05 and (b) not material to the on-going operation of the business that was acquired pursuant to such acquisition, Permitted Investment or Restricted Investment, as applicable, or the business of the Parent and its Restricted Subsidiaries (taken as a whole).

“Non-Defaulting Lender” means any Lender other than a Defaulting Lender.

“Non-Loan Party” means any Subsidiary of Parent that is not a Loan Party.

“Non-U.S. Recipient” has the meaning specified in Section 3.01(g)(ii)(C).

“Note” means a Term Note.

“NPL” means the National Priorities List under CERCLA.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan (including the Prepayment Premium), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations with respect to any Guarantor shall not include Excluded Swap Obligations of such Guarantor. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing pursuant to Section 10.04.

“Oatly Ma’anshan Facility” means the production facility located in in the Anhui Province in the People’s Republic of China and operated by Oatly Food Co. Ltd.

“OID” means original issue discount.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement or articles of association (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are both (i) imposed with respect to an assignment (other than an assignment made pursuant to Section 3.08, unless the Lender is a Defaulting Lender) and (ii) Other Connection Taxes.

“Outstanding Amount” means with respect to the Term Loans on any date, the aggregate outstanding principal Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of the Term Loans occurring on such date.

“Overnight Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” has the meaning specified in the introductory paragraph to this Agreement.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(k).

“Participating Member State” means each state so described in any EMU Legislation.

“PATRIOT Act” has the meaning specified in Section 10.22.

“Payment” has the meaning specified in Section 9.16(a).

“Payment Notice” has the meaning specified in Section 9.16(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Perfection Exceptions” means, with respect to (a) assets located in the United States, that no Loan Party shall be required to (i) perfect a security interest to the extent the cost, burden, difficulty or consequence of perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably agreed by the Required Lenders and Swedish Borrower in their reasonable judgment, or (ii) send notices to account debtors or other contractual third-parties prior to an Event of Default, and (b) assets not located in the United States, no Loan Party shall be required to take any actions contrary to the Agreed Security Principles

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, endorsements, notarization, ratifications, stampings and/or notifications/acceptance of the Collateral Documents and/or the security interests created thereunder (including any such action contemplated by any legal opinion delivered under or in connection with any Loan Document) and any other actions or steps necessary in any jurisdiction or under any laws or regulations in order to create or perfect the Collateral and/or the security interests created thereunder or to achieve the relative priority expressed therein, in each case, subject to the Perfection Exceptions and, solely with respect to Loan Parties not organized in the United States or assets not located in the United States, the Agreed Security Principles.

“Permits” means approvals, permits, accreditations, certifications, authorizations, registrations, franchises, certificates and licenses issued by Governmental Authorities to authorize specific conduct by a regulated Person, including accreditations and certifications issued by third-party accreditation agencies.

“Permitted Debt” has the meaning specified in Section 7.01.

“Permitted Debt Exchange” has the meaning specified in Section 2.19(a).

“Permitted Debt Exchange Notes” means Indebtedness in the form of unsecured, first lien, second lien or other junior lien notes; provided that such Indebtedness (i) satisfies the Permitted Other Debt Conditions, (ii) does not mature prior to the Latest Maturity Date of the Term Loans at the time of such exchange, (iii) such Indebtedness is not at any time guaranteed by any Person other than Guarantors, and (iv) to the extent secured, such Indebtedness is not secured by property which is not Collateral that secured the Term Loans being exchanged for such Indebtedness (and on a first lien “equal and ratable” or junior basis with the Liens securing such Term Loans) and the Liens on Collateral securing such Indebtedness shall be subject to the Intercreditor Agreement and the security agreements governing such Liens shall be substantially the same as of the Collateral Documents (with such differences as are reasonably acceptable to the Administrative Agent).

“Permitted Debt Exchange Offer” has the meaning specified in Section 2.19(a).

“Permitted Holder” means each of (a) Verlinvest, (b) China Resources and (c) Nativus, provided that Nativus shall be a Permitted Holder solely to the extent that Verlinvest and China Resources, collectively, own at least a majority of the outstanding Equity Interests of Nativus.

“Permitted Investments” means:

(1) any Investment in cash and Cash Equivalents and Investments that were Cash Equivalents when made;

(2) any Investment in any Borrower or any Subsidiary Guarantor;

(3) [reserved];

(4) [reserved];

(5) any Investment in securities or other assets received in connection with, or otherwise consisting of, an Asset Sale made pursuant to Section 7.04 or any other Disposition of assets not constituting an Asset Sale;

(6) [reserved];

(7) loans, guarantees, promissory notes or advances to future, present or former officers, directors, members of management, employees, independent contractors and consultants of Parent or any of the Subsidiaries, taken together with all other Investments made pursuant to this clause (7) that are at outstanding at the time of such Investment, not to exceed 1.0% of Four Quarter Consolidated EBITDA;

(8) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(9) any Investment (x) acquired by the Borrowers or any of the Restricted Subsidiaries of Parent (a) in exchange for any other Investment or accounts receivable held by the Borrowers or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Borrowers or any such Restricted Subsidiary of such other Investment or accounts receivable, or (b) as a result of a foreclosure or other remedial action by the Borrowers or any of the Restricted Subsidiaries of Parent with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrowers or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes;

(10) Swap Contracts and cash management services permitted under Section 7.01, including any payments in connection with the termination thereof;

(11) any Investment by Parent or any Restricted Subsidiary in a Person if, as a result of, or following, such Investment (a) such Person is or becomes a Restricted Subsidiary or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation)); provided that (i)(A)(1) Parent shall be in compliance with the Liquidity Condition on a Pro Forma Basis and (2) such Investment shall be funded by cash equity contributions to the Parent from its equityholders (other than proceeds of the Convertible Bonds or Excluded Equity) or (B) the Total Net Leverage Ratio, on a Pro Forma Basis does not exceed 3.50:1.00, (ii)(A) in the case on an Investment that is a Limited Condition Transaction, (x) there is no Event of Default as of the date the definitive acquisition agreement for such Investment is entered into and (y) there is no Specified Event of Default at the time of consummation of such Investment or (B) in the case on an Investment that is not a Limited Condition Transaction, there shall be no Event of Default at the time of the consummation of the relevant Investment and (iii) such Person is engaged in a Similar Business; provided further that the aggregate amount of such Investments in (i) persons that do not become Loan Parties and (ii) assets that are not owned by Loan Parties shall not exceed in aggregate 7.5% of Four Quarter Consolidated EBITDA;

(12) additional Investments by the Borrowers or any of the Restricted Subsidiaries of Parent in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed 20.0% of Four Quarter Consolidated EBITDA; provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Subsidiary Guarantor at the date of the making of such Investment and such Person becomes a Subsidiary Guarantor after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Subsidiary Guarantor;

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 6.18(b) (except transactions described in clause (1), (2), (3), (4), (5), (6), (7), (8), (9), (10), (12), (13), (14), (15), (27), (28), (29) or (31));

(14) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of Parent or any direct or indirect parent of Parent, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of Section 7.05 or otherwise be utilized pursuant to any other basket in this Agreement to the extent utilized pursuant to this clause (14);

(15) Investments (but not Dispositions) consisting of the leasing, licensing, sublicensing or contribution of intellectual property (other than Material Intellectual Property) in the ordinary course of business or pursuant to joint marketing arrangements with other Persons;

(16) Investments (but not Dispositions) consisting of purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sublicenses or leases or subleases of intellectual property, or other rights or assets, in each case in the ordinary course of business; provided that any such Investment consisting of an exclusive licensing of Material Intellectual Property pursuant to this clause (16) must be made in a jurisdiction that (i) is not located in Europe or North America and (ii) is not a jurisdiction in which the Group conducts business as of the Closing Date;

(17) [reserved];

(18) Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into or amalgamated or consolidated with a Restricted Subsidiary in a transaction that is not prohibited by Section 7.03 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19) to the extent constituting an Investment, Indebtedness incurred under Section 7.01(y);

(20) guarantees of Indebtedness permitted to be incurred under Section 7.01 and obligations relating to such Indebtedness and guarantees (other than guarantees of Indebtedness) in the ordinary course of business, in each case, other than in respect of Indebtedness or obligations of Subsidiaries that are not Loan Parties;

(21) advances, loans or extensions of trade credit and other vendor financing in the ordinary course of business by the Borrowers or any of the Restricted Subsidiaries;

(22) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(23) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(24) [reserved];

(25) Investments in Indebtedness of Parent or any of its Restricted Subsidiaries that are Loan Parties; provided that (i) an Investment in Junior Financing will be treated as a repayment thereof for purposes of compliance with the covenant described in clause (3) of the first paragraph of Section 7.05 and such Investment will be permitted only to the extent a repayment of such Junior Financing would be permitted at the time of such Investment by another provision of 7.05 and (ii) this clause (25) shall not permit purchases of Convertible Bonds;

(26) any Investment in order to comply with the requirement of section 7f of the German Social Security Code Part IV (Sozialgesetzbuch IV) or section 4 of the German Act for the Improvement of Occupational Pension Schemes (Gesetz zur Verbesserung der betrieblichen Altersversorgung);

(27) accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(28) Investments acquired as a result of a foreclosure by the Borrowers or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(29) Investments resulting from pledges and deposits that are Liens permitted hereunder;

(30) acquisitions of obligations of one or more officers or other employees of any direct or indirect parent of the Borrowers or any Subsidiary of Parent in connection with such officer’s or employee’s acquisition of Equity Interests of any direct or indirect parent of the Borrowers, so long as no cash is actually advanced by the Borrowers or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;

(31) Guarantees of operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrowers or any Restricted Subsidiary in the ordinary course of business;

(32) Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted by another provision of Section 7.05;

(33) [reserved];

(34) [reserved];

(35) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business;

(36) the transfer by the Parent of the receivable that Parent has against Oatly Hong Kong Holding Limited (reg. no. 1558549) to the Swedish Borrower by way of unconditional shareholder’s contribution;

(37) Guarantee obligations of Parent or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of Parent to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in applicable jurisdictions;

(38) Investments of the Borrowers and their Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 7.05 or any Investment that replaces, refinances, refunds, renews or extends any Investment set forth on Schedule 7.05; provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended, except as contemplated pursuant to the terms of such Investment in existence on the Closing Date or as otherwise permitted under this definition or otherwise under Section 7.05; and

(39) any Investment made into Oatly Hong Kong Holding Limited, Oatly Shanghai Co Ltd and/or Oatly Hainan Trading Co Ltd in an aggregate amount, together with (A) the aggregate Fair Market Value of property or assets Disposed of or transferred pursuant to clause (g) of the second paragraph of the definition of “Asset Sale” plus (B) the aggregate amount funded under any Local Facility incurred after the Closing Date from time to time, not to exceed [***].

“Permitted Liens” means, with respect to any Person:

(1) Liens incurred in connection with workers’ compensation laws, unemployment insurance laws or similar legislation, or in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or to secure public or statutory obligations of such Person or to secure surety, stay, customs or appeal bonds to which such Person is a party, or as security for contested Taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairman’s, construction contractors’, mechanics’ or other like Liens, in each case for sums not yet overdue by more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by IFRS) or with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect as determined in good faith by management of the Swedish Borrower or indirect parent of the Swedish Borrower;

(3) Liens for Taxes (i) which are not yet due or payable, (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required by IFRS (or in accordance with other applicable generally accepted Accounting Principles) or for property Taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax is to such property or (iii) with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect as determined in good faith by management of the Swedish Borrower;

(4) Liens in favor of the issuers of performance and surety bonds, bid, indemnity, warranty, release, appeal or similar bonds or with respect to regulatory requirements or letters of credit, bank guarantees or other similar documentary credits and similar instruments or bankers’ acceptances issued and completion of guarantees provided for, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person;

(6) (i) Liens incurred to secure Obligations in respect of Indebtedness permitted to be incurred pursuant to Section 7.01(a)(x) and (ii) Liens incurred to secure Obligations in respect of Indebtedness permitted to be incurred pursuant to Section 7.01(f); provided that, in the case of this clause (ii), such Lien extends only to the assets and/or Capital Stock the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto and any income or profits thereof, provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates;

(7) (i) Liens of the Borrowers or any of the Guarantors existing on the Closing Date and, in the case of any Lien securing Indebtedness for borrowed money, listed on Schedule 7.02 and any modifications, replacements, renewals or extensions thereof; provided that the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or (B) proceeds and products thereof; provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Permitted Debt);

(8) Liens on assets of, or Equity Interests (other than Equity Interests in any Subsidiary that is required to become a Guarantor pursuant to this Agreement) in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or a portion of the property or assets (and improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (8), if a Person becomes a Subsidiary, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Borrowers, and any property or assets of such Person or any Subsidiary of such Person shall be deemed acquired by the Borrowers at the time of such merger, amalgamation or consolidation;

(9) Liens on assets at the time the Borrowers or any Restricted Subsidiary acquired the assets, including any acquisition by means of a merger, amalgamation or consolidation with or into such Borrower or such Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens are limited to all or a portion of the property or assets (and improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (9), if, in connection with an acquisition by means of a merger, amalgamation or consolidation with or into the Borrowers or any Restricted Subsidiary, a Person other than a Borrower or Restricted Subsidiary is the successor company with respect thereto, any Subsidiary of such Person shall be deemed to become a Subsidiary of such Borrower or such Restricted Subsidiary, as applicable, and any property or assets of such Person or any such Subsidiary of such Person shall be deemed acquired by such Borrower or such Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(10) Liens securing Indebtedness or other obligations of a Borrower or a Subsidiary Guarantor owing to another Borrower or another Subsidiary Guarantor permitted to be incurred in accordance with Section 7.01;

(11) Liens securing Swap Contracts incurred in accordance with Section 7.01 either (x) on cash and Cash Equivalents or (y) limited to the Collateral and for which the relevant obligations are subject to the Intercreditor Agreement;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit, bank guarantees or other similar documentary credits and similar instruments entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property in the ordinary course of business;

(14) Liens arising from, or from Uniform Commercial Code financing statement filings regarding, operating leases or consignments entered into by the Borrowers and the Guarantors in the ordinary course of business;

(15) Liens in favor of the Borrowers or any Subsidiary Guarantor;

(16) Liens on Receivables Assets and related assets sold, conveyed, assigned or otherwise transferred or purported to be sold, conveyed, assigned or otherwise transferred pursuant to a Qualified Receivables Factoring and/or Qualified Receivables Financing permitted under Section 7.01(x);

(17) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(18) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense of real property not prohibited hereunder or any Liens on such interest or title of such lessor, sublessor, licensor or sublicensor;

(19) grants of intellectual property, software and other non-exclusive technology licenses in the ordinary course of business;

(20) judgment and attachment Liens not giving rise to an Event of Default pursuant to Section 8.01(f), (g) or (h) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21) Liens arising out of conditional sale, title retention (including any extended retention of title (verlängerter Eigentumsvorbehalt)), consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22) Liens on cash and Cash Equivalents incurred to secure Cash Management Services and other “bank products” (including those described in Section 7.01(l) and (y));

(23) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (7), (8) or (9), or succeeding clause (24) or (25) of this definition; provided, however, that (w) the relative priority of such new Lien shall be the same or junior to that of the original Lien, (x) such new Lien shall be limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus any replacements, additions, accessions and improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (7), (8), (9), (24) or (25) of this definition at the time the original Lien became a Permitted Lien, and (B) an amount necessary to pay any fees and expenses, including unpaid accrued interest and the aggregate amount of premiums (including tender premiums), and underwriting discounts, defeasance costs and fees and expenses in connection therewith, related to such refinancing, refunding, extension, renewal or replacement and (z) any amounts incurred under this clause (23) as a refinancing indebtedness of clause (25) of this definition hereunder shall reduce the amount available under such clause (25);

(24) Liens on Collateral securing Indebtedness permitted to be Incurred pursuant to Section 7.01 if at the time of any Incurrence of such Indebtedness and after giving pro forma effect thereto the Senior Secured Net Leverage

Ratio would not exceed 2.50:1.00; provided that such Indebtedness is secured by a Lien on the Collateral on a “junior” basis to the Liens securing the Obligations and is subject at all times to the Intercreditor Agreement;

(25) other Liens securing obligations the principal amount of which does not exceed the greater of (x) $10,000,000 and (y) 10.0% of Four Quarter Consolidated EBITDA at the time of incurrence of Indebtedness secured by such Lien; provided that if such Liens encumber any of the Collateral, such Liens shall be Liens ranking junior in Lien priority to the Liens securing the Obligations;

(26) Liens on the Equity Interests or assets of a Joint Venture to secure Indebtedness of such Joint Venture Incurred pursuant to Section 7.01(ee);

(27) [reserved];

(28) Liens on cash and Cash Equivalents in favor of the issuers of letters of credit, bank guarantees or other similar documentary credits and similar instruments incurred pursuant to Section 7.01(cc);

(29) [reserved];

(30) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(32) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Borrowers or any Guarantor to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers and the Guarantors; or (iii) relating to purchase orders and other agreements entered into with customers of the Borrowers or any Guarantor in the ordinary course of business;

(33) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any Joint Venture or similar arrangement pursuant to any Joint Venture or similar agreement;

(34) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(35) Liens on vehicles or equipment of the Borrowers or any Guarantor granted in the ordinary course of business;

(36) [reserved];

(37) (i) mortgages, liens, security interests, restrictions, encumbrances, ground leases or any other matters of record that have been placed by any developer, landlord or other third party on real property over which a Loan Party or any Restricted Subsidiary solely has easement rights, together with subordination or similar agreements relating thereto, and (ii) any pending condemnation or eminent domain proceedings affecting any real property for which a Loan Party has received notice;

(38) Liens arising solely by virtue of any statutory or common law provision or customary business provision relating to banker’s liens, rights of set‑off or similar rights;

(39) (a) Liens solely on any cash earnest money deposits made by the Borrowers or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment and (b) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Investment to be applied against the purchase price for such Investment;

(40) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(41) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(42) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(43) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrowers or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(44) restrictive covenants affecting the use to which real property may be put; provided that such covenants are complied with;

(45) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(46) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(47) Liens on property constituting Collateral securing obligations issued or incurred under (i) any Refinancing Notes and the Refinancing Note Indentures related thereto, and (ii) any Incremental Equivalent Debt and the Incremental Equivalent Debt Documents related thereto, in each case, to the extent permitted pursuant to such definitions (and in the case of Incremental Equivalent Debt, Section 2.15), and, in each case, any Permitted Refinancings thereof (or successive Permitted Refinancings thereof); provided that such Liens are subject to the Intercreditor Agreement;

(48) Liens on the assets of non-Loan Party Restricted Subsidiaries domiciled or incorporated in the People’s Republic of China securing Indebtedness permitted pursuant to Section 7.01(v);

(49) Liens on cash proceeds (and the related escrow accounts) in connection with the issuance into (and pending the release from) a customary escrow arrangement of any Refinancing Notes, any Incremental Equivalent Debt, any Ratio Debt and, in each case, any Permitted Refinancing thereof;

(50) Liens arising under the general terms and conditions (Allgemeine Geschäftsbedingungen) of savings banks (Sparkassen) and other financial institutions or similar general terms and conditions of banks and financial institutions with whom any member of the Group maintains a banking relationship in the ordinary course of business;

(51) Any security interest or right to set-off arising under articles 24 or 25 respectively of the general terms and conditions (algemene voorwaarden) of any member of the Dutch Bankers' Association (Nederlandse Vereniging van Banken) or similar terms applied by an account bank;

(52) Liens on Collateral securing Indebtedness permitted pursuant to Section 7.01(kk); provided that the applicable Liens are subject to the Intercreditor Agreement;

(53) any Lien required to be granted under mandatory law in favor of creditors as a consequence of a merger or a conversion permitted under this Agreement (including but not limited to in accordance with sections 22, 204 of German Transformation Act (Umwandlungsgesetz));

(54) Liens arising by operation of law under a lease in favour of the relevant third party landlord (including but not limited to any landlord’s pledge (Vermieterpfandrecht));

(55) Liens given in order to comply with the requirements of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV); and

(56) Liens on the Collateral incurred to secure Obligations in respect of Indebtedness permitted to be incurred pursuant to Section 7.01(b); provided that the applicable Liens are subject to the Intercreditor Agreement.

For purposes of determining compliance with this Agreement, (w) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (x) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Swedish Borrower may, in its sole discretion, classify such Lien (or any portion thereof) in any manner that complies with this definition, but may not later divide and/or reclassify any such Lien.

“Permitted Other Debt Conditions” means that such applicable Indebtedness does not mature or have scheduled amortization payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except (x) customary offers or obligations to repurchase, repay or redeem upon a change of control, asset sale, casualty or condemnation event or initial public offering (which offers or obligations may be on a pro rata basis, but not greater than a pro rata basis, with such offers or obligations in respect of the Initial Term Loans), (y) maturity payments and customary mandatory prepayments for a customary bridge financing which, subject to customary conditions, provides for automatic conversion or exchange into Indebtedness that otherwise complies with the requirements of this definition or (z) “AHYDO” payments, if applicable), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred unless the Lenders are also offered by the Borrowers the same amortization amounts for the corresponding year (provided that each Lender will be deemed to have accepted such offer unless such Lender notifies the Administrative Agent that it has rejected such offer by 11 a.m. five (5) Business Days (or such longer period to which the Swedish Borrower agrees) after the date of such offer.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and any premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred (including original issue discount and upfront fees), in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder; (b) other than with respect to Indebtedness under Section 7.01(f) or with respect to the initial maturity date for Extendable Bridge Loans, such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended unless the Lenders are also offered by the Borrowers the same amortization amounts for the corresponding year (provided that each Lender will be deemed to have accepted such offer unless such Lender notifies the Administrative Agent that it has rejected such offer by 11 a.m. five (5) Business Days (or such longer period to which the Swedish Borrower agrees)) after the date of such offer); (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable in all material respects to the Lenders (including, if applicable, as to Collateral) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or otherwise acceptable to the Administrative Agent; (d) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is (i) unsecured, unless otherwise permitted under Section 7.02, such modification, refinancing, refunding, renewal, replacement, exchange or extension is unsecured, or (ii) if secured by Liens on the Collateral, unless otherwise permitted under Section 7.02, such modification, refinancing, refunding, replacement, renewal or extension is secured to the same (or a lesser) extent, including with respect to any subordination provisions, and subject to the Intercreditor Agreement; (e) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended (including with respect to interest rate, optional prepayment premiums and options redemption provisions) Indebtedness when taken as a whole are not materially less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended and are otherwise on prevailing market terms and conditions; and (f) unless otherwise permitted under Section 7.01, such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is or would have been permitted to be the obligor or guarantor (or any successor thereto) on the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended (it being understood that the roles of such obligors as a borrower or a guarantor with respect to such obligations may be interchanged). A Permitted Refinancing of Indebtedness under the Section 7.01(b) shall be subject to Section 2.14(f)(iii) of this Agreement on the same basis as a “New Term Facility” as set forth therein.

[***]

“Person” means any natural person, corporation, limited liability company, trust, Joint Venture, association, company, partnership, partnership with limited liability, Governmental Authority, unincorporated organization or other entity.

“Peterborough Facility” means the production facility of the Group located in Peterborough, United Kingdom.

“Peterborough Facility Assets” has the meaning specified in clause (t) of the definition of “Asset Sale”.

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pledged Equity Interests” means “Pledged Equity Interests” (or similar term) as defined in the U.S. Pledge Agreement and each other applicable Collateral Document.

“Pounds Sterling” and “£” mean the lawful currency of the United Kingdom.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Amount” has the meaning specified in Section 2.05(c).

“Prepayment-Based Incremental Facility” has the meaning specified in Section 2.14(a).

“Prepayment Date” has the meaning specified in Section 2.05(c).

“Prepayment Premium” has the meaning specified in Section 2.05(a)(iii).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Adjustment” has the meaning specified in Section 7.08(b)(ii).

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Fixed Charge Coverage Ratio and the calculation of Consolidated Cash Interest Expense, Consolidated Net Income, Consolidated EBITDA and Consolidated Total Assets, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transactions, any acquisition, merger, amalgamation, consolidation, Investment, any issuance, Incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, Incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated, including, without limitation, the Transactions), any issuance or redemption of Preferred Stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit or any operational change and (subject to Section 1.12(b)(ii)) the receipt or depletion of Unrestricted Cash in connection with any of the foregoing, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or (except for purposes of (A) Consolidated Net Income for purposes of the definition of Excess Cash Flow, (B) the First Lien Net Leverage Ratio for purposes of determining the applicable percentage of Excess Cash Flow for purposes of Section 2.05(b) and (C) the financial covenants set forth in Section 7.08(a)) subsequent to the end of the Reference Period but prior to such date or prior to or substantially simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged, amalgamated or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period) (including with respect to any proposed Investment or acquisition of the subject Person for which financing is or is sought to be obtained, the Investment or acquisition for which a determination under this definition is made may occur after the date upon which the relevant determination or calculation is made), in each case, as if each such event occurred on the first day of the Reference Period; provided that (i) no amount shall be added back pursuant to this definition to the extent duplicative of amounts that are otherwise included in computing Consolidated EBITDA for such Reference Period and (ii) for the avoidance of doubt, Pro Forma Adjustments permitted under Section 7.08(b)(ii) shall be subject to the cap thereon specified in Section 7.08(b)(ii).

For purposes of making any computation referred to above:

(1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Swap Contracts applicable to such Indebtedness if such Swap Contracts have a remaining term in excess of 12 months);

(2) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Swedish Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS;

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if otherwise specified in the relevant agreement, the rate then in effect or, if none, then based upon such optional rate chosen as the Swedish Borrower may designate; and

(4) interest on any Indebtedness under a revolving credit facility or a Qualified Receivables Financing computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

“Pro Rata Share” means, with respect to each Lender and any Facility or all the Facilities or any Tranche or all the Tranches (as the case may be) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.17 and), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or the Facilities or Tranche or Tranches at such time (and, in the case of any Term Loan Tranche after the applicable borrowing date and without duplication, the outstanding principal amount of Term Loans under such Tranche, of such Lender, at such time) and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or the Facilities or Tranche or Tranches at such time (and, in the case of any Term Loan Tranche and without duplication, the outstanding principal amount of Term Loans under such Tranche, at such time). The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company” means any Person with a class or series of Voting Stock that is traded on a stock exchange or in the over-the-counter market.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Receivables Factoring” means any Factoring Transaction that meets the following conditions:

(1) such Factoring Transaction is recourse or non-recourse to Parent, the Borrowers or any Restricted Subsidiary, or their respective properties or assets,

(2) all sales, conveyances, assignments and/or contributions of Receivables Assets by the Borrowers or any Restricted Subsidiary are made at Fair Market Value (as determined in good faith by the Swedish Borrower), and

(3) such Factoring Transaction (including financing terms, covenants, termination events (if any) and other provisions thereof) is on market terms at the time such Factoring Transaction is first entered into (as determined in good faith by the Swedish Borrower) and may include Standard Securitization Undertakings.

“Qualified Receivables Financing” means any Receivables Financing of a Restricted Subsidiary that meets the following conditions:

(1) the Board of Directors of the Swedish Borrower shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Swedish Borrower and the Restricted Subsidiaries of Parent,

(2) all sales, conveyances, assignments and/or contributions of Receivables Assets by the Borrowers or any Restricted Subsidiary to any other Person are made at Fair Market Value (as determined in good faith by the Swedish Borrower), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms at the time such Receivables Financing is first entered into (as determined in good faith by the Swedish Borrower) and may include Standard Securitization Undertakings.

“Ratio Acquisition Debt” has the meaning specified in Section 7.01(q).

“Ratio Debt” has the meaning specified in the first paragraph of Section 7.01.

“Ratio-Based Incremental Facility” has the meaning specified in the Section 2.14(a).

“RCF Draw-Stop” has the meaning specified in Section 7.13.

“Receivables Assets” means accounts receivable (whether now existing or arising in the future) of Parent or any of its Subsidiaries that are subject to a Qualified Receivables Financing or Qualified Receivables Factoring and any customary assets related thereto consisting of all collateral securing such accounts receivable, all contracts and all guarantees or other obligations (including, without limitation, letters of credit, promissory notes or trade credit insurance) in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with non-recourse, asset securitization or factoring transactions involving accounts receivable and any Swap Contracts entered into by Parent or any such Subsidiary in connection with such accounts receivable.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrowers or any of their Subsidiaries pursuant to which the Borrowers or any of their Subsidiaries may sell, contribute, convey, assign or otherwise transfer Receivables Assets to any Third Party which in either case may include a backup or precautionary grant of security interest in such Receivables Assets so sold, contributed, conveyed, assigned or otherwise transferred.

“Receivables Repurchase Obligation” means (i) any obligation of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller or (ii) any right of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase defaulted receivables for the purposes of claiming sales tax bad debt relief.

“Recipient” means the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, as applicable.

“Reference Period” has the meaning given to such term in the definition of “Pro Forma Basis”.

“Reference Time” with respect to any setting of the then-current Benchmark means 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting.

“Refinancing” has the meaning specified in Preliminary Statements of this Agreement.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Specified Refinancing Agent, among the Borrowers, the Specified Refinancing Agent, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.18.

“Refinancing Indebtedness” has the meaning specified in Section 7.01.

“Refinancing Notes” means one or more series of senior unsecured notes, or senior secured notes secured by the Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations or senior secured notes secured by the Collateral on a “junior” basis to the Liens securing the Obligations, in each case issued in respect of a refinancing of outstanding Indebtedness of the Borrowers under any one or more Term Loan Tranches; provided that, (a) (i) if such Refinancing Notes shall be secured, then such Refinancing Notes shall only be secured by a security interest in all or a portion of the Collateral that secured the Term Loan Tranche being refinanced, and (ii) such Refinancing Notes shall be issued subject to the Intercreditor Agreement; (b) other than with respect to the initial maturity date for Extendable Bridge Loans, no Refinancing Notes shall (i) mature prior to the Latest Maturity Date with respect to Term Loans then in effect immediately prior to giving effect to such refinancing or (ii) be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except (x) customary asset sale, casualty events or similar event, change of control provisions and customary acceleration rights after an event of default and (y) customary “AHYDO” payments, to the extent relevant); (c) the covenants, events of default, guarantees, collateral and other terms of such Refinancing Notes are customary for similar debt securities in light of then-prevailing market conditions at the time of issuance (it being understood that no Refinancing Notes shall include any financial maintenance covenants (including indirectly by way of a cross-default to this Agreement), but that customary cross-acceleration provisions may be included and that any negative covenants with respect to indebtedness, investments, liens or restricted payments shall be incurrence-based) and in any event are not more favorable to the investors providing such Refinancing Notes, taken as a whole, than the terms and conditions of the Indebtedness being refinanced by such Refinancing Notes (excluding pricing and optional prepayment or redemption terms), except for covenants or other provisions (x) that are applicable only to periods after the Latest Maturity Date then in effect immediately prior to giving effect to such refinancing or (y) as are, in consultation with the Administrative Agent, incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders without further consents from other Lenders required (provided that a certificate of a Responsible Officer of the Swedish Borrower delivered to the Administrative Agent in good faith at least five Business Days (or such shorter period as may be agreed by the Administrative Agent, acting reasonably) prior to the incurrence of such Refinancing Notes, together with a reasonably detailed description of the material terms and conditions of such Refinancing Notes or drafts of the documentation relating thereto, stating that the Swedish Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (c), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Swedish Borrower of its objection during such five Business Day period (or shorter) (including a reasonable description of the basis upon which it objects)); (d) such Indebtedness is in an original aggregate principal amount not greater than the principal or committed amount of the Indebtedness subject to such refinancing (plus the amount of unpaid accrued or capitalized interest and premiums thereon (including tender premiums), underwriting discounts, defeasance costs, fees, commission and expenses), (e) such Refinancing Notes may not have obligors or Liens that are more extensive than those which applied to the Indebtedness being refinanced (it being understood that the roles of such obligors as a borrower or a guarantor with respect to such obligations may be interchanged); and (f) the Net Cash Proceeds of such Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans under the applicable Term Loan Tranche being so refinanced and the payment of fees, expenses and premiums, if any, payable in connection therewith.

“Refinancing Notes Indentures” means, collectively, the indentures or other similar agreements pursuant to which any Refinancing Notes are issued, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“Register” has the meaning specified in Section 10.07(c).

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by a Borrower or a Restricted Subsidiary in exchange for assets transferred by a Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, managers, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the FRB or the NYFRB, or a committee officially endorsed or convened by the FRB or the NYFRB, or any successor thereto.

“Relevant Transaction” has the meaning specified in Section 2.05(b)(ii).

“Replaceable Lender” has the meaning specified in Section 3.08(a).

“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Similar Business or (2) a majority of the Voting Stock of any Person primarily engaged in a Similar Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Repricing Event” means (i) any prepayment or repayment of the Initial Term Loans, in whole or in part, with the proceeds of, or conversion of any portion of the Initial Term Loans into, any new or replacement tranche of term loans of the Loan Parties under credit facilities of a like currency with the Tranche of Initial Term Loans prepaid or converted or incurred for the primary purpose of repaying, refinancing or replacing Initial Term Loans with loans of such currency bearing interest with an All-in Yield less than the All-in Yield applicable to such portion of the Initial Term Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) and (ii) any amendment to the Facility with respect to a Tranche of Initial Term Loans which reduces the All-in Yield applicable to such Tranche of Initial Term Loans; provided that a Repricing Event shall not include any event described above that is not consummated for the primary purpose of lowering the effective interest cost or weighted average yield applicable to the applicable Term Facility.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the Dollar Amount of the (a) Total Outstandings and (b) aggregate unused Term Commitments; provided that the unused Term Commitments of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, representative, director, manager, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary, an authorized signatory, an attorney-in-fact (to the extent empowered by the board of directors/managers of Parent or the Borrowers), or other similar officer of a Loan Party, or a director, manager or secretary of any Loan Party incorporated in the United States (or of its general partner, managing member or sole member, if applicable). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted” means, when referring to cash or Cash Equivalents of Parent or any of its Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of Parent or such Subsidiary (unless such appearance is related to the Loan Documents (or the Liens created thereunder) or other Indebtedness permitted under Section 7.01 which is permitted to be secured by a Lien on the Collateral that is subject to the Intercreditor Agreement) or (ii) are subject to any Lien (other than Liens on Collateral permitted by Section 7.02 that are subject to the Intercreditor Agreement).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Lender” has the meaning specified in Section 1.18(b).

“Restricted Payment” has the meaning specified in Section 7.05.

“Restricted Subsidiary” means, unless the context otherwise requires, any Borrower and any other Subsidiary of Parent (or the relevant entity as the context may indicate).

“Restructuring Costs” means expenditures and costs relating to the restructuring or reorganization of parts of, or any business or assets of any member of, the Group, the rebranding, relocation, rationalization, reduction, disposal or elimination of administrative or production locations, product lines, assets or businesses, the recruitment, relocation, retention, retraining, severance and/or termination of any employee or member of management, business interruption or discontinued operations, any other cost-cutting measure or rationalization, and any other similar item, including, in each case, the payment of costs, expenses, Taxes and fees (including, but not limited to, any advisor and consultancy fee) relating to any such action.

“Retired Capital Stock” has the meaning specified in Section 7.05.

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other amount received or realized in respect thereof in cash (or the Fair Market Value of property and assets received) thereof.

“S&P” means S&P Global Ratings, and any successor thereto.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Borrowers or a Restricted Subsidiary whereby the Borrowers or a Restricted Subsidiary transfers such property to a Person and the Borrowers or such Restricted Subsidiary leases it from such Person, other than leases between Parent, any of the Borrowers and a Restricted Subsidiary or between Restricted Subsidiaries.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means, at any time, a country or territory that is itself the subject of comprehensive Sanctions (as of the Closing Date, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea, Zaporizhzhia and Kherson Regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons described in the foregoing clause (a), (b) or (c).

“Sanctions Authority” means: (a) the United States, including the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) or the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) the United Kingdom, including His Majesty’s Treasury; and (e) any other relevant Governmental Authority with jurisdiction over the parties hereto.

“Sanctions Laws and Regulations” means any and all economic or financial sanctions or trade embargoes imposed, administered or enforced by any Sanctions Authority.

“Sanctions Provisions” has the meaning specified in Section 1.18(a).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Security Agent, the Lenders and each co-agent or subagent appointed by the Administrative Agent or the Security Agent from time to time pursuant to Article IX.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agent” means Wilmington Trust (London) Limited, acting through such of its Affiliates or branches as it may designate, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent permitted by the terms hereof.

“Securities Account” as defined in the UCC.

“Security Agent Fee Letter” means that certain Security Agent and Agent Fee Letter, dated April 18, 2023 by and among the Parent and Wilmington Trust (London) Limited.

“SEK” means the lawful currency of Sweden.

“SEMS” means the Superfund Enterprise Management System maintained by the U.S. Environmental Protection Agency.

“Senior Secured Net Leverage Ratio” means, on any date of determination, with respect to the Borrower Parties on a consolidated basis, the ratio of (a) Consolidated Funded Senior Secured Indebtedness (less Unrestricted Cash of the Borrower Parties as of the last day of the most recently ended Test Period prior to such date in an aggregate amount not to exceed $25,000,000) of the Borrower Parties on the last day of the most recently ended Test Period prior to such date to (b) the greater of (x) Consolidated EBITDA of the Borrower Parties for the then most recently ended Test Period and (y) zero.

“Silver Point” means Silver Point Finance, LLC.

“Similar Business” means any business engaged or proposed to be engaged in by Parent and its Subsidiaries on the Closing Date and any similar, corollary, related, ancillary, incidental, related to or complementary business or business activities or a reasonable extension, development or expansion thereof or ancillary thereto.

“Singapore Subsidiary” means any Subsidiary of Parent that is domiciled or incorporated in Singapore.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the CME Term SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Determination Date” has the meaning specified in the definition of Daily Simple SOFR.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“SOFR Rate Date” has the meaning specified in the definition of Daily Simple SOFR.

“Solvent” means, with respect to (i) any Person other than a Loan Party incorporated in England and Wales on any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is greater than or equal to the total amount that will be required to pay the probable liabilities, including contingent liabilities, of the Loan Parties as they become absolute and matured, (c) the capital of such Person is not unreasonably small in relation to its business as contemplated on such date of determination and (d) such Person has not and does not intend to, and does not believe that it will, incur debts or other obligations, including current obligations, beyond its ability to pay such debts and liabilities as they become due (whether at maturity or otherwise) and (ii) with respect to any Loan Parties incorporated in England and Wales, means: (a) that Person: (1) is able or does not admit inability to pay its debts as they fall due; (2) is not deemed to, or is not declared to be unable to pay its debts under applicable law; (3) by reason of actual or anticipated financial difficulties, has not suspended or threatened making payments on any of its debts; and (4) by reason of actual or anticipated financial difficulties, has not commenced negotiations with one or more of its creditors (excluding any Lenders in their capacity as such) with a view to rescheduling any of its indebtedness; and (b) the value of that Person’s assets is not less than its liabilities (taking into account contingent and prospective liabilities); and (c) no moratorium has been declared in respect of any of that Person’s indebtedness (and the ending of a moratorium will not remedy any Event of Default so caused by that moratorium). The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Borrowings” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

(a) moneys borrowed and debit balances at banks or other financial institutions;

(b) any acceptances under any acceptance credit or bill discount facility (or dematerialized equivalent);

(c) any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;

(d) any Finance Lease;

(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f) any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument (but not, in any case, Trade Instruments) issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(g) any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Maturity Date;

(h) any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(i) any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) classified as borrowings under the Accounting Principles; and

(j) (without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

provided that:

(i) borrowings owed by one member of the Group to another member of the Group; and

(ii) any guarantee or indemnity not prohibited under the Loan Documents given in respect of indebtedness referred to in paragraph (i) above,

are excluded for the purposes of this calculation.

“Specified Cash” means, at any time, cash in hand, in transit or at bank and (in the latter case) credited to an account in the name of a member of the Group with an Acceptable Bank and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and for so long as:

(a) repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(b) there is no security over that cash, except for security of account holding banks arising under their general terms and conditions or by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements, and, for the avoidance of doubt, to the extent the Group has implemented a cash-pool arrangement, only the net cash amount available in such cash-pool shall be included; and

(c) that cash is freely and:

(i) with respect to any such cash held in an account in China, available within thirty (30) days to be applied in repayment or prepayment of the Term Loans (as reasonably determined by Parent, acting in good faith); and

(ii) with respect to any other such cash, except for any required corporate action (if any) and save for such cash which is subject to security as referred to in paragraph (b) above, immediately available to be applied in repayment or prepayment of the Term Loans.

“Specified Cash Equivalents” means at any time:

(a) certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b) any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c) commercial paper not convertible or exchangeable to any other security:

(i) for which a recognized trading market exists;

(ii) issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii) which matures within one year after the relevant date of calculation; and

(iv) which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d) bills of exchange eligible for rediscount at the relevant central bank and accepted by an Acceptable Bank (or their dematerialized equivalent);

(e) any investment in money market funds which:

(i) have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited;

(ii) invest substantially all their assets in securities of the types described in paragraphs (a) to (d) (inclusive) above; and

(iii) can be turned into Specified Cash (and for the purpose of calculating Liquidity, subject to the relevant cap in the definition of paragraph (a) of the definition of “Liquidity”) on not more than 30 days’ notice; and

(f) any other debt security approved by the Required Lenders,

in each case, denominated and payable in freely transferable and freely convertible currency to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any members of the Group or subject to any Lien.

“Specified Event of Default” means (x) any Event of Default under Section 8.01(a) with respect to any principal or interest payable or any fees payable pursuant to Section 2.09 only and (y) any Event of Default of the Borrowers under Section 8.01(f).

“Specified Refinancing Agent” has the meaning specified in Section 2.18(a).

“Specified Refinancing Debt” has the meaning specified in Section 2.18(a).

“Specified Refinancing Term Commitment” has the meaning specified in Section 2.18(a).

“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.

“Specified Total Net Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Specified Borrowings required to be recorded on a balance sheet in accordance with the Accounting Principles at that time but:

(a) excluding any amounts owing under the Convertible Bonds;

(b) excluding any amounts owing under Finance Leases;

(c) excluding any amounts in respect of undrawn letters of credit, bank guarantees, hedging obligations and capital stock, shares or equivalents; and

(d) deducting the aggregate amount of Specified Cash and Specified Cash Equivalents held by any member of the Group at that time in an aggregate amount not to exceed $25,000,000,

and so that no amount shall be included or excluded more than once.

“Specified Total Net Leverage Ratio” means the ratio of (i) Specified Total Net Debt to (ii) the greater of (x) Consolidated EBITDA in respect of any Test Period and (y) zero.

“Specified Transaction” means any incurrence or repayment of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement) or Investment (including any proposed Investment or acquisition) that results in a Person becoming a Subsidiary, any acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of Parent, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrowers or any of the Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrowers or implementation of any initiative not in the ordinary course of business.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrowers or any Subsidiary of Parent which the Swedish Borrower has determined in good faith to be customary in a Receivables Financing including, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subject Party” has the meaning specified in Section 3.02(b).

“Subject Recipient” has the meaning specified in Section 3.02(b).

“Subordinated Financing” means, collectively, any funds provided to the Parent pursuant to any security, instrument or agreement, other than Capital Stock, and the net proceeds of which are contributed by Parent to Holdings and by Holdings to the Swedish Borrower, and that pursuant to its terms: (a) does not (including upon the happening of any event (other than customary prepayment or redemption events upon the occurrence of a fundamental change, asset purchase offer, acceleration upon event of default and purchase offer in case of rejection of convertible bond terms by registrar)) mature or require any amortization prior to the date falling four months after the maturity of the Initial Term Loans (other than through conversion or exchange of any such security or instrument for Capital Stock that is not Disqualified Stock or for any other security or instrument meeting the requirements of this definition), (b) does not (including upon the happening of any event (other than customary prepayment or redemption events upon the occurrence of a fundamental change, asset purchase offer, acceleration upon event of default and purchase offer in case of rejection of convertible bond terms by registrar)) require the payment in cash or otherwise, of interest prior to the date falling four months after the maturity of the Facilities (provided that interest may accrete while such Subordinated Financing is outstanding and accretion interest may become due upon maturity as permitted by clause (a) or acceleration of maturity and any interest may be satisfied at any time by the issue to the holders thereof of additional Subordinated Financing), (c) is not secured by a Lien or any assets of the Parent or a Restricted Subsidiary and is not guaranteed by any Restricted Subsidiary of the Parent, (d) is contractually subordinated and junior in right of payment to the prior payment in full in cash of all obligations (including principal, interest, premium (if any) and additional amounts (if any)) of the Borrowers and the Loan Parties under the Facilities pursuant to the Intercreditor Agreement and (e) is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the date on which the Facilities mature other than into or for Capital Stock of the Parent that is not Disqualified Stock.

“Subordinated Indebtedness” means (a) with respect to the Borrowers, any Indebtedness of such Borrower which is by its terms expressly subordinated in right of payment to the Obligations, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Guarantee of the Obligations.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, Joint Venture, limited liability company or similar entity) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, Joint Venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with IFRS. As used herein, the term “Subsidiary” shall refer to any Subsidiary of Parent unless expressly provided for otherwise.

“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of Parent (other than any Borrower with respect to such Borrower’s Obligations) that are Guarantors.

“Supplemental Agent” has the meaning specified in Section 9.14(a).

“Supplier” has the meaning specified in Section 3.02.

“Supported QFC” has the meaning specified in Section 10.25(a).

“Sustainable Revolving Credit Facility” means the revolving credit facility established under the Sustainable Revolving Credit Facility Agreement.

“Sustainable Revolving Credit Facility Agreement” means the Sustainable Revolving Credit Facility Agreement originally dated 14 April 2021, among Parent, Holdings, the Swedish Borrower, the lenders party thereto, as amended pursuant to the Sustainable Revolving Credit Facility Agreement Amendment Agreement and as may be further amended, restated, supplemented or otherwise modified or replaced or refinanced from time to time.

“Sustainable Revolving Credit Facility Agreement Amendment Agreement” means the amendment and restatement agreement dated on or about the Closing Date, among Parent, Holdings, the Swedish Borrower, the lenders party thereto and Wilmington Trust (London) Limited, as agent and security agent relating to the Sustainable Revolving Credit Facility Agreement, which shall be in form and substance reasonably satisfactory to the Lead Lender.

“Sustainable Revolving Credit Facility Commitment” has the meaning given to the term “Commitment” in the Sustainable Revolving Credit Facility Agreement.

“Sustainable Revolving Credit Facility Guarantor” has the meaning specified in Section 6.12(a)(v).

“Sustainable Revolving Credit Facility Loan” has the meaning given to the term “Loan” in the Sustainable Revolving Credit Facility Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swedish Subsidiary” means any Subsidiary of Parent that is domiciled or incorporated in Sweden (or any province or territory thereof).

“Syndication Agent” means Silver Point, in its capacity as sole and exclusive syndication agent for the Term Facility.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing of the same Type of Term Loan of a single Tranche from all the Lenders having Term Commitments or Term Loans of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having, in the case of SOFR Loans, the same Interest Period.

“Term Commitment” means, as to each Term Lender, (i) its Initial Term Commitment, (ii) its Term Commitment Increase, (iii) its New Term Commitment or (iv) its Specified Refinancing Term Commitment. The amount of each Lender’s Initial Term Commitment is as set forth in the respective definitions thereof and the amount of each Lender’s other Term Commitments shall be as set forth in the Assignment and Assumption, or in the amendment or agreement relating to the respective Term Commitment Increase, New Term Commitment or Specified Refinancing Term Commitment pursuant to which such Lender shall have assumed its Term Commitment, as the case may be, as such amounts may be adjusted from time to time in accordance with this Agreement.

“Term Commitment Increase” has the meaning specified in Section 2.14(a).

“Term Facility” means a facility in respect of any Term Loan Tranche (including any Term Commitment Increase with respect to any Term Loan Tranche), as the context may require.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has an Initial Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans and/or Term Commitments at such time.

“Term Loan” means an advance made by any Term Lender under any Term Facility.

“Term Loan Tranche” means the respective facility and commitments utilized in making Term Loans hereunder, with there being one Term Loan Tranche on the Closing Date, i.e. the Initial Term Loans and Initial Term Commitments (the “Initial Term Facility”). Additional Term Loan Tranches may be added after the Closing Date, i.e., New Term Loans, Specified Refinancing Term Loans, New Term Commitments and Specified Refinancing Term Commitments.

“Term Note” means a promissory note of the Borrowers payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the Indebtedness of the Borrowers to such Term Lender resulting from the Term Loans under the applicable Term Facility.

“Term SOFR” means, with respect to any SOFR Loan and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR Reference Rate.”

“Term SOFR Reference Rate” means for any day and time (such day, the “Term SOFR Determination Day”), with respect to any SOFR Loan denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day; provided, that if Term SOFR determined as provided above shall ever be less than 2.50%, then Term SOFR shall be deemed to be 2.50%.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of Parent ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (c), as applicable; provided that, prior to the first date that financial statements are internally available or have been or are required to be delivered pursuant to Section 6.01(a) or (c), as the case may be, the Test Period in effect shall be the period of four consecutive fiscal quarters of Parent ended September 30, 2022. A Test Period may be designated by reference to the last day thereof (i.e., the “September 30, 2022 Test Period” refers to the period of four consecutive fiscal quarters of Parent ended September 30, 2022), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means $20,000,000.

“Third Party” means a Person not affiliated with the Parent or the Borrowers.

“Total Net Leverage Ratio” means, on any date of determination, with respect to the Borrower Parties on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness (less Unrestricted Cash of the Borrower Parties as of the last day of the most recently ended Test Period prior to such date in an aggregate amount not to exceed $25,000,000) of the Borrower Parties on the last day of the most recently ended Test Period prior to such date to (b) the greater of (x) Consolidated EBITDA of the Borrower Parties for the then most recently ended Test Period and (y) zero.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

“Tranche” means any Term Loan Tranche.

“Transaction Costs” means the payment of all fees, costs and expenses incurred in connection with the Loan Documents, the Finance Documents (as defined in the Sustainable Revolving Credit Facility Agreement) and the agreements and documents governing the Convertible Bonds.

“Transactions” means (taken collectively):

(a) the Borrowers obtaining the Facilities;

(b) the Swedish Borrower obtaining the Sustainable Revolving Credit Facility;

(c) Parent issuing the Convertible Bonds; and

(d) the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition.

“Treasury Rate” means, as of any prepayment date, the yield to maturity as of such prepayment date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the first anniversary of the Closing Date; provided, that if the period from the prepayment date to the first anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a SOFR Loan.

“UK CRD IV” means (i) (CRR as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “Withdrawal Act”), (ii) the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the Withdrawal Act) implemented CRD and its implementing measures, (iii) (direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the Withdrawal Act) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act and any law or regulation of the United Kingdom which introduces into domestic law of the United Kingdom a provision which is equivalent to a provision set out in CRR or CRD and/or implements Basel III standards.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Subsidiary” means any Subsidiary of Parent that is domiciled or incorporated in the United Kingdom (or any province or territory thereof).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, examiner, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Person is subject to home jurisdiction supervision if applicable Law requires that such appointment is not to be publicly disclosed.

“Unfunded Advances” means with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the applicable Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the applicable Borrower or made available to the Administrative Agent by any such Lender.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a) of ERISA over the current value of such Plan’s assets, determined in accordance with assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means (x) cash and Cash Equivalents of the Borrowers and Restricted Subsidiaries of Parent that is not Restricted and (y) cash and Cash Equivalents of the Borrowers and Restricted Subsidiaries of Parent that are restricted in favor of the Facilities and any other pari passu Indebtedness permitted to be incurred hereunder that is secured by a Lien on the Collateral and subject to the Intercreditor Agreement, whether or not such cash and Cash Equivalents are held in a pledged account.

“U.S. Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Pledge Agreement” means the New York-law governed Pledge Agreement dated as of the date hereof and executed by the Loan Parties party thereto.

“U.S. Subsidiary” means any Subsidiary of Parent that is domiciled or incorporated in the United States (or any state or territory thereof).

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(C)(iii).

“Unpaid Amount” has the meaning specified in Section 7.05.

“Unreimbursed Amount” has the meaning specified in Section 2.03(d)(i).

“VAT” means (a) any value added tax imposed by the UK Value Added Tax Act 1994, (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax as amended (EC Directive 2006/112) or any predecessor to it or supplemental to that Directive; and (c) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) or (b) above, or imposed elsewhere.

“Verlinvest” means, collectively, Verlinvest S.A., together with its Affiliates (other than any portfolio company thereof).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment, in respect of such Disqualified Stock or Preferred Stock, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such

Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable Law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Working Capital” means, with respect to the Borrowers and the Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital will be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) reclassification after the Closing Date in accordance with IFRS of assets or liabilities, as applicable, between current and non-current or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) References in this Agreement to an Exhibit, Schedule, Article, Section, clause or subclause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(h) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Specified Event of Default, Default or Event of Default has occurred, is continuing or would result therefrom or the accuracy of representations and warranties) in connection with any action (including a Specified Transaction) undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio and determination of compliance with this Agreement (including whether any Specified Event of Default, Default or Event of Default has occurred, is continuing or would result therefrom or the accuracy of such representations and warranties or other applicable covenant shall be determined, or any default or event of default blocker shall be tested, in each case, at the option of the Swedish Borrower (the Swedish Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election” and such date selected, the “LCA Test Date”)), (i) in the case of any acquisition or other similar Investment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of the Swedish Borrower, (x) as of the date the definitive acquisition agreement for such acquisition or other similar Investment is entered into, (y) at the time that binding commitments to provide any Indebtedness contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (z) at the time of the consummation of the relevant acquisition or other similar Investment and/or (ii) in the case of any irrevocable Indebtedness repurchase or repayment (including with respect to any Indebtedness contemplated or incurred in connection therewith), either, at the option of the Swedish Borrower, (x) at the time of delivery of notice with respect to such repurchase or repayment, (y) at the time that binding commitments to provide any debt contemplated or incurred in connection therewith are provided or at the time such Indebtedness is incurred or (z) at the time of the making of such repurchase or repayment, in each case, after giving effect to the relevant transaction, any related Indebtedness (including the intended use of proceeds thereof) and all other permitted pro forma adjustments on a Pro Forma Basis and if, after such applicable ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and such other related and specified actions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, the Swedish Borrower could have taken such action on the relevant LCA Test Date in compliance with such applicable ratios and provisions, such applicable ratios and provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if any of such ratios or other financial test are not complied with as a result of fluctuations in such ratio or other financial measurement (including due to fluctuations in Consolidated EBITDA of Parent) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will nevertheless be deemed to have been complied with solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder; provided that if such ratios or other financial test improve as a result of such fluctuations, such improved ratios and other financial measurements, as the case may be, may be utilized and (ii) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related and specified actions unless so elected pursuant to the foregoing provisions of this paragraph. If Parent has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Limited Condition Transaction and related and specified actions on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires or irrevocable notice is rescinded, as applicable, without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other related and specified actions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated. Notwithstanding the foregoing, any Limited Condition Transaction shall have a closing date that is not simultaneous with the LCA Test Date and such closing date shall be within ninety (90) days of the LCA Test Date.

(j) For the purpose of determining whether any person is “wholly owned” in this Agreement, the minority shareholdings held by individuals in Holdings as at the date hereof shall be disregarded.

(k) References to the People’s Republic of China shall exclude, for the avoidance of doubt, the Hong Kong Special Administrative Region of the People’s Republic of China.

(l) [reserved].

(m) [reserved].

(n) Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

(o) The phrase “permitted by” and the phrase “not prohibited by” shall be synonymous, and any transaction not specifically prohibited by the terms of the Loan Documents shall be deemed to be permitted by the Loan Documents.

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS, as in effect from time to time.

(b) If at any time any change in IFRS or the application thereof, or any election by the Borrowers to report in GAAP in lieu of IFRS for financial reporting purposes, would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent and the Borrowers shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such election to report in GAAP or such change in IFRS or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (i) (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with IFRS or the application thereof prior to such change therein and (B) the Borrowers shall provide to the Administrative Agent and the Lenders a written reconciliation, in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in IFRS or the application thereof or (ii) the Swedish Borrower may elect to fix IFRS as of another later date notified in writing to the Administrative Agent from time to time.

(c) Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Loan Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

(d) Notwithstanding anything to the contrary contained in this Agreement, only those leases that would constitute capital leases under IFRS as of December 31, 2018 shall be considered capital leases and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

Section 1.04 Rounding. Any financial ratios required to be maintained by any of the Borrower Parties, or satisfied in order for a specific action to be permitted, under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to United States Eastern time (daylight savings or standard, as applicable).

Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Currency Equivalents Generally.

(a) Except for purposes of financial statements delivered by Loan Parties hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent; provided that if any basket (including the Threshold Amount for purposes of any Event of Default) is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

(b) [reserved].

(c) [reserved].

(d) For purposes of determining the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio and the Total Net Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing Parent’s financial statements corresponding to the Test Period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with IFRS, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

Notwithstanding anything to the contrary in this Agreement any (i) representation or warranty that would be untrue or inaccurate, (ii) any undertaking that would be breached or (iii) any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations in applicable currency exchange rates, shall not be deemed to be untrue, inaccurate, breached or so constituted, as applicable, solely as a result of such fluctuations in currency exchange rates; provided that this paragraph shall not apply to Events of Default relating to the breach of any covenant set forth in Section 7.08.

Section 1.09 Change in Currency. Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any country and any relevant market conventions or practices relating to the change in currency.

Section 1.10 Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, Restricted Subsidiary, Joint Venture or any other like term shall also constitute such a Person or entity).

Section 1.11 Pro Forma Calculations. Notwithstanding anything to the contrary herein (subject to Section 1.02(i)), the Consolidated Cash Interest Expense, the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Fixed Charge Coverage Ratio, Consolidated Net Income, Consolidated EBITDA and Consolidated Total Assets shall be calculated (including, in each case, for purposes of Sections 2.14 and 2.15) on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four-quarter period; provided that notwithstanding the foregoing or the definition of Pro Forma Basis, when calculating (A) Consolidated Net Income for purposes of the definition of Excess Cash Flow, (B) the First Lien Net Leverage Ratio for purposes of determining the applicable percentage of Excess Cash Flow for purposes of Section 2.05(b) and (C) the financial covenants set forth in Section 7.08(a), any Specified Transaction and any related adjustment contemplated in the definition of “Pro Forma Basis” (and corresponding provisions of the definition of “Consolidated EBITDA”) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect.

For purposes of making any computation referred to above:

(1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Swap Contracts applicable to such Indebtedness if such Swap Contracts has a remaining term in excess of 12 months);

(2) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Swedish Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS;

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if otherwise specified in the relevant agreement, the rate then in effect or, if none, then based upon such optional rate chosen as the Swedish Borrower may designate; and

(4) interest on any Indebtedness under a revolving credit facility or a Qualified Receivables Financing or Qualified Receivables Factoring computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

Section 1.12 Calculation of Baskets. (a) If any of the baskets set forth in this Agreement are exceeded solely as a result of fluctuations to Consolidated EBITDA or Consolidated Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under this Agreement, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.

(b) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement under any covenant that does not require compliance with a financial ratio or test (including, without limitation, pro forma compliance with any First Lien Net Leverage Ratio test, Total Net Leverage Ratio test, Senior Secured Net Leverage Ratio test and/or Fixed Charge Coverage Ratio test but excluding any Consolidated EBITDA test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts being substantially concurrently incurred (other than, in the case of any Fixed Amounts contained in Section 7.01 or Section 7.02, any refinancings of any Indebtedness that was previously incurred) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence, except that (i) incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of any Incurrence Based Amounts under any covenant other than Incurrence Based Amounts contained in Section 7.01 or Section 7.02 and (ii) any such calculation shall not give effect to any cash proceeds thereof for netting purposes.

(c) [Reserved].

(d) Notwithstanding anything to the contrary herein, so long as the Convertible Bonds constitute a Subordinated Financing, they shall be disregarded for purposes of calculating the Total Net Leverage Ratio and the Fixed Charge Coverage Ratio in connection with the incurrence of unsecured Indebtedness.

Section 1.13 Agreed Security Principles; Guarantor Provisions. The Collateral Documents and each other guaranty and security document delivered or to be delivered under this Agreement and any obligation to enter into such document or obligation by any Subsidiary shall, solely with respect to Loan Parties not organized in the United States or assets not located in the United States, be subject in all respects to the Agreed Security Principles set forth on Schedule 1.13. This Agreement and all of the other Loan Documents shall be subject in all respects to the Guarantor

Provisions set forth in Schedule 1.14 (as may be supplemented pursuant to Section 10.01 or as otherwise agreed to by the Administrative Agent).

Section 1.14 Borrower Notices. Any instruction given or notice sent by Parent shall, unless otherwise expressly stated to the contrary, be effective as an instruction or notice on behalf of the Borrowers and the Administrative Agent, the Security Agent and each Lender shall be permitted to rely thereon as if the same were furnished by the Borrowers. In connection with the forgoing, each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for the Borrowers, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed in such capacity. Each Borrower hereby appoints and authorizes Parent (i) to provide to the Administrative Agent, the Security Agent and the Lenders and receive from the Administrative Agent, the Security Agent and the Lenders all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as Parent deems appropriate on its behalf to obtain Loans and Commitments and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Parent hereby accepts such appointment and the Administrative Agent, the Security Agent and the Lenders shall be entitled to rely upon and shall be fully protected in relying upon, any notice or communication delivered by Parent on behalf of all Borrowers. The Administrative Agent, the Security Agent and the Lenders may give any notice or communication with any Borrower hereunder to Parent on behalf of the other Borrowers.

Section 1.15 Joint and Several Liability of the Borrowers

(1) Each Borrower hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-borrower, joint and several liability with the other Borrowers with respect to the prompt payment and performance of all Obligations of the Borrowers and all agreements of each of the Borrowers under the Loan Documents, it being the intention of the parties hereto that all of the Obligations of each Borrower shall be the joint and several obligations of each of the Borrowers without preferences or distinction between them. If and to the extent that any Borrower shall fail to make any payment with respect to any of the obligations under the Loan Documents as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such obligations. Each Borrower agrees that its co-borrower obligations hereunder are direct obligations of payment and not of collection.

(2) Each Borrower hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Parties, as a condition of payment or performance by such Borrower, to (i) proceed against any other Borrower or any other Person, (ii) proceed against or exhaust any security held from any other Borrower or any other Person, (iii) proceed against or have resort to any credit on the books of any Secured Parties in favor of any other Borrower or any other Person or (iv) pursue any other remedy in the power of any Secured Parties whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Borrower including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Borrower from any cause other than payment in full of the Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Borrower’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Borrower’s liability hereunder or the enforcement hereof, (iii) any rights to set-off, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) any defense based on modification of the Obligations; (g) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 1.16 Interest Rate. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.04(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.17 German Terms. In this Agreement, where it relates to a Loan Party incorporated or established in the Federal Republic of Germany, any reference to:

(i) a person being unable to pay its debts means that person being in a state of illiquidity (Zahlungsunfähigkeit) under section 17 of the German Insolvency Code (Insolvenzordnung) and a person being presumed to be insolvent by applicable law includes that person being over-indebted (überschuldet) under section 19 of the German Insolvency Code (Insolvenzordnung);

(ii) a liquidator, trustee in bankruptcy, compulsory manager, receiver or administrator includes an “Insolvenzverwalter”, a “vorläufiger Insolvenzverwalter” or a “Sachwalter”;

(iii) winding up, administration or dissolution includes insolvency proceedings (Insolvenzverfahren);

(iv) in relation to any Collateral Document or other security rights or security assets governed by German law “trust”, “trustee” or “on trust” shall be construed as “Treuhand”, “Treuhänder” or “treuhänderisch”;

(v) “by-laws” or “constitutional documents” includes reference to articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag) and rules of procedure (Geschäftsordnung) (as applicable);

(vi) a “director” or “officer” includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person, including but not limited to, a managing director (Geschäftsführer) or member of the board of directors (Vorstand) or an authorised representative (Prokurist);

(vii) a bankruptcy, insolvency, administration, (general) composition, compromise, moratorium, restructuring, reorganisation or the like includes, without limitation, an Insolvenzverfahren within the meaning of the German Insolvency Code (Insolvenzordnung) and any situation where a Loan Party incorporated or established in the Federal Republic of Germany is illiquid (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or over-indebted (überschuldet) within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung) but excludes the circumstance that a restructuring matter (Restrukturierungssache) is pending at a restructuring court pursuant to the German Act on the Stabilization and Restructuring Framework for Enterprises (Gesetz über den Stabilisierungs- und Restrukturierungsrahmen für Unternehmen) (“StaRUG”) as well as the circumstance that a stabilization or restructuring instrument (Instrument des Stabilisierungs- und Restrukturierungsrahmens) provided by the StaRUG is used;

(viii) a winding-up, dissolution or the like includes, without limitation, a liquidation (Auflösung) within the meaning of the German Stock Corporation Act (Aktiengesetz) or the German Act on Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschränkter Haftung);

(ix) an attachment, sequestration or execution or the like includes, without limitation, attachment (Pfändung) or execution (Vollstreckung) within the meaning of the German Code of Civil Procedure (Zivilprozessordnung); and

(x) a person being “incorporated or domiciled” or “domiciled or incorporated” in Germany means a person incorporated or established in the Federal Republic of Germany.

Section 1.18 Sanctions Provisions.

(a) The representations, warranties and covenants contained in Sections 5.19, 5.20, 6.08 and 6.11 (together, the “Sanctions Provisions”) are being made by each Loan Party if and to the extent that such representations, warranties or covenants would not result in a violation of or conflict with the Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) or any similar provision enacted under or pursuant to the German Foreign Trade Act (Außenwirtschaftsgesetz) and/or any other applicable anti-boycott laws or regulations (together, the “Anti-Boycott Regulations”).

(b) In relation to each Lender that notifies the Administrative Agent to this effect (each a “Restricted Lender”), the Sanctions Provisions shall only apply for the benefit of that Restricted Lender to the extent that it would not result in any violation of, conflict with or give rise to liability under the Anti-Boycott Regulations.

(c) In connection with any amendment, waiver, determination or direction relating to any part of a Sanctions Provision of which a Restricted Lender does not have the benefit pursuant to paragraph (b) above, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Required Lenders (or any other applicable consent threshold) has been obtained or whether the determination or direction by the Required Lenders (or any other applicable consent threshold required to make the relevant determination or direction) has been made.

Section 1.19 Swedish Terms.

(a) In this Agreement, where it relates to a Swedish entity, a reference to:

(i) a “composition” or “arrangement” with any creditor includes (A) any write-down of debt (Sw. offentligt ackord) following from any procedure of ‘företagsrekonstruktion’ under the Swedish Company Reorganisation Act (Sw. Lag om företagsrekonstruktion (2022:964)) (the “Swedish Company Reorganisation Act”), or (B) any write-down of debt in bankruptcy (Sw. ackord i konkurs) under the Swedish Bankruptcy Act (Sw. Konkurslag (1987:672)) (the “Swedish Bankruptcy Act”);

(ii) a “compulsory manager”, “administrative receiver” or “administrator” includes (A) ‘rekonstruktör’ under the Swedish Company Reorganisation Act, (B) ‘konkursförvaltare’ under the Swedish Bankruptcy Act, or (C) ‘likvidator’ under the Swedish Companies Act (Sw. Aktiebolagslag (2005:551)) (the “Swedish Companies Act”);

(iii) a “merger”, “consolidation” or “amalgamation” includes any ‘fusion’ implemented in accordance with Chapter 23 of the Swedish Companies Act and a “demerger” includes any ‘fission’ implemented in accordance with Chapter 24 of the Swedish Companies Act; and

(iv) a “winding-up”, “administration” or “dissolution” includes ‘frivillig likvidation’ or ‘tvångslikvidation’ under Chapter 25 of the Swedish Companies Act, a “bankruptcy” includes a ‘konkurs’ under the Swedish Bankruptcy Act and a “company restructuring” includes a ‘företagsrekonstruktion’ under the Swedish Company Reorganisation Act.

(b) Each reference to Collateral governed by Swedish law shall be interpreted as a reference to Collateral governed by Swedish law and/or perfected in accordance with Swedish law.

(c) If any party to this Agreement that is incorporated in Sweden (the “Obligated Party”) is required to hold an amount on trust on behalf of another party (the “Beneficiary”), the Obligated Party shall hold such money as agent for the Beneficiary on a separate account in accordance with the Swedish Funds Accounting Act (Sw. Lag om redovisningsmedel (1944:181)).

(d) Any transfer by novation in accordance with the Loan Documents shall, as regards Collateral governed by Swedish law and obligations owed by a Swedish Loan Party, be deemed to take effect as an assignment and assumption or transfer of such rights, benefits, obligations and security interests and each such assignment and assumption or transfer shall be in relation to the proportionate part of the security interests granted under the relevant Swedish law governed Collateral.

Section 1.20 Dutch Terms.

(a) In this Agreement, where it relates to a Dutch entity, a reference to:

(i) "Organization Documents" means the deed of incorporation (akte van oprichting), articles of association (statuten), and an up-to-date extract of the Trade Register of the Dutch Chamber of Commerce relating to the Dutch Subsidiary;

(ii) any step or procedure taken in connection with an insolvency proceeding includes a Dutch entity having filed a notice under Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990).

ARTICLE II.
The Commitments and Credit Extensions

Section 2.01 The Loans.

(a) The Initial Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender with an Initial Term Commitment severally agrees to make a single loan denominated in Dollars (the “Initial Term Loans”) to the Borrowers on the Closing Date in an amount not to exceed such Term Lender’s Initial Term Commitment. The Initial Term Borrowing shall consist of Initial Term Loans made simultaneously by the Term Lenders in accordance with their respective Initial Term Commitments. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed (it being understood, however, that prepayments will be taken into account for purposes of any Prepayment-Based Incremental Facility to the extent provided by Section 2.14). Initial Term Loans may be Base Rate Loans or SOFR Loans as further provided herein.

(b) [reserved].

(c) After the Closing Date, subject to and upon the terms and conditions set forth herein, each Lender with a Term Commitment (other than an Initial Term Commitment) with respect to any Tranche of Term Loans (other than Initial Term Loans) severally agrees to make a Term Loan under such Tranche to the applicable Borrowers thereof in an amount not to exceed such Term Lender’s Term Commitment under such Tranche on the date of incurrence thereof, which Term Loans under such Tranche shall be incurred pursuant to a single drawing on the date set forth for such incurrence. Such Term Loans may be Base Rate Loans or SOFR Loans as further provided herein. Once repaid, Term Loans incurred hereunder may not be reborrowed.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each conversion of Term Loans, from one Type to the other, and each continuation of SOFR Loans, shall be made upon irrevocable notice by the Swedish Borrower to the Administrative Agent; provided that Loans denominated in Dollars shall be Base Rate Loans or SOFR Loans. Other than with respect to a Borrowing of Base Rate Loans (which must be in writing and be received by the Administrative Agent not later than 12:00 p.m. (New York City time)), each such notice must be in writing and must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) (i) three (3) Business Days prior to the requested date of any Borrowing of, or continuation of SOFR Loans, or of any conversion of Base Rate Loans to SOFR Loans (or such later date as the Administrative Agent shall agree) (or in the case of any such Borrowing to be made on the Closing Date, one Business Day prior to the Closing Date) and (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans or of any conversion of SOFR Loans to Base Rate Loans. Each notice pursuant to this Section 2.02(a) shall be delivered to the Administrative Agent in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrowers.

Each Borrowing of, conversion to or continuation of SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

Each Committed Loan Notice shall specify (i) whether the applicable Borrowers are requesting a Term Borrowing, a conversion of a Tranche of Term Loans from one Type to the other, or a continuation of SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) if applicable, the Type of Loans to be borrowed or to which existing Tranche of Term Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrowers fail to specify a Type of Loan in a Committed Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Tranche of Term Loans shall be made as, or converted to, SOFR Loans with an Interest Period of one month. Any such automatic conversion or continuation pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans, as applicable. If the Borrowers request a Borrowing of, conversion to, or continuation of SOFR Loans in any such Committed Loan Notice, but fail to specify an Interest Period, they will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the applicable Tranche of Term Loans, and if no timely notice of a conversion or continuation of SOFR Loans is provided by the applicable Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to SOFR Loans with an Interest Period of one month as described in Section 2.02(a). Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice. Each Lender may, at its option, make any Loan available to the Borrowers by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received by the cutoff times set forth above available to the Borrowers in like funds received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers.

(c) Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan unless the Borrowers pay the amount due under Section 3.06 in connection therewith. During the existence of an Event of Default, at the election of the Administrative Agent or the Required Lenders, no Loans may be requested as, converted to or continued as SOFR Loans.

(d) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans of the same Type, there shall not be more than ten Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no

Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing, which for the avoidance of doubt does not limit such Lender’s obligations under Section 2.17.

(g) In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time (in consultation with the Borrowers) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.03 [Reserved].

Section 2.04 [Reserved].

Section 2.05 Prepayments.

(a) Optional. (i) The Borrowers may, upon notice by the Borrowers substantially in the form of Exhibit G (or in such other form reasonably acceptable to the Administrative Agent) to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty except as set forth in Section 2.05(a)(iii) below; provided that (1) such notice must be received by the Administrative Agent not later than 2:00 p.m. (New York City time) three Business Days prior to any date of prepayment (or such shorter period as the Administrative Agent shall agree, acting reasonably) and (2) any prepayment of SOFR Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment, the Tranche of Loans to be prepaid, the Type(s) of Loans to be prepaid and, if SOFR Loans are to be prepaid, the Interest Period(s) of such Loans (except that if the class of Loans to be prepaid includes both Base Rate Loans and SOFR Loans, absent direction by the applicable Borrowers, the applicable prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to SOFR Loans, in each case in a manner that minimizes the amount payable by the applicable Borrowers in respect of such prepayment pursuant to Section 3.06). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility). If such notice is given by the Borrowers, subject to clause (ii) below, the applicable Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.05(a)(iii) and Section 3.06. Subject to Section 2.17, each prepayment of any outstanding Term Loan Tranche pursuant to this Section 2.05(a) shall be applied to such Term Loan Tranche or Term Loan Tranches designated on such notice. Subject to Section 2.17, each prepayment of any outstanding Term Loan Tranche pursuant to this Section 2.05(a) shall be applied to the remaining amortization payments of the applicable Term Loan Tranche as directed by the Swedish Borrower (or, if the Swedish Borrower has not made such designation, in direct order of maturity); and each such prepayment shall be paid to the Appropriate Lenders on a pro rata basis to the Lenders within such applicable Term Loan Tranche. The Borrower shall have no more than four prepayments of SOFR Loans per year pursuant to this Section 2.05(a).

(ii) Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.05(a)(i) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked or postponed by the Borrowers (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(iii) In the event that all or any portion of the Initial Term Loans is repaid or prepaid for any reason (including as a result of any mandatory prepayments pursuant to Section 2.05(b)(ii) or Section 2.05(b)(iii), voluntary or optional prepayments, any Repricing Event, payments made following acceleration of the Initial Term Loans (but excluding payments of the purchase price in connection with an assignment of the Initial Term Loans made pursuant to Section 3.08) prior to the date falling 30 months after the Amendment No. 2 Effective Date, such repayments or prepayments will be made together with a premium equal to (A) the Make-Whole Premium as of the date of such repayment or prepayment, if such repayment or prepayment occurs prior to the date falling 18 months after the

Amendment No. 2 Effective Date and (B) 3.00% of the amount repaid or prepaid, if such repayment or prepayment occurs on or after the date falling 18 months after the Amendment No. 2 Effective Date but on or prior to the date falling 30 months after the Amendment No. 2 Effective Date (the foregoing premiums (including the Make-Whole Premium), the “Prepayment Premium”); provided that the Prepayment Premium shall not apply to (1) scheduled amortization Installment payments made by Borrower pursuant to Section 2.07 and (2) mandatory prepayments by Borrower pursuant to Section 2.05(b)(i). If the Initial Term Loans are accelerated or otherwise become due prior to their maturity date, in each case, as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Initial Term Loans that becomes due and payable shall equal 100% of the principal amount of the Initial Term Loans plus the Prepayment Premium in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Initial Term Loans accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Initial Term Loans are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Prepayment Premium applicable with respect to a voluntary prepayment of the Initial Term Loans will also be due and payable on the date of such acceleration or such other prior due date as though the Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender and each Borrower agrees that it is reasonable under the circumstances currently existing. EACH BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and each Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) each Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph

(b) Mandatory.

(i) For any Excess Cash Flow Period, within ten Business Days after financial statements have been delivered or were required to have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a) (or, if later, the date on which such financial statements and such Compliance Certificate are required to be delivered), the Borrowers shall prepay an aggregate principal amount of Term Loans in an amount equal to (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for such Excess Cash Flow Period (commencing with the Excess Cash Flow Period ending on December 31, 2024), minus (B) the sum of:

(1) the aggregate amount of voluntary principal prepayments in cash of the Loans, Sustainable Revolving Credit Facility Loans (to the extent accompanied by a permanent reduction in the Sustainable Revolving Credit Facility Commitment), Specified Refinancing Term Loans or Indebtedness (other than any revolving Indebtedness) that is pari passu in right of payment and security with the Initial Term Loans, in each case made during the period commencing on the first day of the relevant Excess Cash Flow Period and ending on the last day of the relevant Excess Cash Flow Period or, at the option of the Swedish Borrower and without duplication, on the date immediately prior to the date on which the relevant Excess Cash Flow prepayment is or would be required to be made (including prepayments at a discount to par in connection with Permitted Debt Exchanges, repayments of Obligations of any Replaceable Lender permitted under Section 3.08 and assignments made to Parent or any of its Subsidiaries permitted under this Agreement, with credit given for the actual amount of the cash payment) (except prepayments of secured revolving Indebtedness that are not accompanied by a corresponding permanent commitment reduction), in each case other than to the extent that any such prepayment is funded with the proceeds of long-term Indebtedness (other than any revolving Indebtedness (except for revolving Indebtedness used to prepay any other revolving Indebtedness));

(2) [reserved],

(3) the amount of Taxes paid and/or capital expenditures either made in cash by any Borrower or any of its Restricted Subsidiaries during the period commencing on the first day of the relevant Excess Cash Flow Period and ending on the last day of the applicable Excess Cash Flow Period (or, at the Swedish Borrower’s option, after the end of the relevant Excess Cash Flow Period but prior to the time such Excess Cash Flow payment is due; provided that to the extent the Swedish Borrower exercises such option, such amount shall not be permitted as a reduction against the subsequent Excess Cash Flow Period calculation) and in each case other than to the extent that any such capital expenditures or Taxes are funded with the proceeds of long-term Indebtedness (other than any revolving Indebtedness),

(4) the aggregate amount of cash consideration paid by any Borrower or any Restricted Subsidiary (on a consolidated basis) in connection with any Investments, any acquisitions, acquisitions of intellectual property and any deferred payments in connection with any acquisition and Restricted Payments (including, without limitation, any distribution with respect to Taxes) other than, in each case, any Investments in cash or Cash Equivalents or Investments in Parent or any Restricted Subsidiaries during the period commencing on the first day of the relevant Excess Cash Flow Period and ending on the last day of the applicable Excess Cash Flow Period (or, at the Swedish Borrower’s option, after the end of the relevant Excess Cash Flow Period but prior to the time such Excess Cash Flow payment is due; provided that to the extent the Swedish Borrower exercises such option, such amount shall not be permitted as a reduction against the subsequent Excess Cash Flow Period calculation) and in each case other than to the extent that any such cash consideration is funded with the proceeds of long-term Indebtedness (other than any revolving Indebtedness), and

(5) at the Borrowers’ election, without duplication of amounts deducted from Excess Cash Flow pursuant to this Section 2.05(b)(i)(B)(5) in respect of prior fiscal years, the aggregate consideration required to be paid in cash by any Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such fiscal year or otherwise budgeted or planned to be paid in cash, in each case, relating to Investments, any acquisitions, acquisitions of intellectual property and any deferred payments in connection with any acquisition, or capital expenditures to be consummated or made during the period of four consecutive fiscal quarters of Parent following the end of such fiscal year other than, in each case, any Investments in cash or Cash Equivalents or Investments in Parent or any Restricted Subsidiaries; provided that to the extent the aggregate amount of cash actually utilized to finance such Investments and capital expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration or amount otherwise budgeted or planned for such uses, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;

provided that such percentage in respect of any Excess Cash Flow Period shall be reduced to 25% if the First Lien Net Leverage Ratio as of the last day of the fiscal year to which such Excess Cash Flow Period relates was less than or equal to 4.00:1.00 but greater than 3.00:1.00 or to 0% if the First Lien Net Leverage Ratio as of the last day of the fiscal year to which such Excess Cash Flow Period relates was less than or equal to 3.00:1.00, respectively (the amount described in this clause (i), the “ECF Prepayment Amount”); provided further that no prepayment shall be required with respect to any Excess Cash Flow Period to the extent Excess Cash Flow for such period is less than the greater of (x) $5,000,000 and (y) 10.0% of Four Quarter Consolidated EBITDA (and only the amounts in excess thereof shall be required to be prepaid); provided further that, if the First Lien Net Leverage Ratio on a Pro Forma Basis after giving effect to any Excess Cash Flow prepayment would result in the percentage in respect of the applicable Excess Cash Flow Period being reduced to 25% or 0%, then such reduced percentage applicable to the Excess Cash Flow prepayment required to be made shall apply.

(ii) If any Asset Sale (or series of related Asset Sales) results in the receipt by the Borrowers or any Restricted Subsidiary of aggregate Net Cash Proceeds in excess of $10,000,000 per fiscal year (such threshold amount, the “De-Minimis Amount” and any such event, a “Relevant Transaction”), then except to the extent the Swedish Borrower elects to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 7.04, the Borrowers shall prepay, subject to Section 2.05(b)(viii) and (ix), an aggregate principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds received from such Relevant Transaction within 15 Business Days of receipt thereof (or, within 15 Business Days after the later of the date the threshold referred to above is first exceeded and the date the relevant Net Cash Proceeds are received) by the Borrowers or such Restricted Subsidiary; provided that the

Borrowers may use a portion of the Net Cash Proceeds received from such Relevant Transaction to prepay or repurchase any other Indebtedness (other than Indebtedness under the Sustainable Revolving Credit Facility Agreement) that is secured by the Collateral on a first lien “equal and ratable” basis with Liens securing the Obligations to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Relevant Transaction, to the extent not deducted in the calculation of Net Cash Proceeds, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Section 1.08) and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Section 1.08).

(iii) Upon the incurrence or issuance by Parent, Holdings, any Borrower or any Restricted Subsidiary of any Refinancing Notes, any Specified Refinancing Term Loans or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.01, the Borrowers shall prepay an aggregate principal amount of Term Loan Tranches in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrowers or such Restricted Subsidiary.

(iv) [reserved].

(v) [reserved].

(vi) Subject to Section 2.17, each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied among Term Loan Tranches as directed by the Swedish Borrower (other than a prepayment of (x) Term Loans with the proceeds of Indebtedness incurred pursuant to Section 2.18, which shall be applied to the Term Loan Tranche as applicable, being refinanced pursuant thereto or (y) Term Loans with the proceeds of any Refinancing Notes issued or incurred to the extent permitted under Section 7.01(a), which shall be applied to the Term Loan Tranche, as applicable, being refinanced pursuant thereto) and, in the case of a Term Loan Tranche, within a Term Loan Tranche as directed by the Swedish Borrower (and absent such direction, in direct order of maturity). Amounts to be applied to a Term Loan Tranche in connection with prepayments made pursuant to this Section 2.05(b) shall be applied to the principal installments thereof as directed by the Swedish Borrower (and absent such direction, to the remaining scheduled installments with respect to such Term Loan Tranche in direct order of maturity). Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied on a pro rata basis to the then outstanding Base Rate Loans and SOFR Loans under such Facility; provided that, if there are no Declining Lenders with respect to such prepayment, then the amount thereof shall be applied first to Base Rate Loans under such Facility to the full extent thereof before application to SOFR Loans, in each case in a manner that minimizes the amount payable by the Borrowers in respect of such prepayment pursuant to Section 3.06.

(vii) All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a SOFR Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such SOFR Loan pursuant to Section 3.06 and, to the extent applicable, any additional amounts required pursuant to Section 2.05(a)(iii).

(viii) Notwithstanding any other provisions of this Section 2.05, to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Subsidiary (a “Foreign Disposition”) giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.05(b)(i), are or is prohibited, restricted or delayed by applicable local law (including, without limitation, financial assistance and corporate benefit restrictions and fiduciary and statutory duties of any directors or officers of such Subsidiaries) from being repatriated to the applicable Borrowers, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable Subsidiary (it being understood and agreed that the Borrowers shall be under no obligation to cause or to attempt to cause the applicable Subsidiary to promptly take any actions reasonably required by the applicable local law to permit such repatriation, to monitor any such circumstances or to reserve cash for future repatriation after it has provided notice to the Administrative Agent of such prohibition, restriction, delay or risk).

(ix) Notwithstanding any other provisions of this Section 2.05, to the extent that the Swedish Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Foreign Disposition giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.05(b)(i) would result in material adverse tax consequences (as reasonably determined by the Swedish Borrower in consultation with the Administrative Agent and the Lead Lender, taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Subsidiary; provided that to the extent that the repatriation of the relevant Net Cash Proceeds of any Foreign Disposition or Excess Cash Flow, directly or indirectly, from the relevant Subsidiary would no longer have a material adverse Tax consequence (as reasonably determined by the Swedish Borrower) within the 365-day period following the Foreign Disposition or the end of the applicable Excess Cash Flow Period, as the case may be, an amount equal to the Net Cash Proceeds or Excess Cash Flow, as applicable and to the extent available, not previously applied pursuant to this sub-clause (ix) shall be promptly applied (net of any Taxes payable as a result of such repatriation) to the repayment of the Term Loans pursuant to Section 2.05 as otherwise required above.

(x) Notwithstanding any other provisions of this Section 2.05(b), the Borrowers may make prepayments required in connection with any Indebtedness that is secured on a pari passu basis with the Initial Term Loans on a ratable basis based on the outstanding principal amount of such Indebtedness.

(c) Term Lender Opt-Out. With respect to any prepayment of Initial Term Loans and, unless otherwise specified in the documents therefor, other Term Loan Tranches pursuant to Section 2.05(b)(i) or (ii), any Appropriate Lender, at its option, may elect not to accept such prepayment as provided below. The Swedish Borrower shall notify the Administrative Agent of any event giving rise to a prepayment under Section 2.05(b)(i) or (ii) at least five Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 2.05(b)(i) or (ii) (the “Prepayment Amount”). The Administrative Agent will promptly notify each Appropriate Lender of the contents of any such prepayment notice so received from the Swedish Borrower, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Appropriate Lender may decline to accept all (but not less than all) of its share of any such prepayment pursuant to Section 2.05(b)(i) or (ii) (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than four Business Days after the date of such Appropriate Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Appropriate Lender does not give a notice to the Administrative Agent on or prior to such fourth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrowers and applied by the Administrative Agent ratably to prepay Term Loans under the Term Loan Tranche(s) owing to Appropriate Lenders (other than Declining Lenders) in the manner described in Section 2.05(b) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans, New Term Loans or Specified Refinancing Term Loans owing to Declining Lenders shall be retained by the Borrowers (such amounts, “Declined Amounts”).

(d) Currency. All Loans shall be repaid, whether pursuant to this Section 2.05 or otherwise, in the currency in which they were made.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrowers may, upon written notice by the Borrowers to the Administrative Agent, terminate the unused portions of the Commitments under any Term Loan Tranche or from time to time permanently reduce the unused portions of the Commitments under any Term Loan Tranche; provided that (i) any such notice shall be received by the Administrative Agent three Business Days (or such shorter period as the Administrative Agent shall agree) prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof. Any such notice of termination or reduction of commitments pursuant to this Section 2.06(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked or postponed by the applicable Borrowers (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Mandatory. The Aggregate Commitments under a Term Loan Tranche shall be automatically and permanently reduced to zero on the date of the initial incurrence of Term Loans under such Term Loan Tranche, which in the case of the Initial Term Commitments shall be the Closing Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the applicable Lenders of the applicable Facility of any termination or reduction of the Commitments under any Term Loan Tranche under this Section 2.06. Upon any reduction of Commitments under a Facility or a Tranche thereof, the Commitment of each Lender under such Facility or Tranche thereof shall be reduced by such Lender’s ratable share of the amount by which such Facility or Tranche thereof is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.08). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments and unpaid shall be paid on the effective date of such termination.

Section 2.07 Repayment of Loans.

(a) Initial Term Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Term Lenders holding Initial Term Loans the aggregate principal amount of all Initial Term Loans outstanding in consecutive quarterly installments as follows (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06, or be increased as a result of any increase in the amount of Term Loans pursuant to Section 2.14 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth below for the Initial Term Loans made as of the Closing Date)):

Date	Amount
The last Business Day of each fiscal quarter ending prior to the Maturity Date for the Initial Term Facility, commencing with the fiscal quarter ending on September 30, 2023	0.25% of the aggregate principal amount of the aggregate initial principal amount of the Initial Term Loans on the Closing Date
Maturity Date for the Initial Term Facility	All unpaid aggregate principal amounts of any outstanding Initial Term Loans provided, however, that (i) if the date scheduled for any principal repayment installment is not a Business Day, such principal repayment installment shall be repaid on the next succeeding Business Day, and (ii) the final principal repayment installment of the Initial Term Loans shall be repaid on the Maturity Date for the Initial Term Loans and in any event shall be in an amount equal to the aggregate principal amount of all Initial Term Loans outstanding on such date.

(b) All Loans shall be repaid, whether pursuant to this Section 2.07 or otherwise, in the currency in which they were made.

Section 2.08 Interest.

(a) Subject to the provisions of the following sentence, (i) each SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) Adjusted Term SOFR for such Interest Period plus (B) the Applicable Rate for SOFR Loans under such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate for Base Rate Loans under such Facility.

(b) [reserved.]

(c) Following the occurrence of an Event of Default, the Borrowers shall pay interest on all Obligations hereunder (which shall accrue from the date of occurrence of such Event of Default), which shall include all Obligations following an acceleration pursuant to Section 8.02 (including an automatic acceleration) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d) Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(e) Interest on each Loan shall be payable in the currency in which each Loan was made.

(f) All computations of interest hereunder shall be made in accordance with Section 2.10 or Section 3.04 of this Agreement.

Section 2.09 Fees. The Borrowers shall pay to the Lenders, the Arrangers, the Administrative Agent and the Security Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans based on the Prime Lending Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Indebtedness.

(a) The Credit Extensions and a copy of each Assignment and Assumption made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulations Section 5f.103-1(c) and section 1.163-5(b) of the proposed United States Treasury Regulations, as a non-fiduciary agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence and the Register maintained by the Administrative Agent shall be conclusive proof absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the applicable Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. No execution and delivery or transfer of a Note will be effective until also recorded in the Register.

(b) [reserved.]

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and 10.07(c) shall be conclusive proof, and by each Lender in its accounts or records pursuant to Sections 2.11(a) and 10.07(c), shall be prima facie evidence, in each case, of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such accounts or records, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in, with respect to the Term Facility and Term Loans, Dollars and in immediately available funds not later than 2:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility or Tranche thereof (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. (New York City time), shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 2:00 p.m. (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02(b) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if any Lender does not in fact make its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand an amount equal to such applicable share in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the applicable Overnight Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans under the applicable Facility. If both the Borrowers and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid (less interest and fees) shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.

(ii) Payments by the Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the applicable Borrowers will not make such payment, the Administrative Agent may assume that the applicable Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrowers do not in fact make such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at the greater of the applicable Overnight Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d) Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.07.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(g) Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section 2.13 shall not be construed to apply to (A) the assignments and participations described in Section 10.07, (B) (i) the incurrence of any New Term Loans in accordance with Section 2.14, (ii) any Specified Refinancing Debt in accordance with Section 2.18, (C) applicable circumstances contemplated by Sections 2.05, 2.14, 2.17, 2.18, 2.19 or 3.08 or (D) any payments at maturity owing to a Tranche of Loans or Commitments maturing earlier than any other then-existing Tranche of Loans or Commitments.

Section 2.14 Incremental Facilities.

(a) The Borrowers may, from time to time after the Closing Date, upon notice by the Borrowers to the Administrative Agent and the Person appointed by the Borrowers to arrange an incremental facility (such Person (who may be (i) the Administrative Agent, if it so agrees, or (ii) any other Person that is an unaffiliated third party appointed by the Borrowers the “Incremental Arranger”) specifying the proposed amount thereof, request (i) an increase in any Term Loan Tranche then outstanding (which shall be on the same terms as, and become part of, the Term Loan Tranche proposed to be increased hereunder (except as otherwise provided in clauses (c) and (d) below or, subject to the terms of clause (f)(iii) below, with respect to any fees or original issue discount payable to the lenders providing such increase)) (each, a “Term Commitment Increase”) and (ii) the addition of one or more new term loan facilities, in each case, in such currency or currencies as the Borrowers identify in such notice (provided that the Administrative Agent has consented to such currencies (such consent to not be unreasonably withheld)) (each, a “New Term Facility”; and any advance made by a Lender thereunder, a “New Term Loan”; and the commitments thereof, the “New Term Commitment” and, together with the Term Commitment Increase, the “New Loan Commitments”) by an amount not to exceed the sum of (x) $0 (the “Free and Clear Amount”), (y) an unlimited amount (the “Ratio-Based Incremental Facility”) so long as the Maximum Leverage Requirement is satisfied and (z) an amount equal to (i) all voluntary prepayments of Term Loans made pursuant to Section 2.05(a) and (ii) all voluntary repurchases of Term Loans made pursuant to the terms hereof in an amount equal to the principal amount of the Term Loans repurchased, in each case, solely to the extent not funded with the proceeds of long term Indebtedness (the “Prepayment-Based Incremental Facility”) (such sum, at any such time, the “Incremental Amount”); provided that any such request for an increase shall be in a minimum amount of the lesser of (x) a Dollar Amount equal to $10,000,000 (in the case of Term Commitment Increases or New Term Facilities) and (y) the entire amount of any increase that may be requested under this Section 2.14; provided, further, that for purposes of any New Loan Commitments established pursuant to this Section 2.14 and Incremental Equivalent Debt incurred pursuant to Section 2.15, (A) unless the Borrowers elect otherwise, the Borrowers shall be deemed to have used amounts under the Ratio-Based Incremental Facility (to the extent permitted by the pro forma calculation of the applicable ratio) prior to utilization of the Prepayment-Based Incremental Facility, (B) New Loan Commitments pursuant to this Section 2.14 and Incremental Equivalent Debt pursuant to Section 2.15 may be incurred under the Ratio-Based Incremental Facility, and/or the Prepayment-Based Incremental Facility and proceeds from any such incurrence under the Ratio-Based Incremental Facility, and/or the Prepayment-Based Incremental Facility may be utilized in a single transaction by first calculating the incurrence under the Ratio-Based Incremental Facility (without inclusion of any amounts utilized under the Prepayment-Based Incremental Facility) and then calculating the incurrence under the Prepayment-Based Incremental Facility, (C)(i) all or any portion of Indebtedness originally designated as incurred under the Prepayment-Based Incremental Facility shall automatically cease to be deemed incurred under the Prepayment-Based Incremental Facility and shall instead be deemed incurred under the Ratio-Based Incremental Facility from and after the first date on which the Borrowers would be permitted to incur all or such portion, as applicable, of the aggregate principal amount of such Indebtedness under the Ratio-Based Incremental Facility (which, for the avoidance of doubt, shall have the effect of increasing the Prepayment-Based Incremental Facility, as applicable, by the Dollar Amount of such redesignated Indebtedness) and (ii) the Swedish Borrower may otherwise classify, and may later reclassify, all or any portion of Indebtedness as incurred as a Prepayment-Based Incremental Facility or Ratio-Based Incremental Facility on the date of incurrence and thereafter to the extent otherwise permitted on the date of such classification (or the date of any such reclassification), and (D) in the case of any New Loan Commitments established pursuant to this Section 2.14, the lenders providing such New Loan Commitments shall be selected in accordance with Section 2.14(b); provided, further, that the Free and Clear Amount shall be reduced to zero at all times after the date falling 120 days after the Closing Date. The Swedish Borrower may designate any Incremental Arranger of any New Loan Commitments with such titles under the New Loan Commitments as the Borrowers may deem appropriate.

(b) The Borrowers and any Incremental Arranger shall first seek New Loan Commitments from the existing Lenders, by written request to the existing Lenders (each such request, an “Incremental Request”). Any Lender approached to participate in any New Loan Commitments may elect or decline, in its sole discretion, to participate in such increase or new facility. If the existing Lenders decline to provide the full amount of such New Loan Commitment or fail to respond to the Borrowers or the Incremental Arranger, as applicable, within ten (10) Business Days of the applicable Incremental Request, the Borrowers and the Incremental Arranger may then seek New Loan Commitments on the same terms from other Persons, and any Person that the Borrowers or the Increment Arranger propose to provide New Loan Commitments, if such Person is not then a Lender, must be an Eligible Assignee and must be reasonably acceptable to the Administrative Agent (but only to the extent that the consent of the Administrative Agent would be required Section 10.07(b) for an assignment to any such additional Eligible Assignee).

(c) If (i) a Term Loan Tranche is increased in accordance with this Section 2.14 or (ii) a New Term Facility is added in accordance with this Section 2.14, the Incremental Arranger and the Borrowers shall determine the effective date (the “Increase Effective Date”) and, subject to Section 2.14(b), the final allocation of such increase or New Term Facility among the applicable Lenders. The Incremental Arranger shall promptly notify the applicable Lenders of the final allocation of such increase, New Term Facility and the Increase Effective Date. In connection with (i) any increase in a Term Loan Tranche or (ii) any addition of a New Term Facility, in each case, pursuant to this Section 2.14, this Agreement and the other Loan Documents may be amended in a writing (which may be executed and delivered by the Borrowers and the Incremental Arranger (and the Lenders hereby authorize any such Incremental Arranger to execute and deliver any such documentation)) in order to establish the New Term Facility or to effectuate the increases to the Term Loan Tranche and to reflect any technical changes necessary, advisable or appropriate to give effect to such increase or new facility in accordance with its terms as set forth herein pursuant to the documentation relating to such New Term Facility. Any Term Commitment Increase or New Term Facility shall be documented under this Agreement. As of the Increase Effective Date, in the case of an increase to an existing Term Loan Tranche, the amortization schedule for the Term Loan Tranche then increased set forth in Section 2.07(a) (or any other applicable amortization schedule for New Term Loans or Specified Refinancing Term Loans) shall be amended in writing (which may be executed and delivered by the Borrowers, the Administrative Agent and the Incremental Arranger (and the Lenders hereby authorize the Administrative Agent and any such Incremental Arranger to execute and deliver any such documentation)) to (x) add any call protection applicable to any existing Term Loan Tranche being increased and/or (y) increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Loans under such Term Loan Tranche being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Increase Effective Date; provided that in no event shall the amount of amortization paid in respect of the Term Loan Tranche outstanding prior to the Increase Effective Date be reduced.

(d) With respect to any Term Commitment Increase or addition of New Term Facility pursuant to this Section 2.14, (i) no Event of Default shall exist immediately after giving effect to such increase; (ii) (A) in the case of any increase of a Term Loan Tranche, the final maturity of the Term Loans, New Term Loans or Specified Refinancing Term Loans increased pursuant to this Section shall be no earlier than the Latest Maturity Date for, and such additional Loans shall not have a Weighted Average Life to Maturity shorter than the longest remaining Weighted Average Life to Maturity of, any other outstanding Term Loans, New Term Loans or Specified Refinancing Term Loans as applicable unless the Term Lenders are also offered by the Borrowers the same amortization amounts for the corresponding year (provided that each Term Lender will be deemed to have accepted such offer unless such Term Lender notifies the Administrative Agent that it has rejected such offer by 11 a.m. five (5) Business Days (or such longer period which the Swedish Borrower agrees) after the date of such offer; provided, that Extendable Bridge Loans may have a maturity date earlier than the Latest Maturity Date of all then outstanding Term Loans and with respect to Extendable Bridge Loans, the Weighted Average Life to Maturity thereof may be shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans and (B) in the case of any New Term Facility, other than in the case of Extendable Bridge Loans, such New Term Facility shall have a final maturity no earlier than the then Latest Maturity Date of any Term Loan Tranche and the Weighted Average Life to Maturity of such New Term Facility shall be no shorter than that of any existing Term Loan Tranche unless the Term Lenders are also offered by the Borrowers the same amortization amounts for the corresponding year (provided that each Term Lender will be deemed to have accepted such offer unless such Term Lender notifies the Administrative Agent that it has rejected such offer by 11 a.m. five (5) Business Days (or such longer period which the Swedish Borrower agrees) after the date of such offer; provided that, other than in the case of Extendable Bridge Loans, in no event shall any

New Term Facility at the time of establishment thereof mature prior to the Maturity Date, (iii) after giving Pro Forma Effect to such Incremental Amount, the Maximum Incremental Amount Condition shall be satisfied and (iv) except as set forth in clause (f)(iii) below with respect to All-In Yield and with respect to final maturity and Weighted Average Life to Maturity, any such New Term Facility shall have the same terms as any Term Facility; provided, that notwithstanding the foregoing, such terms may differ from the terms of any Term Facility so long as agreed between the Borrowers and the lenders providing such New Term Facility and so long as such different terms (w) to the extent more favorable to the existing Lenders than comparable terms existing in the Loan Documents, as reasonably determined by the Swedish Borrower in consultation with the Administrative Agent, are incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) without further Lender consent requirements, including, for the avoidance of doubt, at the option of the Swedish Borrower, any increase in the Applicable Rate or the amount of any amortization payments relating to any existing Term Facility to bring such Applicable Rate or amortization payment in line with the New Term Facility to achieve fungibility with such existing Term Facility, (x) are applicable only to periods after the Latest Maturity Date of the Term Facilities existing at the time of the incurrence of such indebtedness or (y) are reasonably satisfactory to the Borrowers, the Administrative Agent and the Required Lenders, provided that to the extent that any Incremental Facility has the benefit of a financial covenant that is tested prior to the Latest Maturity Date of the Term Facilities existing at the time of the incurrence of such indebtedness, such financial covenant shall be incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders without further Lender consent requirements. Subject to the foregoing, the conditions precedent to each such increase or New Loan Commitment shall be solely those agreed to by the Lenders providing such increase or New Loan Commitment, as applicable, and the Borrowers. Notwithstanding the foregoing, loans in respect of any Term Commitment Increase or New Term Commitment that are secured on a pari passu basis with the Initial Term Loans shall be incurred via a joinder to this Agreement, and shall feature the exact same terms as are applicable to the Initial Term Loans, subject to Section 2.14(f) below.

(e) The additional Term Loans made under the Term Loan Tranche subject to the increases shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Sections 2.01 and 2.02 and on the date of the making of such new Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.01 and 2.02, such new Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under such Term Loan Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender under such Term Loan Tranche will participate proportionately in each then outstanding Borrowing of Term Loans under the Term Loan Tranche.

(f) (i) Any New Term Facility shall rank pari passu in right of payment with the Term Facilities, not be Guaranteed by any Person that is not a Borrower or Guarantor under the Term Facilities, and be secured on a first lien “equal and ratable” basis with the Term Facilities over the same (or less) Collateral that secures the Term Facilities, (ii) any New Term Facility shall, for purposes of prepayments, be treated exactly the same as (and in any event no more favorably than), and shall, subject to this Section 2.14(f), be on the exact same terms as, any Term Facility and (iii) the All-in Yield payable by the Borrowers applicable to such New Term Facility shall be determined by the Swedish Borrower and the Lenders providing such New Term Facility, and shall not be more than 50 basis points higher than the corresponding All-in Yield payable by the Borrowers for the applicable Tranche(s) of existing Term Loans, unless the All-in Yield with respect to such applicable Tranche(s) of such then-existing Term Loans are increased to the amount necessary so that the difference between the All-in Yield with respect to such New Term Facility, and the corresponding All-in Yield on such applicable Tranche(s) of such then existing Term Loans is equal to 50 basis points (provided that, to the extent such increase in All-in Yield is the result of a higher SOFR or Base Rate floor with respect to such New Term Facility, as applicable, the increase in All-in Yield for the applicable Tranche of such then existing Term Loans shall be effected solely through an increase in such “floor” (or an implementation thereof, as applicable) in respect of such applicable Tranche(s) of such then existing Term Loans to the extent of the All-in Yield differential).

(g) The Lenders hereby authorize the Administrative Agent and the Incremental Arranger (and the Lenders hereby authorize the Administrative Agent and the Incremental Arranger to execute and deliver such amendments) to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary, desirable or appropriate in order to secure any Indebtedness under this Section 2.14 with the Collateral and/or to make such technical amendments as may be necessary, desirable or appropriate in the reasonable opinion of the Administrative Agent and Incremental Arranger and the Swedish Borrower in connection with the incurrence of such Indebtedness, in each case on terms consistent with this Section 2.14. If the Incremental Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Arranger herein shall be done with the consent of the Administrative Agent (not to be unreasonably withheld) and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.14 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

(h) Notwithstanding the foregoing, in the case of any New Term Facility established using the Free and Clear Amount, (i) such New Term Facility shall not be arranged or provided (whether at the initial funding or syndication thereof) by any Affiliate of the Swedish Borrower or any Material Equityholder, (ii) such New Term Facility shall be implemented by way of an increase to the Initial Term Loans and the applicable New Term Loans shall be same the Tranche as the Initial Term Loans, (iii) except as specified in clause (iv), the applicable New Term Loans shall have identical terms as the Initial Term Loans and (iv) the All-in Yield payable by the Borrowers applicable to such New Term Facility shall be determined by the Swedish Borrower and the Lenders providing such New Term Facility, and shall not be higher than the corresponding All-in Yield payable by the Borrowers for the Initial Term Loans, unless the All-in Yield with respect to the Initial Term Loans is increased to the amount necessary so that there is no difference between All-in Yield with respect to such New Term Facility and the corresponding All-in Yield on the Initial Term Loans.

Section 2.15 Incremental Equivalent Debt.

(a) The Borrowers may from time to time after the Closing Date, upon notice by the Borrowers to the Administrative Agent, specifying in reasonable detail the proposed terms thereof, request to issue or incur one or more series of senior secured, senior unsecured, senior subordinated or subordinated notes or loans or any other indebtedness (which notes or loans or other indebtedness, if secured, shall be secured by the Collateral on a “junior” basis to the Liens on the Collateral securing the Obligations in each case over the same (or less) Collateral that secures the Obligations) and guaranteed only by Loan Parties or entities who become Loan Parties (such notes or loans or other indebtedness, collectively, “Incremental Equivalent Debt”) in an amount not to exceed the Incremental Amount (at the time of incurrence); provided that that any Incremental Amounts established pursuant to Section 2.14 and Incremental Equivalent Debt Incurred pursuant to this Section 2.15, unless the Borrowers elect otherwise, (A) will count, first, to reduce the amount available under the Ratio-Based Incremental Facilities (to the extent permitted by the pro forma calculation of the applicable ratio) and second to reduce the maximum amount under the Prepayment-Based Incremental Facility, (B) Incremental Equivalent Debt pursuant to this Section 2.15 may be incurred under the Ratio-Based Incremental Facilities and the Prepayment-Based Incremental Facilities, and proceeds from any such incurrence may be utilized in a single transaction, by first calculating the incurrence under the Ratio-Based Incremental Facilities (without inclusion of any amounts utilized pursuant to the Prepayment-Based Incremental Facility) and then calculating the incurrence under the Prepayment-Based Incremental Facility and (C)(i) all or any portion of Incremental Equivalent Debt originally designated as incurred under the Prepayment-Based Incremental Facility shall automatically cease to be deemed incurred under the Prepayment-Based Incremental Facility and shall instead be deemed incurred under the Ratio-Based Incremental Facility from and after the first date on which the Borrowers would be permitted to incur all or such portion, as applicable, of the aggregate principal amount of such Incremental Equivalent Debt being so redesignated under the Ratio-Based Incremental Facility (which, for the avoidance of doubt, shall have the effect of increasing the Prepayment-Based Incremental Facility, as applicable, by the Dollar Amount of such redesignated Incremental Equivalent Debt) and (ii) the Borrowers may otherwise classify, and may later reclassify, all or any portion of Indebtedness as incurred as a Prepayment-Based Incremental Facility or Ratio-Based Incremental Facility on the date of incurrence and thereafter to the extent otherwise permitted on the date of such classification (or the date of any such reclassification). The Borrowers may appoint any Person that is not an Affiliate of the Borrowers as arranger of such Incremental Equivalent Debt (such Person (who may be the Administrative Agent, if it so agrees), the “Incremental Equivalent Debt Arranger”).

(b) As a condition precedent to the incurrence of any Incremental Equivalent Debt pursuant to this Section 2.15, (i) such Incremental Equivalent Debt shall not be Guaranteed by any Person that is not a Loan Party or that does not become a Loan Party, (ii) such Incremental Equivalent Debt shall be subject to the Intercreditor Agreement, (iii) such Incremental Equivalent Debt shall have a final maturity no earlier than the then Latest Maturity Date of the Term Facilities, provided, that Extendable Bridge Loans may have a maturity date earlier than the Latest Maturity Date of the Term Facilities; provided, further, that, other than in the case of Extendable Bridge Loans, in no event shall any Incremental Equivalent Debt at the time of establishment thereof mature prior to the Maturity Date of the Sustainable Revolving Credit Facility, (iv) the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall not be shorter than that of any then-existing Term Loan Tranche unless the Term Lenders are also offered by the Borrowers the same amortization amounts for the corresponding year (provided that each Term Lender will be deemed to have accepted such offer unless such Term Lender notifies the Administrative Agent that it has rejected such offer by 11 a.m. five (5) Business Days (or such longer period to which the Swedish Borrower agrees) after the date of such offer; provided, that, with respect to Extendable Bridge Loans, the Weighted Average Life to Maturity thereof may be shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans, (v) [reserved], (vi) such Incremental Equivalent Debt shall not require mandatory prepayments to be made except to the extent required to be applied first pro rata (or greater than pro rata) to the Term Facilities, (vii) after giving pro forma effect to the incurrence of such Incremental Equivalent Debt, the Maximum Incremental Amount Condition shall be satisfied, (viii) [reserved] and (ix) subject to clauses (iii), (iv) and (viii) above with respect to final maturity and Weighted Average Life to Maturity, the amortization schedules, any fees payable in connection with such Incremental Equivalent Debt and all other terms of such Incremental Equivalent Debt will be as agreed between the Borrowers and the applicable providers of such Incremental Equivalent Debt; provided, that notwithstanding the foregoing, such Incremental Equivalent Debt shall not have covenants and events of default (excluding pricing and optional prepayment and redemption terms) that are more restrictive (as determined by the Swedish Borrower in good faith) when taken as a whole than the covenants and events of default applicable to the then existing Term Facilities unless such more restrictive covenants and/or events of default (x) are incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders of Term Loans (to the extent applicable to such Lender of Term Loans) without further amendment requirements (which amendment may be effected by only Parent, the Borrowers and the Administrative Agent) or (y) are applicable only to periods after the Latest Maturity Date of the Term Facilities existing at the time of incurrence of such Incremental Equivalent Debt, provided further that to the extent that any Incremental Equivalent Debt has the benefit of a financial covenant that is tested prior to the Latest Maturity Date of the Term Facilities existing at the time of the incurrence of such Incremental Equivalent Debt, such financial covenant shall be incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders without further amendment requirements. Subject to the foregoing, the conditions precedent to each such incurrence shall be agreed to by the applicable creditors providing such Incremental Equivalent Debt and the Borrowers. Any Incremental Equivalent Debt shall not be documented under this Agreement.

(c) The Lenders hereby authorize the Administrative Agent and the Incremental Equivalent Debt Arranger (and the Lenders hereby authorize the Administrative Agent and the Incremental Equivalent Debt Arranger to execute and deliver such amendments) to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary, desirable or appropriate in order to secure any Incremental Equivalent Debt with the Collateral and/or to make such technical amendments as may be necessary, desirable or appropriate in the reasonable opinion of the Incremental Equivalent Debt Arranger and the Swedish Borrower in connection with the incurrence of such Incremental Equivalent Debt, in each case on terms consistent with this Section 2.15. If the Incremental Equivalent Debt Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Equivalent Debt Arranger herein shall be done with the consent of the Administrative Agent (not to be unreasonably withheld) and, with respect to applicable documentation (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

(d) Notwithstanding anything to the contrary contained in this Agreement, all Incremental Equivalent Debt and Extendable Bridge Loans shall be subject to Section 2.14(f)(iii) of this Agreement on the same basis as a “New Term Facility” as set forth therein.

Section 2.16 [Reserved].

Section 2.17 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any non-appealable judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default pursuant to Sections 8.01(a) or (f) exists, to the payment of any amounts owing to the Borrowers as a result of any non-appealable judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions to funding such Loan were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) [reserved].

(iv) [reserved].

(b) If the Swedish Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their ratable shares in respect of that Lender, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 10.24, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.18 Specified Refinancing Debt.

(a) The Borrowers may, from time to time after the Closing Date, add one or more new term loan facilities to the Facilities (“Specified Refinancing Debt”; and the commitments in respect of such new term facilities, the “Specified Refinancing Term Commitment” pursuant to procedures reasonably specified by any Person that is not an Affiliate of the Borrowers appointed by the Borrowers as agent under such Specified Refinancing Debt (such Person (who may be the Administrative Agent, if it so agrees), the “Specified Refinancing Agent”) and reasonably acceptable to the Borrowers, to refinance all or any portion of any Term Loan Tranches then outstanding under this Agreement pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) will rank pari passu in right of payment as the other Loans and Commitments hereunder; (ii) will not have obligors other than the Loan Parties or entities who shall have become Loan Parties (it being understood that the roles of such obligors as borrowers or guarantors with respect to such obligations may be interchanged); (iii) will be (x) unsecured or (y) secured by all or a portion of the Collateral on a first lien “equal and ratable” basis with the Liens on the Collateral securing the Obligations or on a “junior” basis to the Liens on the Collateral securing the Obligations in each case over the same (or less) Collateral that secures the Obligations (in each case, if documented in an agreement that is separate from this Agreement, subject to the Intercreditor Agreement); (iv) will have terms and conditions (other than pricing and optional prepayment and redemption terms) that are substantially identical to, or less favorable, when taken as a whole, to the lenders providing such Specified Refinancing Debt than, the terms and conditions of the Facilities and Loans being refinanced (as reasonably determined by the Swedish Borrower in good faith (provided that, at the Swedish Borrower’s option, delivery of a certificate of a Responsible Officer of the Swedish Borrower to the Administrative Agent in good faith at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Specified Refinancing Debt, together with a reasonably detailed description of the material terms and conditions of such Refinancing Debt or drafts of the documentation relating thereto, stating that the Swedish Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (iv), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Swedish Borrower of its objection (including a reasonable description of the basis upon which it objects)) within five Business Days after receipt of such certificate from the Swedish Borrower); (v) will have a maturity date that is not prior to the date that is the scheduled Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Term Loans being refinanced unless the Term Lenders are also offered by the Borrowers the same amortization amounts for the corresponding year (provided that each Term Lender will be deemed to have accepted such offer unless such Term Lender notifies the Administrative Agent that it has rejected such offer by 11 a.m. five (5) Business Days (or such longer period which the Swedish Borrower agrees) after the date of such offer; provided, that Extendable Bridge Loans may have a maturity date earlier than the maturity of the Term Loans being refinanced, with respect to Extendable Bridge Loans, the Weighted Average Life to Maturity thereof may be shorter than the then longest remaining Weighted Average Life to Maturity of the Term Loans being refinanced, (vi) subject to clause (v) above with respect to final maturity and Weighted Average Life to Maturity, the amortization schedules, any fees payable in connection with such Specified Refinancing Debt and all other terms of such Specified Refinancing Debt will be as agreed between the Borrowers and the applicable providers of such Specified Refinancing Debt and (vii) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Loans being so refinanced, in each case pursuant to Section 2.05 and/or 2.06, as applicable, and the payment of fees, expenses and premiums, if any, payable in connection therewith; provided, however, that such Specified Refinancing Debt (x) may provide for any additional or different financial or other covenants or other provisions that (1) are agreed among the Borrowers and the lenders thereof and applicable only during periods after the then Latest Maturity Date in effect or (2) are, in consultation with the Administrative Agent, incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders without further Lender consent requirement; provided that to the extent that any Specified Refinancing Debt has the benefit of a financial covenant that is tested prior to the Latest Maturity Date of any Term Loan Tranche, such financial covenant shall be incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders without further amendment requirements. Any Lender approached to provide all or a portion of any Specified Refinancing Debt may elect or decline, in its sole discretion, to provide such Specified Refinancing Debt. To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent (to the extent the consent of the Administrative Agent would be required to assign any Loans under such Tranches subject to such refinancing to such Eligible Assignee, which consent shall not be unreasonably withheld or delayed), the Borrowers may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Specified Refinancing Agent. Notwithstanding anything in this Section 2.18 to the contrary, any Specified Refinancing Debt that is secured by all or a portion of the Collateral on a first lien “equal and ratable” basis with the Liens on the Collateral securing the Obligations shall be subject to Section 2.14(f)(iii) of this Agreement on the same basis as a “New Term Facility” as set forth therein.

(b) The effectiveness of any Refinancing Amendment shall be subject to conditions as are mutually agreed with the participating lenders providing such Specified Refinancing Debt (which may include receipt by the Specified Refinancing Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements with respect to the Borrowers and the Guarantors, including any supplements or amendments to the Collateral Documents providing for such Specified Refinancing Debt to be secured thereby, consistent with those delivered on the Closing Date pursuant to this Agreement or delivered from time to time pursuant to Section 6.12, 6.14 and/or 6.16 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Specified Refinancing Agent)). The Lenders hereby authorize the Specified Refinancing Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary, desirable or appropriate in order to establish new Tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary, desirable or appropriate in the reasonable opinion of the Administrative Agent and the Swedish Borrower in connection with the establishment of such new Tranches, in each case on terms consistent with and/or to effect the provisions of this Section 2.18.

(c) Each class of Specified Refinancing Debt incurred under this Section 2.18 shall be in an aggregate principal amount that is not less than the Dollar Amount of $15,000,000 and an integral multiple of the Dollar Amount of $1,000,000 in excess thereof.

(d) The Specified Refinancing Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Facilities” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrowers, the Administrative Agent (such consent not to be unreasonably withheld), the Specified Refinancing Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary, desirable or appropriate, in the reasonable opinion of the Specified Refinancing Agent and the Swedish Borrower, to effect the provisions of or consistent with this Section 2.18.

Section 2.19 Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrowers, the Borrowers may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Debt Exchange Notes (each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) the Borrowers shall have obtained the prior written consent of the Required Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses in connection with the issuance of such Permitted Debt Exchange Notes, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged by the Borrowers pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrowers on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrowers for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of such Term Loans offered to be exchanged by the Borrowers pursuant to such Permitted Debt Exchange Offer, then the Borrowers shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrowers and the Exchange Agent and (vi) any applicable Minimum Tender Condition (as defined below) shall be satisfied.

(b) With respect to all Permitted Debt Exchanges effected by the Borrowers pursuant to this Section 2.19, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05(a) or (b), and (ii) such Permitted Debt Exchange Offer shall be made for not less than $10,000,000 (or equivalent Dollar Amount) in an aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii) the Borrowers may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in Swedish Borrower’s discretion) of Term Loans of any or all applicable Tranches be tendered.

(c) In connection with each Permitted Debt Exchange, the Borrowers and the Exchange Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.19 and without conflict with Section 2.19(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Swedish Borrower and the Exchange Agent) of time following the date on which the Permitted Debt Exchange Offer is made.

(d) The Borrowers shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws and regulations in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Exchange Agent, the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrowers’ compliance with such laws and regulations in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended, the Market Abuse Regulation and/or other applicable securities laws and regulations.

(e) Notwithstanding anything to the contrary contained in this Agreement, all Permitted Debt Exchange Notes that are secured by all or a portion of the Collateral on a first lien “equal and ratable” basis with the Liens on the Collateral securing the Obligations shall be subject to Section 2.14(f)(iii) of this Agreement on the same basis as a “New Term Facility” as set forth therein.

ARTICLE III.
Taxes, Increased Costs Protection and Illegality

Section 3.01 Taxes.

(a) Any and all payments by or on account of any obligation of a Borrower or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from or in respect of any such payment, then the relevant Borrower, the other applicable Loan Party, the Administrative Agent or other applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, the sum payable by the relevant Borrower or other applicable Loan Party, the Administrative Agent or other applicable withholding agent shall be increased as necessary so that after all such deductions or withholdings of Indemnified Taxes have been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, but without duplication, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrowers shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Within 30 days after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall promptly repay to such indemnified party the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f) [reserved].

(g) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation and/or formalities set forth in Section 3.01(g)(ii)(A), (B) and (C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) each Recipient that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent) executed copies of IRS Form W-9 (or any successor form), certifying that such Recipient is exempt from U.S. federal backup withholding;

(B) if a payment made to a Recipient under any Loan Document would be subject to Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Recipient has complied with its obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment.

Solely for purposes of this clause (B), “FATCA” shall include any amendments made to FATCA after the date of this Agreement;

(C) any Recipient that is not a U.S. Person (a “Non-U.S. Recipient”) shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Recipient becomes a Non-U.S. Recipient under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Non-U.S. Recipient claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, copies of executed IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) copies of executed IRS Form W-8ECI;

(iii) in the case of a Non-U.S. Recipient claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Recipient is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the U.S. Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of executed IRS Form W-8BEN or IRS Form W‑8BEN-E;

(iv) to the extent a Non-U.S. Recipient is not the beneficial owner, copies of executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Recipient is a partnership and one or more direct or indirect partners of such Non-U.S. Recipient are claiming the portfolio interest exemption, such Non-U.S. Recipient may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(D) the Administrative Agent, and any successor or supplemental Administrative Agent, shall deliver to the Borrowers (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrowers) copies of either (i) executed IRS Form W-9 (or any successor form) or (ii) an executed IRS Form W-8IMY (or any successor form) ascertaining a status as a Qualifying Intermediary (as defined in Treasury Regulations Section 1.1441-1(e)(5)(ii)) that assumes primary withholding and reporting responsibilities with respect to the payment under any Loan Document or IRS Form W-8ECI (with respect to amounts received on its own account), with the effect that, in either case, under applicable Law in effect on the Closing Date, the Borrowers will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax; and

(E) any Non-U.S. Recipient shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Recipient becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), copies of any other executed form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

Each Recipient agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update and deliver such form or certification to the Borrowers and the Administrative Agent or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so. Each Recipient hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Recipient to the Administrative Agent pursuant to this Section 3.01(g).

Notwithstanding any other provision of this Section 3.01(g), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(h) Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(k) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

(i) The agreements in this Section 3.01 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 3.02 VAT.

(a) All amounts set out or expressed in this Agreement or in a Loan Document to be payable by any party to any Secured Party which (in whole or in part) constitute the consideration for any supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to Section 3.02(b) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any party under this Agreement or a Loan Document and the Secured Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Secured Party shall promptly provide an appropriate VAT invoice to such party).

(b) If VAT is or becomes chargeable on any supply made by any Secured Party (the “Supplier”) to any other of the Secured Parties (the “Subject Recipient”) under a Loan Document, and any party other than the Subject Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse such Secured Party in respect of that consideration):

(i) where the Supplier is the person required to account to the relevant tax authority for the VAT, the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Subject Recipient shall, where this Section 3.02(b)(i) applies, promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Subject Recipient from the relevant tax authority which the Subject Recipient reasonably determines relates to the VAT chargeable on the supply; and

(ii) where the Subject Recipient is the person required to account to the relevant tax authority for the VAT, the Subject Party shall promptly, following demand from the Subject Recipient, pay to the Subject Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Subject Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c) Where a Loan Document requires any party to reimburse or indemnify a Secured Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) the Secured Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that the Secured Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d) Any reference in this Section 3.02 to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of Council Directive 2006/112/EC (or any predecessor to it or supplemental to that Directive) or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e) In relation to any supply made by a Secured Party to any party under a Loan Document, if reasonably requested by the Secured Party, that party must promptly provide details of its VAT registration and such other information as is reasonably requested in connection with the Secured Party’s VAT reporting requirements in relation to such supply.

Section 3.03 Illegality.

If any Lender or Affiliate of a Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or Affiliate of such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender or such Affiliate of a Lender to the Borrowers (through the Administrative Agent), (a) any obligation of such Lender or such Affiliate of such Lender to make SOFR Loans, and any right of the Borrowers to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Lender or Affiliate of a Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, if necessary to avoid such illegality, upon demand from any Lender or Affiliate of a Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if such Lender or such Affiliate may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender or such Affiliate may not lawfully continue to maintain such SOFR Loans to such day, in each case until the Administrative Agent is advised in writing by such affected Lender or such affected Affiliate of a Lender that it is no longer illegal for such Lender or such Affiliate to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender and each of its applicable Affiliates agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender or Affiliate of a Lender, otherwise be materially disadvantageous to such Lender or such Affiliate.

Section 3.04 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.04, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a SOFR Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR for such

Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to Parent and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies Parent and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) Parent delivers a new Committed Loan Notice in accordance with the terms of Section 2.02, any Committed Loan Notice that requests a SOFR Borrowing or requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall instead be deemed to be an Committed Loan Notice, for a Base Rate Loan; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any SOFR Loan is outstanding on the date of Parent’s receipt of the notice from the Administrative Agent referred to in this Section 3.04(a) with respect to the Benchmark applicable to such SOFR Loan, then until (x) the Administrative Agent notifies Parent and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) Parent delivers a new Committed Loan Notice in accordance with the terms of Section 2.02, any SOFR Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify Parent and the Lenders of (1) any occurrence of a Benchmark Transition Event, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.04, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.04.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon Parent’s receipt of notice of the commencement of a Benchmark Unavailability Period, Parent may revoke any request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Parent will be deemed to have converted any request for a SOFR Borrowing into a request for a Borrowing of, or conversion to, a Base Rate Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any SOFR Loan is outstanding on the date of Parent’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Benchmark Rate applicable to such SOFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 3.04 any SOFR Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan.

Section 3.05 Increased Cost and Reduced Return; Capital Adequacy and Liquidity Requirements.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any material increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to Term SOFR, or a material reduction in the amount received or receivable by such Lender in connection with any of the foregoing (including Taxes on or in respect of its loans, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, but excluding for purposes of this Section 3.05(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes and (ii) Excluded Taxes), then within 30 days after demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.07), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender reasonably determines that the introduction of any Law regarding capital adequacy and liquidity requirements or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of materially reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then within 30 days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (and certifying that such Lender is generally charging such amounts to similarly situated borrowers) (with a copy of such demand to the Administrative Agent given in accordance with Section 3.07), the Borrowers shall pay to such Lender or Person controlling such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves or liquidity with respect to liabilities or assets consisting of or including Term SOFR funds or deposits, additional interest on the unpaid principal amount of each SOFR Loan equal to the actual costs of such reserves or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any liquidity requirement, reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of SOFR Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrowers shall have received at least 30 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.

If a Lender fails to give notice 30 days’ prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 30 days from receipt of such notice.

(d) For purposes of this Section 3.05, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (other than foreign regulatory authorities in Switzerland), in each case pursuant to Basel III (including to the extent implemented through CRD IV), shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

Section 3.06 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan or pursuant to a conditional notice) to prepay, borrow, continue or convert any SOFR Loan on the date or in the amount notified by such Borrower;

(c) any payment of any Loan (or interest due thereon) in a different currency from such Loan; or

(d) any mandatory assignment of such Lender’s SOFR Loans pursuant to Section 3.08 on a day other than the last day of the Interest Period for such Loans,

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding anticipated profits). The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 3.07 Matters Applicable to All Requests for Compensation.

(a) A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods. With respect to any Lender’s claim for compensation under Section 3.03, 3.04(b) or 3.05, the Loan Parties shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the Borrowers of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests compensation under Section 3.05, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.03, then such Lender will, if requested by the Borrowers and at the Borrowers’ expense, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.05, as applicable, in the future and (ii) would not, in the judgment of such Lender be inconsistent with the internal policies of, or otherwise be disadvantageous in any material legal, economic or regulatory respect to such Lender or its Lending Office. The provisions of this clause (b) shall not affect or postpone any Obligations of the Borrowers or rights of such Lender pursuant to Section 3.05.

(c) A Lender shall not be entitled to any compensation pursuant to the foregoing sections to the extent such Lender is not imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrowers hereunder) under comparable syndicated credit facilities.

Section 3.08 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrowers become obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.05 (other than with respect to Other Taxes) as a result of any condition described in such Sections, and such Lender entitled to such payment has declined or is unable to designate a different lending office in accordance with Section 3.07(b), or any Lender ceases to make SOFR Loans as a result of any condition described in Section 3.03 or 3.04(b) or (ii) any Lender becomes a Defaulting Lender (collectively, a “Replaceable Lender”), then the Borrowers may, on three Business Days’ prior written notice (for the avoidance of doubt, such notice shall be deemed provided on the same day that an amendment or waiver is posted to the Lenders for consent) from the Borrowers to the Administrative Agent and such Lender, either (i) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrowers in such instance unless waived by the Administrative Agent) all of its rights (other than its existing rights to payments pursuant to Section 3.01 or 3.05) and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person or (ii) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment and prepay the Loans of such Lender and repay all Obligations of the Borrowers owing (and the amount of all accrued interest and fees in respect thereof) to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided, further, that in the case of any such replacement as a result of the Borrowers having become obligated to pay amounts described in Section 3.01 or 3.05, such replacement would eliminate or reduce payments pursuant to Section 3.01 or 3.05, as applicable, in the future. Any Lender being replaced pursuant to this Section 3.08(a) shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and (ii) subject to clause (C) below, deliver any Notes evidencing such Loans to the Borrowers (for return to the Borrowers) or the Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all Obligations relating to the Loans and participations (and the amount of all accrued interest, fees and premiums in respect thereof) so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment (x) if so requested by the assignee Lender, the assigning Lender shall deliver to the assignee Lender the applicable Note or Notes executed by the Borrowers, (y) the assignee Lender shall become a Lender hereunder and (z) the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Replaceable Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within two Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaceable Lender. In connection with the replacement of any Lender pursuant to this Section 3.08(a), the Borrowers shall pay to such Lender all reasonable costs and expenses incurred by any Lender in connection with any such replacement. A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such replacement cease to apply.

(b) Notwithstanding anything to the contrary contained above, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(c) In the event that (i) the Borrowers or the Administrative Agent has requested the Lenders to consent to a waiver of any provisions of the Loan Documents or to agree to any amendment or other modification thereto, (ii) the waiver, amendment or modification in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to all Loans or a certain class of the Loans and (iii) the Required Lenders have agreed to such waiver, amendment or modification, then any Lender who does not agree to such waiver, amendment or modification, in each case, shall be deemed a “Non-Consenting Lender”; provided, that the term “Non-Consenting Lender” shall also include any Lender that rejects (or is deemed to reject) (x) a loan modification offer under Section 10.01, which loan modification has been accepted by at least the Majority Lenders of the respective Tranche of Loans whose Loans and/or Commitments are to be extended pursuant to such loan modification and (y) any Lender that does not elect to become a lender in respect of any Specified Refinancing Debt pursuant to Section 2.18.

Section 3.09 Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder, any assignment by or replacement of a Lender and any resignation or removal of the Administrative Agent.

ARTICLE IV.
Conditions Precedent to Credit Extensions

Section 4.01 Conditions to the Initial Credit Extension on the Closing Date. The obligation of the Lenders to make the initial Credit Extension hereunder on the Closing Date is subject to satisfaction or due waiver in accordance with Section 10.01 of each of the following conditions precedent:

(a) The Administrative Agent shall have received all of the following, each of which shall be originals or facsimiles or “pdf” files unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date before the Closing Date), and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect the Loan Parties, giving effect to the Transactions), in each case except as specified on Schedule 6.16:

(i) executed counterparts of (A) this Agreement from the Borrowers, the Administrative Agent and the initial Lenders, (B) the Intercreditor Agreement from each Loan Party incorporated in Sweden, England & Wales and the U.S., the Administrative Agent, the Security Agent, Wilmington Trust (London) Limited, as Facility Agent for the Sustainable Revolving Credit Facility and the holders of the Convertible Bonds or the trustee for the Convertible Bonds, as applicable, Parent, the Borrowers and each Restricted Subsidiary of Parent, which shall be in a form reasonably satisfactory to the Lead Lender and (C) the Guaranty from the Loan Parties and the Administrative Agent;

(ii) the Closing Date Collateral Documents, duly executed by each of the Loan Parties party thereto;

(iii) a Committed Loan Notice relating to the initial Credit Extension;

(iv) a solvency certificate executed by the chief financial officer or similar officer, director or authorized signatory of Parent (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit F;

(v) such certificates of good standing or status (to the extent that such concepts exist) from the applicable secretary of state (or equivalent authority) of the jurisdiction of organization of each Loan Party incorporated in Sweden and the U.S. (in each case, to the extent applicable);

(vi) a copy of the Organization Documents of each Loan Party;

(vii) certificates of customary resolutions or other customary action, incumbency certificates and/or other customary certificates or identification of Responsible Officers of each Loan Party incorporated in Sweden, England & Wales and the U.S. evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date (including specimen signatures of each such Responsible Officer);

(viii) the following legal opinions: (A) a customary legal opinion of White & Case LLP in respect of the capacity and authority of any Loan Party incorporated in the United States and the enforceability of any Loan Document governed by New York law and other customary matters, (B) a customary legal opinion of Roschier Advokatbyrå AB in respect of the capacity and authority of any Loan Party incorporated in Sweden and the enforceability of any Loan Document governed by Swedish law and other customary matters, (C) a customary legal opinion of Latham & Watkins LLP in respect of the capacity and authority of any Loan Party incorporated in England & Wales and the enforceability of any Loan Document governed by English law and other customary matters.

(ix) a certificate of a Responsible Officer of Parent (A) certifying that the conditions set forth in Section 4.01(c), 4.01(e), 4.01(f), 4.01(g), 4.01(h), 4.01(i), 4.01(j) and 4.01(k) have been satisfied and (B) confirming that guaranteeing or securing, as appropriate, the Aggregate Commitments would not cause any guarantee, security or similar limit binding on any such Loan Party to be exceeded;

(x) evidence that all actions, recordings and filings of or with respect to the Closing Date Collateral Documents required in order to perfect and protect the Liens created thereby (subject to the Perfection Exceptions) shall have been taken, completed or otherwise provided for in a customary manner;

(xi) in respect of each Loan Party incorporated or domiciled in the United States:

(1) UCC-1 financing statements (except for separate fixture filings which shall only be required to be filed to the extent the applicable Mortgage cannot serve as a fixture filing under applicable law in the applicable jurisdiction) in respect of security interest granted by each such Loan Party for filing in all applicable jurisdictions;

(2) the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy and Tax matters), in form and substance reasonably satisfactory to the Lead Lender, made against such Loan Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Loan Party, indicating among other things that the assets of each such Loan Party are free and clear of any Lien (except for Permitted Liens);

(xii) in connection with the pledge of the Equity Interest owned by each Loan Party, an original stock certificate representing such pledged Equity Interests (if and to the extent such Equity Interests are certificated), together with customary blank stock or unit transfer powers and irrevocable powers duly executed in blank (if applicable);

(xiii) certificates from the applicable Loan Parties’ insurance broker or other evidence satisfactory to the Lead Lender that all insurance required to be maintained pursuant to Section 6.07 is in full force and effect;

(xiv) a funds flow memorandum, in form and substance reasonably satisfactory to the Administrative Agent and the Lead Lender; and

(xv) (i) unaudited, internally prepared consolidated balance sheets and related statements of income and cash flows of the Parent and “flash reports” prepared for management for each month of the Parent ended after its most recent Form 20-F or 6-K filing reporting on annual and quarterly financial statements and at least 30 days prior to the Closing Date, and (ii) a pro forma consolidated balance sheet and related statements of income and cash flows of the Parent as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such period is the end of the Parent’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period.

(b) The Borrowers and the other Loan Parties shall have provided, at least three (3) Business Days prior to the Closing Date (or such shorter period as the Administrative Agent shall otherwise agree), the documentation and other information required by regulatory authorities under applicable “know your customer” rules and Anti-Money Laundering Laws as has been reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the Closing Date;

(c) The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (provided that any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)).

(d) All fees required to be paid on the Closing Date pursuant to this Agreement and the Fee Letters and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to this Agreement, to the extent invoiced in reasonable detail at least three Business Days prior to the Closing Date (or such later date as the Swedish Borrower may agree) shall have been paid (which amounts may be offset against the proceeds of the Initial Term Loans).

(e) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom on the Closing Date.

(f) Since December 31, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(g) The Sustainable Revolving Credit Facility Agreement Amendment Agreement has been executed by all parties thereto and has become effective or will become effective within one (1) Business Day of the date of this Agreement.

(h) The Convertible Bonds in an amount not less than $300,000,000 shall have been purchased pursuant to that certain Investment Agreement dated as of March 14, 2023 by and among Parent and certain purchasers thereof, and that certain Subscription Agreement dated as of March 14, 2023 by and among Parent and certain purchasers thereof, which shall be in form and substance reasonably satisfactory to the Lead Lender.

(i) All governmental and third party approvals necessary in connection with the Transactions shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions.

(j) After giving effect to the Transactions, Liquidity of the Parent shall not be less than $300,000,000.

(k) On the Closing Date, after giving effect to the Transactions, none of the Parent, the Borrowers or any of their respective Restricted Subsidiaries shall have any Indebtedness for borrowed money other than (i) the Obligations, (ii) indebtedness in respect of the Convertible Bonds in an aggregate principal amount not to exceed $300,000,000 (plus any capitalized or “paid-in-kind” interest accruing thereon), (iii) the Sustainable Revolving Credit Facility in an aggregate amount not to exceed (SEK) 2,100,000,000 and, (iv) indebtedness permitted by Section 7.01(i) or 7.01(k), (iv) the indebtedness specified on Schedule 7.01.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

ARTICLE V.
Representations and Warranties

Each of Parent, Holdings, and the Borrowers represents and warrants to the Administrative Agent and the Lenders that (after giving effect to the Transactions and the actions contemplated by Section 6.16 hereof):

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of the Restricted Subsidiaries (subject to the Legal Reservations and the Perfection Requirements) (a) is a Person duly organized, formed, established or incorporated, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is authorized to do business and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrowers), (b)(i), (b)(ii) (other than with respect to the Borrowers), (c) and (d), to the extent that any failure to be so or to have such would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party (in each case, subject to the Legal Reservations and the Perfection Requirements) of each Loan Document to which such Person is or is to be a party are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) violate any Law or (c) result in a breach or default under the terms of any Indebtedness (other than intercompany Indebtedness) of the Loan Parties having an aggregate outstanding principal amount equal to or greater than the Threshold Amount; except in the case of clause (b) or (c), to the extent that such violation, breach or default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery, performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens on the Collateral created under the Collateral Documents, except for (v) subject to Schedule 6.16 in all respects, any filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties or any Restricted Subsidiary in favor of the Secured Parties as required under the applicable Collateral Documents and payment of associated fees or stamp duties, (w) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (x) those approvals, consents, exemptions, authorizations or other actions, notices or filings set out in the Collateral Documents and (y) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party (subject to the Legal Reservations and the Perfection Requirements) that is party thereto. Subject to the Legal Reservations and the Perfection Requirements, this Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, administration, administrative receivership, winding-up, insolvency, reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), receivership, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The audited consolidated financial statements of Parent and its Subsidiaries (x) as of the end of the fiscal year ending December 31, 2021, and previously delivered to the Administrative Agent and (y) most recently delivered pursuant to Section 6.01(a) fairly present in all material respects the consolidated financial condition of Parent and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated financial statements of Parent and its Subsidiaries (x) as of the end of each of the fiscal quarters ending March 31, 2022, June 30, 2022 and September 30, 2022 and (y) most recently delivered pursuant to Section 6.01(c) (i) were prepared in accordance with IFRS consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the consolidated financial condition of Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal and recurring year end audit adjustments.

(c) Since December 31, 2021, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent or the Borrowers, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against Parent, the Borrowers or any Restricted Subsidiary, or against any of their properties or revenues that would reasonably be expected to have a Material Adverse Effect.

Section 5.07 Use of Proceeds. The Borrowers will use the proceeds of the Term Loans to pay Transaction Costs (including paying any fees, commissions and expenses associated therewith), to finance the working capital needs of the Borrowers and the Restricted Subsidiaries and for general corporate purposes of the Borrowers and the Restricted Subsidiaries (including acquisitions, other Investments, capital expenditures, refinancing of Indebtedness and any other transaction not prohibited hereunder) and as additional cash on the balance sheet of the Borrowers and their Restricted Subsidiaries.

Section 5.08 Ownership of Property; Liens. Each Loan Party and each of the Restricted Subsidiaries has fee simple or other comparable valid title to, or leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except (i) for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (ii) where the failure to have such title or interests would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use or operation of any real property necessary for the ordinary conduct of Parent’s, the Borrowers’ and their respective Restricted Subsidiaries’ business, taken as a whole and (iii) Liens permitted by Section 7.02. As of the Closing Date, each Loan Party and each of the Restricted Subsidiaries does not own any real property other than the Millville Plant and the Swedish Facility.

Section 5.09 Environmental Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Parent, the Borrowers and the Restricted Subsidiaries and their respective operations and properties, are in compliance with all applicable Environmental Laws and Environmental Permits and none of Parent, the Borrowers or the Restricted Subsidiaries are subject to any existing or alleged Environmental Liability.

(b) (i) None of the properties currently or formerly owned or operated by Parent, the Borrowers or any Subsidiary is listed or, to the knowledge of Parent or the Borrowers, proposed for listing on the NPL or on the SEMS or any analogous foreign, state or local list or is adjacent to any such property, (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by Parent, the Borrowers or any of the Restricted Subsidiaries requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to any Environmental Law and (iii) Hazardous Materials have not been released, discharged or disposed of at, in, on, under, to or from any property currently or, to the knowledge of Parent or the Borrowers, formerly owned or operated by Parent, the Borrowers or any of the Restricted Subsidiaries.

(c) Neither Parent nor the Borrowers nor any of the Restricted Subsidiaries is undertaking, and none has completed, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial response or corrective action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at, on, in, under, to or from any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.

(d) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of Parent or the Borrowers, formerly owned or operated by Parent, the Borrowers or any of the Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to Parent, the Borrowers or any of the Restricted Subsidiaries.

(e) No product manufactured or distributed by Borrowers or any of their Subsidiaries contains any Hazardous Material in a quantity or at a concentration that requires a warning to customers or other Persons under applicable Environmental Laws, or that is prohibited by, or in exceedance of applicable limits established pursuant to, Environmental Law.

(f) No actions, claims or legal proceedings are pending or, to the knowledge of the Parent or the Borrowers, threatened by any Person against Parent, the Borrowers or any Restricted Subsidiary pursuant to any Environmental Law or relating to any Hazardous Materials.

Section 5.10 Taxes.

Each of Parent, the Borrowers and each of the Restricted Subsidiaries have filed or have caused to be filed all Tax returns and reports required to be filed by it, and have paid all Taxes (including in its capacity as a withholding agent) levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (i) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with IFRS (or other applicable generally accepted Accounting Principles) or (ii) with respect to which the failure to make such filing or payment would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.11 Employee Benefits Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal and state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto or is currently being processed by the IRS, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Foreign Plan is in compliance with all requirements of Law applicable thereto and the respective requirements of the governing documents for such plan and (ii) with respect to each Foreign Plan, none of Parent, the Borrowers or any of its or their Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction that could subject Parent, the Borrowers or any Restricted Subsidiary, directly or indirectly, to any excise tax or civil penalty.

(c) There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA (and not otherwise exempt under Section 408 of ERISA) with respect to any Plan that would reasonably be expected to result in a Material Adverse Effect.

(d) (i) No ERISA Event has occurred and neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Plan or Multiemployer Plan, (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under such Pension Funding Rules has been applied for or obtained, (iii) there exists no Unfunded Pension Liability, (iv) as of the most recent valuation date for any Plan, the present value of all accrued benefits under such Plan (based on the actuarial assumptions used to fund such Plan) did not exceed the value of the assets of such Plan allocable to such accrued benefits, (v) neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) for any Plan, if applicable, to drop below 80% as of the most recent valuation date, (vi) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid, (vii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA and (viii) no Plan has been terminated by the plan administrator thereof or by the PBGC and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan or Multiemployer Plan, except with respect to each of the foregoing clauses (i) through (viii) of this Section 5.11(d), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(e) (i) No Foreign Benefit Event has occurred and no Loan Party is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in a Foreign Benefit Event with respect to any Foreign Plan, (ii) with respect to each Foreign Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable Law and, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained, and (iii) except as disclosed or reflected in such financial statements, there are no aggregate unfunded liabilities with respect to Foreign Plans and the present value of the aggregate accumulated benefit liabilities of all Foreign Plans did not, as of the last annual valuation date applicable thereto, exceed the assets of all such Foreign Plans, except with respect to each of the foregoing clauses (i), (ii) and (iii) of this Section 5.11(e), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(f) No Loan Party maintains, or contributes to, a Foreign Plan which is a defined benefit occupational pension scheme as defined in the Pensions Act of 2004 (c. 35), except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.12 Subsidiaries; Capital Stock. As of the Closing Date, there are no Restricted Subsidiaries other than those specifically disclosed on Schedule 5.12, and all of the outstanding Capital Stock in such Restricted Subsidiaries that are owned by a Loan Party have been validly issued, are fully paid and non-assessable (other than for those Restricted Subsidiaries that are limited liability companies and limited partnerships and to the extent such concepts are not applicable in the relevant jurisdiction) and are owned free and clear of all Liens except (i) those created under the Collateral Documents, and (ii) Liens permitted pursuant to Section 7.02.

Section 5.13 Margin Regulations; Investment Company Act.

(a) Neither the making of any Credit Extension hereunder nor the use of proceeds thereof will violate any regulations of the FRB, including the provisions of Regulations T, U or X of the FRB. No proceeds of any Loan will be used to purchase or carry Margin Stock. No Group Member is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) None of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.14 Disclosure. As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that actual results may vary from such forecasts and that such variances may be material.

Section 5.15 Compliance with Laws. Parent and each Borrower and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.16 Intellectual Property; Licenses, Etc. To the knowledge of Parent and the Borrowers, each of Parent and the Borrowers and the Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, copyrights, patents and other intellectual property rights (collectively, “IP Rights”) that are used in the operation of their respective businesses, as currently conducted, and provided that the foregoing shall not be deemed to constitute a representation that Parent, the Borrowers, or the Restricted Subsidiaries do not infringe or violate the IP Rights held by any other Person. To the knowledge of Parent and the Borrowers, the conduct of the business of Parent, the Borrowers, and the Restricted Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any IP Rights held by any other Person, except for such infringements, misappropriations and other violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Parent or the Borrowers, threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.17 Solvency. On the Closing Date, after giving effect to the Transactions, Parent and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.18 Perfection, Etc. Subject to the Legal Reservations and the Perfection Requirements, each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein and, solely with respect to Loan Parties not organized in the United States or assets not located in the United States, subject to the Agreed Security Principles) in favor of the Security Agent for the benefit of the Secured Parties and/or in favor of the Secured Parties in their capacities as such (or any of them) to the extent required by applicable Law, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, winding-up, insolvency, judicial management, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and subject to the Legal Reservations and the Perfection Requirements and (a) when financing statements and other filings in appropriate form are filed or registered, as applicable, in the offices of the Secretary of State (or a comparable office in any applicable non-U.S. jurisdiction) of each Loan Party’s jurisdiction of organization, incorporation or formation (if applicable) or the registration of particulars of that certain English-law Debenture, dated on or about the date hereof, entered into by each UK Subsidiary and the Security Agent at Companies House in England and Wales under section 859A of the Companies Act 2006 and payment of associated fees is made and other applicable Perfection Requirements are completed and (b) upon the taking of possession or control by the Security Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Security Agent or to a third party appointed by the Security Agent in certain jurisdictions, as the case may be, to the extent possession or control by the Security Agent is required by the applicable Collateral Document) the Liens created by the Collateral Documents shall constitute fully perfected first priority Liens so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the relevant Loan Documents and, in each case, solely with respect to Loan Parties not organized in the United States or assets not located in the United States, subject to the Agreed Security Principles), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder (other than such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code or similar law in other jurisdictions as in effect at the relevant time in the relevant jurisdiction by possession or control).

Notwithstanding anything herein (including this Section 5.18) or in any other Loan Document to the contrary, neither Parent nor any other Loan Party makes any representation or warranty as to the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required under this Agreement.

Section 5.19 Sanctions Laws and Regulations.

(a) Each of the Parent, the Borrowers and each of their respective Subsidiaries and the respective directors, officers and, to the knowledge of the Parent and each of the Borrowers, employees and agents of the Parent, the Borrowers and each of their respective Subsidiaries is in compliance in all material respects with applicable Sanctions Laws and Regulations. None the Parent, the Borrowers or any of their respective Subsidiaries will use any part of the proceeds of any Loan, including this Agreement or any other Loan Document, directly or, knowingly, indirectly in a manner that would constitute or give rise to a violation of any Sanctions Laws and Regulations by any party hereto.

(b) None of the Parent, the Borrowers or any of their respective Subsidiaries or any of the respective directors, officers or, to the knowledge of the Parent or any of the Borrowers, employees or agents of the Parent, the Borrowers or any of their respective Subsidiaries: (I) is a Sanctioned Person; (II) engages in any dealings or transactions, directly or knowingly indirectly, with or involving any Sanctioned Country or Sanctioned Person, in each case in violation of applicable Sanctions Laws and Regulations, or (III) otherwise acts in a manner that would constitute or give rise to a violation of Sanctions Laws and Regulations by any party hereto.

Section 5.20 Anti-Corruption Laws. None of the Parent, the Borrowers or any of their respective Subsidiaries will use any part of the proceeds of any Loan, including this Agreement and any other Loan Documents, in furtherance of any improper payment, directly or indirectly, to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, or any other party (if applicable) in order to obtain, retain or direct business or otherwise obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, or any other laws, rules or regulations concerning the prevention or prohibition of bribery or corruption issued, administered or enforced by any Governmental Authority having jurisdiction over the Parent or Borrowers (collectively, the “Anti-Corruption Laws”). Each of the Parent and the Borrowers has implemented and maintains in effect, or is subject to, policies and procedures designed to promote and achieve compliance by the Parent, the Borrowers and each of their respective Subsidiaries and the respective directors, officers, employees and agents of the Parent, the Borrowers and each of their respective Subsidiaries with Anti-Corruption Laws. Each of the Parent, the Borrowers and their respective Subsidiaries, and each of the respective directors, officers, and, to the knowledge of Parent and the Borrowers, employees and agents of the Parent, the Borrowers and their respective Subsidiaries, are in compliance in all respects with Anti-Corruption Laws.

Section 5.21 Anti-Money Laundering Laws. Each of the Parent, the Borrowers and their respective Subsidiaries are in compliance in all material respects with the U.S. Bank Secrecy Act, as amended by the PATRIOT Act and any other applicable laws, rules or regulations concerning the prohibition or prevention of money laundering or terrorism financing issued, administered or enforced by any Governmental Authority having jurisdiction over the Parent or Borrowers (collectively, the “Anti-Money Laundering Laws).

Section 5.22 No Default. No Default or Event of Default has occurred and is continuing.

Section 5.23 Labor Matters. Except as would not reasonably be expected to have a Material Adverse Effect, there are no strikes or other labor disputes against Parent or any of the Restricted Subsidiaries pending or, to the knowledge of Parent, threatened.

Section 5.24 COMI Regulation. To the extent that a Loan Party is incorporated in the European Union or the United Kingdom, for the purposes of the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “COMI Regulation”) or any equivalent legislation or regulation in the United Kingdom (“Equivalent COMI Regulation”), its (after giving effect to the Transactions) center of main interest (as that term is used in Article 3(1) of the COMI Regulation or as that term or analogous term is used in any Equivalent COMI Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as such term is used in Article 2 (10) of the COMI Regulation or as that term or analogous term is used in any Equivalent COMI Regulation) in any other jurisdiction, in each case, other than as permitted pursuant to Section 6.19.

Section 5.25 Compliance with Food and Drug Laws.

(a) The products manufactured and/or sold by each of Parent, Holdings, the Borrowers and each of their respective Subsidiaries, were, in all material respects at all times whilst in the control of Parent, Holdings, the Borrowers or their respective Subsidiaries, (i) in compliance with all applicable Food and Drug Laws, and all applicable product content, labeling, registration and certification requirements for any jurisdiction in which each product is marketed; (ii) manufactured in compliance with all Food and Drug Laws; (iii) were able to be introduced into interstate commerce in the United States and do not contain articles which may not, under applicable Food and Drug Laws, be introduced into interstate commerce; (iv) manufactured in conformity with the applicable formulae and specifications and in material compliance with good manufacturing practices; (v) tested in accordance with established protocol sufficient to release the applicable products for sale in accordance with applicable laws; and (vi) fit for the ordinary purposes for which they are intended to be used.

(b) Each of Parent, Holdings, the Borrowers and each of their respective Subsidiaries is now and for the past three (3) years has been in material compliance with, and have no liability under, any Food and Drug Law applicable to it or to the conduct or operation of the business. To the knowledge of Parent, Holdings, the Borrowers or any Subsidiary, there exists no alleged material violation by or failure of such party to comply with any Food and Drug Law; and Parent, Holdings, the Borrowers and any Subsidiary has not, during the past three (3) years, received any written or oral, notice of any material violation, delinquency or material liability with respect to any Food and Drug Law. No products sold by Parent, Holdings, the Borrowers or any of their respective Subsidiaries are or were subject to any material administrative detention, stop sale, recall, or other proceeding or action pursuant to any applicable Food and Drug Law within the past three (3) years, other than those specifically disclosed on Schedule 5.25.

(c) Each of Parent, Holdings, the Borrowers and each of their respective Subsidiaries, have obtained, maintain, and are and have been in compliance in all material respects with all Permits required under Food and Drug Laws applicable to them or to the conduct or operation of the business. All such Permits are in full force and effect. No revocation, termination, limitation, withdrawal or inability to renew any of such Permits is pending or, to Parent’s, Holdings’, the Borrowers’ or any of their respective Subsidiaries’ knowledge, threatened. All appropriate filings and registrations where necessary for the renewal or reissuance of such Permits have been timely submitted to the appropriate Governmental Authority.

(d) Each of Parent, Holdings, the Borrowers and each of their respective Subsidiaries, have not within the past three (3) years voluntarily recalled, suspended, or discontinued manufacturing any product at the request of any Governmental Authority, nor has Parent, Holdings, the Borrowers or any of their respective Subsidiaries received any written notice in the last three (3) years from any Governmental Authority that it has commenced or threatened to initiate any action to withdraw approval, restrict sales or marketing, or request a recall of, any product, or that a Governmental Authority has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any product, other than those specifically disclosed on Schedule 5.25.

(e) [reserved].

(f) During the past three (3) years, in all material respects all products: (i) have been properly manufactured, handled and stored and are properly packaged and labeled and fit for use or consumption whilst in the control of Parent, Holdings, the Borrowers or their respective Subsidiaries; (ii) comply with all applicable Food and Drug Laws; (iii) comply with established specifications, and the level of contaminants or other impurities in the products have been and currently are in compliance with all applicable laws; and (iv) were shipped in interstate commerce in accordance with applicable Food and Drug Laws, other than those specifically disclosed on Schedule 5.25.

(g) During the past three (3) years, all production facilities owned or operated by Parent, Holdings, the Borrowers and each of their respective Subsidiaries engaged in activities related to the products are or were registered in accordance with all applicable Food and Drug Laws.

(h) Parent, Holdings, the Borrowers and each of their respective Subsidiaries has not received written notice of, or been subject to, any finding of material deficiency or material non-compliance, material penalty, fine or sanction, request for corrective or remedial action or other material compliance or enforcement action, in respect of any of (i) the products, (ii) the ingredients in the products, or (iii) the facilities at which such products are manufactured, packaged, stored or initially distributed.

Section 5.26 Material Jurisdictions. The Material Jurisdictions consist of the jurisdictions listed on Schedule 5.26 hereto.

ARTICLE VI.
Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, Parent, Holdings and the Borrowers shall and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:

(a) prior to the earlier of (i) one hundred twenty (120) days after the end of each fiscal year of Parent and (ii) the latest date on which such financial statements of Parent are required to be delivered to shareholders of Parent pursuant to the Listing Rules (or any analogous rules or regulations of any applicable stock exchange in which the Parent’s Voting Stock is traded), and commencing with the fiscal year ending December 31, 2023, a consolidated balance sheet of Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year together with related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year and the corresponding figures from the financial model relating to the Group dated March 12, 2023, all in reasonable detail and prepared in accordance with IFRS, audited and accompanied by an opinion of an independent registered public accounting firm of nationally recognized standing, which opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than as may be required as a result solely from (i) an actual or a prospective default or event of default with respect to any financial covenant or (ii) the impending maturity of any Indebtedness occurring within one year from the time such opinion is delivered);

(b) [reserved];

(c) prior to the earlier of (i) forty five (45) days after the end of the first, second and third fiscal quarter of each fiscal year of Parent and (ii) the latest date on which such financial statements of Parent are required to be delivered to shareholders of Parent pursuant to the Listing Rules, (A) a consolidated balance sheet of Parent and its Subsidiaries as of the end of such fiscal quarter and (B) consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding figures from the financial model relating to the Group dated March 12, 2023, all in reasonable detail and certified by a Responsible Officer of Parent as fairly presenting in all material respects the financial condition, results of operations and cash flows of Parent and its Subsidiaries in accordance with IFRS, subject to normal year-end adjustments and the absence of footnotes; and

(d) prior to thirty (30) days after the end of the first and second fiscal month in each fiscal quarter of the Parent, (A) a consolidated balance sheet of Parent and its Subsidiaries as of the end of such fiscal month, (B) consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal month and for the period from the beginning of the current fiscal year to the end of such month, all in reasonable detail and certified by a Responsible Officer of Parent as fairly presenting in all material respects the financial condition, results of operations and cash flows of Parent and its Subsidiaries in accordance with IFRS, subject to normal year-end adjustments and the absence of footnotes.

Notwithstanding the foregoing, (A) the obligations in clauses (a) and (c) of this Section 6.01 may be satisfied by furnishing, at the option of the Swedish Borrower, the applicable financial statements of (I) any successor of Parent or (II) any Wholly Owned Restricted Subsidiary of Parent that, together with its consolidated Restricted Subsidiaries, constitutes substantially all of the assets of Parent, the Borrowers and their consolidated Subsidiaries (a “Qualified Reporting Subsidiary”); provided that to the extent such information relates to a Qualified Reporting Subsidiary, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Qualified Reporting Subsidiary, on the one hand, and the information relating to Parent, the Borrowers and the Restricted Subsidiaries on a standalone basis, on the other hand, and (B) (i) in the event that Parent delivers to the Administrative Agent an Annual Report on Form 10-K or equivalent filing or report for any fiscal year (or similar filing in the applicable jurisdiction), as filed with the SEC or in such form as would have been suitable for filing with the SEC or equivalent filings or reports in the applicable jurisdiction, filed with or required by any equivalent listing authority or Governmental Authority, within the time frames set forth in clause (a) above, such Form 10-K or equivalent filing or report shall satisfy all requirements of clause (a) of this Section 6.01 with respect to such fiscal year to the extent that it contains the opinion required by such clause (a) and such report and opinion does not contain any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of audit (other than as expressly permitted to be contained therein under clause (a) of this Section 6.01) and (ii) in the event that the Borrowers delivers to the Administrative Agent a Quarterly Report on Form 10-Q for any half-fiscal year period or fiscal quarter (or similar filing or report in the applicable jurisdiction), as filed with the SEC (or equivalent listing authority in an applicable jurisdiction) or in such form as would have been suitable for filing with the SEC (or equivalent listing authority in an applicable jurisdiction), within the time frames set forth in clause (c) above, as applicable, such Form 10-Q or equivalent filing or report shall satisfy all requirements of clause (c) of this Section 6.01, as applicable, with respect to such half-fiscal year period or fiscal quarter to the extent that it contains the information required by such clause (c), as applicable; in each case to the extent that information contained in such Form 10-K or Form 10-Q (or similar filings or reports in the applicable jurisdiction) satisfies the requirements of clauses (a) or (c) of this Section 6.01, as the case may be; provided, further, that Parent will be deemed to have satisfied the requirements of clauses (a) or (c) of this Section 6.01, as the case may be, if Parent has posted the information required by such clause to its company website and such information is publicly available in accordance with the Listing Rules.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five days after (i) the delivery of the financial statements referred to in Sections 6.01(a) and (c) are required to be delivered or (ii) the delivery of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q or, in either case, equivalent filing or report (in either case, delivered pursuant to the last paragraph of Section 6.01), a duly completed Compliance Certificate signed by a Responsible Officer of Parent;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrowers may file or be required to file, copies of any material report, filing or communication with the SEC under Section 13 or 15(d) of the Exchange Act, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any material statement or material report furnished to any holder of debt securities of any Loan Party (other than any immaterial correspondence in the ordinary course of business or any regularly required quarterly or annual certificates), in each case pursuant to the terms of any Junior Financing in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary thereof as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request;

(e) [reserved];

(f) no later than the earlier of (i) March 16 of each fiscal year and (ii) the date upon which the fourth quarter earnings call with respect to financial date for the last fiscal quarter of the previous fiscal year is delivered, a consolidated plan and financial forecast for such fiscal year, including (A) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Parent and its Restricted Subsidiaries for such fiscal year and each quarter of such fiscal year, (B) a quarterly breakdown of such forecast by region, including EMEA, the Americas and the People’s Republic of China (in form and substance reasonably satisfactory to the Administrative Agent), and (C) an explanation of the assumptions on which such forecasts are based;

(g) no later than thirty (30) days after the end of each fiscal month, (i) a report setting forth monthly income statements by region for such fiscal month and (ii) a key performance indicator report, in form and substance reasonably satisfactory to the Lead Lender, detailing volumes sold by region and production capacity by plant;

(h) no later than thirty (30) days after the end of each fiscal month, a report providing a calculation of Liquidity (a “Liquidity Report”) as at the end of such fiscal month, which report shall include (i) the aggregate amount of Unrestricted Cash held by the Loan Parties, (ii) the aggregate amount of Unrestricted Cash held by the Swedish Borrower and its Subsidiaries, (iii) a breakdown of (x) Liquidity by region and (y) cash and Cash Equivalents held by Loan Parties and non-Loan Parties, in each case, as at the end of such fiscal month and (iv) a breakdown of cash and Cash Equivalents held in (A) Bank Accounts subject to a first priority perfected lien pursuant to Section 6.15(a) and (B) Bank Accounts holding the amounts contemplated in Section 6.15(b); and

(i) no later than thirty (30) days after the end of each fiscal month, a report setting forth (i) production volumes by plant for such fiscal month and (ii) aggregate fill rates by region as a whole for such fiscal month.

Documents required to be delivered pursuant to Section 6.01(a) or (c) or Section 6.02(a) or (b) (or to the extent any such documents are included in materials otherwise filed with the SEC or any governmental or private regulatory authority) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrowers’ behalf on the Platform or another relevant internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrowers shall deliver copies of such documents (which may be by facsimile or electronic mail) to the Administrative Agent for further distribution to each Lender until a written request to cease delivering copies is given by the Administrative Agent or such Lender and (ii) other than with respect to items required to be delivered pursuant to Section 6.02(b) above, the Borrowers shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents described in this paragraph and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of United States federal and state securities laws) or “inside information” (within the meaning of the Market Abuse Regulation) with respect to Parent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that they will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC SIDE” which, at a minimum, shall mean that the word “PUBLIC SIDE” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC SIDE,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information or inside information within the meaning of the Market Abuse Regulation (although it may be sensitive and proprietary) with respect to Parent or its Affiliates, or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC SIDE” and all Loan Documents are permitted to be made available through a portion of the Platform designated “Public Side Information” and (z) any Borrower Materials that are not marked “PUBLIC SIDE” shall be deemed to contain material non-public information (within the meaning of United States federal and state securities laws) or “inside information” (within the meaning of the Market Abuse Regulation) and shall not be suitable for posting on a portion of the Platform designated “Public Side Information.” Notwithstanding anything herein to the contrary, financial statements delivered pursuant to Sections 6.01(a) and (c) and Compliance Certificates delivered pursuant to Section 6.02(a) shall be deemed to be suitable for posting on a portion of the Platform designated “Public Side Information.”

Section 6.03 Notices. Promptly, after a Responsible Officer of the Borrowers or any Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) any development or event that has had a Material Adverse Effect;

(c) of the institution of any material litigation not previously disclosed by the Borrowers to the Administrative Agent, or any material development in any material litigation that is reasonably likely to be adversely determined, and would, in either case, if adversely determined be reasonably expected to have a Material Adverse Effect;

(d) of the occurrence of any ERISA Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that would be reasonably expected to have a Material Adverse Effect;

(e) of the occurrence of any Foreign Benefit Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that would be reasonably expected to have a Material Adverse Effect;

(f) of Liquidity falling below the level that would be required for compliance with Section 7.08(a)(ii);

(g) of the reasonable likelihood (in the good faith judgment of such Responsible Officer) that Liquidity shall fall below the level that would be required for compliance with Section 7.08(a)(ii); and

(h) of the receipt by any Loan Party of any notice relating to any breach of or failure to comply with any law, regulation or order promulgated by the Food and Drug Administration or United States Department of Agriculture (or the equivalent law, regulation or Governmental Authority order in any applicable non-U.S. jurisdiction).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto.

Section 6.04 Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable all Taxes (including in its capacity as withholding agent) imposed upon it or its income, profits, properties or other assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with IFRS (or other applicable generally accepted Accounting Principles) are being maintained by Parent, a Borrower or such Restricted Subsidiary; except to the extent the failure to pay, discharge or satisfy the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or incorporation except (x) in a transaction permitted by Section 7.03 or 7.04 and (y) (other than with respect to the preservation of the existence of the Borrowers) if failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in its jurisdiction of organization or incorporation), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or as otherwise expressly permitted hereunder, and (c) use reasonable efforts to protect the secrecy of all of its trade secrets and other confidential IP Rights and preserve, maintain, renew or prosecute all of its registered, issued and applied-for copyrights, patents, trademarks, trade names and service marks, the non-preservation or failure of protection, maintenance, renewal or prosecution of which would reasonably be expected to have a Material Adverse Effect unless otherwise expressly permitted hereunder, provided that nothing in this Section 6.05 shall require the preservation, renewal or maintenance of, or prevent the abandonment by, Parent, a Borrower or Restricted Subsidiary of any registered copyrights, patents, trademarks, trade names and service marks that Parent, such Borrower or Restricted Subsidiary reasonably determines is not useful to its business or no longer commercially desirable.

Section 6.06 Maintenance of Properties.

(a) Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its tangible properties and equipment that are necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

(b) Notwithstanding anything in this Agreement to the contrary, each Borrower will cause all Material Intellectual Property existing as of the Closing Date or generated or acquired after the Closing Date to be owned by Loan Parties and shall not Dispose of any Material Intellectual Property to any Non-Loan Party; provided that a Loan Party may grant a non-exclusive license of Material Intellectual Property to a Non-Loan Party to permit such Non-Loan Party to use such Material Intellectual Property in the ordinary course of business.

Section 6.07 Maintenance of Insurance. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain in full force and effect, with insurance companies that the Swedish Borrower believes (in the good faith judgment of the management of the Swedish Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Swedish Borrower believes (in the good faith judgment of management of the Swedish Borrower) is reasonable and prudent in light of the size and nature of the business of Parent and its Subsidiaries) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by the Borrowers and the Restricted Subsidiaries

Section 6.08 Compliance with Laws. Comply (i) in all respects with the requirements of Anti-Corruption Laws and applicable Sanctions Laws and Regulations, and (ii) with the requirements of all other applicable Laws (including, without limitation, ERISA, Anti-Money Laundering Laws and the Beneficial Ownership Regulation and Environmental Laws) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Comply with all the requirements of all Food and Drug Laws in all material respects. The Parent and the Borrowers will continue to maintain in effect and enforce, or remain subject to, policies and procedures designed to promote and achieve compliance by the Parent, the Borrowers and their respective Subsidiaries and the respective directors, officers, employees and agents of the Parent, the Borrowers and their respective Subsidiaries with Anti-Corruption Laws and applicable Sanctions Laws and Regulations.

Section 6.09 Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in all material respects in conformity with IFRS consistently applied in respect of all financial transactions and matters involving the assets and business of the Parent or such Restricted Subsidiary, as the case may be (it being understood and agreed that any non U.S. entities may maintain individual books and records in conformity with generally accepted Accounting Principles and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10 Inspection Rights. Permit representatives of the Required Lenders or the Administrative Agent and, during the continuance of any Event of Default, of each Lender to visit and inspect any of its properties (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which Parent, such Borrower or such Restricted Subsidiary is a party), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Borrowers; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (ii) the Administrative Agent shall not exercise such rights more often than one time at each property during any calendar year and (iii) such exercise shall be at the Borrowers’ expense; provided further, that when an Event of Default is continuing the Administrative Agent (or any of its representatives) may do any of the foregoing at the expense of the Borrowers at any time and from time to time during normal business hours and upon reasonable advance written notice. The Administrative Agent and the Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ accountants. Notwithstanding anything to the contrary in this Section 6.10, neither Parent, the Borrowers nor any Restricted Subsidiary will be required to disclose, or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 6.11 Use of Proceeds. The Borrowers shall use the proceeds of the Loans only as provided in Sections 5.07, 5.13(a), 5.19 and/or 5.20. The Borrowers shall not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and the respective directors, officers, employees and agents of the Borrower and its Subsidiaries shall not directly or knowingly indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, (a) to fund, finance or facilitate the activities of, with or involving any Sanctioned Person, or of, with, involving or in any Sanctioned Country in each case in violation of any Sanctions Laws and Regulations , or (b) in any other manner that would constitute or give rise to a violation of any Sanctions Laws and Regulations by any party hereto.

Section 6.12 Covenant to Guarantee Obligations and Give Security.

(a) Subject to Perfection Exceptions, Parent and the Borrowers shall (in each case, solely with respect to Loan Parties not organized in the United States or assets not located in the United States, subject to the Agreed Security Principles), at Parent’s and the Borrowers’ expense:

(i) execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings (only to the extent the applicable Mortgage cannot serve as a fixture filing under applicable law in the applicable jurisdiction), Mortgages and other documents), that the Administrative Agent, Security Agent or the Required Lenders may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent and the Required Lenders as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents;

(ii) if any asset (other than real property) that has an individual fair market value (as determined in good faith by the Borrower) in an amount greater than $1,000,000 is acquired by Parent, Holdings, any Borrower or any Subsidiary Guarantor after the Closing Date or owned by an entity at the time it becomes a Subsidiary Guarantor (in each case other than (x) assets constituting Collateral under a Collateral Document that become subject to the Lien of such Collateral Document upon acquisition thereof and (y) assets constituting Excluded Property), the Parent and the Borrower or such Subsidiary Guarantor, as applicable, will (A) notify the Administrative Agent and the Security Agent of such acquisition or ownership by the end of the fiscal month in which such acquisition or ownership occurs and (B) reasonably promptly thereafter cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations by, and take, and cause the Subsidiary Guarantors to take, such actions as shall be reasonably requested by the Administrative Agent or the Required Lenders to grant and perfect such Liens, including actions described in clause (i) of this Section 6.12, all at the expense of the Loan Parties;

(iii) grant and cause each of the Loan Parties to grant to the Security Agent Mortgages on, any Material Real Property of the Borrower or such Loan Parties, as applicable, that are acquired (or which become Material Real Property) after the Closing Date within one hundred and twenty (120) days after the acquisition (or date the applicable real property becomes Material Real Property) thereof (or such longer period as the Administrative Agent together with the Required Lenders may agree in their reasonable discretion) and all other deliverables set forth in clause (h) of the definition of Collateral and Guarantee Requirement. Unless otherwise waived by the Administrative Agent together with the Required Lenders, and subject to Perfection Exceptions, with respect to each such Mortgage, the Borrower shall cause the requirements set forth in clauses (g) and (h), as applicable, of the definition of “Collateral and Guarantee Requirement” to be satisfied with respect to such Material Real Property (other than Excluded Property);

(iv) if any additional direct or indirect Subsidiary of any Borrower is formed or acquired after the Closing Date (including, without limitation, pursuant to a Delaware LLC Division) (with any Excluded Subsidiary ceasing to be an Excluded Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a

Material Company, promptly after the date such Subsidiary is formed or acquired notify the Security Agent thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired (or such longer period as the Administrative Agent together with the Required Lenders may agree in their reasonable discretion) cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party;

(v) furnish to the Security Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number, (D) in any Loan Party’s jurisdiction of organization or (E) in the location of the chief executive office of any Loan Party that is not a registered organization; provided, that, subject to the Agreed Security Principles, the Borrower shall not effect or permit any such change unless all filings, to the extent applicable and required, have been made under the Uniform Commercial Code or its equivalent that are required in order for the Security Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties; and

(vi) within 30 days after the designation of any Wholly Owned Subsidiary as a Discretionary Guarantor by Parent (or such longer period as the Administrative Agent may agree in its reasonable discretion), (A) cause each such Discretionary Guarantor to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, guaranteeing the Obligations and appropriate Collateral Documents (or amendments, supplements or joinders to appropriate Collateral Documents) and a debtor accession deed to the Intercreditor Agreement and (B) to the extent required by the applicable Collateral Documents (if not already so delivered) deliver certificates (or the foreign equivalent thereof, as applicable) representing the Pledged Equity Interests of each Loan Party held by the applicable Loan Party accompanied by undated stock powers or other appropriate instruments of transfer executed in blank; provided that any Excluded Property shall not be required to be pledged as Collateral.

(b) [Reserved].

(c) The Collateral and Guarantee Requirement and the other provisions of this Section 6.12 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any Excluded Property.

(d) The Borrowers shall ensure that (i) each Restricted Subsidiary which is a guarantor of the Sustainable Revolving Credit Facility is also a Guarantor of the Obligations hereunder substantially concurrently with becoming a guarantor under the Sustainable Revolving Credit Facility; provided that, notwithstanding anything to the contrary in this Agreement or any Loan Document, no Excluded Tax Subsidiary shall be required to guarantee the Obligations of the U.S. Borrower and (ii) the Borrowers shall ensure that any collateral securing the Sustainable Revolving Credit Facility shall also be “Collateral” under this Agreement and the other Loan Documents securing the Obligations hereunder substantially concurrently with becoming collateral under the Sustainable Revolving Credit Facility; provided that, notwithstanding anything to the contrary in this Agreement or any Loan Document, no assets of an Excluded Tax Subsidiary shall be pledged to secure the Obligations of the U.S. Borrower.

Section 6.13 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, comply, and make all commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply with all Environmental Laws and Environmental Permits; obtain, maintain and renew all applicable Environmental Permits necessary for its operations and properties; and, to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action necessary to respond to and remove and clean up all known or suspected releases or threatened releases of Hazardous Materials at, in, on, under, to or from any currently or formerly owned or operated properties, in accordance with the requirements of all Environmental Laws; provided, however, that no Borrower or any Restricted Subsidiary or Parent shall be required to undertake any such investigation, mitigation, study, sampling, testing, cleanup, removal, remedial, corrective or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with IFRS.

Section 6.14 Further Assurances. Promptly upon request by the Administrative Agent, the Security Agent or any Lender through the Administrative Agent, and subject to the limitations described in Section 6.12 and, solely with respect to Loan Parties not organized in the United States or assets not located in the United States, the Agreed Security Principles, (i) correct any material defect or error that may be discovered in any Loan Document or other document or instrument relating to any Collateral or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, the Security Agent or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Collateral Documents (except with respect to an Excluded Subsidiary or Excluded Property).

Section 6.15 Cash Management.

(a) From and after the date that is 30 days after the Closing Date (or such later date as the Required Lenders together with the Administrative Agent may approve), maintain at all times all cash and Cash Equivalents at Bank Accounts located in the United States or the Netherlands and maintained with depository banks that are lenders under the Sustainable Revolving Credit Facility or are otherwise reasonably satisfactory to the Required Lenders, and the Borrowers shall cause such Bank Accounts to satisfy the following requirements (such Bank Accounts, “Secured Bank Accounts”):

(i) all such Bank Accounts shall be subject to a first priority perfected Lien in favor of the Security Agent;

(ii) in the case of each Bank Account that is located in the United States, such Bank Account shall be subject to a Control Agreement;

(iii) in the case of each Bank Account that is located in the Netherlands, the depository bank at which such Bank Account is maintained shall have (A) acknowledged and consented to the Lien granted over such Bank Account pursuant to the applicable Collateral Document and (ii) agreed that, upon delivery by the Security Agent to such depository bank of a notice of exclusive control (or similar notice), the depository bank shall take instruction solely from the Security Agent with respect to such Bank Account and shall disregard any instruction given by any Loan Party in respect of such Bank Account; and

(iv) all such Bank Accounts shall be opened and maintained in the name of a Borrower.

(b) Notwithstanding anything in this Section 6.15 to the contrary, the covenants set forth in Section 6.15(a) shall not apply to:

(A) an aggregate amount of cash and/or Cash Equivalents at any time not exceeding $30,000,000 (or the foreign equivalent thereof); provided that such amount of cash and/or Cash Equivalents pursuant to this Section 6.15(b) shall be maintained at all times in (i) Daily Sweep Accounts, (ii) De Minimis Accounts, (iii) Excluded Accounts and/or (iv) any other Bank Accounts, in each case, maintained for operational purposes of the Swedish Borrower and its Subsidiaries in the ordinary course of business ((i) to (iv) together the “Exempt Accounts”); and

(B) subject to clause (c) below, cash and Cash Equivalents held by Restricted Subsidiaries incorporated in the People’s Republic of China.

(c) The Borrowers shall ensure that the aggregate amount of cash and/or Cash Equivalents at any time maintained in Bank Accounts in the People’s Republic of China shall not exceed the sum of (i) [***]and (ii) an amount equal to the sum of trapped cash held by Restricted Subsidiaries incorporated in the People’s Republic of China to be applied towards [***].

(d) From and after July 31, 2025, at the Swedish Borrower’s request (which shall be no more frequently than once every 6 months), the Required Lenders hereby agree to consider and negotiate in good faith an increase to the dollar cap specified in this Section 6.15(b) and Section 8.01(m) to an amount that the Required Lenders determine in their sole and absolute discretion reflects the business and profitability growth of the Swedish Borrower and its Restricted Subsidiaries since the Closing Date and its operational needs at such time.

Section 6.16 Post-Closing Undertakings. Within the time periods specified on Schedule 6.16 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), provide such Collateral Documents and complete such undertakings as are set forth on Schedule 6.16 hereto.

Section 6.17 No Change in Line of Business. Continue to engage in substantially similar lines of business as those lines of business conducted by Parent, the Borrowers and the Restricted Subsidiaries of Parent on the date hereof including any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 6.18 Transactions with Affiliates.

(a) Parent and the Borrowers will not, and will not permit their Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent, the Borrowers, or their Restricted Subsidiaries (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $1,000,000, unless such Affiliate Transaction is on terms that are not materially less favorable to Parent, the relevant Borrowers or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Parent, the relevant Borrowers or such Restricted Subsidiary with an unrelated Person on an arm’s length basis, as determined by a majority of the disinterested members of the board of directors (or equivalent governing body) of the Swedish Borrower.

(b) The provisions of Section 6.18(a) shall not apply to the following:

(1) (a) (x) transactions between or among the Loan Parties and (y) transactions between or among the Non-Loan Parties and (b) any merger, amalgamation or consolidation of the Borrowers; provided that such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(2) (a) Restricted Payments permitted by Section 7.05 (other than Section 7.05(13)) and (b) Permitted Investments;

(3) transactions in which the Borrowers or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to such Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 6.18(a);

(4) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors for bona fide business purposes or in the ordinary course of business;

(5) any agreement or arrangement as in effect as of the Closing Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not materially disadvantageous (as determined in good faith by the senior management of the Swedish Borrower) to the Lenders when taken as a whole as compared to the original agreement or arrangement as in effect on the Closing Date) or any transaction or payments contemplated thereby;

(6) customary management incentive payments in the ordinary course of business;

(7) the existence of, or the performance by the Borrowers or any of the Restricted Subsidiaries of Parent of their obligations under the terms of, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date;

(8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrowers and the Restricted Subsidiaries of Parent or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined in good faith by the senior management of the Swedish Borrower);

(9) any transaction effected as part of a Qualified Receivables Financing or Qualified Receivables Factoring;

(10) the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of a Borrower or any of its Restricted Subsidiaries;

(11) [reserved];

(12) any contribution to the capital of a Borrower or any of its Restricted Subsidiaries (other than Disqualified Stock) or any investments by a direct or indirect parent of a Borrower in Equity Interests (other than Disqualified Stock) of a Borrower or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by a direct or indirect parent of a Borrower in connection therewith);

(13) [reserved];

(14) transactions between the Borrowers or any of the Restricted Subsidiaries of Parent and any Person that would constitute an Affiliate Transaction solely because such Person is a director or such Person has a director which is also a director of the Borrowers or any direct or indirect parent of the Borrowers; provided, however, that such director abstains from voting as a director of such Borrower or such direct or indirect parent of the Borrowers, as the case may be, on any matter involving such other Person;

(15) the entering into of any Tax sharing agreement or arrangement and any payments pursuant thereto, in each case to the extent permitted by clauses (12), (13)(a) or (13)(e) of the second paragraph under Section 7.05;

(16) transactions to effect the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions;

(17) [reserved];

(18) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the board of directors of the Borrowers or of a Restricted Subsidiary, as appropriate, in good faith;

(19) (i) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Borrowers or any of the Restricted Subsidiaries of Parent with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrowers or any of the Restricted Subsidiaries of Parent (or of any direct or indirect parent of such Borrower to the extent such agreements or arrangements are in respect of services performed for such Borrower or any of the Restricted Subsidiaries), (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrowers or any of the Restricted Subsidiaries of Parent or of any direct or indirect parent of such Borrower and (iii) any payment of customary fees and reasonable out-of-pocket costs, compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers future, present or former officers, directors, employees, managers, consultants and independent contractors of the Borrowers or any of the Restricted Subsidiaries of Parent or any direct or indirect parent of such Borrower (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case in the ordinary course of business or as otherwise approved in good faith by the board of directors of the Borrowers or of a Restricted Subsidiary or a direct or indirect parent of the Borrowers, as appropriate;

(20) investments by Affiliates of Parent in Indebtedness or Equity Interests of Parent, any Borrower or any of its Restricted Subsidiaries;

(21) the existence of, or the performance by the Borrowers or any of the other Restricted Subsidiaries of Parent of their obligations under the terms of, any registration rights agreement to which they are a party or become a party in the future;

(22) investments by a direct or indirect parent of the Borrowers in securities of the Borrowers or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by any direct or indirect parent of such Borrower in connection therewith);

(23) transactions with Joint Ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(24) [reserved];

(25) (i) intellectual property licenses and (ii) intercompany intellectual property licenses and research and development agreements in the ordinary course of business;

(26) transactions pursuant to, and complying with, Section 7.01 (to the extent such transaction complies with Section 6.18(a)) or Section 7.03 (other than Section 7.03(g));

(27) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Borrowers and Restricted Subsidiaries of Parent and not for the purpose of circumventing any covenant set forth herein; provided that immediately after giving effect thereto, the security interest of the Security Agent for the benefit of the Secured Parties in the Collateral and the value of the Guarantees given by the Guarantors, taken as a whole, are not materially impaired;

(28) in respect of securities or loans of Parent or any of its Restricted Subsidiaries permitted under this Section 6.18 or that were acquired from Persons other than Parent and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(29) payments to or from, and transactions with, Joint Ventures (to the extent any such Joint Venture is only an Affiliate as a result of Investments by Parent and the Restricted Subsidiaries in such Joint Venture) and non-wholly owned Subsidiaries in the ordinary course of business to the extent otherwise permitted under Section 7.05;

(30) [reserved];

(31) payments or loans (or cancellation of loans) or advances to employees, officers, directors, members of management or consultants (or the estates, executors, administrators, heirs, family members, legatees, distributes, spouse, former spouse, domestic partner or former domestic partner or any of the foregoing) of Parent, any direct or indirect parent companies or any of its Subsidiaries;

(32) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business; and

(33) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the board of directors of Parent in good faith.

Section 6.19 COMI Regulation.

With respect to each Loan Party subject to the COMI Regulation or Equivalent COMI Regulation, without the consent of the Administrative Agent, not knowingly and deliberately change its “center of main interest” (as that term is used in Article 3(1) of the COMI Regulation or as that term or analogous term is used in any Equivalent COMI Regulation) from its jurisdiction of incorporation or cause it to have an “establishment” (as that term is used in Article 2 (10) of the COMI Regulation or as that term or analogous term is used in any Equivalent COMI Regulation) in any jurisdiction other than its jurisdiction of incorporation unless any proposed change of center of main interest to any other jurisdiction would not be materially adverse to the rights and remedies of the Administrative Agent, the Security Agent and the Lenders in respect of the Loan Documents (including in relation to the Liens on the Collateral granted by any such Loan Party or over the shares of such Loan Party).

Section 6.20 Lender Conference Calls.

(a) At the request of the Administrative Agent, but no more often than quarterly, at a time mutually agreed with the Administrative Agent after the delivery of the information required pursuant to Section 6.01(a) and 6.01(c) above, participate in a conference call for Lenders to discuss the financial condition and results of operations of the Borrowers and their Subsidiaries for the most recently-ended period for which financial statements or updates have been or were required to have been delivered.

(b) At the request of the Lead Lender, but no more frequently than monthly, calls between the Lead Lender, the Administrative Agent, Lenders and management to discuss such topics as the Lead Lender shall reasonably determine, which topics shall be provided to management of the Borrowers at least five Business Days in advance of such call.

Section 6.21 Anti-Cash Hoarding. If at any time the Group has cash and Cash Equivalents in excess of $50,000,000 and there are loans outstanding under the Sustainable Revolving Credit Facility Agreement, the Swedish Borrower shall promptly repay loans outstanding under the Sustainable Revolving Credit Facility Agreement in an amount equal to the lesser of (x) the amount of outstanding loans under the Sustainable Revolving Credit Facility Agreement or (y) the amount of such excess cash and Cash Equivalents in excess of $50,000,000.

Section 6.22 Facility Closure Costs. In the event that Parent or any of its Subsidiaries close and discontinue any or both of Peterborough Facility and the Dallas-Fort Worth Facility, the Loan Parties shall (i) commence a process to Dispose of all or a portion of the Peterborough Facility Assets and the Dallas-Fort Worth Facility Assets, as applicable, which Dispositions shall be made in accordance with clause (t) of the definition of “Asset Sale”, and (ii) cause the Maximum Facility Closure Cash Outflow Amount to be not greater than (x) $50,000,000, at any time on or prior to August 31, 2025 and (y) $20,000,000, at any time thereafter.

ARTICLE VII.
Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied:

Section 7.01 Indebtedness. Parent, Holdings and the Borrowers shall not, nor shall they permit any other Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, suffer to exist, guarantee or otherwise become directly or indirectly liable for, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) any Indebtedness (including Acquired Indebtedness); provided however, that the Borrowers (but, for the avoidance of doubt, not any other Restricted Subsidiaries) may incur Indebtedness (including Acquired Indebtedness) (and the Loan Parties may guarantee such Indebtedness) that is either (x) unsecured or (y) secured on the Collateral by Liens ranking junior in Lien priority to the Liens securing the Obligations, in each case if either (1) in the case of any such Indebtedness that is unsecured, the Total Net Leverage Ratio, on a Pro Forma Basis does not exceed 3.50:1.00, or (2) in the case of any such Indebtedness that is secured on the Collateral by Liens ranking junior in Lien priority to the Liens securing the Obligations, the Senior Secured Net Leverage Ratio, on a Pro Forma Basis, does not exceed 2.50:1.00 (“Ratio Debt”), provided that any Ratio Debt (A) shall be subject to the Intercreditor Agreement at all times, (B) shall be subject to Section 2.14(d)(ii)(B) of this Agreement on the same basis as a “New Term Facility” as set forth therein, (C) be subject to Section 2.14(d)(iv) of this Agreement on the same basis as a “New

Term Facility” as set forth therein, (D) shall rank pari passu in right of payment with, or be subordinated in right of payment to, the Term Facilities, not be Guaranteed by any Person that is not a Borrower or Guarantor under the Term Facilities, (E) shall be subject to Section 2.14(f)(iii) of this Agreement on the same basis as a “New Term Facility” as set forth therein and (F) to the extent secured, such Ratio Debt shall be secured only pursuant to clause (24) of the definition of “Permitted Liens”.

The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a) (x) Indebtedness arising under the Loan Documents including any refinancing thereof in accordance with Section 2.18, (y) Indebtedness of the Loan Parties evidenced by Refinancing Notes and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof) and (z) Indebtedness of the Loan Parties evidenced by Incremental Equivalent Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(b) Indebtedness of Loan Parties arising under the Sustainable Revolving Credit Facility Agreement and any Permitted Refinancing thereof; provided that (i) the aggregate outstanding principal amount (including in the determination of principal amount outstanding, amounts outstanding in respect of letters of credit, ancillary facilities and any incremental facilities incurred thereunder) of Indebtedness (and commitments therefor) permitted under this Section 7.01(b) shall not exceed (x) SEK 2,100,000,000 plus (y) at any time that Four Quarter Consolidated EBITDA is equal to or greater than $25,000,000, the greater of (A) $50,000,000 and (B) 50.0% of Four Quarter Consolidated EBITDA at any time, (ii) such Indebtedness shall be subject to the Intercreditor Agreement and (iii) such Indebtedness shall be subject to Section 7.13;

(c) Indebtedness of Parent in respect of the Convertible Bonds so long as the Convertible Bonds constitute a Subordinated Financing up to an aggregate outstanding principal amount as of any date not to exceed $335,000,000 plus any capitalized or “paid-in-kind” interest accruing thereon, which Indebtedness shall be subject to the Intercreditor Agreement; provided that the Parent issues the 9.25% Convertible Senior PIK Notes due 2028 described in clause (iii) of the definition of “Convertible Bonds” (and receives the net cash proceeds thereof) on or before June 30, 2023 (or such later date as the Required Lenders may agree in their sole discretion);

(d) Indebtedness of the Loan Parties in the form of post-closing payment adjustments, earn out, contingent payment or similar obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing or is otherwise contingent on the happening (or not happening) of a certain event or events; provided that, the aggregate amount of Indebtedness permitted under this Section 7.01(d), together with the aggregate amount of Indebtedness permitted under Section 7.01(h) shall not exceed the sum of (x) $10,000,000 in any fiscal year and (ii) $20,000,000 in the aggregate during the term of this Agreement, unless such Indebtedness (1) is subordinated to the Term Facility pursuant to the Intercreditor Agreement on terms satisfactory to the Required Lenders and (2) does not require cash payments, or have a maturity date occurring, prior to the date that is one hundred and eighty one (181) days after the Latest Maturity Date;

(e) Indebtedness of the Borrowers and the Restricted Subsidiaries of Parent existing on the Closing Date and set forth in Schedule 7.01 (other than Indebtedness described in clause (a) above);

(f) Indebtedness (including, without limitation, Capitalized Lease Obligations and mortgage financings as purchase money obligations) under this clause (f) incurred by the Borrowers or any of the Restricted Subsidiaries of Parent to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) and Indebtedness arising from the conversion of the obligations of the Borrowers or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of Parent, any Borrower or such Restricted Subsidiary, in an aggregate outstanding principal amount or liquidation preference, including all Indebtedness incurred and outstanding to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (f), not to exceed the greater of (x) $5,000,000 and (y) 20.0% of Four Quarter Consolidated EBITDA then outstanding, in each case determined at the time of incurrence or issuance thereof, plus, in the case of any refinancing of any Indebtedness permitted under this clause (f) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing;

(g) Indebtedness incurred by the Borrowers or any of the Restricted Subsidiaries of Parent constituting reimbursement obligations with respect to letters of credit or bank guarantees or other similar documentary credits and similar instruments issued in the ordinary course of business, including, without limitation, (i) letters of credit or performance or surety bonds in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance and (ii) guarantees of Indebtedness incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(h) Indebtedness arising from agreements of the Borrowers or its Restricted Subsidiaries providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of Parent in accordance with this Agreement, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that, the aggregate amount of Indebtedness permitted under this Section 7.01(h), together with the aggregate amount of Indebtedness permitted under Section 7.01(d) shall not exceed the sum of (x) $10,000,000 in any fiscal year and (ii) $20,000,000 in the aggregate during the term of this Agreement, unless such Indebtedness (1) is subordinated to the Term Facility pursuant to the Intercreditor Agreement on terms satisfactory to the Required Lenders and (2) does not require cash payments, or have a maturity date occurring, prior to the date that is one hundred and eighty one (181) days after the Latest Maturity Date;

(i) Indebtedness of the Borrowers to a Restricted Subsidiary (which Indebtedness shall be unsecured or shall be secured by a Lien that is junior to the Liens securing the Obligations); provided that any such Indebtedness shall be permitted pursuant to this clause (i) only if it is subject to the Intercreditor Agreement if so required by the terms of the Intercreditor Agreement;

(j) shares of Preferred Stock of a Restricted Subsidiary issued to the Borrowers or another Loan Party; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Loan Party that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Loan Party or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrowers or another Loan Party) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (j);

(k) Indebtedness of a Restricted Subsidiary or the Borrowers owing to the Borrowers or another Restricted Subsidiary (which Indebtedness shall be unsecured or shall be secured by a Lien that is junior to the Liens securing the Obligations); provided that any such Indebtedness (i) owed to a Loan Party by a non-Loan Party shall be permitted pursuant to this clause (k) only if it is also permitted by Section 7.05 and (ii) shall be permitted pursuant to this clause (k) only if it is subject to the Intercreditor Agreement if so required by the terms of the Intercreditor Agreement;

(l) Swap Contracts and cash management services incurred, other than for speculative purposes;

(m) obligations (including reimbursement obligations with respect to letters of credit or bank guarantees or other similar documentary credits and similar instruments) in respect of customs, self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Borrowers or any Restricted Subsidiary;

(n) Indebtedness of the Borrowers or any of the Restricted Subsidiaries of Parent in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness then outstanding and Incurred pursuant to this clause (n), does not exceed the greater of (x) $10,000,000 and (y) 10.0% of Four Quarter Consolidated EBITDA then outstanding, in each case determined at the time of incurrence or issuance thereof, plus, in the case of any refinancing of any Indebtedness permitted under this clause (n) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing; provided that the aggregate amount of all Indebtedness of the type described in this clause (n) incurred or assumed by Non-Loan Parties at any time shall not exceed the greater of (x) $5,000,000 and (y) 5.0% of Four Quarter Consolidated EBITDA at such time;

(o) any guarantee by the Borrowers or a Restricted Subsidiary of Indebtedness or other obligations of the Borrowers or any of the Restricted Subsidiaries of Parent so long as the incurrence of such Indebtedness or other obligations by the Borrowers or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that any such guaranty by a Non-Loan Party or by a Loan Party of Indebtedness or other obligations of a non-Loan Party shall in each case be permitted pursuant to this clause (o) only if it is also permitted by Section 7.05;

(p) the incurrence by the Borrowers or any of the Restricted Subsidiaries of Parent of Indebtedness that serves to refund, refinance, replace, redeem, repurchase, retire or defease, and is in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than, Indebtedness incurred as Ratio Debt or permitted under clause (c), clause (e), this clause (p), clause (q) or clause (t) of this Section 7.01 or subclause (y) of clauses (f), (n), (v) or (cc) of this Section 7.01 (provided that any amounts incurred under this clause (p) as Refinancing Indebtedness shall reduce the amount available under such clause so long as such Refinancing Indebtedness remains outstanding or any Indebtedness Incurred to so refund, replace, refinance, redeem, repurchase, retire or defease such Indebtedness remains outstanding), plus any additional Indebtedness incurred to pay unpaid accrued interest and the aggregate amount of premiums (including reasonable tender premiums), and underwriting discounts, defeasance costs and fees and expenses in connection therewith (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1) has a maturity date that is not prior to the date that is the scheduled Maturity Date of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired and has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired (which, in the case of Extendable Bridge Loans, shall be determined by reference to the notes or loans into which such Extendable Bridge Loans are converted or for which such Extendable Bridge Loans are exchanged at maturity, and other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) unless the Lenders are also offered by the Borrowers the same amortization amounts for the corresponding year (provided that each Lender will be deemed to have accepted such offer unless such Lender notifies the Administrative Agent that it has rejected such offer by 11 a.m. five (5) Business Days (or such longer period which the Swedish Borrower agrees) after the date of such offer; provided, that Refinancing Indebtedness in the form of Extendable Bridge Loans may have a Weighted Average Life to Maturity shorter than the then longest remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

(2) if the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired is (i) unsecured, unless otherwise permitted under Section 7.02 (other than by reference to this clause (p)), such Refinancing Indebtedness is unsecured, (ii) if secured by Liens on the Collateral, unless otherwise permitted under Section 7.02 (other than by reference to this clause (p)), such Refinancing Indebtedness is secured to the same (or a lesser) extent, including with respect to any subordination provisions and (iii) subject to the Intercreditor Agreement, such Refinancing Indebtedness is subject to the Intercreditor Agreement;

(3) to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively; and

(4) shall not include (x) Indebtedness of a Non-Loan Party that refinances Indebtedness of a Borrower or a Guarantor and (y) guarantees of Indebtedness by a Subsidiary that was not (or was not permitted to be) a guarantor in respect of the Indebtedness being refinanced;

(q) Indebtedness (1) of the Borrowers incurred in connection with an acquisition of any assets (including Capital Stock), business or Person or any similar Investment (and any guarantee thereof by a Loan Party), (2) of any Person that is acquired by the Borrowers or merged into or consolidated or amalgamated with the Borrowers in accordance with the terms of this Agreement (which shall not have been issued or incurred in contemplation of such acquisition or merger) and (3) assumed by the Borrowers in connection with an acquisition of any assets (which shall not have been issued or incurred in anticipation of such acquisition), in each case, that is either (x) unsecured or (y) secured on the Collateral by Liens ranking junior in Lien priority to the Liens securing the Obligations, provided that, any such Indebtedness (A) shall be subject to the Intercreditor Agreement at all times, (B) shall be subject to Section 2.14(d)(ii)(B) of this Agreement on the same basis as a “New Term Facility” as set forth therein, (C) shall be subject to Section 2.14(d)(iv) of this Agreement on the same basis as a “New Term Facility” as set forth therein, (D) shall rank pari passu in right of payment with, or be subordinated in right of payment to, the Term Facilities, not be Guaranteed by any Person that is not a Borrower or Guarantor under the Term Facilities, and (E) after giving effect to such acquisition, merger, consolidation or amalgamation and the incurrence of such Indebtedness (“Ratio Acquisition Debt”), either:

(i) in the case of Ratio Acquisition Debt that is referred to in clauses (1), (2) or (3) above that is (x) unsecured or (y) secured solely by the acquired assets or by assets of the acquired Person and its acquired subsidiaries and not guaranteed by any Person other than the acquired Person and its acquired subsidiaries, the Total Net Leverage Ratio, on a Pro Forma Basis does not exceed 3.50:1.00; or

(ii) in the case of Ratio Acquisition Debt that is secured by the Collateral on a junior basis with the applicable Term Loans, the Senior Secured Net Leverage Ratio, on a Pro Forma Basis, does not exceed 2.50:1.00;

(r) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(s) Indebtedness of the Borrowers or any Restricted Subsidiary supported by a letter of credit, bank guarantee or other similar documentary credits or similar instruments issued pursuant to any credit facility permitted hereunder, so long as such letter of credit, bank guarantee or other similar documentary credits or similar instrument has not been terminated and is in a principal amount not in excess of the stated amount of such letter of credit, bank guarantee or other similar documentary credit or similar instrument;

(t) Contribution Indebtedness;

(u) Indebtedness of the Borrowers or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v) Indebtedness incurred under Local Facilities in an aggregate principal amount not to exceed [***];

(w) Unsecured Indebtedness consisting of New Company Injections;

(x) Indebtedness incurred in a Qualified Receivables Financing or Qualified Receivables Factoring in an aggregate principal amount outstanding not to exceed $5,000,000, and, to the extent constituting Indebtedness, Standard Securitization Undertakings pursuant to a Qualified Receivables Factoring or Qualified Receivables Financing.

(y) Indebtedness incurred in the ordinary course of business by the Borrowers and the Restricted Subsidiaries in connection with ordinary banking arrangements, including cash management, cash pooling arrangements and related activities to manage cash balances of the Borrowers and the Restricted Subsidiaries of Parent including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements and Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements;

(z) Indebtedness consisting of Indebtedness issued by the Borrowers or any Restricted Subsidiary to future, current or former officers, directors, managers, employees, consultants and independent contractors thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrowers or any direct or indirect parent of the Borrowers to the extent permitted under Section 7.05;

(aa) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(bb) Indebtedness Incurred by the Borrowers or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(cc) [reserved];

(dd) (i) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners; (ii) unsecured Indebtedness of the Borrowers and/or any Restricted Subsidiary in connection with customer financing arrangements for software licenses or similar supply agreements entered into in the ordinary course of business and (iii) unsecured Indebtedness Incurred by the Borrowers or a Restricted Subsidiary as a result of leases (other than capitalized leases) entered into by the Borrowers or such Restricted Subsidiary in the ordinary course of business;

(ee) the incurrence by the Borrowers or any Restricted Subsidiary of Indebtedness incurred on behalf, or representing guarantees of Indebtedness incurred by, Joint Ventures; provided that the aggregate principal amount of Indebtedness incurred or guaranteed pursuant to this clause (ee) does not at the time of incurrence of such Indebtedness exceed 10.0% of Four Quarter Consolidated EBITDA then outstanding at the time of such incurrence, plus, in the case of any refinancing of any Indebtedness permitted under this clause (ee) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing;

(ff) Indebtedness of the Borrowers or a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person in an aggregate principal amount or liquidation preference that does not exceed 20.0% of Four Quarter Consolidated EBITDA then outstanding at the time of such incurrence or assumption, plus, in the case of any refinancing of any Indebtedness permitted under this clause (ff) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing; provided, that the aggregate principal amount of Indebtedness incurred or assumed pursuant to this clause (ff) by Restricted Subsidiaries that are not Loan Parties then outstanding at the time of such incurrence or assumption on a Pro Forma Basis shall not exceed 10.0% of Four Quarter Consolidated EBITDA;

(gg) Indebtedness consisting of obligations of the Borrowers or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with any Permitted Investment or any Restricted Investment permitted pursuant to Section 7.05;

(hh) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(ii) [reserved];

(jj) [***]

(kk) Indebtedness in respect of export credit agency financing in an aggregate principal amount not to exceed [***]; provided that such Indebtedness shall not be incurred or guaranteed by any Person other than a Loan Party and shall not be secured by any assets other than Collateral;

(ll) Indebtedness arising under a bank guarantee, surety (Bürgschaft) or any other instrument issued by a bank or financial institution upon request of a member of the Group in order to comply with the requirement of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV); and

(mm) any guarantee given in order to comply with the requirement of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV).

(nn) any joint and several liability arising as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes; and

(oo) any Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of a Dutch Subsidiary and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be incurred or issued as Ratio Debt, the Swedish Borrower may, in its sole discretion, at the time of incurrence or issuance, divide or classify such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant (to the extent the Borrowers or such Restricted Subsidiary is able to Incur any Liens related thereto as Permitted Liens after such classification), but may not later divide and/or reclassify any such item of Indebtedness (or any portion thereof). Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness for purposes of this covenant or Section 7.02. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar -equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar-equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and the aggregate amount of premiums (including tender premiums) and underwriting discounts, defeasance costs and fees, discounts and expenses in connection therewith).

The principal amount of any Indebtedness incurred to refinance other Indebtedness if incurred or issued in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Any event or circumstance that results in the Convertible Bonds ceasing to qualify as a Subordinated Financing shall constitute an incurrence of the Indebtedness under the Convertible Bonds by the Parent (and the Convertible Bonds shall cease to be disregarded from the Total Net Leverage Ratio and the Fixed Charge Coverage Ratio calculations as set forth in Section 1.12(d)).

Notwithstanding anything in this Section 7.01, the aggregate amount of all Indebtedness of the type described in Sections 7.01(n), 7.01(q) and 7.01(ff) incurred or assumed by Non-Loan Parties at any time shall not exceed 10.0% of Four Quarter Consolidated EBITDA at such time.

Section 7.02 Limitations on Liens. Parent, Holdings and the Borrowers shall not, nor shall they permit any other Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Parent, Holdings, the Borrowers or any other Restricted Subsidiary, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, except for Permitted Liens.

Section 7.03 Fundamental Changes. Parent, Holdings and the Borrowers shall not, nor shall they permit any other Restricted Subsidiary to, directly or indirectly merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that (other than in the case of clause (c) below), so long as no Event of Default would result therefrom:

(a) Any Restricted Subsidiary (other than Holdings or any Borrower) may merge, amalgamate or consolidate with (i) a Borrower (including by a merger); provided that such Borrower shall be the continuing or surviving Person or (ii) any one or more other Restricted Subsidiaries (other than Holdings or a Borrower); provided that (A) the continuing or surviving Person shall have complied with the requirements of Section 6.12, (B) such merger, amalgamation or consolidation shall be deemed to constitute an Investment and must be a Permitted Investment or a Restricted Investment permitted under Section 7.05 and (C) to the extent constituting a Disposition, such Disposition must not be prohibited hereunder;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary (other than Holdings or the Swedish Borrower) may liquidate or dissolve, and any Borrower (other than the Swedish Borrower) or any Restricted Subsidiary (other than Holdings or the Swedish Borrower) may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form if such Borrower or Restricted Subsidiary determines in good faith that such action is in the best interest of such Borrower or Restricted Subsidiary and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any dissolution of a Restricted Subsidiary that is a Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Restricted Subsidiary that is a Guarantor in the same jurisdiction or a different jurisdiction reasonably satisfactory to the Administrative Agent together with the Required Lenders unless such Disposition of assets otherwise is permitted hereunder; and in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) any Restricted Subsidiary (other than Holdings or any Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrowers or to any Restricted Subsidiary (other than Holdings); provided that such Disposition shall be deemed to constitute an Investment and must be permitted under Section 7.05;

(d) any Restricted Subsidiary (other than Holdings or any Borrower) may merge, amalgamate or consolidate with, or dissolve into, any other Person in order to effect any Permitted Investment or Restricted Investment permitted under Section 7.05; provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.12 (and such Restricted Subsidiary is a Subsidiary Guarantor, the continuing or surviving Person shall be a Subsidiary Guarantor), (ii) such Investment must be a Permitted Investment or Restricted Investment permitted under Section 7.05, (iii) to the extent constituting a Disposition, such Disposition must be permitted hereunder and (iv) in any merger, amalgamation or consolidation with Parent, Parent shall be the continuing or surviving person; and

(e) any Restricted Subsidiary (other than Holdings or any Borrower) may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person in order to effect a Disposition permitted pursuant to Section 7.04 (other than Dispositions permitted by this Section 7.03).

Section 7.04 Asset Sales. Parent, Holdings, and the Borrowers shall not, nor shall they permit any other Restricted Subsidiary to, directly or indirectly cause or make an Asset Sale, unless:

(1) any Borrower or any of the Restricted Subsidiaries of Parent, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by the Borrowers or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, that the amount of the following shall be deemed to be Cash Equivalents for the purposes of this clause (2):

(a) [reserved];

(b) any notes or other obligations or other securities or assets received by the Borrowers or such Restricted Subsidiary from such transferee that are converted by the Borrowers or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days of the receipt thereof; and

(c) any Designated Non-Cash Consideration received by the Borrowers or any of the Restricted Subsidiaries of Parent in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $7,500,000 and (y) 10.0% of Four Quarter Consolidated EBITDA, calculated at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(3) (x) there is no Event of Default as of the date the definitive agreement for such Asset Sale is entered into and (y) there is no Specified Event of Default at the time of consummation of such Asset Sale; and

(4) such Asset Sale does not constitute, directly or indirectly (x) the merger, dissolution, liquidation, amalgamation, consolidation with or into another Person, or Disposition of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Loan Parties or (y) a Factoring Transaction, Receivables Financing, receivables securitization, or a Sale/Leaseback Transaction; and

(5) so long as the Total Net Leverage Ratio, on a Pro Forma Basis, exceeds 3.50:1.00, the aggregate amount of Asset Sales made pursuant this paragraph shall not exceed $10,000,000 in any fiscal year.

Within twelve (12) months after the Borrowers’ or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Borrowers or such Restricted Subsidiary shall apply an amount equal to the Net Cash Proceeds from such Asset Sale, at its option:

(a) to prepay Loans and other pari lien Permitted Debt in accordance with Section 2.05(b)(ii).

(b) to make an investment in any one or more businesses, assets (other than working capital assets), or property or capital expenditures, in each case used or useful in a Similar Business; provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary;

(c) to make an investment in any one or more businesses, properties or assets that replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary; or

(d) any combination of the foregoing;

provided that (x) so long as the Total Net Leverage Ratio, on a Pro Forma Basis, exceeds 3.50:1.00, the aggregate amount of investments made pursuant to clauses (b), (c) and (d) of this paragraph shall not exceed $25,000,000 since the Closing Date, and (y) the Borrowers and the Restricted Subsidiaries of Parent will be deemed to have complied with the provisions described in clause (b) or (c) of this paragraph if and to the extent that within twelve (12) months after the Asset Sale that generated the Net Cash Proceeds, the Borrowers or such Restricted Subsidiary, as applicable, has entered into and not abandoned or rejected a binding agreement to make an investment in compliance with the provision described in clause (b) and/or (c) of this paragraph, and that investment is thereafter completed within 180 days after the end of such twelve (12) month period.

Section 7.05 Restricted Payments. Parent, Holdings and the Borrowers shall not, nor shall they permit any other Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any payment or distribution on account of the Parent’s, Holdings’, the Borrowers’ or any of the other Restricted Subsidiaries of Parent’s Equity Interests, including any payment made on account of such Equity Interests in connection with any merger or consolidation involving any Borrower (other than (A) dividends or distributions by such Borrower or a Restricted Subsidiary payable solely in Equity Interests (other than Disqualified Stock) of the applicable Borrower or Restricted Subsidiary; or (B) dividends or distributions by any Restricted Subsidiary of the Borrowers so long as, (x) in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary of the Borrowers other than a Wholly Owned Restricted Subsidiary of the Borrowers, the Borrowers or a Restricted Subsidiary of the Borrowers receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities) or (y) in the case solely of a German Subsidiary, such dividends or distributions are required by mandatory German law);

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Parent, Holdings, any Borrower or any Restricted Subsidiary or any direct or indirect parent of any Borrower, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, Indebtedness for borrowed money that is secured by a Lien on the Collateral on a junior basis to the Liens securing the Obligations or unsecured Indebtedness for borrowed money of Parent, Holdings, any Borrower or any Restricted Subsidiary (“Junior Financing”); or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) [reserved];

(b) (i) no Event of Default shall have occurred and be continuing, (ii) solely in the case of a transaction in reliance on clause (c)(ii) below, immediately after giving effect to such transaction, on a Pro Forma Basis, the Fixed Charge Coverage Ratio of Parent and its Restricted Subsidiaries (on a consolidated basis) is not less than 2.00:1.00 and (iii) other than in the case of a Restricted Investments, the Borrowers shall be in compliance with the Liquidity Condition on a Pro Forma Basis; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrowers and the Restricted Subsidiaries of Parent after the Closing Date (including Restricted Payments permitted by clause (1) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication,

(i) [reserved], plus

(ii) Cumulative Retained Excess Cash Flow Amount, plus

(iii) 100% of the aggregate net cash proceeds received by a Borrower or a Subsidiary Guarantor after the Closing Date from the issuance or sale of Equity Interests of Parent (other than Excluded Equity), including such Equity Interests issued upon exercise of warrants or options, plus

(iv) 100% of the aggregate amount of contributions to the capital of Parent, and contributed to a Borrower or a Subsidiary Guarantor, received in cash after the Closing Date (other than Excluded Equity), plus

(v) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock issued after the Closing Date, in each case, of the Borrowers or any Restricted Subsidiary of Parent (other than Indebtedness issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrowers or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Borrowers or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged (whether or not such conversion or exchange is actual or deemed) for Equity Interests in Parent or any direct or indirect parent of Parent (other than Excluded Equity); provided that in no event shall the conversion or exchange of any Convertible Bonds increase this clause (c) or be included in this sub-clause (v), plus

(vi) 100% of the aggregate amount received by the Borrowers or any Restricted Subsidiary in cash and the Fair Market Value of assets (other than cash) received by the Borrowers or any Restricted Subsidiary from the sale or other disposition (other than to Parent or a Restricted Subsidiary of Parent) of Restricted Investments made by the Borrowers and the Restricted Subsidiaries of Parent and from repurchases and redemptions of such Restricted Investments from the Borrowers and the Restricted Subsidiaries of Parent by any Person (other than Parent or any of the Restricted Subsidiaries of Parent) and from repayments of loans or advances that constituted Restricted Investments in each case to the extent such Restricted Investment was made using this paragraph and not the next succeeding paragraph (but not exceeding the amount of the original Investment), plus

(vii) [reserved], plus

(viii) the aggregate amount of Declined Amounts since the Closing Date.

This Section 7.05 will not prohibit:

(1) the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(2)

(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of Parent, or Junior Financing of Parent, Holdings, the Borrowers or any Restricted Subsidiary, in exchange for, or out of the cash proceeds of the issuance or sale of, Equity Interests of Parent or contributions to the equity capital of Parent (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to a Restricted Subsidiary of Parent or to an employee stock ownership plan or any trust established by the Borrowers or any of the Restricted Subsidiaries of Parent) of Refunding Capital Stock; and

(3) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement of Junior Financing of Parent, Holdings, the Borrowers or any Restricted Subsidiary made by exchange for, or out of the proceeds of (i) the Incurrence of Refinancing Indebtedness in respect thereof or (ii) the sale of any Equity Interest of Parent or (without duplication) capital contributions to Parent (other than Excluded Equity);

(4) the purchase, retirement, redemption or other acquisition for value of Equity Interests (including related stock appreciation rights or similar securities) of Parent held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of Parent or any Subsidiary of Parent or their estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this clause (4), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided that at the time of any such Restricted Payment Four Quarter Consolidated EBITDA for the most recently ended Test Period is greater than $0 and provided further, however, that the aggregate amounts paid under this clause (4) shall not exceed $6,250,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by Parent from the issuance or sale of Equity Interests (other than Excluded Equity) of Parent, in each case, to any future, present or former employees, officers, directors, managers, consultants or independent contractors of the Borrowers or its Restricted Subsidiaries or any direct or indirect parent of the Borrowers that occurs on or after the Closing Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by Parent or its Restricted Subsidiaries after the Closing Date; plus

(c) the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of Parent or its Restricted Subsidiaries that are foregone in return for the receipt of Equity Interests; less

(d) the amount of cash proceeds described in subclause (a), (b) or (c) of this clause (4) previously used to make Restricted Payments pursuant to this clause (4); (provided that the Swedish Borrower may elect to apply all or any portion of the aggregate increase contemplated by subclauses (a), (b) and (c) above in any calendar year);

provided, further, that cancellation of Indebtedness owing to Parent or any Restricted Subsidiary from any future, current or former officer, director, employee, manager, consultant or independent contractor (or any permitted transferees thereof) of Parent or any of the Restricted Subsidiaries of Parent, in connection with a repurchase of Equity Interests of Parent from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 7.05 or any other provisions of this Agreement;

(5) [reserved];

(6) [reserved];

(7) [reserved];

(8) the declaration and payment of dividends on Parent’s common stock not to exceed 7.0% per annum of the net cash proceeds received by Parent after the Closing Date from any public offering of common stock of Parent (other than Excluded Equity), other than public offerings with respect to any common stock registered on Form S-4 or S-8 (or any successor form thereto) and other than any public offering constituting Excluded Contributions; provided that at the time of any such Restricted Payment Four Quarter Consolidated EBITDA for the most recently ended Test Period is greater than $0;

(9) Restricted Payments that are made with Excluded Contributions that have been received by Parent, and contributed to the Swedish Borrower, within 90 days of the making of such Restricted Payment; provided that other than in the case of Restricted Investments, the Borrowers shall be in compliance with the Liquidity Condition on a Pro Forma Basis;

(10) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed 10.0% of Four Quarter Consolidated EBITDA;

(11) other Restricted Payments of the type described in clauses (3) and (4) of the definition of “Restricted Payment” in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed 10.0% of Four Quarter Consolidated EBITDA;

(12) for so long as any Borrower or any Subsidiary of Parent are members of a group filing a consolidated, combined, affiliated or unitary income tax return with a common parent, Restricted Payments to any direct or indirect equity owner of any Borrower in amounts required for Parent or such other direct or indirect equity owners to pay federal, national, foreign, state and local income Taxes (and franchise Taxes) imposed on such entity to the extent such income Taxes are attributable to the income of any Borrower or Subsidiary of Parent; provided, however, that the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that the Borrowers and Subsidiaries of Parent that are members of such consolidated, combined, affiliated or unitary group would have been required to pay in respect of federal, national, foreign, state and local income Taxes (and franchise Taxes) in respect of such tax year if the Borrowers and the Subsidiaries of Parent paid such income Taxes directly on a separate company basis or as a stand-alone consolidated, combined, affiliated or unitary income tax group (taking into account any net operating losses (to the extent such net operating losses are currently available to offset taxable income in the applicable taxable year) of the Borrower or any Subsidiary of Parent, as applicable and reduced by any such Taxes paid directly by a Borrower or any Subsidiary of Parent);

(13) the declaration and payment of dividends, other distributions or other amounts to, or the making of loans to, Parent in the amount required for such entity to, if applicable:

(a) pay (amounts equal to the amounts required for Parent or any other direct or indirect parent of Parent to pay customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, consultants or independent contractors of Parent, if applicable, and general corporate operating (including, without limitation, expenses related to legal advice and auditing and other accounting matters) and overhead costs and expenses of the Parent or any Borrower, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Parent, any Borrower and the Subsidiaries of Parent;

(b) [reserved];

(c) pay fees and expenses incurred by Parent related to (i) the maintenance of such parent entity of its corporate or other entity existence and performance of its obligations under this Agreement, (ii) any unsuccessful equity or debt offering of such parent entity (or any debt or equity offering from which such parent does not receive any proceeds) and (iii) any equity or debt issuance, incurrence or offering, any disposition or acquisition or any investment transaction by any Borrower or any of the Restricted Subsidiaries of Parent (or any acquisition of or investment in any business, assets or property that will be contributed to any Borrower or any of the Restricted Subsidiaries of Parent as part of the same or a related transaction) permitted by this Agreement;

(d) [reserved];

(e) pay franchise and excise Taxes, and other Taxes and expenses in connection with any ownership of any Borrower or any of the Subsidiaries of Parent or required to maintain their organizational existence;

(f) [reserved]; and

(g) make Restricted Payments to Parent to finance, or to any direct or indirect parent of any Borrower for the purpose of paying to any other direct or indirect parent of any Borrower to finance, any Investment that, if consummated by such Borrower or any of the Restricted Subsidiaries of Parent, would be a Permitted Investment or a Restricted Investment otherwise permitted under this Section 7.05; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) promptly following the closing thereof, such direct or indirect parent of any Borrower causes (i) all property acquired (whether assets or Equity Interests) to be contributed to any Borrower or any Restricted Subsidiary or (ii) the merger, consolidation or amalgamation (to the extent permitted by Section 7.03) of the Person formed or acquired into any Borrower or any Restricted Subsidiary in order to consummate such acquisition or Investment, in each case, in accordance with the requirements of Section 6.12;

(14) (i) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, (ii) payments made or expected to be made by any Borrower or any Restricted Subsidiary in respect of withholding or similar Taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant or independent contractor of Parent or any Subsidiary of Parent (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests and (iii) loans or advances to officers, directors, employees, managers, consultants and independent contractors of Parent or any Subsidiary of Parent in connection with such Person’s purchase of Equity Interests of Parent or any direct or indirect parent of Parent; provided that no cash is actually advanced pursuant to this clause (iii) other than to pay Taxes due in connection with such purchase, unless immediately repaid;

(15) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing or Qualified Receivables Factoring permitted under Section 7.01(x) and the payment or distribution of related Receivables Fees;

(16) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of this Agreement;

(17) [reserved];

(18) the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of Parent;

(19) [reserved];

(20) [reserved]; and

(21) any additional Restricted Payment (i) with respect to Restricted Payments of the type described in clauses (1), (2) and (3) of the definition of “Restricted Payments”, so long as immediately after giving effect to the making of such Restricted Payment on a Pro Forma Basis, the Total Net Leverage Ratio does not exceed 3.50:1.00 and no Event of Default exists or would result from such Restricted Payment and (ii) with respect to Restricted Investments, so long as immediately after giving effect to the making of such Restricted Payment on a Pro Forma Basis, the Total Net Leverage Ratio does not exceed 3.50:1.00 and no Event of Default exists or would result from such Restricted Payment.

For purposes of this Section 7.05, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Swedish Borrower may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this covenant, but may not later divide and/or reclassify any such Investment or Restricted Payment. For the avoidance of doubt, any Restricted Payment or Investment that is permitted under this Section 7.05 may be made in the form of a loan.

Notwithstanding anything to the contrary herein or in any other Loan Document, (i) all Material Intellectual Property shall be owned by a Loan Party and (ii) the aggregate amount of Investments (other than Investments pursuant to clauses (11), (38) and (39) of “Permitted Investments”) by Loan Parties in (i) Subsidiaries that are not Loan Parties and (ii) assets that are not owned by Loans Parties (in each case, after giving effect to the relevant Investment) shall not exceed in the aggregate $10,000,000.

Section 7.06 Burdensome Agreements. Parent, Holdings and the Borrowers shall not, nor shall they permit any other Restricted Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to any Borrower or any of the Restricted Subsidiaries of Parent on its Capital Stock; or (ii) pay any Indebtedness owed to any Borrower or any of the Restricted Subsidiaries of Parent;

(b) make loans or advances to any Borrower or any of the Restricted Subsidiaries of Parent;

(c) create, incur, assume or suffer to exist Liens on the Collateral of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; or

(d) sell, lease or transfer any of its properties or assets to any Borrower or any of the Restricted Subsidiaries of Parent.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions of any Borrower or any of the Restricted Subsidiaries of Parent in effect on the Closing Date, including pursuant to this Agreement and the other Loan Documents, related Swap Contracts and Indebtedness permitted pursuant to Section 7.01(e);

(2) [reserved];

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into any Borrower or any Restricted Subsidiary that was in existence at the time of such acquisition (or at the time it merges with or into any Borrower or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that in connection with a merger, amalgamation or consolidation under this clause (4), if a Person other than a Borrower or such Restricted Subsidiary is the successor company with respect to such merger, amalgamation or consolidation, any agreement or instrument of such Person or any Subsidiary of such Person shall be deemed acquired or assumed, as the case may be, by a Borrower or such Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;

(5) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary;

(6) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(7) customary provisions in operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(8) purchase money obligations for property acquired and Capitalized Lease Obligations entered into in the ordinary course of business, to the extent such obligations impose restrictions of the type described in clause (c) or (d) in the first paragraph of this Section 7.06 on the property so acquired;

(9) customary provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type described in clause (c) or (d) in the first paragraph of this Section 7.06 on the property subject to such lease;

(10) any encumbrance or restriction effected in connection with a Qualified Receivables Financing or Qualified Receivables Factoring that, in the good faith determination of the Swedish Borrower, are necessary or advisable to effect such Qualified Receivables Financing or Qualified Receivables Factoring, as applicable;

(11) other than with respect to clause (c) of this Section 7.06, any encumbrance or restriction in respect of or contained in other Indebtedness of any Borrower or any Restricted Subsidiary that is incurred subsequent to the Closing Date pursuant to Section 7.01, provided that (i) such encumbrances and restrictions in respect of or contained in any agreement or instrument will not materially affect the applicable Borrower’s ability to make anticipated principal or interest payments under this Agreement (as determined by the Swedish Borrower in good faith) or (ii) such encumbrances and restrictions contained in any agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in this Agreement (as determined by the Swedish Borrower in good faith);

(12) any encumbrance or restriction contained in secured Indebtedness otherwise permitted to be incurred pursuant to Sections 7.01 and/or 7.02 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(13) other than with respect to clause (c) of this Section 7.06, any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of any Borrower or any Restricted Subsidiary in any manner material to the Borrowers or any Restricted Subsidiary or (y) materially affect the Borrowers’ ability to make future principal or interest payments under this Agreement, in each case, as determined by the Swedish Borrower in good faith;

(14) customary provisions in Joint Venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable Joint Venture; and

(15) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of this Section 7.06 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) of this Section 7.06; provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Borrowers, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 7.06, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrowers or a Restricted Subsidiary to other Indebtedness incurred by the Borrowers or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 7.07 Accounting Changes. Parent, Holdings and the Borrowers shall not, nor shall they permit any other Restricted Subsidiary to, directly or indirectly make any change in fiscal year; provided, however, that the Swedish Borrower may, upon written notice to the Administrative Agent, change any fiscal year to any other fiscal year reasonably acceptable to the Required Lenders, in which case, the Borrowers and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement and any other Loan Documents that are necessary, in the judgment of the Administrative Agent and the Swedish Borrower to reflect such change in fiscal year.

Section 7.08 Financial Covenants.

(a) Parent, Holdings and the Borrowers shall not permit:

(i) Minimum EBITDA.

(I) Minimum Borrower Party EBITDA. Four Quarter Consolidated EBITDA of the Borrower Parties to be less than or equal to:

(1) in respect of the Test Period ending on December 31 2023, [***];

(2) in respect of the Test Period ending on March 31, 2024, [***];

(3) in respect of the Test Period ending on June 30, 2024, [***];

(4) in respect of the Test Period ending on September 30, 2024, [***];

(5) in respect of the Test Period ending on December 31, 2024, [***];

(6) in respect of the Test Period ending on March 31, 2025, [***];

(7) in respect of the Test Period ending on June 30, 2025, [***];

(8) in respect of the Test Period ending on September 30, 2025, [***];

(9) in respect of the Test Period ending on December 31, 2025, [***];

(10) in respect of the Test Period ending on March 31, 2026, [***];

(11) in respect of the Test Period ending on June 30, 2026, [***];

(12) in respect of the Test Period ending on September 30, 2026, [***];

(13) in respect of the Test Period ending on December 31, 2026, [***]

(14) in respect of the Test Period ending on March 31, 2027, [***];

(15) in respect of the Test Period ending on June 30, 2027, [***];

(16) in respect of the Test Period ending on September 30, 2027, [***];

(17) in respect of the Test Period ending on December 31, 2027, [***]; and

(18) in respect of the Test Periods ending on March 31, 2028, and each fiscal quarter thereafter, [***].

(II) Minimum Europe & International EBITDA. In respect of any Test Period ending during any Minimum Europe & International EBITDA Covenant Testing Period only, Four Quarter Europe & International EBITDA of the Europe & International Group to be less than or equal to:

(1) in respect of the Test Period ending on March 31, 2024, [***];

(2) in respect of the Test Period ending on June 30, 2024, [***];

(3) in respect of the Test Period ending on September 30, 2024, [***];

(4) in respect of the Test Period ending on December 31, 2024, [***];

(5) in respect of the Test Period ending on March 31, 2025, [***];

(6) in respect of the Test Period ending on June 30, 2025, [***];

(7) in respect of the Test Period ending on September 30, 2025, [***];

(8) in respect of the Test Period ending on December 31, 2025, [***];

(9) in respect of the Test Period ending on March 31, 2026, [***];

(10) in respect of the Test Period ending on June 30, 2026, [***];

(11) in respect of the Test Period ending on September 30, 2026, [***];

(12) in respect of the Test Period ending on December 31, 2026, [***];

(13) in respect of the Test Period ending on March 31, 2027, [***];

(14) in respect of the Test Period ending on June 30, 2027, [***];

(15) in respect of the Test Period ending on September 30, 2027, [***];

in respect of the Test Period ending on December 31, 2027, and each fiscal quarter thereafter, [***].

(ii) Minimum Liquidity. Liquidity to be less than or equal to:

(1) at all times on and prior to December 31, 2023, [***];

(2) at all times during the fiscal quarters ending March 31, 2024 and June 30, 2024, [***];

(3) at all times during the fiscal quarters ending September 30, 2024 and December 31, 2024, [***];

(4) at all times during the fiscal quarters ending March 31, 2025 and June 30, 2025, [***]; and

(5) at all times thereafter, [***].

(iii) Total Net Leverage Ratio. Commencing with the Test Period ending December 31, 2026, permit the Specified Total Net Leverage Ratio on the last day of any Test Period to exceed:

(1) on the last day of the Test Period ending on December 31, 2026, 4.50:1.00;

(2) on the last day of any Test Period ending on or after March 31, 2027 but before March 31, 2028, 3.50:1.00; and

(3) on the last day of any Test Period ending on or after March 31, 2028, 3.00:1.00.

(b) Solely for the purposes of determining compliance with the covenants set forth in Section 7.08(a):

(i) Solely in the case of the covenants described in Sections 7.08(a)(i) and 7.08(a)(iii) above, compliance with such covenants described in Sections 7.08(a)(i) and 7.08(a)(iii) above shall be determined by reference to and upon delivery of the Compliance Certificate delivered in respect of such fiscal quarter;

(ii) if a member of the Group acquires or disposes of a company or business (including any commitment in respect thereof), for each Test Period ending on a date which is less than 12 months after that company or business became or, as applicable, ceased to be a part of the Group, the results of that company or, as applicable, attributable to that business will be deemed included with those of the rest of the Group or, as applicable, excluded for the full duration of such Test Period as if that company or business had become or, as applicable, ceased to be a part of the Group at the start of the Test Period. Such results in respect of an acquired company or business shall be adjusted on a pro forma basis so that they take into account the reasonably identifiable and supportable anticipated full run-rate effect of any synergies and cost savings (as projected by Parent in good faith) realizable or which Parent believes can be obtained during the period of 12 months from the date of the relevant acquisition combining the operations of the acquired company or business with the operations of the Group, and it may be assumed for the purposes of calculating such pro forma increase or decrease to Consolidated EBITDA that the full run-rate effect of such synergies and net costs savings are and will be fully realizable on the first day of and during the entire Test Period (such synergies and cost-savings, “Pro Forma Adjustments”) net of the amount of actual benefits realized prior to or during such period from such actions; provided that the aggregate amount of all Pro Forma Adjustments increasing Consolidated EBITDA for any Test Period, together with the aggregate amount of all Exceptional Items and Pension Items increasing Consolidated EBITDA for such Test Period, shall not exceed the greater of (A) SEK 100,000,000 (or its equivalent in other currencies) and (B) 15% of Consolidated EBITDA for such Test Period (measured after to giving effect to such adjustments); and

(iii) if such financial covenant would be breached on the basis of exchange rates prevailing on the last date of any Test Period, but would not be breached on the basis of average exchange rates over that Test Period, then such average exchange rates shall apply for that Test Period and for any following Test Period after such change.

(c) Equity Cure.

(i) If, in respect of any Test Period (the “First Relevant Test Period”), the Borrowers are in breach of any obligation set forth in clause (a)(i) or (a)(iii) (each, an “EBITDA Based Financial Covenant”), then the Borrowers may, within 10 days of the earlier of (x) the date of delivery of the Compliance Certificate or (y) the date on which the Compliance Certificate was required to be delivered (the “EBITDA Based Financial Covenant Cure Expiration Date”) relating to such First Relevant Test Period, procure the contribution of the net proceeds in cash by way of New Company Injection(s) to the Parent (which shall substantially contemporaneously contribute (directly or indirectly) such net proceeds to the Swedish Borrower) (such net proceeds being a “Equity Based Financial Covenant Equity Cure Amount” and such contribution being an “EBITDA Based Financial Covenant Equity Cure”) which, subject to the conditions in clause (iii) below and provided that (1) the Swedish Borrower notifies the Administrative Agent that the Swedish Borrower has received the EBITDA Based Financial Covenant Equity Cure Amount and (2) the Swedish Borrower has received such New Company Injection(s), then such EBITDA Based Financial Covenant Equity Cure Amount shall have the effect that applicable EBITDA Based Financial Covenant in breach will be calculated giving effect to the following adjustments:

(A) in the case of clause (a)(iii), for the purpose of calculating Specified Total Net Leverage Ratio under clause (a)(iii), Specified Total Net Debt shall be reduced and recalculated assuming that the EBITDA Based Financial Covenant Equity Cure Amount had been contributed and applied prior to the last day of the First Relevant Period but not to exceed the amount necessary to cure the breach of clause (a)(iii); and

(B) in the case of clause (a)(i), for the purpose of calculating Consolidated EBITDA solely for purposes of clause (a)(i), and not for purposes of the determination of the Specified Total Net Leverage Ratio under clause (a)(iii), the EBITDA Based Financial Covenant Equity Cure Amount shall be added to Consolidated EBITDA for the First Relevant Period (and any subsequent Test Period including the relevant fiscal quarter), but not to exceed the amount necessary to cure the breach of clause (a)(i), and compliance with the applicable EBITDA Based Financial Covenants will be determined by reference to the recalculations (or calculations) described above.

(ii) If the Borrowers are in breach of any obligation set forth in clause (a)(ii) at any time (the “Liquidity Based Financial Covenant” and, together with the EBITDA Based Financial Covenants, collectively, the “Financial Covenants”), then the Borrowers may, within 10 days of the earliest of (w) the date the notice of the breach (or prospective breach) is provided under Section 6.03(f) or (g), (x) the date on which the notice of the breach (or prospective breach) is required to be provided under Section 6.03(f) or (g), (y) the date of delivery of the Liquidity

Report pursuant to Section 6.02(h) demonstrating such breach and (z) the date on which the Liquidity Report for the applicable fiscal month in which such breach occurred was required to be delivered pursuant to Section 6.02(h) (the “Liquidity Covenant Cure Expiration Date” and, together with the EBITDA Based Financial Covenant Cure Expiration Date, collectively, the “Cure Expiration Date”), procure the contribution of the net proceeds in cash by way of New Company Injection(s) to the Parent (which shall substantially contemporaneously contribute (directly or indirectly) such net proceeds to the Swedish Borrower) (such net proceeds being a “Liquidity Covenant Equity Cure Amount” and, together with the EBITDA Based Financial Covenant Equity Cure Amount, collectively, the “Equity Cure Amount”; such contribution being an “Liquidity Covenant Equity Cure” and, together with the EBTIDA Based Financial Covenant Equity Cure, collectively, the “Equity Cure”) which, subject to the conditions in clause (iii) below and provided that (1) the Borrowers notify the Administrative Agent that the Borrowers have received the Liquidity Covenant Equity Cure Amount and (2) the Borrowers have received such New Company Injection(s), then such Liquidity Covenant Equity Cure Amount shall have the effect that the Liquidity Financial Covenant in breach will be calculated giving effect to the following adjustments: for the purpose of calculating Liquidity, Unrestricted Cash shall be recalculated assuming that the Liquidity Covenant Equity Cure Amount had been contributed and applied towards an increase in Unrestricted Cash immediately prior to the date of breach of the Liquidity Based Financial Covenant, and compliance with the Liquidity Based Financial Covenant will be determined by reference to the recalculations (or calculations) described above.

(iii) The Equity Cure Amount may only be taken into account to remedy or prevent non-compliance with the Financial Covenants as set out in clauses (i) and (ii) above if the Borrowers do not make any such election or receive the benefit of an Equity Cure:

(A) more than three times over the life of the Term Facilities;

(B) more than twice during any consecutive four-fiscal-quarter period;

(C) [reserved]; or

(D) in an amount greater than the Equity Cure Amount necessary to cure any Event of Default in respect of Section 7.08(a).

(iv) The Equity Cure Amount will only have the effect of remedying the breaches of the Financial Covenants and not for any other purpose (including with respect to any other basket, builder basket, usage or other purposes under the Loan Documents).

Section 7.09 Convertible Bonds Payments. Parent, Holdings and the Borrowers shall not, nor shall they permit any other Restricted Subsidiary to, directly or indirectly make any payment of principal, interest, fees, premium or other amounts on, or redeem, repurchase, defease or otherwise acquire or retire for value or make any payment in respect of the Convertible Bonds, in each case, other than any capitalized or “paid-in-kind” interest accruing thereon.

Section 7.10 Material Intellectual Property. Parent, Holdings and the Borrowers shall not, nor shall they permit any other Restricted Subsidiary to, directly or indirectly create, incur, assume or suffer to exist any Lien on Material Intellectual Property securing (i) Indebtedness in respect of borrowed money, (ii) Indebtedness evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement obligations in respect thereof) or (iii) any Guarantee of the foregoing, in each case, unless (A) such Lien (and the underlying Indebtedness that such Lien secures) is permitted to be incurred by the applicable Loan Party pursuant to the Section 7.01 and 7.02 of this Agreement and (B) Parent provides, or causes the applicable Restricted Subsidiary to provide, subject, solely with respect to Loan Parties not organized in the United States or assets not located in the United States, to the Agreed Security Principles, that the Obligations are secured equally and ratably by a Lien on such Material Intellectual Property; provided that (1) the foregoing obligation will not apply with respect to (x) any Liens on Material Intellectual Property securing Indebtedness that existed at the time the Borrowers or any Restricted Subsidiary acquired such Material Intellectual Property and that includes a restriction on the rateable and equal securing of the Obligations, provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition and (y) any Liens on Material Intellectual Property arising automatically by operation of law, and (2) in no event shall this Section 7.10 permit the incurrence of Indebtedness, or Lien on Material Intellectual Property securing such Indebtedness, unless such Indebtedness is permitted under Section 7.01 and such

Lien is permitted to be secured on an equal and ratable basis to the Liens securing the Obligations under Section 7.02. Any Lien created for the benefit of the Secured Parties pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally be released and discharged upon the release and discharge of the applicable Lien on Material Intellectual Property that gave rise to the obligation to so secure the Obligations by a Lien over such Material Intellectual Property.

Section 7.11 Passive Holdings. Each of Parent and Holdings shall not conduct, transact or otherwise engage in any material business or operations; provided, that the following shall be permitted in any event: (i) (x) in the case of Parent, its ownership of the Capital Stock in Holdings and (y) in the case of Holdings, its ownership of the Capital Stock of the Swedish Borrower; (ii) the entry into, and the performance of its obligations with respect to, the Loan Documents (including any Specified Refinancing Debt or any New Term Facility), the Sustainable Revolving Credit Facility Agreement (and any Finance Documents, as defined therein) any Refinancing Notes, any Incremental Equivalent Debt, any Ratio Debt documentation, any documentation relating to the Convertible Bonds, any documentation relating to any Permitted Refinancing of the foregoing or documentation relating to the Indebtedness otherwise permitted by the last sentence in this Section 7.11 and the Guarantees permitted by clause (iv) below; (iii) the consummation of the Transactions; (iv) the payment of dividends and distributions permitted by this Agreement (and other activities in lieu thereof permitted by this Agreement), the making of contributions to the capital of its direct Subsidiaries permitted hereunder and Guarantees of Indebtedness permitted to be incurred hereunder by the Borrowers or any of the Restricted Subsidiaries and the Guarantees of other obligations of the Borrowers and the Restricted Subsidiaries not constituting Indebtedness, in each case to the extent such Guarantees are otherwise permitted hereby; (v) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); (vi) the performing of activities in preparation for and consummating any public offering of common stock of Parent or any other issuance or sale of its Capital Stock (other than Disqualified Stock); (vii) the participation in tax, accounting and other administrative matters as a member of the consolidated group of Parent, Holdings and the Borrowers, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (viii) the holding of any cash and Cash Equivalents (but not operating any property); (ix) the providing of indemnification to officers, managers, directors and employees customarily provided by a holding company to its Subsidiaries; (x) any obligations and liabilities of the Parent relating to the long-term incentive program pertaining to the Group (the “LTIP”), including (without limitation) (1) the transfer of any warrant issued in, and held by, Parent from time to time (“LTIP Warrants”) to any existing or contemplated new participant in the LTIP (whether directly or via any intermediary (an “LTIP Intermediary”)) and (2) the performance by Parent of its rights and obligations under any contractual arrangement (including, without limitation, any ISDA agreement and trade confirmation) entered into between Parent and any LTIP Intermediary relating to the conversion of LTIP Warrants into, and delivery of, shares and/or American depositary shares in Parent, (xi) in the case of Parent, issuance of the Convertible Bonds, (xii) the participation in tax, accounting and other administrative matters as a member of the consolidated group of the Parent, Holdings, and the Borrowers, including compliance with applicable laws and legal, tax and accounting matters related thereto, activities relating to its officers, directors, managers and employees and the making of group contributions (Sw. koncernbidrag), and any activities incidental to the foregoing. Parent and Holdings shall not create, incur, assume or suffer to exist any Lien on any Capital Stock of Holdings or the Borrowers or any Restricted Subsidiary (other than Liens pursuant to any Loan Document, non-consensual Liens arising solely by operation of Law and Liens pursuant to documentation relating to other secured Indebtedness permitted to be incurred and secured hereunder on a pari passu basis with, or junior basis to, the Obligations).

Section 7.12 Anti-Cash Hoarding. Parent, Holdings and the Borrowers shall not, nor shall they permit any other Restricted Subsidiary to, borrow under the Sustainable Revolving Credit Facility (other than for letters of credit) if after giving effect to such borrowing the Group would have greater than $50,000,000 in cash and Cash Equivalents at such time.

Section 7.13 Draw-Stop. At any time that Four Quarter Consolidated EBITDA is not greater than zero, the Swedish Borrower shall ensure that at least $100,000,000 of available Sustainable Revolving Credit Facility Commitments remain undrawn (the “RCF Draw-Stop”).

ARTICLE VIII.
Events of Default and Remedies

Section 8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrowers or any other Loan Party fail to pay (i) when due and as required to be paid herein or in any other Loan Document, any amount of principal of any Loan, (ii) within five (5) Business Days after the same becomes due and payable, any interest on any Loan, or (iii) within ten (10) Business Days after the same becomes due and payable, any fee or premium (including the Prepayment Premium) due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Borrower or any other Loan Party fail to perform or observe any term, covenant or agreement contained in (i) Section 6.01, Section 6.02, Sections 6.03(a) and (g), Section 6.05(a) (with respect to the Borrowers), Section 6.06(b) or any Section of Article VII, provided that an Event of Default under Section 7.08(a)(i), Section 7.08(a)(ii) and 7.08(a)(iii) is subject to Section 7.08(c) and an Event of Default with respect to Section 7.08(a) shall not occur until the applicable Cure Expiration Date, (ii) Section 6.03(f) and such default under this clause (ii) shall not have been remedied or waived within ten (10) days of the occurrence thereof or (iii) Section 6.15, and such default under this clause (iv) shall not have been remedied or waived within five (5) Business Days of the occurrence thereof; or

(c) Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice thereof by the Administrative Agent or the Required Lenders to the Borrowers; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect if any such representation or warranty is already qualified by materiality) when made or deemed made and, to the extent that such representation, warranty, certification or statement of fact is capable of being corrected or cured, it is not so corrected or cured within 30 days after written notice thereof by the Administrative Agent or the Required Lenders to the Borrowers; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any principal payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and intercompany Indebtedness) having an aggregate outstanding principal amount of loans or other obligations or commitments to extend credit equal to or greater than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness having an aggregate outstanding principal amount of loans or other obligations or commitments to extend credit in excess of the Threshold Amount, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) after the expiration of any applicable grace or cure period therefor to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case, prior to its stated maturity; provided that this subclause (B) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale or transfer or other Disposition (including a Casualty Event) of the property or assets securing such Indebtedness permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness or (y) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder; provided further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any acceleration of the Loans pursuant to Section 8.02; or

(f) Insolvency Proceedings, Etc. (i) Parent, Holdings, any Borrower, any other Loan Party or any Material Company (other than, with respect to liquidation, as expressly permitted under Section 7.03) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, receiver or manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, compulsory manager, monitor, judicial manager or similar officer for it or for all or any material part of its property; or (ii) any receiver, receiver or manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, compulsory manager, monitor, judicial manager or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or (iii) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Parent, Holdings, any Borrower, any other Loan Party or any Material Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or suspends making payments or enters into a moratorium or standstill arrangement in relation to its Indebtedness or is taken to have failed to comply with a statutory demand (or otherwise be presumed to be insolvent by applicable Law) or (ii) any writ or warrant of attachment or execution or similar process is issued, commenced or levied against all or substantially all of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue, commencement or levy, or any analogous procedure or step is taken in any jurisdiction; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) equal to or greater than the Threshold Amount (to the extent not paid and not covered by (i) independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage or (ii) an enforceable indemnity to the extent that such Loan Party or Restricted Subsidiary shall have made a claim for indemnification and the applicable indemnifying party shall not have disputed such claim) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty consecutive days; or

(i) ERISA. (i) One or more ERISA Events or Foreign Benefit Events occur or there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability) which event or events or unfunded liability or unfunded liabilities results or would reasonably be expected to result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA which has resulted or would reasonably be expected to result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (iii) with respect to a Foreign Plan, a termination, withdrawal, imposition of a Lien or noncompliance with applicable Law or plan terms that would reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Certain Loan Documents. Any material provision of the Loan Documents, taken as a whole (in each case, subject to the Legal Reservations, the Perfection Exceptions and the Perfection Requirements), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.03 or Section 7.04) or satisfaction in full in cash of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted) ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of the Loan Documents, taken as a whole; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document or the perfected first priority Liens created thereby (except as otherwise expressly provided in this Agreement or the Loan Documents); or

(k) Change of Control. There occurs any Change of Control; or

(l) Intercreditor Breach. Any party to the Intercreditor Agreement (other than the Administrative Agent, Security Agent or any Lender) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement or a representation or warranty given by such party in the Intercreditor Agreement is incorrect in any material respect, and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 30 days of the earlier of (i) the Administrative Agent giving notice to the relevant party and (ii) the relevant party becoming aware of the failure to comply.

(m) Secured Bank Accounts. The aggregate amount of cash and/or Cash Equivalents of the Loan Parties and their respective Subsidiaries not maintained in Secured Bank Accounts (other than cash and Cash Equivalents held by Restricted Subsidiaries of the Swedish Borrower incorporated in the People’s Republic of China) shall at any time from and after the date that is 30 days after the Closing Date exceed $35,000,000 unless the failure to comply is capable of remedy and either (i) the failure to comply is caused by the occurrence of a Disruption Event or by technical issues attributable to the relevant account bank(s), and such failure to comply is remedied within three (3) Business Days or (ii) the failure to comply is caused by an incoming payment from any third party which is not a member of the Group, and such failure to comply is remedied within one (1) Business Day.

Notwithstanding the foregoing, until the expiry of the applicable Clean-up Period, a breach of any representation or warranty in Article V (other than Section 5.19) or any covenant in Article VI (other than Section 6.08 with respect to Anti-Corruption Laws and Sanctions Laws and Regulations) or Article VII existing by reason of circumstances existing on the closing date of the relevant acquisition and relating solely to the business or operations of any member of the relevant target group which is the subject of such acquisition (or any obligation to procure or ensure in relation thereto) shall not constitute a Default or Event of Default during the Clean-up Period if and for so long as the circumstances giving rise to such breach: (i) are capable of being cured during the Clean-Up Period and the Borrowers are using reasonable efforts to cure such breach (it being understood for the avoidance of doubt that untrue disclosure or financial statements cannot be cured by amending, supplementing or restating such disclosure or financial statements); (ii) have not been knowingly caused, procured or approved by the Borrowers; and (iii) have not had, and would not reasonably be expected to have, a Material Adverse Effect; provided that (x) the Borrowers shall give the Lenders notice of such breach upon obtaining knowledge thereof by Parent or any of its Subsidiaries and the steps it is taking to cure such steps and (y) if the relevant circumstances are continuing at the end of the Clean-Up Period, the Default or Event of Default, as applicable, shall be deemed to occur immediately at the end of the Clean-Up Period.

Section 8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts, fees and premiums (including the Prepayment Premium) owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) [reserved];

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt” (or any comparable term) and/or under applicable Law;

provided, however, that upon the occurrence of an Event of Default pursuant to Section 8.01(f), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 [Reserved].

Section 8.04 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the occurrence of an Event of Default under Section 8.01(f)), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.17 and the Intercreditor Agreement, be applied by the Administrative Agent in the following order:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III and amounts owing in respect of (x) the preservation of Collateral or the Security Agent’s security interest in the Collateral or (y) with respect to enforcing the rights of the Secured Parties under the Loan Documents) payable to the Administrative Agent and the Security Agent in their respective capacity as such;

(b) second, to payment in full of Unfunded Advances/Participations;

(c) third, to payment of that portion of the Obligations constituting fees, premiums (including the Prepayment Premium), indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders (including fees, disbursements and other charges of counsel payable under Sections 10.04 and 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause (c) held by them;

(d) fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (d) held by them;

(e) fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, that portion of the Obligations of the Loan Parties then owing in respect of regularly scheduled payments or termination payments (whether as a result of the occurrence of any event of default or other termination event);

(f) sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent and the other Secured Parties; and

(g) last, after all of the Obligations have been paid in full (other than contingent indemnification obligations not yet due and owing), to the Borrowers or to whomever may be lawfully entitled to receive the same, including pursuant to the Intercreditor Agreement, if applicable;

provided that no amounts received from any Guarantor shall be applied to Excluded Swap Obligations of such Guarantor.

It is understood and agreed by each Loan Party and each Secured Party that neither the Administrative Agent nor Security Agent shall have any liability for any determinations made by it in this Section 8.04. Each Loan Party and each Secured Party also agrees that the Administrative Agent and the Security Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof, and the Administrative Agent and the Security Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

ARTICLE IX.
Administrative Agent and Other Agents

Section 9.01 Appointment and Authorization of Agents.

(a) Each Lender hereby irrevocably appoints JPMorgan (i) to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and (ii) as attorney-in-fact to act in its name and on its behalf as Administrative Agent hereunder and under the other Loan Documents (in each case, subject to the provisions in

Section 9.09), and designates and authorizes the Administrative Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative or attorney-in-fact relationship between independent contracting parties.

(b) Each Lender hereby irrevocably appoints Silver Point (i) to act on its behalf as Lead Lender and Syndication Agent hereunder and under the other Loan Documents and, and designates and authorizes Silver Point to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Silver Point in its capacity as Lead lender and Syndication Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto.

(c) The Lenders hereby expressly (i) authorize Wilmington Trust (London) Limited as Security Agent and (ii) appoint Wilmington Trust (London) Limited as attorney-in-fact and Security Agent and authorize and empower the Security Agent to, in each case, to execute and sign in the name and on behalf of each such Lender any and all documents (including releases, payoff letters and similar documents) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any intercreditor agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(d) The Secured Parties acknowledge that Wilmington Trust (London) Limited has been appointed as the “Common Security Agent” for the purposes of the Intercreditor Agreement. The Security Agent hereby acknowledges that it shall act as the Creditor Representative for purposes of the Intercreditor Agreement on behalf of the Secured Parties and shall act as such at the direction of the Required Lenders.

(e) The Secured Parties, the Syndication Agent, the Arrangers and the Lead Lender hereby each expressly releases, to the extent legally possible, the Administrative Agent and the Security Agent (as well as any sub-agent of the Administrative Agent or the Security Agent), respectively, from any restrictions of self-dealing under any applicable law. Any Lender prevented by applicable law or its constitutional documents to grant the release from the restrictions under section 181 of the German Civil Code (Bürgerliches Gesetzbuch) shall notify the Administrative Agent and the Security Agent, respectively, in writing without undue delay.

Section 9.02 Delegation of Duties. The Administrative Agent and Security Agent may execute any of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and Security Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The Administrative Agent and Security Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence, bad faith or willful misconduct by the Administrative Agent or Security Agent, respectively, as determined by a final non-appealable judgment by a court of competent jurisdiction. The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Security Agent.

Section 9.03 Liability of Agents.

(a) No Agent-Related Person shall be (i) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence, bad faith or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction), (ii) liable for any action taken or not taken by it (A) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or Security Agent (as applicable) shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (B) in the absence of its own gross negligence, bad faith or willful misconduct as determined by the final, non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein, (iii) responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or Security Agent under or in connection with, this Agreement or any other Loan Document, (iv) responsible for or have any duty to ascertain or inquire into the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien, or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder, (v) responsible for or have any duty to ascertain or inquire into the value or the sufficiency of any Collateral or (vi) responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

(b) The Administrative Agent and Security Agent shall not have any duty to (i) take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and (ii) disclose, except as expressly set forth herein and in the other Loan Documents, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

For purposes of clarity, and without limiting any rights, protections, immunities or indemnities afforded to the Administrative Agent or Security Agent hereunder (including without limitation this Article 9) phrases such as “satisfactory to the Administrative Agent,” “approved by the Administrative Agent,” “acceptable to the Administrative Agent,” “as determined by the Administrative Agent,” “in the Administrative Agent’s discretion,” “selected by the Administrative Agent,” “elected by the Administrative Agent,” “requested by the Administrative Agent,” “satisfactory to the Security Agent,” “approved by the Security Agent,” “acceptable to the Security Agent,” “as determined by the Security Agent,” “in the Security Agent’s discretion,” “selected by the Security Agent,” “elected by the Security Agent,” “requested by the Security Agent,” and phrases of similar import that authorize and permit the Administrative Agent or Security Agent to approve, disapprove, determine, act or decline to act in its discretion shall be, at the option of the Administrative Agent or Security Agent, subject to Administrative Agent or Security Agent receiving written direction from the Required Lenders to take such action or to exercise such rights. Nothing contained in this Agreement shall require the Administrative Agent or Security Agent to exercise any discretionary acts.

(c) Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. No Agent shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.

(d) The Administrative Agent and the Security Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent or the Security Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(e) In no event shall the Administrative Agent or Security Agent be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of its duties under the Loan Documents or in the exercise of any of its rights or powers under the Loan Documents.

(f) The Administrative Agent and the Security Agent shall be entitled to take any action or refuse to take any action which the Administrative Agent or Security Agent, as applicable, regards as necessary for it to comply with any applicable law, regulation or court order.

(g) Any entity into which the Administrative Agent or Security Agent in their respective individual capacities may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidations which the Administrative Agent or the Security Agent in their respective individual capacities may be party, or any Person to which substantially all of the corporate trust or agency business of the Administrative Agent or Security Agent in their respective individual capacities may be transferred, shall be the Administrative Agent or Security Agent, as applicable, under this Agreement without further action.

(h) Anything herein to the contrary notwithstanding, none of the Arranger nor the Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Security Agent or a Lender hereunder or thereunder.

Section 9.04 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, Internet or intranet website posting or other distribution statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. Each Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with, and rely upon (and be fully protected in relying upon), advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless the Administrative Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders, as applicable, in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s Pro Rata Share of all the Facilities, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person in each case from and against any and all Indemnified Liabilities incurred by such Agent-Related Person; provided, however, that no Lender shall be liable for any Indemnified Liabilities incurred by an Agent-Related Person to the extent such Indemnified Liabilities are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence, bad faith or willful misconduct; provided further, however, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limiting the foregoing, each Lender shall reimburse the Administrative Agent and/or the Security Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent or the Security Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Security Agent is not reimbursed for such expenses by or on behalf of the Borrowers; provided that such reimbursement by the Lenders shall not affect the Borrowers’ continuing reimbursement obligations with respect thereto; provided, further, that failure of any Lender to indemnify or reimburse the Administrative Agent or the Security Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation or removal of the Administrative Agent and/or the Security Agent. This Section 9.07 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, or damages arising from any non-Tax claim.

Section 9.08 Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Capital Stock in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent, and the terms “Lender” and “Lenders” include such Agent in its individual capacity (unless otherwise expressly indicated or unless the context otherwise requires).

Such Person and its affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with any Loan Party or any subsidiary or other affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.09 Successor Agents.

(a) The Administrative Agent or Security Agent may resign as the Administrative Agent or Security Agent, as applicable, upon (i) 30 days’ or (ii) after the delivery of a Follow-up Notice, 5 Business Days’ written notice to the Borrowers and the Lenders. If the Administrative Agent or Security Agent or a controlling Affiliate of the Administrative Agent or the Security Agent is subject to an Agent-Related Distress Event, the Swedish Borrower may remove such Agent from such role upon ten (10) days’ written notice to the Lenders. Upon receipt of any such notice of resignation or removal, the Required Lenders shall appoint a successor agent for the Lenders, which successor agent shall be consented to by the Borrowers at all times other than during the existence of an Event of Default (which consent of the Borrowers shall not be unreasonably withheld or delayed and shall be deemed given if such successor agent is Silver Point Finance, LLC or an affiliate thereof). Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or Security Agent, as applicable, and the term “Administrative Agent” or “Security Agent,” as applicable, shall mean such successor administrative agent or such successor security agent, as applicable, and the retiring Administrative Agent’s or Security Agent’s appointment, powers and duties as the Administrative Agent or Security Agent, as applicable, shall be terminated. After the retiring Administrative Agent’s or Security Agent’s resignation or removal hereunder (including any removal pursuant to Section 9.09(b)) as the Administrative Agent or Security Agent, the provisions of this Article IX and Sections 10.04 and 10.05 as in effect immediately prior to such resignation or removal shall continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Security Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or Security Agent by the date which is (i) 30 days or (ii) after the delivery of a Follow-up Notice, 5 Business Days following the retiring or removed Administrative Agent’s or Security Agent’s notice of resignation or removal, the retiring Administrative Agent’s or Security Agent’s resignation or removal shall nevertheless thereupon become effective and (i) the retiring Administrative Agent or Security Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that (x) in the case of any Collateral security held by the Administrative Agent or Security Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring or removed Administrative Agent or Security Agent, as applicable, shall continue to hold such Collateral security (including any Collateral security subsequently delivered to the Administrative Agent or Security Agent, as applicable) as bailee, trustee or other applicable capacity until such time as a successor of such Agent is appointed and (y) the Administrative Agent or Security Agent, as applicable, shall continue to act as security agent for the purposes of identifying a “security agent” (or similar title) in any filing or recording financing statements, amendments thereto or other applicable filings or recordings with any Governmental Authority necessary for the perfection of the liens on Collateral securing the Obligations to the extent required by the Loan Documents)), (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.09 and (iii) other than as provided in the parenthetical in clause (i) above, the Lenders shall perform all of the duties of the Administrative Agent or Security Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Security Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the successor Administrative Agent or Security Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Security Agent. Upon the acceptance of any appointment as the Administrative Agent or Security Agent hereunder by a successor or upon the expiration of (i) 30-day period or (ii) after the delivery of a Follow-up Notice, 5 Business Day period following the retiring Administrative Agent’s or Security Agent’s notice of resignation or its removal without a successor agent having been appointed, the retiring or removed Administrative Agent or Security Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than as specifically set forth in clause (i) above of this Section 9.09(a) but the provisions of this Article IX and Sections 10.04 and 10.05 as in effect immediately prior to such resignation or removal (including any removal pursuant to Section 9.09(b)) shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them solely in respect of the Loan Documents or Obligations, as applicable, while the retiring or removed Agent was acting as Administrative Agent or Security Agent, as applicable. At any time the Administrative Agent or Security Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Administrative Agent or Security Agent may be removed as the Administrative Agent or Security Agent hereunder at the request of the Borrowers and the Required Lenders.

(b) If an Event of Default has occurred and is continuing and the Required Lenders (or such other group or number of Lenders as may be required by the Loan Documents) have directed the Administrative Agent or the Security Agent to take any enforcement action or exercise remedies pursuant to and in accordance with the Loan Documents, and the Administrative Agent or the Security Agent, as applicable, does not commence such action within 10 Business Days of receipt of a written follow-up notice from the Required Lenders (the “Follow-up Notice”), the Required Lenders may, by notice to the Borrower, the Administrative Agent and the Security Agent, remove such Person serving as Administrative Agent and/or Security Agent, as applicable, and appoint a new Person to serve as Administrative Agent and/or Security Agent, as applicable.

Section 9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, administrative receivership, judicial management, insolvency, liquidation, bankruptcy, reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel to the extent provided for herein and all other amounts due to the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any administrator, administrative receiver, custodian, receiver, assignee, trustee, judicial manager, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts, in each case, due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11 Collateral and Guaranty Matters. Subject to the Intercreditor Agreement, each of the Lenders irrevocably authorize the Administrative Agent and the Security Agent, and each of the Administrative Agent and the Security Agent shall, to the extent requested by Parent,

(a) release any Lien on any property granted to or held by the Administrative Agent or Security Agent or granted to or held by the Administrative Agent or Security Agent acting in the name and on behalf of the Lenders under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full in cash of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted), (ii) that is sold, disposed of or distributed or to be sold, disposed of or distributed as part of or in connection with any transaction not prohibited hereunder or under any other Loan Document, in each case to a Person that is not a Loan Party, (iii)

subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders (or such other number of Lenders as may be required hereby), (iv) that constitutes Excluded Property as a result of an occurrence not prohibited hereunder or (v) owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) release or subordinate any Lien on any property granted to or held by the Administrative Agent or Security Agent or granted to or held by the Administrative Agent or Security Agent acting in the name and on behalf of the Lenders under any Loan Document to the holder of any Permitted Lien on such property that is permitted by clauses (4) (solely with respect to cash deposits), (6) (only with regard to Section 7.01(f)), (9), (11) (solely with respect to cash deposits), (16), (17) (solely with respect to cash deposits and other than with respect to self-insurance arrangements), (21), (23) (solely to the extent relating to a lien of the type allowed pursuant to clause (9) of the definition of “Permitted Liens”), (26) (solely to the extent the Lien of the Security Agent on such property is not, pursuant to such agreements, required or permitted to be senior to or pari passu with such Liens) and (39) of the definition of “Permitted Liens”;

(c) release any Guarantor from its obligations under the applicable Guaranty if in the case of any Subsidiary, such Person ceases to be a Restricted Subsidiary or otherwise is or becomes an Excluded Subsidiary as a result of a transaction not prohibited hereunder or designation permitted hereunder or is otherwise not required to provide a Guaranty pursuant to the Guarantor Coverage Requirement; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Specified Refinancing Debt, any Refinancing Notes or any Incremental Equivalent Debt, Ratio Debt or Ratio Acquisition Debt, in each case, with an aggregate outstanding principal amount in excess of the Threshold Amount, or the Sustainable Revolving Credit Facility or Indebtedness permitted under Section 7.01(kk);

(d) release any Guarantor from its obligations under the applicable Guaranty or release or subordinate any Lien on any property granted to or held by the Administrative Agent or Security Agent or granted to or held by the Administrative Agent or Security Agent acting in the name and on behalf of the Lenders under any Loan Document in each case to the extent required pursuant to the terms of the Intercreditor Agreement; and

(e) enter into (or amend, renew, extend, supplement, restate, replace, waive or otherwise modify) the Intercreditor Agreement or any other intercreditor agreement or subordination agreement, collateral trust agreement, or other intercreditor agreement (including a payment waterfall) (to the extent the Indebtedness being incurred or secured in connection therewith is permitted to be incurred under Section 7.01 or 7.02 of this Agreement) in connection with any refinancing facilities or notes, Incremental Equivalent Debt or other Indebtedness or obligations (including, without limitation, to the extent secured by Liens on Collateral) not prohibited (including with respect to priority) hereunder and in respect of which this Agreement requires the entry into of an intercreditor or subordination agreement. The Lenders and the other Secured Parties expressly and irrevocably agree that (x) with respect to any actions sought to be taken pursuant to this Section 9.11(d), the Administrative Agent and Security Agent may rely exclusively on a certificate of a Responsible Officer of Parent as to whether any Indebtedness or Liens is permitted (including with respect to priority) and whether the Intercreditor Agreement or any other intercreditor agreement or subordination agreement, collateral trust agreement, or other intercreditor agreement or similar arrangements (or, in each case, any such amendment or modification thereto or restatement thereof) satisfy the requirements of the Loan Documents and (y) the Intercreditor Agreement, any collateral trust agreement or any other intercreditor agreement (including a payment waterfall) (or, in each case, any such amendment or modification thereto or restatement thereof) entered into by the Administrative Agent and/or Security Agent shall be binding on the Secured Parties.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and Security Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11; provided, that, for the avoidance of doubt, the Administrative Agent shall not be required to request such confirmation in writing. In each case as specified in this Section 9.11, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

Each of the Lenders and the other Secured Parties irrevocably authorizes and directs the Administrative Agent to rely on any certificate of a Responsible Officer of Parent to the effect that a release or subordination of a Lien over Collateral or a release of a Guaranty is in compliance with the Loan Documents, without independent investigation, and release or subordination of its interests in any Collateral or release of any Guarantor from its obligations under the Loan Documents pursuant to this Section 9.11 (including, each case of the foregoing, by filing applicable termination statements and/or returning pledged Collateral).

Additionally, upon reasonable request of the Borrowers, the Security Agent will return possessory Collateral held by it that is released from the security interests created by the Collateral Documents pursuant to this Section 9.11; provided that in each case of this Section 9.11, the Borrowers shall have delivered to the Administrative Agent and Security Agent a certificate of a Responsible Officer of the Borrowers certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents and that such release is permitted hereby; provided further, that in the event that the Security Agent loses or misplaces any possessory collateral delivered to the Security Agent by the Borrowers, upon reasonable request of the Borrowers, the Security Agent shall provide a loss affidavit to the Borrowers, in the form customarily provided by the Security Agent in such circumstances.

Section 9.12 Other Agents; Arranger and Managers.

(a) No Arranger is responsible or liable for:

(i) the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Administrative Agent, a Loan Party or any other Person in or in connection with any Loan Document or the transactions contemplated by the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(ii) the legality, validity, effectiveness, adequacy or enforceability of any Loan Document or the Collateral or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan or the Collateral; or

(iii) any determination as to whether any information provided or to be provided to any Loan Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

(b) Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13 Remedies. Subject to the Intercreditor Agreement, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and the Security Agent shall, subject to the other provisions of this Agreement, take such actions with respect to such Event of Default as shall be directed by the Required Lenders in accordance with the Loan Documents; provided, however, that, in the absence of such direction, the Administrative Agent and the Security Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of the Lenders and solely to the extent permitted hereunder or pursuant to the other Loan Documents. Subject to the Intercreditor Agreement, upon receipt by the Administrative Agent of a direction by the Required Lenders, the Administrative Agent and the Security Agent shall seek to enforce the Collateral Documents and to realize upon the Collateral in accordance with such direction; provided, however, that, subject to Section 9.09(b) the Administrative Agent and the Security Agent shall not be obligated to follow any direction by Required Lenders if the Administrative Agent or the Security Agent reasonably determines that such direction is in conflict with any provisions of any applicable law or any Collateral Document or the Intercreditor Agreement, and the Administrative Agent and the Security Agent shall not, under any circumstances, be liable to any Lender, the Borrowers or any other Person or entity for following the direction of the Required Lenders. Subject to the Intercreditor Agreement, at all times, if the Administrative Agent or the Security Agent acting at the direction of the Required Lenders advises the Lenders that it wishes to proceed in good faith with respect to any action, each of the Lenders will cooperate in good faith with respect to such action and will not unreasonably delay the enforcement of the Collateral Documents.

Section 9.14 Appointment of Supplemental Agents, Incremental Arranger, Incremental Equivalent Debt Arranger and Specified Refinancing Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Security Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, each of the Administrative Agent and the Security Agent are hereby authorized to appoint an additional individual or institution selected by it in its sole discretion as a separate trustee, co-trustee, administrative agent, security agent, collateral agent, administrative sub-agent or administrative co-agent, as applicable (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b) In the event that the Administrative Agent or the Security Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent or the Security Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Administrative Agent and the Security Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrowers to pay the Administrative Agent’s and the Security Agent’s expenses and to indemnify the Administrative Agent and the Security Agent) that refer to the Administrative Agent and/or the Security Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Administrative Agent and/or Security Agent shall be deemed to be references to the Administrative Agent and/or Security Agent and/or such Supplemental Agent, as the context may require.

(c) Should any instrument in writing from the Borrowers or any other Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Security Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrowers shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Security Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent or the Security Agent, as applicable, until the appointment of a new Supplemental Agent.

(d) In the event that the Borrowers appoint or designate any Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent pursuant to Section 2.14, 2.15 and/or 2.18, as applicable, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to an agent or arranger with respect to New Loan Commitments, Incremental Equivalent Debt or Specified Refinancing Debt, as applicable, shall be exercisable by and vest in such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent to the extent, and only to the extent, necessary to enable such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent to exercise such rights, powers and privileges with respect to the New Loan Commitments, Incremental Equivalent Debt or Specified Refinancing Debt, as applicable, and to perform such duties with respect to such New Loan Commitments, Incremental Equivalent Debt or Specified Refinancing Debt, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent shall run to and be enforceable by either the Administrative Agent or such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrowers to pay the Administrative Agent’s and the Security Agent’s expenses and to indemnify the Administrative Agent and the Security Agent) that refer to the Administrative Agent and/or the Security Agent shall inure to the benefit of such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent and all references therein to the Administrative Agent and/or Security Agent shall be deemed to be references to the Administrative Agent and/or Security Agent and/or such Incremental Arranger, Incremental Equivalent Debt Arranger or Specified Refinancing Agent, as the context may require.

Section 9.15 Intercreditor Agreements. The Administrative Agent and the Security Agent are authorized by the Lenders and the other Secured Parties to, upon the request of Parent, (i) enter into the Intercreditor Agreement, (ii) enter into any Collateral Document, or (iii) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Section 7.01 and/or 7.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is not prohibited by the Loan Documents)), and the parties hereto acknowledge that the Intercreditor Agreement and any other intercreditor agreement, Collateral Document, consent, filing or other action will be binding upon them. Each Lender hereby authorizes and instructs the Administrative Agent and the Security Agent to enter into any such intercreditor agreement or Collateral Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Section 7.01 and/or 7.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

Section 9.16 Erroneous Payments.

(a) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 9.16 shall be conclusive, absent manifest error.

(b) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) Each of the Borrowers and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(d) Each party’s obligations under this Section 9.16 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 9.17 ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and its Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and its Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.18 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE X.
Miscellaneous

Section 10.01 Amendments, Etc. Except as otherwise expressly set forth in this Agreement or the applicable Loan Document, no amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letters), and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and the Administrative Agent shall have received prior written notice of any amendment, waiver or consent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, except as expressly provided herein:

(a) extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02, in each case without the written consent of such Lender (it being understood that a waiver of any condition precedent or the waiver of (or amendment to the terms of) any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) subject to Section 3.04, postpone any date scheduled for, or reduce the amount of, any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby (and subject to such further requirements as may be applicable thereto under the last two paragraphs of this Section 10.01), it being understood that the waiver of any obligation to pay interest at the Default Rate, or the amendment or waiver of any mandatory prepayment of Loans under the Term Facilities shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan (it being understood that a waiver of any Default or Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal), or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definitions of First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio, Total Net Leverage Ratio, Fixed Charge Coverage Ratio or in the component definitions thereof shall not constitute a reduction in any rate of interest or any fees based thereon; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d) amend or otherwise modify Section 6.01(c) or Section 6.02, without the consent of the majority of Lenders that have selected the “Private Side Information” or similar designation (as in effect at the time of the relevant vote); provided, however, that the amendments, modifications, waivers and consents described in this clause (d) shall not require the consent of any Lenders other than the majority of Lenders that have selected the “Private Side Information” or similar designation (as in effect at the time of the relevant vote);

(e) change any provision of this Section 10.01 (other than the second and third paragraphs of this Section), or the definition of Required Lenders, or any other provision hereof specifying the number or percentage of Lenders or portion of the Loans or Commitments required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder that has the effect of decreasing the number or percentage of Lenders that are required to approve, waive, amend or modify any action in connection therewith, without the written consent of each Lender;

(f) other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the Liens on the Collateral in any transaction or series of related transactions, without the written consent of each Lender adversely affected thereby;

(g) other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the aggregate value of the Guaranty, or all or substantially all of the Guarantors, without the written consent of each Lender adversely affected thereby;

(h) amend, modify or waive the pro rata sharing provisions of Section 2.13 or the application of proceeds set forth in Section 8.04 or Clause 22 (Application of Proceeds) of the Intercreditor Agreement without the consent of each Lender adversely affected thereby;

(i) change the currency in which any Loan is denominated without the written consent of the Lender holding such Loan;

(j) amend, modify or waive Section 10.07(a)(A) without the consent of each Lender; or

(k) subordinate (x) the Liens securing any of the Obligations on all or substantially all of the Collateral to the Liens on the Collateral securing any other Indebtedness or (y) any Loans in contractual right of payment to any other Indebtedness, in the case of each of clause (x) and (y), unless expressly permitted by this Agreement (as in effect on the Closing Date), without the written consent of each Lender.

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and/or the Security Agent, in its capacity as such, in addition to the Borrowers and the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Security Agent, as applicable, under this Agreement or any other Loan Document; and (ii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, any amendment, modification, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) no amendment, waiver or consent relating to Section 10.01(a), (b) or (c) may be effected, in each case without the consent of such Defaulting Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Defaulting Lender than it is to, other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding anything to the contrary herein, any waiver, amendment, modification or consent in respect of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Tranche (but not the Lenders holding Loans or Commitments of any other Tranche) may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite percentage in interest of the Lenders with respect to such Tranche that would be required to consent thereto under this Section 10.01 if such Lenders were the only Lenders hereunder at the time.

This Section 10.01 shall be subject to any contrary provision of Section 2.14, Section 2.18 or Section 2.19. In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) amendments and modifications that benefit any Lenders may be effected without such Lenders’ consent, (b) if the Administrative Agent and the Borrowers shall have jointly identified an obvious error, ambiguity, omission, defect, or inconsistency of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision, if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following receipt of notice thereof and (c) the Administrative Agent and the Borrowers shall be permitted to amend any provision of any Collateral Document, the Guaranty, or enter into any new agreement or instrument, to better implement the intentions of this Agreement (including the Agreed Security Principles) and the other Loan Documents or as required by local law to give effect to any guaranty, or to give effect to or to protect any security interest for the benefit of the Secured Parties, in any property so that the security interests comply with applicable Law, and in each case, such amendments, documents and agreements shall become effective without any further action or consent of any other party to any Loan Document if in the case of amendments contemplated by clause (b) the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

Notwithstanding anything herein to the contrary, (I) this Agreement and any other Loan Document may be amended, modified or supplemented solely with the consent of the Administrative Agent (or the Security Agent, as applicable) and the Swedish Borrower, each in their sole discretion, without the need to obtain the consent of any other Lender if such amendment, modification or supplement is delivered in order to (u) add terms that are favorable to the Lenders (as reasonably determined by the Administrative Agent) in connection with any Incremental Facility, Incremental Equivalent Debt, Refinancing Indebtedness, Refinancing Notes, Specified Refinancing Term Loans (or Specified Refinancing Term Commitments) or Permitted Debt Exchange Notes or (x) create a fungible class of Term Loans (including by increasing (but, for the avoidance of doubt, not by decreasing) the amount of amortization due and payable with respect to any class of Term Loans), (II) [reserved], (III) any repricing transaction whereby the Applicable Rate or other interest rate applicable to any Loans, Tranches or classes is reduced shall require only the consent of Lenders that will continue to hold commitments and/or Loans of the applicable Tranche or class after giving effect to such transaction, (IV) the Loan Parties may provide any Lien additional to the Collateral by entering into a Collateral Document without the consent of the Lenders, and, for purposes of such Collateral Document, the Loan Parties may expressly unilaterally waive their rights under the Agreed Security Principles and the Lenders hereby authorize the Security Agent to negotiate and enter into such additional Collateral Documents without the consent of the Lenders, (V) no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement or any other intercreditor agreement that is, for the purpose of adding the holders or creditors (or a representative with respect thereto) of any Indebtedness subject to and, as a condition to the incurrence of any such Indebtedness, Section 7.01, as parties thereto, as expressly contemplated by the terms of the Intercreditor Agreement or such other intercreditor agreement (it being understood that any such amendment or supplement may make such other changes to the Intercreditor Agreement or such other applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing), and (VI) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and Swedish Borrower (A) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary herein, the Administrative Agent together with the Required Lenders, in each case, in their reasonable discretion may extend any period for the Borrowers to deliver any documentation or perform their obligations under this Agreement which relate to Guarantees and Collateral.

Section 10.02 Notices; Electronic Communications.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent or the Security Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.02(d); and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).

All notices to and other communications with the Borrowers shall be made via Swedish Borrower.

(b) Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under Article II by electronic communication. The Administrative Agent or the Swedish Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes (with the Borrowers’ consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM

LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to any Loan Party or any of their respective Subsidiaries, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to any Loan Party or any of their respective Subsidiaries, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Guarantors, the Administrative Agent and the Security Agent may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the Security Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Parent, Holdings, the Borrowers, the Restricted Subsidiaries or any of their securities for purposes of United States federal or state securities laws.

(e) Reliance by Administrative Agent, Security Agent and Lenders. The Administrative Agent, the Security Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the Security Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers to the extent required by Section 10.05. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies; Enforcement.

(a) No failure by any Lender, the Administrative Agent or the Security Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Security Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Security Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent or the Security Agent) hereunder and under the other Loan Documents or (b) any Lender from exercising set-off rights in accordance with Section 10.09 (subject to the terms of Section 2.13); and provided further, that if at any time there is no Person acting as Administrative Agent or Security Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and the rights ascribed to the Administrative Agent or Security Agent set forth elsewhere in the Loan Documents and (ii) in addition to the matters set forth in clause (b) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. In the event of a foreclosure by the Security Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Security Agent or any Lender (or any person nominated by them) may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

Section 10.04 Expenses. The Borrowers agree (a) to pay or reimburse the Administrative Agent, the other Agents and the Lenders for all reasonable, documented and out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable documented out-of-pocket fees, disbursements and other charges of one primary counsel to the Agents, one primary counsel to the Lenders and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty, in each case, limited to jurisdictions material to the interests of the Lenders and (b) to pay or reimburse the Administrative Agent, the other Agents and each Lender for all reasonable documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the fees, disbursements and other charges of counsel (limited to the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and the Security Agent, one counsel to the other Agents and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of special counsel for each relevant specialty, in each case, limited to jurisdictions material to the interests of the Lenders and, in the event of any actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction for each Lender or group of similarly affected Lenders or Agents subject to such conflict after notification to the Borrowers, or otherwise agreed by the Borrowers). The foregoing costs and expenses shall include, without duplication, Indemnified Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.05, of all reasonable search, filing, recording, title insurance and appraisal charges and fees and non-income taxes related thereto, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within 30 days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least 3 Business Days prior to the Closing Date). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent after any applicable grace periods have expired, in its sole discretion, and the Borrowers shall immediately reimburse the Administrative Agent, as applicable. The aggregate amount of external legal expenses reimbursed pursuant to this Section 10.04 shall not exceed any separately agreed caps.

Section 10.05 Indemnification by the Borrowers. The Borrowers shall indemnify and hold harmless each Arranger, each Agent-Related Person, each Lender, each of their respective Related Parties and each partner, director, officer, employee, counsel, agent, representative, trustee and advisor and attorney-in-fact of the foregoing (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the reasonable, documented out-of-pocket fees, disbursements and other charges of (i) one counsel to the Administrative Agent and the Security Agent, (ii) one counsel to the other Indemnitees taken as a whole, (iii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee in each relevant jurisdiction material to the interests of the Lenders, and (iv) if necessary, one local counsel in each jurisdiction material to the interests of the Indemnitees (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (A) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing, (B) a material breach of the Loan Documents by such Arranger, Agent-Related Person, Lender (or any of their respective Affiliates, partners, directors, officers, employees, counsel, agents and representatives), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision or (C) any dispute that is among Indemnitees (other than any dispute involving claims against the Administrative Agent, any Arranger or any other Agent, in each case in their respective capacities as such) that a court of competent jurisdiction has determined in a final and non-appealable judgment did not involve actions or omissions of any direct or indirect parent or controlling person of Parent or the Borrowers or any of their Subsidiaries; or (y) any actual or alleged presence or release of Hazardous Materials at, on, in, under, to or from any property currently or formerly owned or operated by Parent or any of its Subsidiaries, or any Environmental Liability related in any way to Parent or any of its Subsidiaries, ((x) and (y), collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment in any such investigation, litigation or proceeding, the Borrowers shall indemnify and hold harmless each Indemnitee in the manner set forth above; provided that the Borrowers shall not be liable for any settlement effected without the Borrowers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

All amounts due under this Section 10.05 shall be payable within 30 days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of any Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

None of the Arrangers, Agent-Related Persons, Lenders, or their respective Related Parties or any partner, director, officer, employee, counsel, agent, representative, trustee, advisor or attorney-in-fact of the foregoing (collectively, the “Exculpated Persons”) shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform or other information transmission systems (including electronic telecommunications) in connection with this Agreement or any other Loan Document unless determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Exculpated Person, nor shall any Exculpated Person or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan

Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties under this Section 10.05 and provided further that nothing contained in this paragraph will limit the indemnification obligations of the Loan Parties under this Section 10.05 to the extent such indirect, special, punitive or consequential damages are included in any third party claim with respect to which the applicable Exculpated Person is entitled to indemnification under this Section 10.05.

Section 10.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, other than in connection with a transaction permitted under Section 7.03, (A) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and (B) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee (other than to (x) any natural person or (y) Disqualified Institution to the extent the list of Disqualified Institutions has been made available, or is available upon request of the Administrative Agent, to the Lenders) in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and in the case of clause (A), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees and Exculpated Persons) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 or integral multiples of $1,000,000 in excess thereof (or such lesser amount as is acceptable to the Administrative Agent and the Borrowers), in each case unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrowers otherwise consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; provided, further, that assignments to an Affiliate of a Lender or an Approved Fund shall not be subject to the foregoing minimum amounts;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities or Tranches on a non-pro rata basis;

(iii) no consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition (A) the consent of the Swedish Borrower (such consent not to be unreasonably withheld, conditioned or delayed unless otherwise specified herein) shall be required for any assignment unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (other than any Disqualified Institution, to the extent the list of Disqualified Institutions has been made available, or is available upon request of the Administrative Agent, to the Lenders); provided that the Borrowers shall be deemed to have consented to any assignment unless the Swedish Borrower objects thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, except in the case of any assignment by a Lender to any of its Affiliates or any of its Approved Funds (as the case may be), the Administrative Agent shall acknowledge any such assignment to a Lender, an Affiliate of a Lender or any of its Approved Funds;

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (except, (w) no such fee shall be required when such assignment is made in connection with the primary syndication of the Term Loans, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments, (y) no processing and recording fee shall be payable for assignments among Approved Funds or among any Lender and any of its Affiliates or Approved Funds and (z) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment). Each Eligible Assignee that is not an existing Lender shall deliver to the Administrative Agent an Administrative Questionnaire;

(v) no such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this subclause (A), (B) to any natural person, (C) to any Disqualified Institution, to the extent the list of Disqualified Institutions has been made available, or is available upon request of the Administrative Agent, to the Lenders or (D) to Parent, Holdings, the Borrowers or any of their Subsidiaries or any Affiliate of Parent;

(vi) [reserved];

(vii) the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Borrowers evidencing such Notes to the Borrowers or the Administrative Agent;

(viii) in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Notwithstanding the foregoing, the Lenders acknowledge and agree that the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or

Defaulting Lender or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restrictions on any exercise of rights or remedies of, any Disqualified Institution or Defaulting Lender;

(ix) the Eligible Assignee confirms its status pursuant to Section 3.01(g) and delivers to the Borrowers and the Administrative Agent documentation pursuant to Section 3.01(g); and

(x) the Eligible Assignee shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the assigning Lender would have been entitled to receive with respect to the Commitment(s) and the Loans assigned to such Eligible Assignee, had such assignment not taken place.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of, and subject to the obligations pursuant to, Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and subject to the obligations set forth in Section 10.08). Upon request, and the surrender by the assigning Lender of its Note, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement (other than any purported assignment or transfer to a Disqualified Institution, to the extent the list of Disqualified Institutions has been made available, or is available upon the request of the Administrative Agent, to the Lenders) that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register in which it shall record the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest amounts on) the Loans and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the Borrowers, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided that the Register shall only be available to each Lender in respect of itself. This Section 10.07(c) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f) of the Code and any related final or proposed Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d) Any Lender may at any time, sell participations to any Person (other than a natural person, a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender or a Disqualified Institution, to the extent the list of Disqualified Institutions has been made available, or is available upon the request of the Administrative Agent, to the Lenders) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to

Section 10.01 that directly and adversely affects such Participant. Subject to Section 10.07(e), the Borrowers agree that each Participant shall be entitled to the benefits and obligations of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and Section 3.08 (it being understood that the documentation required under Section 3.01(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Notwithstanding anything to the contrary herein, any Lender (or any Lender acting in an equivalent capacity) may sub-participate or sub-contract any of its obligations under this Agreement without providing prior written notice to the Borrowers.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) (other than to a Disqualified Institution, to the extent the list of Disqualified Institutions has been made available, or is available upon request of the Administrative Agent, to the Lenders, or to a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) such SPC confirms its status pursuant to Section 3.01(g) and delivers to the Borrowers and Administrative Agent documentation pursuant to Section 3.01(g), (ii) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (iii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(i). Each party hereto hereby agrees that an SPC shall be entitled to the benefits and subject to the obligations of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and Section 3.08 (it being understood that the documentation required under Section 3.01(g) shall be delivered to the participating Lender)); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including under Section 3.01, 3.04 or 3.05, except to the extent an entitlement to receive a greater payment results from a change in Law that occurs after the grant was made to such SPC). Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. Other than as expressly provided in this Section 10.07(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) [reserved].

(j) [reserved].

(k) The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement (including the principal amounts of (and stated interest on) each SPC’s and Participant’s interest in the Loans or other obligations under the Loan Documents) complying with the requirements of Section 163(f) of the Code and the United States Treasury Regulations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrowers and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement, notwithstanding notice to the contrary.

(l) In the event that a transfer by any of the Secured Parties of its rights and/or obligations under this Agreement (and/or any relevant Loan Document) occurred or was deemed to occur by way of novation, the Borrowers and any other Loan Parties explicitly agree that all Liens and guarantees created under any Loan Documents shall be preserved for the benefit of the new Lender and the other Secured Parties.

(m) Notwithstanding anything to the contrary set forth herein, the Swedish Borrower may approve assignments to Disqualified Institutions in its sole discretion, and any such assignments shall be subject to the express written approval of the Swedish Borrower.

Section 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliate’s respective partners, directors, officers, employees, trustees, leverage facility providers, financing sources, representatives and agents, including accountants, legal counsel and other advisors and service providers on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(f); (c) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process, in each case based upon the reasonable advice of the disclosing Agent’s or Lender’s legal counsel (in which case the disclosing Agent or Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent not prohibited by applicable Law, to promptly notify the Borrowers after such disclosure); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other

Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrowers), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; provided, that no such disclosure shall be made by such Lender or such Agent or any of their respective Affiliates to any such Person that is a Disqualified Institution (but with respect to any Lender and its Affiliates, only to the extent the list of Disqualified Institutions has been made available, or is available upon request of the Administrative Agent to such Lender); (g) with the written consent of the Swedish Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (k) to the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder; (l) to any contractual counterparty in any swap, hedge, or similar agreement or to any such contractual counterparty’s professional advisor (other than a Disqualified Institution (but with respect to any Lender, only to the extent the list of Disqualified Institutions has been made available, or is available upon request of the Administrative Agent, to such Lender)); or (m) to insurance companies and insurance brokers for the purposes of procuring credit risk insurance. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised and agrees to be bound by the provisions of this Section 10.08.

For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 by such Lender or Agent. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning Parent or any of its Subsidiaries, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Section 10.09 Set-off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party, together with each of its Affiliates, is authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent in accordance with Section 8.02, without prior notice to the Borrowers or any other Loan Party, any such notice being waived by Parent, Holdings and each Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in any currency), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party and other than payroll or trust fund accounts, at any time held by, and other Indebtedness (in any currency) at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness or are owed to a branch or office of such Lender or Affiliate different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) such Defaulting Lender or Affiliate thereof shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate as to which it exercised such right of set-off. Each Secured Party agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Secured Party or any of its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including other rights of set-off) that the Administrative Agent and such Secured Party may have.

Section 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12 Integration; Effectiveness. This Agreement and the other Loan Documents, and those provisions of the engagement letter and fee letter separately entered into between the Borrower and JPMorgan and of each Fee Letter that, by its terms, survive the Closing Date, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. It is expressly agreed and confirmed by the parties hereto that the provisions of the Fee Letters shall survive the execution and delivery of this Agreement, and the occurrence of the Closing Date, and shall continue in effect thereafter in accordance with their terms. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement; provided further that in the event of any conflict between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern and control. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto as of the date hereof.

Section 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification or other obligations) hereunder shall remain unpaid or unsatisfied.

Section 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15 Governing Law; Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) Submission to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE SECURITY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Process Agent. Each Borrower, Parent and Holdings hereby irrevocably appoints, and appoints on behalf of themselves and on behalf of each Subsidiary (other than the U.S. Borrower) that is a Loan Party (each such Loan Party, a “Foreign Loan Party”) the U.S. Borrower (in such capacity, the “Process Agent”), as its agent to receive on behalf of each Foreign Loan Party service of the summons and complaint and any other process which may be served in any action or proceeding described above. Such service may be made by mailing or delivering a copy of such process to each Foreign Loan Party in care of the Process Agent at the address specified for such Process Agent, and such Foreign Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Foreign Loan Party covenants and agrees that, for so long as it shall be bound under this Agreement or any other Loan Document, it shall maintain a duly appointed agent for the service of summons and other legal process in New York, New York, United States of America, for the purposes of any legal action, suit or proceeding brought by any party in respect of this Agreement or such other Loan Document and shall keep the Agents advised of the identity and location of such agent. If for any reason there is no authorized agent for service of process in New York, each Foreign Loan Party irrevocably consents to the service of process out of the said courts by mailing copies thereof by registered United States air mail postage prepaid to it at its address specified in Section 10.02. Nothing in this Section 10.15 shall affect the right of any Secured Party to (i) commence legal proceedings or otherwise sue any Foreign Loan Party in the country in which it is domiciled or in any other court having jurisdiction over such Foreign Loan Party or (ii) serve process upon any Foreign Loan Party in any manner authorized by the laws of any such jurisdiction.

Section 10.16 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 AND, AS APPLICABLE, PURSUANT TO SECTION 10.15(d). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18 Binding Effect. When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter shall be binding upon and inure to the benefit of Parent, the Borrowers, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders, except as permitted by Section 7.03.

Section 10.19 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrowers and Parent acknowledges and agrees, and each of them acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of Parent and its Subsidiaries and any Agent, Lender or Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent, Lender or any Arranger has advised or is advising Parent and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents, the Lenders and the Arrangers are arm’s-length commercial transactions between Parent and its Subsidiaries, on the one hand, and the Agents, the Lenders and the Arrangers, on the other hand, (C) each of the Borrowers and Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each of the Borrowers and Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, Lender and Arranger is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent or the Borrowers or any of their respective Affiliates, or any other Person and (B) neither any Agent, Lender nor any Arranger has any obligation to Parent or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent, the Borrowers and their respective Affiliates, and neither any Agent, any Lender nor any Arranger has any obligation to disclose any of such interests and transactions to Parent, the Borrowers or their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and Parent hereby waives and releases and agrees not to assert any claims that it may have against the Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20 Other Activities. The Borrowers and Parent acknowledge that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, any of them may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of Parent and its Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan Documents, (ii) be customers or competitors of Parent and its Affiliates or (iii) have other relationships with Parent and its Affiliates. In addition, any Agent or Arranger or Affiliate thereof may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of Parent and its Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this Section 10.20.

Section 10.21 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved in writing by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.22 USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time)) (the “PATRIOT Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. Each Loan Party shall, promptly following a reasonable request in writing by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” rules and Anti-Money Laundering Laws, including the PATRIOT Act and the Beneficial Ownership Regulation.

Section 10.23 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable Law).

Section 10.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable Resolution Authority.

Section 10.25 Acknowledgment Regarding Any Supported QFCs.

(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate) of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(c) As used in this Section 10.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]